As filed with the Securities and Exchange Commission on August 19, 2021

Registration No. 333-258348

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lucid Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3711 (Primary Standard Industrial Classification Code Number)	85-0891392 (I.R.S. Employer Identification Number)

7373 Gateway Blvd
Newark, CA 94560
(510) 648-3553

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter Rawlinson, CEO
Lucid Group, Inc.
7373 Gateway Blvd.
Newark, CA 94560
(510) 648-3553

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Emily Roberts Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000	Jonathan Butler, General Counsel Lucid Group, Inc. 7373 Gateway Blvd. Newark, CA 94560 (510) 648-3553

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (2)
Primary Offering
Class A common stock, par value $0.0001 per share	85,750,000(3)	$11.50(4)	$986,125,000.00	$107,586.24
Secondary Offering
Class A common stock, par value $0.0001 per share	1,336,329,949(5)	$23.55(6)	$31,470,570,298.95	$3,433,439.22
Warrants to purchase shares of Class A Common Stock	44,350,000(7)	$—	$—	$— (8)
Total			$32,456,695,298.95	$3,541,025.46 (9)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(3)	Consists of the primary issuance of an aggregate of 85,750,000 shares of common stock, par value $0.0001 per share (“Class A common stock”), consisting of (a) 41,400,000 shares of Class A common stock issuable upon exercise of the Public Warrants (as defined below) by the holders thereof, (b) 42,850,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants (as defined below) by the holders thereof and (c) 1,500,000 shares of Class A common stock issuable upon exercise of the Working Capital Warrants (as defined below) by the holders thereof.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act based on the exercise price of the Public Warrants, Private Placement Warrants and Working Capital Warrants.
(5)	Consists of 1,336,329,949 shares of Class A common stock registered for resale by the selling securityholders named in this registration statement, consisting of (i) 1,244,157,121 issued and outstanding shares of Class A common stock, (ii) 47,822,828 shares of Class A common stock subject to vesting and/or exercise of the assumed Lucid Equity Awards (as defined below) and (iii) 44,350,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants.
(6)	Pursuant to Rule 457(a) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $23.55 per share, which is the average of the high and low prices of shares of the Class A common stock on July 23, 2021 on the New York Stock Exchange.
(7)	Represents the resale of 42,850,000 Private Placement Warrants and 1,500,000 Working Capital Warrants held by certain of the selling securityholders named in this registration statement.
(8)	In accordance with Rule 457(i), the entire registration fee for the Private Placement Warrants and Working Capital Warrants is allocated to the shares of Class A common stock underlying the Private Placement Warrants and Working Capital Warrants, and no separate fee is payable for the Private Placement Warrants or Working Capital Warrants.
(9)	Previously paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 19, 2021

Preliminary Prospectus

Up to 85,750,000 Shares of Class A Common Stock
and
Up to 1,336,329,949 Shares of Class A Common Stock
Up to 44,350,000 Warrants to Purchase Class A Common Stock
Offered by the Selling Securityholders

This prospectus relates to the issuance by us of an aggregate of up to 85,750,000 shares of our common stock, par value $0.0001 per share (“Class A common stock”), consisting of (a) 41,400,000 shares of Class A common stock issuable upon exercise of the Public Warrants (as defined below), (b) 42,850,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants (as defined below) and (c) 1,500,000 shares of Class A common stock issuable upon exercise of the Working Capital Warrants (as defined below).

The prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 1,336,329,949 shares of Class A common stock, consisting of (i) 1,244,157,121 issued and outstanding shares of Class A common stock, (ii) 47,822,828 shares of Class A common stock subject to vesting and/or exercise of the assumed Lucid Equity Awards (as defined below) and (iii) 44,350,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants, and (b) 44,350,000 warrants representing the Private Placement Warrants and the Working Capital Warrants. We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act (as defined below) and are subject to reduced public company reporting requirements. We expect that we will cease to be an emerging growth company as of December 31, 2021.

Our majority stockholder, Ayar, owns approximately 62.7% of our outstanding common stock. As a result, we are a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements. Ayar also currently has the ability to nominate five of the nine directors to our Board (as defined below).

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock and Public Warrants are listed on The Nasdaq Stock Market LLC under the symbols “LCID” and “LCIDW,” respectively. On August 18, the closing price of our Class A common stock was $22.55 per share and the closing price for our Public Warrants was $9.35.

Investing in our Class A common stock and warrants involves a high degree of risk. See the section titled “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           , 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 85,750,000 shares of Class A common stock upon exercise of our warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 1,336,329,949 shares of Class A common stock (which includes up to 1,244,157,121 issued and outstanding shares of Class A common stock, 47,822,828 shares of Class A common stock subject to vesting and/or exercise of the assumed Lucid Equity Awards and 44,350,000 shares of Class A common stock issuable upon the exercise of our outstanding warrants) and up to 44,350,000 warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock and/or warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On July 23, 2021, or the Closing Date, Churchill consummated the Transactions, including the previously announced Merger pursuant to the terms of the Merger Agreement, which, among other things, provided for the merger of Merger Sub with and into Atieva, Inc., d/b/a Lucid Motors, with Atieva, Inc. surviving such merger as a wholly owned subsidiary of Churchill (each defined term as defined below). In connection with the Transactions, Churchill changed its name to Lucid Group, Inc. and listed shares of Class A common stock and the Public Warrants on the Nasdaq Global Select Market under the ticker symbols “LCID” and “LCIDW,” respectively.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

“2009 Plan” are to the Atieva, Inc. 2009 Share Plan duly adopted by the board of directors of Atieva, Inc.;

“2014 Plan” are to the Atieva, Inc. 2014 Share Plan duly adopted by the board of directors of Atieva, Inc. on May 14, 2014;

“2021 Plan” are to the Atieva, Inc. 2021 Stock Incentive Plan duly adopted by the compensation committee of the board of directors of Atieva, Inc. on January 13, 2021 and approved by Lucid’s shareholders on January 21, 2021;

“Ayar” are to Ayar Third Investment Company, an affiliate of PIF;

“Board” are, prior to consummation of the Transactions, to the board of directors of Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and, following consummation of the Transactions, to Lucid Group Inc., a Delaware corporation;

“Churchill” are to Churchill Capital Corp IV, a Delaware corporation and our predecessor company prior to the consummation of the Transactions, which changed its name to Lucid Group, Inc. following the consummation of the Transactions, and its consolidated subsidiaries;

“Churchill IPO” are to the initial public offering by Churchill which closed on August 3, 2020;

“Churchill’s Class A common stock” are, prior to consummation of the Transactions, to Churchill’s Class A common stock, par value $0.0001 per share and, following consummation of the Transactions, to our Class A common stock;

“Churchill’s Class B common stock” are to Churchill’s Class B common stock, par value $0.0001 per share;

“Class A common stock” are to Lucid Group, Inc.’s common stock, par value $.0001 per share;

“Closing” are to the consummation of the Transactions on the Closing Date;

“Closing Date” are to July 23, 2021, the date on which the Transactions were consummated;

“common stock” are, prior to the consummation of the Transactions, to Churchill’s Class A common stock and Churchill’s Class B common stock and, following the consummation of the Transactions, to the Class A common stock;

“Company” are, prior to the consummation of the Transactions, to Churchill and its consolidated subsidiaries and, following consummation of the Transactions, to Lucid Group, Inc. and its consolidated subsidiaries;

“current bylaws” are to the Company’s Amended and Restated Bylaws in effect as of the date of this prospectus;

“current certificate of incorporation” are to the Company’s Second Amended and Restated Certificate of Incorporation in effect as of the date of this prospectus;

“DGCL” are to the Delaware General Corporation Law, as amended;

“Earnback Period” are to the time period between the Closing and the five-year anniversary of the Closing;

“Earnback Triggering Event I” are to the earliest of the following during the Earnback Period: (i) the date on which the volume-weighted average trading sale price of one share of Class A common stock quoted on Nasdaq is greater than or equal to $20.00 for any 40 trading days within any 60 consecutive trading day period or (ii) a change in control of Lucid Group pursuant to which stockholders of Lucid Group have the right to receive consideration implying a value per share greater than or equal to $20.00;

“Earnback Triggering Event II” are to the earliest of the following during the Earnback Period: (i) the date on which the volume-weighted average trading sale price of one share of Class A common stock quoted on Nasdaq is greater than or equal to $25.00 for any 40 trading days within any 60 consecutive trading day period or (ii) a change in control of Lucid Group pursuant to which stockholders of Lucid Group have the right to receive consideration implying a value per share greater than or equal to $25.00;

“Earnback Triggering Event III” are to the earliest of the following during the Earnback Period: (i) the date on which the volume-weighted average trading sale price of one share of Class A common stock quoted on Nasdaq is greater than or equal to $30.00 for any 40 trading days within any 60 consecutive trading day period or (ii) a change in control of Lucid Group pursuant to which stockholders of Lucid Group have the right to receive consideration implying a value per share greater than or equal to $30.00;

“Earnback Triggering Events” are to Earnback Trigger Event I, Earnback Trigger Event II, and Earnback Trigger Event III;

“Effective Time” are to the date and time when the Merger became effective;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Exchange Ratio” are to the quotient as defined in, and calculated in accordance with, the Merger Agreement, which is 2.644;

“founder shares” are to shares of Churchill’s Class B common stock and Churchill’s Class A common stock issued upon the automatic conversion thereof in connection with the Closing;

“GAAP” are to accounting principles generally accepted in the United States of America;

“Incentive Plan” are to the Lucid Group, Inc. 2021 Stock Incentive Plan, including the Lucid Group, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Addendum”) attached thereto;

“Insiders” are to Michael Klein, Jay Taragin, Glenn R. August, William J. Bynum, Bonnie Jonas, Mark Klein, Malcolm S. McDermid and Karen G. Mills;

“Investor Rights Agreement” are to the Investor Rights Agreement, dated as of February 22, 2021, by and among the Company, the Sponsor, Ayar and certain other parties thereto;

“Lucid” are to Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its consolidated subsidiaries;

“Lucid Common Shares” are to the common shares, par value $0.0001 per share, of Lucid;

“Lucid Equity Awards” are to all issued and outstanding stock options, restricted stock units or other compensatory equity securities in respect of shares of Lucid outstanding as of immediately prior to the closing of the Merger, including, without limitation, any Lucid Options and Lucid RSUs;

“Lucid Group” are to Lucid Group, Inc., a Delaware corporation, and its consolidated subsidiaries;

“Lucid Group Awards” are to Lucid Group Options and Lucid Group RSUs;

“Lucid Group Options” are to all issued and outstanding options to purchase shares of Class A common stock immediately following the closing of the Merger;

“Lucid Share Plans” are to the 2009 Plan, the 2014 Plan, the 2021 Plan, in each case as amended from time to time in accordance with their terms, and any other share incentive plan or similar equity-based compensation plan maintained for employees of Lucid that may be adopted from time to time;

“Lucid Group RSUs” are to all issued and outstanding restricted stock unit awards with respect to shares of Class A common stock immediately following the closing of the Merger;

“Lucid Group Warrants” are to all issued and outstanding warrants to purchase shares of Class A common stock immediately following the closing of the Merger;

“Lucid Options” are to all issued and outstanding options to purchase or otherwise acquire Lucid Common Shares (whether or not vested) held by any person, including Lucid share options granted under any Lucid Share Plan;

“Lucid Preferred Shares” are to, collectively, Lucid Series A Preferred Shares, Lucid Series B Preferred Shares, Lucid Series C Preferred Shares, Lucid Series D Preferred Shares and Lucid Series E Preferred Shares;

“Lucid Series A Preferred Shares” are to the Series A preferred shares, par value $0.0001 per share, of Lucid;

“Lucid Series B Preferred Shares” are to the Series B preferred shares, par value $0.0001 per share, of Lucid;

“Lucid Series C Preferred Shares” are to the Series C preferred shares, par value $0.0001 per share, of Lucid;

“Lucid Series D Preferred Shares” are to the Series D preferred shares, par value $0.0001 per share, of Lucid;

“Lucid Series E Preferred Shares” are to the Series E preferred shares, par value $0.0001 per share, of Lucid;

“Lucid RSUs” are to all issued and outstanding restricted stock unit awards with respect to Lucid Common Shares outstanding under any Lucid Share Plan;

“Lucid Shares” are to the Lucid Common Shares and Lucid Preferred Shares;

“Lucid Warrants” are to all issued and outstanding warrants entitling the holder to purchase Lucid Common Shares;

“M. Klein and Company” are to M. Klein and Company, LLC, a Delaware limited liability company, and its affiliates;

“Merger” are to the merger of Merger Sub and Lucid, with Lucid surviving such merger as a wholly owned subsidiary of Churchill;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of February 22, 2021, by and among Churchill, Lucid and Merger Sub, as the same has been or may be amended, modified, supplemented or waived from time to time;

“Merger Consideration” are to the aggregate consideration paid to the shareholders of Lucid pursuant to the Merger Agreement;

“Merger Sub” are to Air Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Churchill;

“Nasdaq” are to The Nasdaq Stock Market LLC;

“Note” are to the unsecured promissory note issued by Churchill to the Sponsor in an aggregate principal amount of $1,500,000. The Sponsor has elected to exercise its option to convert the unpaid balance of the Note of $1,500,000 into Working Capital Warrants;

“PIF” are to the Public Investment Fund, the sovereign wealth fund of the Kingdom of Saudi Arabia;

“PIPE Investment” are to the private placement pursuant to which Churchill entered into PIPE Subscription Agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors whereby Churchill has agreed to issue and sell to the PIPE Investors $2.5 billion of Churchill’s Class A common stock at a purchase price of $15.00 per share;

“PIPE Investors” are to the investors participating in the PIPE Investment;

“PIPE Subscription Agreements” are to the common stock subscription agreements entered into by and among Churchill, and the investors party thereto, in each case, dated as of February 22, 2021 and entered into in connection with the PIPE Investment;

v

“Private Placement Warrants” are to Churchill’s warrants issued to the Sponsor in a private placement simultaneously with the closing of the Churchill IPO;

“pro forma” are to giving pro forma effect to the Transactions and the other related events contemplated by the Merger Agreement;

“public shares” are to shares of Churchill’s Class A common stock sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);

“public stockholders” are to the holders of Churchill’s public shares, including the Sponsor and Churchill’s officers and directors to the extent the Sponsor and Churchill’s officers or directors purchase public shares, provided that each of their status as a “public stockholder” shall only exist with respect to such public shares;

“Public Warrants” are to Churchill’s warrants sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);

“SEC” are to the United States Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended;

“Sponsor” are to Churchill Sponsor IV LLC, a Delaware limited liability company and an affiliate of M. Klein and Company in which certain of Churchill’s directors and officers hold membership interests;

“Sponsor Agreement” are to the Amended and Restated Sponsor Agreement, dated as of February 22, 2021, by and among the Company, the Sponsor and the Insiders;

“Sponsor Earnback Shares” are to are to those 17,250,000 issued and outstanding shares of Class A common stock, comprised of three separate tranches of 5,750,000 shares per tranche, held by the Sponsor that will remain restricted from transfer and subject to potential forfeiture to Lucid Group for no consideration, subject to the occurrence of the applicable Earnback Triggering Events during the Earnback Period;

“Sponsor Earnback Warrants” are to those 14,283,333 issued and outstanding warrants to purchase shares of Class A common stock, comprised of three separate tranches of 4,761,111 warrants per tranche, held by the Sponsor that will remain restricted from transfer and subject to potential forfeiture to Lucid Group for no consideration, subject to the occurrence of the applicable Earnback Triggering Events during the Earnback Period;

“Transactions” are to the Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements;

“trust account” are to the trust account of Churchill that held the proceeds from the Churchill IPO prior to the consummation of the Transactions;

“Voting and Support Agreement” are to Voting and Support Agreement, dated as of February 22, 2021, by and among Churchill, Lucid and Ayar;

“warrants” are to the Public Warrants, the Private Placement Warrants and the Working Capital Warrants;

“Warrant Agreement” are to the Warrant Agreement, dated July 29, 2020, entered into in connection with the Churchill IPO by and between Continental Stock Transfer & Trust Company and Churchill;

“we,” “our” or “us” are, prior to consummation of the Transactions, to Lucid and, following consummation of the Transactions, to Lucid Group; and

“Working Capital Warrants” are to the warrants to purchase Churchill’s Class A common stock pursuant to the terms of the Note, on terms identical to the terms of the Private Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things our ability to recognize the anticipated benefits of the Transactions, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate, including estimates and forecasts of financial and operational metrics, projections of market opportunity, market share and product sales, expectations and timing related to commercial product launches, including the start of production and launch of the Lucid Air and any future products, the performance, range, autonomous driving and other features of the Lucid Air, future market opportunities, including with respect to energy storage systems and automotive partnerships, future manufacturing capabilities and facilities, future sales channels and strategies, future market launches and expansion and the potential success of our go-to- market strategy. Such forward-looking statements are based on available current market material and our current expectations, beliefs and forecasts concerning future developments. Factors that may impact such forward-looking statements include:

●	changes in domestic and foreign business, market, financial, political and legal conditions;
●	risks relating to the uncertainty of our projected financial information, including conversion of reservations into binding orders;
●	risks related to the timing of expected business milestones and commercial launch, including our ability to mass produce the Lucid Air and complete the tooling of our manufacturing facility;
●	risks related to the expansion of our manufacturing facility and the increase of our production capacity;
●	risks related to future market adoption of our offerings;
●	the effects of competition and the pace and depth of electric vehicle adoption generally on our future business;
●	changes in regulatory requirements, governmental incentives and fuel and energy prices;
●	our ability to rapidly innovate;
●	our ability to deliver Environmental Protection Agency (“EPA”) estimated driving ranges that match or exceed our pre-production projected driving ranges;
●	future changes to vehicle specifications which may impact performance, pricing, and other expectations;
●	our ability to enter into or maintain partnerships with original equipment manufacturers, vendors and technology providers;
●	our ability to effectively manage our growth and recruit and retain key employees, including our chief executive officer and executive team;
●	our ability to establish our brand and capture additional market share, and the risks associated with negative press or reputational harm;
●	our ability to manage expenses;
●	our ability to effectively utilize zero emission vehicle credits and obtain and utilize certain tax and other incentives;
●	our ability to issue equity or equity-linked securities in the future;

●	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries;
●	the impact of the global COVID-19 pandemic on our projected results of operations, financial performance or other financial metrics, or on any of the foregoing risks;
●	other factors disclosed in this prospectus; and
●	those factors discussed in our Annual Report on Form 10-K/A and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 under the heading “Risk Factors,” and our other documents filed, or to be filed, with the SEC, including any accompanying prospectus supplement.

The forward-looking statements contained in this prospectus or any accompanying prospectus supplement are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock or warrants. You should read this entire prospectus carefully, including the matters discussed under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus, and any accompanying prospectus supplement before making an investment decision.

Mission

Lucid’s mission is to inspire the adoption of sustainable transportation by creating the most captivating luxury electric vehicles centered around the human experience.

About Lucid

We are a technology and automotive company. We were founded in Silicon Valley in 2007 to develop the next generation of electric vehicle (“EV”) technologies. Today, we are a vertically-integrated company which (i) designs, engineers and builds electric vehicles, EV powertrains and battery systems in-house using our own equipment and factory, (ii) plans to offer a refined customer experience at our own geographically-distributed retail and service locations and through direct-to-consumer and retail sales and (iii) boasts a strong product roadmap of future vehicle programs and technologies. Our focus on in-house technological innovation and a “clean-sheet” approach to engineering and design have led to the development of our groundbreaking electric vehicle, the Lucid Air, which we expect to go into production in the second half of 2021.

The Lucid Air is a luxury electric sedan that redefines both the luxury car segment and the electric vehicle space. Our Space Concept underpins its design, merging a spacious interior with a smaller exterior profile that is reminiscent of a high-performance sports car. This achievement is enabled by our miniaturized drive-train components, which also result in increased storage capacity.

The Lucid Air will be manufactured at our greenfield electric vehicle manufacturing facility in Casa Grande, Arizona. We plan to sell vehicles directly to consumers through both its retail sales network and through direct online sales. We are also establishing an in-house vehicle service footprint, with brick-and- mortar service centers in various geographies and a planned mobile service fleet.

We expect to launch additional vehicles over the coming decade. We have already commenced engineering and design work for Project Gravity, a luxury sports utility vehicle that is expected to leverage the same platform as the Lucid Air and many of the technological advancements developed for the Lucid Air. We expect to begin production of Project Gravity at the end of 2023. After the Lucid Air and Project Gravity, we plan to leverage our technological and manufacturing advancements to develop and manufacture progressively more affordable vehicles in higher volumes.

We further believe that our battery systems expertise positions us to produce compelling stationary energy storage system products. Beyond the sale of Lucid branded vehicles, we believe that our technological prowess and manufacturing capabilities present a further opportunity to generate revenue and combat climate change through the sale or licensing of electric vehicle powertrain and battery technology.

Background

We were originally known as Churchill Capital Corp IV. On July 23, 2021, Churchill, our predecessor company, consummated the Merger pursuant to the Merger Agreement, by and among Churchill, Lucid and Merger Sub. Pursuant to the Merger Agreement, Merger Sub merged with and into Lucid, with Lucid being the surviving company in the Merger. In connection with the Closing, each share of Churchill’s Class B common stock was converted on a one-to-one basis into a share of Class A common stock. On the Closing Date, and in connection with the Closing, Churchill changed its name to Lucid Group, Inc.

We expect the Transactions to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Churchill is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lucid Group will represent a continuation of the financial statements of Lucid with the Transactions treated as the equivalent of Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Lucid in future reports of Lucid Group.

Immediately prior to the Closing, all of Lucid Preferred Shares then issued and outstanding were converted into Lucid Common Shares, in accordance with the terms of Lucid’s Memorandum and Articles of Association, such that each converted Lucid Preferred Share was no longer outstanding and ceased to exist, and each holder thereof thereafter ceased to have any rights with respect to such securities. At the Effective Time, each Lucid Common Share then issued and outstanding was automatically cancelled and the holders of Lucid Common Shares received 2.644 shares of Class A common stock in exchange for each Lucid Common Share they held at such time. The holders of the Lucid Common Shares were issued 1,193,226,511 shares of Class A common stock at the Closing.

In February 2021, Churchill entered into PIPE Subscription Agreements pursuant to which certain investors agreed to subscribe for 166,666,667 shares of Class A common stock at a purchase price of $15.00 per share for an aggregate commitment of $2,500,000,005 as part of the PIPE Investment. Ayar, Lucid’s majority shareholder, agreed to purchase 13,333,333 of such shares. At the Closing, we consummated such PIPE Investment.

After giving effect to the Transactions, there were 1,618,621,534 shares of our Class A common stock and 85,750,000 of our warrants issued and outstanding. Class A common stock and our Public Warrants are listed on the Nasdaq Global Select Market under the ticker symbols “LCID” and “LCIDW,” respectively. As of the Closing, former Churchill’s public stockholders owned approximately 12.8% of the outstanding shares of Class A common stock, former Lucid’s shareholders owned approximately 73.7% of the outstanding shares of Class A common stock (with Ayar owning approximately 62.7% of the outstanding shares of Class A common stock), the Sponsor owned approximately 3.2% of the outstanding shares of Class A common stock, and the investors in the PIPE Investment owned approximately 10.3% of the outstanding shares of Class A common stock.

The rights of holders of our Class A common stock and warrants are governed by our current certificate of incorporation, our current bylaws and the DGCL, and, in the case of the warrants, the Warrant Agreement. See the sections entitled “Description of Securities” and “Certain Relationships and Related Party Transactions.”

Corporate Information

Lucid Group, Inc. is a Delaware corporation. Our principal executive offices are located at 7373 Gateway Blvd. Newark, CA 94560 and our telephone number at that address is (510) 648-3553. Our website is located at https://www.lucidmotors.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Churchill IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act. We expect that we will cease to be an emerging growth company as of December 31, 2021.

Controlled Company Exemption

Our majority stockholder, Ayar, owns approximately 62.7% of our outstanding shares of Class A common stock. As a result, we are a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements. Please see the section entitled “Management — Corporate Governance — Controlled Company Exemption.” Ayar also currently has the ability to nominate five of the nine directors to our Board.

THE OFFERING

We are registering the issuance by us of an aggregate of up to 85,750,000 shares of our Class A common stock, consisting of (a) 41,400,000 shares of Class A common stock issuable upon exercise of the Public Warrants, (b) 42,850,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and (c) 1,500,000 shares of Class A common stock issuable upon exercise of the Working Capital Warrants.

We are also registering the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (a) up to 1,336,329,949 shares of Class A common stock, consisting of (i) 1,244,157,121 issued and outstanding shares of Class A common stock, (ii) 47,822,828 shares of Class A common stock subject to vesting and/or exercise of the assumed Lucid Equity Awards and (iii) 44,350,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants, and (b) 44,350,000 warrants representing the Private Placement Warrants and the Working Capital Warrants.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” beginning on page 8 of this prospectus.

Issuance of Class A Common Stock
Shares of Class A Common Stock Offered by Us	85,750,000 shares that are issuable upon the exercise of 85,750,000 warrants by the holders thereof
Shares of Class A Common Stock Outstanding Prior to Exercise of All Warrants	1,618,621,534 shares
Shares of Class A Common Stock Outstanding Assuming Exercise of All Warrants	1,704,371,534 shares
Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein
Use of Proceeds	We will receive up to an aggregate of approximately $986.1 million from the exercise of all warrants, assuming the exercise in full of all such warrants for cash.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include capital expenditures and working capital. See “Use of Proceeds.”

Resale of Class A Common Stock, Private Placement Warrants and Working Capital Warrants
Shares of Class A Common Stock Offered by the Selling Securityholders

1,336,329,949 shares, consisting of (i) 1,244,157,121 issued and outstanding shares, (ii) 47,822,828 shares subject to vesting and/or exercise of the assumed Lucid Equity Awards and (iii) 44,350,000 shares issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants

Warrants Offered by the Selling Securityholders	44,350,000 warrants (representing the Private Placement Warrants and Working Capital Warrants)
Use of Proceeds

We will not receive any proceeds from the sale of Class A common stock and warrants to be offered by the Selling Securityholders. With respect to shares of Class A common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.

Lock-up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Plan of Distribution — Lock-Up Agreements” for further discussion.
Nasdaq Global Select Market Ticker Symbols	“LCID” and “LCIDW” for Class A common stock and Public Warrants, respectively

Unless we specifically state otherwise or the context otherwise requires, the information above is as of the Closing Date, does not give effect to issuances of our Class A common stock, warrants or options to purchase shares of our Class A common stock or RSUs covering shares of our Class A common stock after such date, or the exercise of warrants or options or the settlement of RSUs after such date, and excludes:

●	85,750,000 shares of our Class A common stock issuable upon the exercise of our warrants outstanding as of the Closing Date, each with an exercise price of $11.50 per share;
●	the 21,644 shares of Class A common stock that were validly redeemed in connection with the Transactions;
●	68,121,210 shares of our Class A common stock issuable upon the exercise of stock options outstanding as of the Closing Date with a weighted average exercise price of $1.10 per share;
●	43,409,870 shares subject to RSUs (as defined below) outstanding as of the Closing Date; and
●	22,953,890 shares of our Class A common stock reserved for future issuance under the Incentive Plan, including under the ESPP Addendum, as well as: (i) any automatic increases in the number of shares of Class A common stock reserved for future issuance under the Incentive Plan and (ii) upon the forfeiture, termination, expiration or reacquisition of any shares of Class A common stock underlying outstanding stock awards granted under the Prior Plans (as defined below), an equal number of shares of our Class A common stock.

Unless the context otherwise requires or otherwise indicated, the outstanding shares set forth in this prospectus include the unvested shares of Class A common stock held by the Sponsor and described elsewhere in this prospectus.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability realize the anticipated benefits of the Transactions, and may have an adverse effect on our business, cash flows, financial condition and results of operations. Such risks include, but are not limited to:

●	The ongoing COVID-19 pandemic has adversely affected our business, results of operations and financial condition.
●	Our limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.
●	We have incurred net losses each year since our inception and expect to incur increasing expenses and substantial losses for the foreseeable future.
●	We may be unable to adequately control the substantial costs associated with our operations.
●	We have received only a limited number of reservations for the Lucid Air, all of which may be cancelled.
●	The automotive industry has significant barriers to entry that we must overcome in order to manufacture and sell electric vehicles at scale.
●	The automotive market is highly competitive, and we may not be successful in competing in this industry.
●	We will initially depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.
●	We will not have a third-party retail product distribution network.
●	We have experienced and may in the future experience significant delays in the design, manufacture, launch and financing of the Lucid Air, which could harm its business and prospects.
●	If our vehicles fail to perform as expected, our ability to develop, market and sell or lease our products could be harmed.
●	We face challenges providing charging solutions for our vehicles.
●	We have no experience servicing our vehicles and their integrated software. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition and results of operations may be materially and adversely affected.
●	Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect our business, prospects, financial condition and results of operations.
●	We have no experience to date in high volume manufacture of our vehicles.
●	If we fail to successfully tool our manufacturing facilities or if our manufacturing facilities become inoperable, we will be unable to produce our vehicles and our business will be harmed.
●	Our ability to start production and our future growth depend upon our ability to maintain relationships with our existing suppliers and source suppliers for our critical components, and to complete building out our supply chain, while effectively managing the risks due to such relationships.

●	We are dependent on our suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our results of operations and financial condition.
●	We may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.
●	Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm our business.
●	Any unauthorized control, manipulation, interruption or compromise of or access to our products or information technology systems could result in loss of confidence in us and our products, harm our business and materially adversely affect our financial performance, results of operations or prospects.
●	The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair our ability to expand our business.
●	We are highly dependent on the services of Peter Rawlinson, our Chief Executive Officer and Chief Technology Officer.
●	We are subject to substantial laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon our operations or products, and any failure to comply with these laws and regulations, including as they evolve, could substantially harm our business and results of operations.
●	We may face regulatory limitations on our ability to sell vehicles directly, which could materially and adversely affect its ability to sell our vehicles.
●	We may fail to adequately obtain, maintain, enforce and protect our intellectual property and may not be able to prevent third parties from unauthorized use of its intellectual property and proprietary technology. If we are unsuccessful in any of the foregoing, our competitive position could be harmed and we could be required to incur significant expenses to enforce our rights.
●	We will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.
●	We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our common stock.
●	We are a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, qualify for exemptions from certain corporate governance requirements. Our stockholders do not have the same protections afforded to stockholders of companies that are not controlled companies.
●	Nasdaq may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
●	The Sponsor, Ayar and the PIPE Investors beneficially own a significant equity interest in us and may take actions that conflict with your interests.
●	There is no guarantee that the warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

●	If Churchill’s due diligence investigation of the Lucid business was inadequate, then our stockholders following the Transactions could lose some or all of their investment.
●	A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” together with all of the other information included in this prospectus or any accompanying prospectus supplement, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect our ability to realize the anticipated benefits of the Transactions, and may have an adverse effect on our business, cash flows, financial condition and results of operations. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Our Business and Operations

The ongoing COVID-19 pandemic has adversely affected our business, results of operations and financial condition.

The ongoing COVID-19 pandemic poses risks to our business, including through its impact on general economic conditions; manufacturing and supply chain operations; stay-at-home orders; and global financial markets. The pandemic’s impact on economic conditions has led to a global decrease in vehicle sales in markets around the world. Its continued impact on the economy, even after the pandemic has subsided, could lead consumers to further reduce spending, delay purchases of our vehicles, or cancel their refundable deposits for our vehicles. Because of our premium brand positioning and pricing, an economic downturn is likely to have a heightened adverse effect on it, compared to many of its electric vehicle and traditional automotive industry competitors, to the extent that consumer demand for luxury goods is reduced in favor of lower-priced alternatives. Any economic recession or other downturn could also cause logistical challenges and other operational risks if any of our suppliers, sub-suppliers or partners become insolvent or are otherwise unable to continue their operations. Further, the immediate or prolonged effects of the COVID-19 pandemic could significantly affect government finances and, accordingly, the continued availability of incentives related to electric vehicle purchases and other governmental support programs.

The spread of COVID-19 has also periodically disrupted the manufacturing operations of other vehicle manufacturers and their suppliers. Any such disruptions to us or our suppliers could result in delays to our plans to begin commercial production of our first vehicle, the Lucid Air sedan, in the second half of 2021, and could negatively affect our production volume. Our manufacturing operations at a limited number of facilities in Casa Grande, Arizona concentrate these risks.

The pandemic has resulted in the imposition of travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders and business shutdowns, which have contributed to delays in the anticipated production schedule of the Lucid Air. These measures pose numerous operational risks and logistical challenges to our business. For example, we may be required to limit the number of employees and contractors at our manufacturing facilities in Casa Grande, Arizona, which could cause further delays in tooling efforts or in the production schedule of the Lucid Air. In addition, regional, national and international travel restrictions have resulted in adverse impacts to our supply chain. For example, in certain instances, international travel restrictions have prevented our supply quality engineers from conducting in-person visits and parts production quality engineering with international suppliers, which has lengthened the time required to finalize and secure certain components of the Lucid Air. Further, our sales and marketing activities have been, and may in the future be, adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences, and our planned construction and opening of our Lucid Studio sales and service facilities in key markets has been delayed. The transition of some of our personnel to a mostly remote workforce has also increased demand on our information technology resources and systems and increased data privacy and cybersecurity risks. These restrictive measures could be in place for a significant period of time and may be reinstituted or replaced with more burdensome restrictions if conditions deteriorate, which could adversely affect our start-up, manufacturing and sales and distribution plans and timelines.

In addition, the COVID-19 pandemic has resulted in extreme volatility in the global financial markets, which could increase our cost of capital or limit our ability to access financing when it needs it.

The severity, magnitude and duration of the COVID-19 pandemic and our economic and regulatory consequences are rapidly changing and uncertain. Accordingly, we cannot predict the ultimate impact of the COVID-19 pandemic on our business, financial condition and results of operations.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

We are an early-stage company with a limited operating history, operating in a rapidly evolving and highly regulated market. Furthermore, we have not yet released a commercially available vehicle, and we have no experience manufacturing or selling a commercial product at scale. Because we have yet to generate revenue from the sale of electric vehicles, and as a result of the capital-intensive nature of our business, we expect to continue to incur substantial operating losses for the foreseeable future.

We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by early-stage companies in rapidly changing markets, including risks relating to our ability to, among other things:

●	successfully launch commercial production and sales of the Lucid Air on the timing and with the specifications we had planned;
●	hire, integrate and retain professional and technical talent, including key members of management;
●	continue to make significant investments in research, development, manufacturing, marketing and sales;
●	successfully obtain, maintain, protect and enforce our intellectual property and defend against claims of intellectual property infringement, misappropriation or other violation;
●	build a well-recognized and respected brand;
●	establish and refine our commercial manufacturing capabilities and distribution infrastructure;
●	establish and maintain satisfactory arrangements with third-party suppliers;
●	establish and expand a customer base;
●	navigate an evolving and complex regulatory environment;
●	anticipate and adapt to changing market conditions, including consumer demand for certain vehicle types, models or trim levels, technological developments and changes in competitive landscape; and
●	successfully design, build, manufacture and market new models of electric vehicles to follow the Lucid Air.

We have incurred net losses each year since our inception and expect to incur increasing expenses and substantial losses for the foreseeable future.

We have incurred net losses each year since our inception, including net loss attributable to common shareholders of approximately $3,177.0 million for the six months ended June 30, 2021 and $705.6 million for the year ended December 31, 2020. As of June 30, 2021, our accumulated deficit was approximately $4,495.8 million. We expect to continue to incur substantial losses and increasing expenses in the foreseeable future as we:

●	continue to design and develop and begins to manufacture our vehicles;
●	equip and expand our manufacturing facilities to produce our vehicles in Arizona, and potentially in international locations;
●	build up inventories of parts and components for our vehicles;
●	manufacture an available inventory of our vehicles;
●	develop and deploy vehicle charging partnerships;

●	expand our design, research, development, maintenance and repair capabilities;
●	increase our sales and marketing activities and develop our distribution infrastructure; and
●	expand our general and administrative functions to support our growing operations and status as a public company.

If our product development or commercialization is delayed, our costs and expenses may be significantly higher than we currently expect. Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, we expect our losses in future periods will be significant. Our ability to generate product revenues will depend on our ability to finalize and begin commercial production of the Lucid Air, which we do not expect will occur until the second half of 2021, and we may never achieve profitability.

We may be unable to adequately control the substantial costs associated with our operations.

We will require significant capital to develop and grow our business. We have incurred and expect to continue to incur significant expenses, including leases, sales and distribution expenses as we build our brand and market our vehicles; expenses relating to developing and manufacturing our vehicles, tooling and expanding our manufacturing facilities; research and development expenses (including expenses related to the development of the Lucid Air, the Project Gravity SUV and other future products), raw material procurement costs; and general and administrative expenses as we scale our operations and incur the costs of being a public company. In addition, we expect to incur significant costs servicing and maintaining customers’ vehicles, including establishing our service operations and facilities. As a company, we do not have historical experience forecasting and budgeting for any of these expenses, and these expenses could be significantly higher than we currently anticipate. In addition, any delays in the start of production, obtaining necessary equipment or supplies, expansion of our manufacturing facilities, or the procurement of permits and licenses relating to our expected manufacturing, sales and distribution model could significantly increase our expenses. In such event, we could be required to seek additional financing earlier than we expect, and such financing may not be available on commercially reasonable terms, or at all.

In the longer term, our ability to become profitable in the future will depend on our ability not only to control costs, but also to sell in quantities and at prices sufficient to achieve our expected margins. If we are unable to cost-efficiently design, manufacture, market, sell, distribute and service our vehicles, our margins, profitability and prospects will be materially and adversely affected.

We have received only a limited number of reservations for the Lucid Air, all of which may be cancelled.

As of June 30, 2021, we had reservations for more than 10,000 units of our first vehicle, the Lucid Air, with fully refundable deposits. Our customers may cancel their reservations without penalty and for any reason until they place an order for their vehicle. In addition, any further delays in the expected start of production of the Lucid Air could result in significant customer cancellations. No assurance can be given that reservations will not be cancelled and will ultimately result in the final purchase, delivery and sale or lease of vehicles. Accordingly, the number of reservations has significant limitations as a measure of demand for our vehicles, including demand for particular body styles, models or trim levels, or for future vehicle sales. If we encounter delays in the start of production of the Lucid Air that further lengthen wait times, a significant number of reservations may be cancelled.

The automotive industry has significant barriers to entry that we must overcome in order to manufacture and sell electric vehicles at scale.

The automobile industry is characterized by significant barriers to entry, including large capital requirements, investment costs of designing, manufacturing, and distributing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image, and the need to establish sales and service locations. Since we are focused on the design of electric vehicles, we face a variety of added challenges to entry that a traditional automobile manufacturer would not encounter, including additional costs of developing and producing an electric powertrain that has comparable performance to a traditional gasoline engine in terms of range and power, inexperience with servicing electric vehicles, regulations associated with the transport of batteries, the need to establish or provide access to sufficient charging locations and unproven high-volume customer demand for fully electric vehicles. While we have developed prototypes of our electric sedan and have completed the first phase of construction of our commercial manufacturing facility in Casa Grande, Arizona, we have not finished tooling all production lines at our Casa Grande facilities, finalized the design and specifications of the Lucid Air or begun commercial manufacturing processes for the Lucid Air. If we are not able to overcome these barriers, our business, prospects, results of operations and financial condition will be negatively impacted, and our ability to grow our business will be harmed.

The automotive market is highly competitive, and we may not be successful in competing in this industry.

The global automotive market, particularly for electric and alternative fuel vehicles, is highly competitive, and we expect it will become even more so in the future. In recent years, the electric vehicle industry has grown, with several companies that focus completely or partially on the electric vehicle market. We expect additional companies to enter this market within the next several years. Electric vehicle manufacturers with which we compete include Tesla as well as an increasing number of U.S.-based and international entrants, many of which have announced plans to begin selling their own electric vehicles in 2021 or 2022. We also compete with established automobile manufacturers in the luxury vehicle segment, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market with either fully electric or plug-in hybrid versions of their vehicles. We also expect to compete for sales with luxury vehicles with internal combustion engines from established manufacturers. Many of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, servicing, and support of their products. In addition, many of these companies have longer operating histories, greater name recognition, larger and more established sales forces, broader customer and industry relationships and other resources than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively than we do. We expect competition in our industry to significantly intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization, favorable governmental policies, and consolidation in the worldwide automotive industry. Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets. There can be no assurance that we will be able to compete successfully in our markets.

We will initially depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.

We will initially depend on revenue generated from a single vehicle model, the Lucid Air, and in the foreseeable future will be significantly dependent on a single or limited number of models. Although we have other vehicle models on our product roadmap, we currently do not expect to introduce another vehicle model for sale until the end of 2023. We expect to rely on sales from the Lucid Air, among other sources of financing, for the capital that will be required to develop and commercialize those subsequent models. To the extent that production of the Lucid Air is delayed or reduced, or if the Lucid Air is not well-received by the market for any reason, our revenue and cash flow would be adversely affected, we may need to seek additional financing earlier than we expect, and such financing may not be available to us on commercially reasonable terms, or at all.

We will not have a third-party retail product distribution network.

Third-party dealer networks are the traditional method of vehicle sales distribution. Because we plan to sell directly to consumers, we will not have a traditional dealer product distribution network. We do not have experience distributing directly to consumers, and we expect that the building of an in-house sales and marketing function, including a physical sales and marketing footprint via our Lucid Studios, will be expensive and time consuming. If our lack of a traditional dealer distribution network results in lost opportunities to generate sales, it could limit our ability to grow. Moreover, our plans to sell directly to consumers may be limited by regulatory constraints. To the extent we are unable to successfully execute on such plans, we may be required to develop a third-party dealer distribution network, which may prove costly, time-consuming or ineffective. If our use of an in-house sales and marketing team is not effective, our results of operations and financial conditions could be adversely affected.

Our sales will depend in part on our ability to establish and maintain confidence in our long-term business prospects among consumers, analysts and others within our industry.

Consumers may be less likely to purchase our products if they do not believe that our business will succeed or that our operations, including service and customer support operations, will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, to build, maintain and grow our business, we must establish and maintain confidence among customers, suppliers, analysts and other parties with respect to our liquidity and long-term business prospects. Maintaining such confidence may be particularly difficult as a result of many factors, including our limited operating history, others’ unfamiliarity with our products, uncertainty regarding the future of electric vehicles, any delays in scaling production, delivery and service operations to meet demand, competition and our production and sales performance compared with market expectations. Many of these factors are largely outside of our control, and any negative perceptions about our long-term business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to raise additional capital in the future. In addition, as discussed above, a significant number of new electric vehicle companies have recently entered the automotive industry, which is an industry that has historically been associated with significant barriers to entry and a high rate of failure. If these new entrants or other manufacturers of electric vehicles go out of business, produce vehicles that do not perform as expected or otherwise fail to meet expectations, such failures may have the effect of increasing scrutiny of others in the industry, including us, and further challenging customer, supplier and analyst confidence in our long-term prospects.

Our ability to generate meaningful product revenue will depend on consumer adoption of electric vehicles.

We are only developing electric vehicles and, accordingly, our ability to generate meaningful product revenue will highly depend on sustained consumer demand for alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, or if there is a decrease in consumer demand for electric vehicles, our business, prospects, financial condition and results of operations will be harmed. The market for electric and other alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation (including government incentives and subsidies) and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Any number of changes in the industry could negatively affect consumer demand for electric vehicles in general and our electric vehicles in particular.

In addition, demand for electric vehicles may be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles such as sales and financing incentives such as tax credits, prices of raw materials and parts and components, cost of fuel, availability of consumer credit, and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect our business, prospects, financial condition and results of operations. Further, sales of vehicles in the automotive industry tend to be cyclical in many markets, which may expose us to increased volatility, especially as we expand and adjust our operations and retail strategies. Specifically, it is uncertain how such macroeconomic factors will impact us as a new entrant in an industry that has globally been experiencing a recent decline in sales.

Other factors that may influence the adoption of electric vehicles include:

●	perceptions about electric vehicle quality, safety, design, performance and cost;
●	perceptions about the limited range over which electric vehicles may be driven on a single battery charge;
●	perceptions about the total cost of ownership of electric vehicles, including the initial purchase price and operating and maintenance costs, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of electric vehicles;
●	concerns about electric grid capacity and reliability;
●	perceptions about the sustainability and environmental impact of electric vehicles, including with respect to both the sourcing and disposal of materials for electric vehicle batteries and the generation of electricity provided in the electric grid;
●	the availability of other alternative fuel vehicles, including plug-in hybrid electric vehicles;
●	improvements in the fuel economy of the internal combustion engine;
●	the quality and availability of service for electric vehicles, especially in international markets;
●	volatility in the cost of oil and gasoline;
●	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;
●	access to charging stations and cost to charge an electric vehicle, especially in international markets, and related infrastructure costs and standardization;
●	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

●	macroeconomic factors.

The influence of any of the factors described above or any other factors may cause a general reduction in consumer demand for electric vehicles or our electric vehicles in particular, either of which would materially and adversely affect our business, results of operations, financial condition and prospects.

Developments in electric vehicle or alternative fuel technology or improvements in the internal combustion engine may adversely affect the demand for our vehicles.

We may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Significant developments in alternative technologies, such as alternative battery cell technologies, hydrogen fuel cell technology, advanced gasoline, ethanol or natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to the technologies in our electric vehicles. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors. In addition, we expect to compete in part on the basis of our vehicles’ range, efficiency, charging speeds and performance, and improvements in the technology offered by competitors could reduce demand for the Lucid Air or other future vehicles. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models that reflect such technological developments, but our vehicles may become obsolete, and our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. Additionally, as new companies and larger, existing vehicle manufacturers continue to enter the electric vehicle space, we may lose any technological advantage we may have and suffer a decline in our competitive position. Any failure by us to successfully react to changes in existing technologies or the development of new technologies could materially harm our competitive position and growth prospects.

Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for our vehicles, which would adversely affect our business, prospects, results of operations and financial condition.

A portion of the current and expected demand for electric vehicles results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as concerns about climate change resulting in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreases significantly, the outlook for the long-term supply of oil to the United States improves, the government eliminates or modifies its regulations or economic incentives related to fuel efficiency and alternative forms of energy or there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for electric vehicles, including our vehicles, could be reduced, and our business and revenue may be harmed.

Gasoline and other petroleum-based fuel prices have historically been extremely volatile, particularly during the ongoing COVID-19 pandemic, and it is difficult to ascertain whether such volatility will continue to persist. Lower gasoline or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If gasoline or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for electric vehicles, including our vehicles, may decrease, which would have an adverse effect on our business, prospects, financial condition and results of operations.

The unavailability, reduction or elimination of certain government and economic programs could have a material adverse effect on our business, prospects, financial condition and results of operations.

We expect to benefit from government and economic programs that encourage the development, manufacture or purchase of electric vehicles, such as zero emission vehicle credits, greenhouse gas credits and similar regulatory credits, the loss of which could harm our ability to generate revenue from the sale of such credits to other manufacturers; tax credits and other incentives to consumers, without which the net cost to consumers of our vehicles would increase, potentially reducing demand for our products; and investment tax credits for equipment, tooling and other capital needs, without which we may be unable to procure the necessary infrastructure for production to support our business and timeline; and certain other benefits, including a California sales and use tax exclusion and certain other hiring and job training credits in California and Arizona. We may also benefit from government loan programs, such as loans under the Advanced Technology Vehicles Manufacturing Loan Program administered by the U.S. Department of Energy. Any reduction, elimination or selective application of tax and other governmental programs and incentives because of policy changes, the reduced need for such programs due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the electric vehicle industry generally or our electric vehicles in particular, which would adversely affect our business, prospects, financial condition and results of operations. Further, we cannot assure you that the current governmental incentives and subsidies available for purchasers of electric vehicles will remain available.

While certain U.S. federal and state tax credits and other incentives for alternative energy production and alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, our financial position could be harmed.

We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business and prospects may be adversely affected.

We may apply for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the United States federal and state governments, as well as foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives. If we are not successful in obtaining any of these additional incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially adversely affected.

If we fail to manage our future growth effectively, we may not be able to develop, manufacture, distribute, market and sell our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, results of operations and financial condition. We intend to expand our operations significantly. We expect our future expansion will include:

●	expanding our management team;
●	hiring and training new personnel;
●	establishing or expanding design, manufacturing, sales and service facilities;
●	implementing and enhancing administrative infrastructure, systems and processes, including in connection with our transition to a public company; and
●	expanding into new markets and establishing sales, service and manufacturing operations in such markets.

We intend to continue to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for our vehicles. Because our vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training the employees we do hire. Competition for individuals with experience designing, manufacturing and servicing electric vehicles is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects. In addition, we have no experience to date in high volume manufacturing of our vehicles. We cannot assure you that we will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market our vehicles. Any failure to develop such manufacturing processes and capabilities within our projected costs and timelines could stunt our future growth and impair our ability to produce, market, service and sell or lease our vehicles successfully. In addition, if our manufacturing facilities are not constructed in conformity with our requirements, repair or remediation could be required to support our planned phased manufacturing build-out and could require us to take vehicle production offline, delay implementation of our planned phased manufacturing build-out, or construct alternate facilities, which could materially limit our manufacturing capacity, delay planned increases in manufacturing volumes, delay the start of production of the Project Gravity SUV or other future vehicles, adversely affect our ability to timely sell and deliver our electric vehicles to customers, or impose substantial additional costs, any of which consequences could have a material adverse effect on our business, prospects, results of operations and financial condition. In addition, our success is substantially dependent upon the continued service and performance of our senior management team and key technical and vehicle management personnel. If any key personnel were to terminate their employment with us, such termination would likely increase the difficulty of managing our future growth and heighten the foregoing risks. If we fail to manage our growth effectively, such failure could result in negative publicity and damage to our brand and have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be unable to offer attractive leasing and financing options for the Lucid Air and future vehicles, which would adversely affect consumer demand for the Lucid Air and our future vehicles. In addition, offering leasing and financing options to customers could expose us to credit risk.

While we currently intend to offer leasing and financing of our vehicles to potential customers through a third-party financing partner or partners, we currently have no agreements in place with any potential financing partners. We cannot provide any assurance that such third-party financing partners would be able or willing to provide such services on terms acceptable to us or our customers, or to provide such services at all. Furthermore, because we have not yet sold any vehicles and no secondary market for our vehicles exists, the future resale value of our vehicles is difficult to predict, and the possibility that resale values could be lower than we expect increases the difficulty of providing leasing terms that appeal to potential customers through such third-party financing partners. We believe that the ability to offer attractive leasing and financing options is particularly relevant to customers in the luxury vehicle segments in which we compete, and if we are unable to offer our customers an attractive option to finance the purchase of or lease the Lucid Air or planned future vehicles, such failure could substantially reduce the population of potential customers and decrease demand for our vehicles.

Furthermore, offering leasing and financing alternatives to customers could expose us to risks commonly associated with the extension of consumer credit. Competitive pressure and challenging markets could increase credit risk through leases and loans to financially weak customers, extended payment terms, and leases and loans into new and immature markets, and any such credit risk could be further heightened in light of the economic uncertainty and any economic recession or other downturn caused by the ongoing COVID-19 pandemic. If we are unable to provide leasing and financing arrangements that appeal to potential customers, or if the provision of such arrangements exposes us to excessive consumer credit risk, our business, competitive position, results of operations and financial condition could be adversely affected.

We are subject to risks associated with autonomous driving and advanced driver assistance system technology, and we cannot guarantee that our vehicles will achieve our targeted assisted or autonomous driving functionality within our projected timeframe, if ever.

Our vehicles are being designed with autonomous driving (“AD”) and advanced driver assistance system (“ADAS”) hardware, and we expect to launch the Lucid Air and Project Gravity with Level 2 (partial automation) ADAS functionality, which we plan to upgrade with additional capabilities over time. AD/ADAS technologies are emerging and subject to known and unknown risks, and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction, and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. In addition, self-driving technologies are the subject of intense public scrutiny and interest, and previous accidents involving autonomous driving features in other vehicles, including alleged failures or misuse of such features, have generated significant negative media attention and government investigations. To the extent accidents associated with our AD/ADAS technologies occur, we could be subject to significant liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.

In addition, we face substantial competition in the development and deployment of AD/ADAS technologies. Many of our competitors, including Tesla, established automakers such as Mercedes-Benz, Audi and General Motors (including via its investments in Cruise Automation), and technology companies including Waymo (owned by Alphabet), Zoox.ai (owned by Amazon), Aurora (which recently announced a business combination with Uber’s subsidiary focused on self-driving technologies), Argo AI (jointly owned by Ford and Volkswagen), Mobileye (a subsidiary of Intel), Aptiv, Nuro and Ghost.ai, have devoted significant time and resources to developing self-driving technologies. If we are unable to develop competitive Level 2 or more advanced AD/ADAS technologies in-house or acquire access to such technologies via partnerships or investments in other companies or assets, we may be unable to equip our vehicles with competitive AD/ADAS features, which could damage our brand, reduce consumer demand for our vehicles or trigger cancellations of reservations and could have a material adverse effect on our business, results of operations, prospects and financial condition.

AD/ADAS technology is also subject to considerable regulatory uncertainty, which exposes us to additional risks. See “— Risks Related to Litigation and Regulation — AD/ADAS technology is subject to uncertain and evolving regulations.”

Our business and prospects depend significantly on our brand.

Our business and prospects will heavily depend on our ability to develop, maintain and strengthen the “Lucid” brand association with luxury and technological excellence. Promoting and positioning our brand will likely depend significantly on our ability to provide a consistently high-quality customer experience, an area in which we have limited experience. To promote our brand, we may be required to change our customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print advertising. In particular, any negative publicity, whether or not true, can quickly proliferate on social media and harm consumer perception and confidence in our brand. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ vehicles or our competitors’ success. For example, certain of our competitors have been subject to significant scrutiny for incidents involving their self-driving technology and battery fires, which could result in similar scrutiny of us.

In addition, from time to time, our vehicles may be evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our vehicles and reduce demand for our vehicles, which could have a material adverse effect on our business, results of operations, prospects and financial condition.

We face risks associated with international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

We anticipate having operations and subsidiaries in Europe, the Middle East and China that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Additionally, as part of our growth strategy, we intend to expand our sales, maintenance and repair services outside of the United States and may also expand our manufacturing activities outside the United States. However, we have no experience to date manufacturing, selling or servicing our vehicles outside of the United States, and such expansion would require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell, service and manufacture our vehicles, and require significant management attention. These risks include:

●	conforming our vehicles to various international regulatory requirements where our vehicles are sold, or homologation;
●	establishing localized supply chains and managing international supply chain and logistics costs;
●	establishing sufficient charging points for our customers in those jurisdictions, via partnerships or, if necessary, via development of our own charging networks;
●	difficulty in staffing and managing foreign operations;
●	difficulties attracting customers in new jurisdictions;
●	difficulties establishing international manufacturing operations, including difficulties establishing relationships with or establishing localized supplier bases and developing cost-effective and reliable supply chains for such manufacturing operations;
●	foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in the United States, and foreign tax and other laws limiting our ability to repatriate funds to the United States;
●	fluctuations in foreign currency exchange rates and interest rates, including risks related to any forward currency contracts, interest rate swaps or other hedging activities we undertake;
●	United States and foreign government trade restrictions, tariffs and price or exchange controls;

●	foreign labor laws, regulations and restrictions;
●	changes in diplomatic and trade relationships, including political risk and customer perceptions based on such changes and risks;
●	political instability, natural disasters, pandemics (including the ongoing COVID-19 pandemic), war or events of terrorism; and
●	the strength of international economies.

If we fail to successfully address these risks, our business, prospects, results of operations and financial condition could be materially harmed.

Uninsured losses could result in payment of substantial damages, which would decrease our cash reserves and could harm our cash flow and financial condition.

In the ordinary course of business, we may be subject to losses resulting from product liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. While we currently carry commercial general liability, commercial automobile liability, excess liability, product liability, cybersecurity, crime, special crime, drone, cargo stock throughput, builder’s risk, owner controlled insurance program, property, owners protective, workers’ compensation, employment practices, employed lawyers, production, fiduciary liability and directors’ and officers’ insurance policies, we may not maintain as much insurance coverage as other original equipment manufacturers do, and in some cases, we may not maintain any at all. Additionally, the policies that we have may include significant deductibles, and we cannot be certain that our insurance coverage will be sufficient to cover all or any future claims against us. A loss that is uninsured or exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and results of operations. Further, insurance coverage may not continue to be available to us or, if available, may be at a significantly higher cost, especially if insurance providers perceive any increase in our risk profile in the future.

Risks Related to Manufacturing and Supply Chain

We have experienced and may in the future experience significant delays in the design, manufacture, launch and financing of the Lucid Air, which could harm our business and prospects.

Our vehicles are still in the development and testing phase, and production of the Lucid Air sedan and the Project Gravity SUV is not expected to begin until the second half of 2021 and the end of 2023, respectively, and may occur later or not at all. Any delay in the financing, design, manufacture and launch of the Lucid Air, including planned future variants, and any future electric vehicles could materially damage our business, prospects, financial condition and results of operations. Automobile manufacturers often experience delays in the design, manufacture and commercial release of new vehicle models, and we have experienced in the past, and may experience in the future, such delays with regard to the Lucid Air. For example, we have experienced delays in the engineering of certain of our vehicle systems. Our plan to commercially manufacture and sell the Lucid Air is dependent upon the timely availability of funds, upon our finalizing of the related design, engineering, component procurement, testing, build-out and manufacturing plans in a timely manner and also upon our ability to execute these plans within the planned timeline. Prior to mass production of our electric vehicles, we will also need the vehicles to be fully approved for sale according to differing requirements, including but not limited to regulatory requirements, in the different geographies where we intend to launch our vehicles. To the extent we further delay the launch of the Lucid Air, our growth prospects could be adversely affected as we may fail to grow our market share.

Furthermore, we rely on third party suppliers for the provision and development of many of the key components and materials used in our vehicles. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines. For example, in certain instances, international travel restrictions have prevented our supply quality engineers from conducting in-person visits and quality engineering for parts production with international suppliers, which has contributed to delays in our supply chain. Likewise, we may encounter delays with the design, construction and regulatory or other approvals necessary to bring online our Casa Grande, Arizona manufacturing facilities, future expansions of the Casa Grande manufacturing facilities, or other future manufacturing facilities. Any significant delay or other complication in the production ramp of the Lucid Air or the development, manufacture, launch and production ramp of our future products, features and services, including complications associated with expanding our production capacity and supply chain or obtaining or maintaining related regulatory approvals, or inability to manage such ramps cost-effectively, could materially damage our brand, business, prospects, financial condition and results of operations.

The continued development of and the ability to start manufacturing our vehicles, including the Lucid Air and Project Gravity, are and will be subject to risks, including with respect to:

●	our ability to ensure readiness of firmware features and functions to be integrated into the Lucid Air as planned and on the desired timeline;
●	our ability to finalize release candidate specifications as planned and on the desired timeline;
●	any delays by us in delivering final component designs to our suppliers;
●	our or our suppliers’ ability to successfully tool their manufacturing facilities as planned and on the desired timeline;
●	our ability to ensure working supply chain and desired supplier part quality as planned and on the desired timeline;
●	our ability to accurately manufacture vehicles within specified design tolerances;
●	the occurrence of product defects that cannot be remedied without adversely affecting the expected start of production;
●	our ability to secure necessary funding;
●	our ability to negotiate and execute definitive agreements with various suppliers for hardware, software, or services necessary to engineer or manufacture our vehicles;
●	our ability to obtain required regulatory approvals and certifications;
●	our ability to comply with environmental, safety, and similar regulations and in a timely manner;
●	our ability to secure necessary components, services, or licenses on acceptable terms and in a timely manner;
●	our ability to attract, recruit, hire, retain and train skilled employees;
●	our ability to implement effective and efficient quality controls;
●	delays or disruptions in our supply chain including raw material supplies;
●	our ability to maintain arrangements on commercially reasonable terms with our suppliers, delivery and other partners, after sales service providers, and other operationally significant third parties;
●	other delays, backlog in manufacturing and research and development of new models, and cost overruns;
●	the ongoing COVID-19 pandemic, including related business interruptions and other effects; and
●	any other risks identified herein.

Although we expect the net proceeds from the Transactions to be sufficient to finance the initial commercial production of the Lucid Air, we expect that we will require additional financing to fund our planned operations and expansion plans. If we are unable to arrange for required funds under the terms and on the timeline that we anticipate, our plans for tooling and building out our manufacturing facilities and for commercial production of our electric vehicles could be significantly delayed, which would materially adversely affect our business, prospects, financial condition and results of operations.

If our vehicles fail to perform as expected, our ability to develop, market and sell or lease our products could be harmed.

Once production commences, our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repairs, recalls, and design changes, any of which would require significant financial and other resources to successfully navigate and resolve. Our vehicles will use a substantial amount of software code to operate, and software products are inherently complex and may contain defects and errors when first introduced. If our vehicles contain defects in design and manufacture that cause them not to perform as expected or that require repair, or certain features of our vehicles such as bi-directional charging or AD/ADAS features take longer than expected to become available, are legally restricted or become subject to additional regulation, our ability to develop, market and sell our products and services could be harmed. Although we will attempt to remedy any issues we observe in our products as effectively and rapidly as possible, such efforts could significantly distract management’s attention from other important business objectives, may not be timely, may hamper production or may not be to the satisfaction of our customers. Further, our limited operating history and limited field data reduce our ability to evaluate and predict the long-term quality, reliability, durability and performance characteristics of our battery packs, powertrains and vehicles. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale or lease to customers.

Any defects, delays or legal restrictions on vehicle features, or other failure of our vehicles to perform as expected, could harm our reputation and result in delivery delays, product recalls, product liability claims, breach of warranty claims and significant warranty and other expenses, and could have a material adverse impact on our business, results of operations, prospects and financial condition. As a new entrant to the industry attempting to build customer relationships and earn trust, these effects could be significantly detrimental to us. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for our vehicles.

In addition, even if our vehicles function as designed, we expect that the battery efficiency, and hence the range, of our electric vehicles, like other electric vehicles that use current battery technology, will decline over time. Other factors, such as usage, time and stress patterns, may also impact the battery’s ability to hold a charge, or could require us to limit vehicles’ battery charging capacity, including via over-the-air or other software updates, for safety reasons or to protect battery capacity, which could further decrease our vehicles’ range between charges. Such decreases in or limitations of battery capacity and therefore range, whether imposed by deterioration, software limitations or otherwise, could also lead to consumer complaints or warranty claims, including claims that prior knowledge of such decreases or limitations would have affected consumers’ purchasing decisions. Further, there can be no assurance that we will be able to improve the performance of our battery packs, or increase our vehicles’ range, in the future. Any such battery deterioration or capacity limitations and related decreases in range may negatively influence potential customers’ willingness to purchase our vehicles and negatively impact our brand and reputation, which could adversely affect our business, prospects, results of operations and financial condition.

We face challenges providing charging solutions for our vehicles.

Demand for our vehicles will depend in part on the availability of charging infrastructure. While the prevalence of charging stations has been increasing, charging station locations are significantly less widespread than gas stations. Although we have partnered with Electrify America and may partner with other third-party electric vehicle charging providers to offer charging stations to our customers, the charging infrastructure available to our customers may be insufficient to meet their needs or expectations, especially in certain international markets. Some potential customers may choose not to purchase our vehicles because of the lack of a more widespread charging infrastructure, and some potential customers may be conditioned to favor or expect proprietary charging solutions, such as Tesla’s Supercharger network. In addition, although the current U.S. presidential administration has proposed a plan to deploy 500,000 additional public charging stations across the United States by 2030, appropriations for such a deployment may not occur at proposed levels or at all, which could serve to limit the development of public charging infrastructure and increase the relative attractiveness to potential customers of a proprietary charging solution.

If we were to pursue development of a proprietary charging solution, we would face significant challenges and barriers, including successfully navigating the complex logistics of rolling out a network and teams in appropriate areas, resolving issues related to inadequate capacity or overcapacity in certain areas, addressing security risks and risks of damage to vehicles, securing agreements with third-party providers to roll out and support a network of charging solutions in appropriate areas, obtaining any required permits and land use rights and filings, and providing sufficient financial resources to successfully roll out the proprietary charging solution, which could require diverting such resources from our other important business initiatives. In addition, our limited experience in providing charging solutions could contribute to additional unanticipated challenges that would hinder our ability to provide such solutions or make the provision of such solutions costlier than anticipated. To the extent we are unable to meet user expectations or experience difficulties in providing charging solutions, demand for our vehicles may suffer, and our reputation and business may be materially and adversely affected.

We have no experience servicing our vehicles and their integrated software. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition and results of operations may be materially and adversely affected.

Because we do not plan to begin commercial production of the Lucid Air until the second half of 2021 at the earliest, we have no experience servicing or repairing our vehicles. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. In addition, we plan to partner with certain third parties to perform some of the service on our vehicles, and there can be no assurance that we will be able to enter into acceptable arrangements with any such third-party providers. Further, although such servicing partners may have experience in servicing other electric vehicles, they will initially have no experience in servicing our vehicles. There can be no assurance that our service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our servicing partners will have sufficient resources, experience or inventory to meet these service requirements in a timely manner as the volume of vehicles we deliver increases. This risk is enhanced by our limited operating history and our limited data regarding our vehicles’ real-world reliability and service requirements. In addition, if we are unable to roll out and establish a widespread service network that provides satisfactory customer service, our customer loyalty, brand and reputation could be adversely affected, which in turn could materially and adversely affect our sales, results of operations, prospects and financial condition.

In addition, the motor vehicle industry laws in many states require that service facilities be available to service vehicles physically sold from locations in the state. While we anticipate developing a service program that would satisfy regulatory requirements in these circumstances, the specifics of our service program are still in development, and at some point may need to be restructured to comply with state law, which may impact our business, financial condition, results of operations and prospects.

Our customers will also depend on our customer support team to resolve technical and operational issues relating to the integrated software underlying our vehicles, a large portion of which we have developed in-house. As we grow, additional pressure may be placed on our customer support team or partners, and we may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. We also may be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our results of operations. If we are unable to successfully address the service requirements of our customers, or if we establish a market perception that we do not maintain high-quality support, our brand and reputation could be adversely affected, and we may be subject to claims from our customers, which could result in loss of revenue or damages, and our business, results of operations, prospects and financial condition could be materially and adversely affected.

Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect our business, prospects, financial condition and results of operations.

We will provide a manufacturer’s warranty on all vehicles and powertrain components and systems we sell. Once our vehicles are in commercial production, we will need to maintain reserves to cover part replacement and other vehicle repair needs, including any potential software upgrades or warranty claims. In addition, we expect to provide a manufacturer’s warranty on any future energy storage systems we sell and may provide additional warranties on installation workmanship or performance guarantees. Warranty reserves will include our management team’s best estimate of the projected costs to repair or to replace items under warranty. Such estimates are inherently uncertain, particularly in light of our limited operating history and the limited field data available to us, and changes to such estimates based on real-world observations may cause material changes to our warranty reserves in the future. If our reserves are inadequate to cover future maintenance requirements on our vehicles, our business, prospects, financial condition and results of operations could be materially and adversely affected. We may become subject to significant and unexpected expenses as well as claims from our customers, including loss of revenue or damages. There can be no assurances that then-existing reserves will be sufficient to cover all claims. In addition, if future laws or regulations impose additional warranty obligations on us that go beyond our manufacturer’s warranty, we may be exposed to materially higher warranty, parts replacement and repair expenses than we expect, and our reserves may be insufficient to cover such expenses.

We have no experience to date in high volume manufacture of our vehicles.

We cannot provide any assurance as to whether we will be able to develop efficient, automated, low-cost production capabilities and processes and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our vehicles. Even if we are successful in developing our high volume production capability and processes and reliably source our component supply, no assurance can be given as to whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or force majeure events, or in time to meet our commercialization schedules or to satisfy the requirements of customers and potential customers. Any failure to develop such production processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, results of operations, prospects and financial condition. Bottlenecks and other unexpected challenges may also arise as we ramp production of the Lucid Air, and it will be important that we address them promptly while continuing to control our manufacturing costs. If we are not successful in doing so, or if we experience issues with our manufacturing process improvements, we could face delays in establishing and/or sustaining our production ramps or be unable to meet our related cost and profitability targets.

If we fail to successfully tool our manufacturing facilities or if our manufacturing facilities become inoperable, we will be unable to produce our vehicles and our business will be harmed.

While we have completed the initial phase of construction at our manufacturing facilities in Casa Grande, Arizona, tooling our facilities for production of our vehicles and our future expansion plans are complicated and present significant challenges. For example, our manufacturing plans contemplate a compressed time period between finalization of the Lucid Air’s specifications for commercial production and the start of commercial production, which would require finalization of tooling in a short time period. In addition, certain of our suppliers may be unable to complete tooling with respect to finalized components of the Lucid Air in the planned timeframe after we deliver final component specifications, which could adversely affect our ability to begin commercial production of the Lucid Air on the expected timing and at the quality levels we require. As with any large-scale capital project, these efforts could be subject to delays, cost overruns or other complications. These risks could be exacerbated because we are building our facilities from the ground up to support our electric vehicle production processes, which differ substantially from traditional automobile production processes for which expertise is more readily available. In order to commence commercial production at our Casa Grande facilities, we will also need to hire and train a significant number of employees and integrate a yet-to-be-fully-developed supply chain. A failure to commence commercial production on schedule would lead to additional costs and would delay our ability to generate meaningful revenues. In addition, it could prevent us from gaining the confidence of potential customers, spur cancellations of reservations for the Lucid Air and open the door to increased competition. All of the foregoing could hinder our ability to successfully launch and grow our business and achieve a competitive position in the market.

In addition, if any of our manufacturing facilities are not constructed in conformity with our requirements, repair or remediation may be required to support our planned phased manufacturing build-out and could require us to take vehicle production offline, delay implementation of our planned phased manufacturing build-out, or construct alternate facilities, which could materially limit our manufacturing capacity, delay planned increases in manufacturing volumes, delay the start of production of the Project Gravity SUV or other future vehicles, or adversely affect our ability to timely sell and deliver our electric vehicles to customers. Any repair or remediation efforts could also require us to bear substantial additional costs, including both the direct costs of such activities and potentially costly litigation or other legal proceedings related to any identified defect, and there can be no assurance that our insurance policies or other recoveries would be sufficient to cover all or any of such costs. Any of the foregoing consequences could have a material adverse effect on our business, prospects, results of operations and financial condition and could cause our results of operations to differ materially from our projections.

In addition, we expect to utilize a number of new manufacturing technologies, techniques and processes for our vehicles, such as motor winding equipment, and we may utilize additional new technologies, techniques and processes in the future. Certain design features in our vehicles present additional manufacturing challenges, such as large display screens and AD/ADAS hardware. There is no guarantee that we will be able to successfully and timely introduce and scale any such new processes or features.

Furthermore, our Casa Grande facilities and the equipment we use to manufacture our vehicles will be costly to repair or replace and could require substantial lead time to repair or replace and qualify for use. We will rely heavily on complex machinery for our operations, and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing plant will employ large-scale, complex machinery combining many components, which once deployed may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts that may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly decrease our operational efficiency, including by forcing manufacturing shutdowns in order to conduct repairs or troubleshoot manufacturing problems. Our facilities may also be harmed or rendered inoperable by natural or man-made disasters, including but not limited to earthquakes, tornadoes, flooding, fire, power outages, environmental hazards and remediation, costs associated with decommissioning of equipment, labor disputes and strikes, difficulty or delays in obtaining governmental permits and licenses, damages or defects in electronic systems, industrial accidents or health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our vehicles for some period of time. The inability to produce our vehicles or the backlog that could develop if our manufacturing plant is inoperable for even a short period of time may result in the loss of customers or harm our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all. Should operational risks materialize, they may result in the personal injury to or death of our workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

Our ability to start production and our future growth depends upon our ability to maintain relationships with our existing suppliers and source suppliers for our critical components, and to complete building out our supply chain, while effectively managing the risks due to such relationships.

Our success, including our ability to start production of the Lucid Air, will be dependent upon our ability to enter into supplier agreements and maintain our relationships with suppliers who are critical and necessary to the output and production of our vehicles. We also rely on suppliers to provide us with the components for our vehicles. The supplier agreements we have or may enter into with key suppliers in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. If these suppliers become unable to provide, or experience delays in providing, components, or if the supplier agreements we have in place are terminated, it may be difficult to find replacement components. Changes in business conditions, pandemics, governmental changes and other factors beyond our control or that we do not presently anticipate could affect our ability to receive components from our suppliers.

Further, we have not secured supply agreements for all of our components. We may be at a disadvantage in negotiating supply agreements for the production of our vehicles due to our limited operating history and the limited time period before the planned start of production of the Lucid Air. In addition, there is the possibility that finalizing the supply agreements for the parts and components of our vehicles will cause significant disruption to our operations, or such supply agreements could be at costs that make it difficult for us to operate profitably.

If we do not enter into long-term supplier agreements with guaranteed pricing for our parts or components, we may be exposed to fluctuations in prices of components, materials and equipment. Agreements for the purchase of battery cells and other components contain or are likely to contain pricing provisions that are subject to adjustment based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials and equipment would increase our operating costs and could reduce our margins if we cannot recoup the increased costs. Any attempts to increase the announced or expected prices of our vehicles in response to increased costs could be viewed negatively by our potential customers and could adversely affect our business, prospects, financial condition or results of operations.

We are dependent on our suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our results of operations and financial condition.

We rely on hundreds of third-party suppliers for the provision and development of many of the key components and materials used in our vehicles. While we plan to obtain components from multiple sources whenever possible, many of the components used in our vehicles will be purchased by us from a single source, and our limited, and in many cases single-source, supply chain exposes us to multiple potential sources of delivery failure or component shortages for our production. Our third-party suppliers may not be able to meet our required product specifications and performance characteristics, which would impact our ability to achieve our product specifications and performance characteristics as well. This risk is heightened by the compressed period we anticipate between finalization of the Lucid Air and the start of commercial production, which may not provide all suppliers with sufficient time to begin production of finalized components of the Lucid Air in the planned timeframe or at the quality levels we demand and could cause delays in the planned start of production of the Lucid Air or issues with initial quality levels of the Lucid Air. Additionally, our third-party suppliers may be unable to obtain required certifications or provide necessary warranties for their products that are necessary for use in our vehicles. We may also be impacted by changes in our supply chain or production needs, including cost increases from our suppliers, in order to meet our quality targets and development timelines as well as due to design changes. Likewise, any significant increases in our production may in the future require us to procure additional components in a short amount of time. Our suppliers may not ultimately be able to sustainably and timely meet our cost, quality and volume needs, requiring us to replace them with other sources. If we are unable to obtain suitable components and materials used in our vehicles from our suppliers or if our suppliers decide to create or supply a competing product, our business could be adversely affected. Further, if we are unsuccessful in our efforts to control and reduce supplier costs, our results of operations will suffer.

In addition, we could experience delays if our suppliers do not meet agreed upon timelines or experience capacity constraints. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of our vehicles until an alternative supplier is able to supply the required material. Even in cases where we may be able to establish alternate supply relationships and obtain or engineer replacement components for our single source components, we may be unable to do so quickly, or at all, at prices or quality levels that are acceptable to us. This risk is heightened by the fact that we have less negotiating leverage with suppliers than larger and more established automobile manufacturers, which could adversely affect our ability to obtain necessary components and materials on favorable pricing and other terms, or at all. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.

Furthermore, as the scale of our vehicle production increases, we will need to accurately forecast, purchase, warehouse and transport components to our manufacturing facilities and servicing locations internationally and at much higher volumes. If we are unable to accurately match the timing and quantities of component purchases to our actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain, we may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on our results of operations and financial condition.

In addition, as we develop an international manufacturing footprint, we will face additional challenges with respect to international supply chain management and logistics costs. If we are unable to access or develop localized supply chains in the regions where we develop manufacturing facilities with the quality, costs and capabilities required, we could be required to source components from distant suppliers, which would increase our logistics and manufacturing costs, increase the risk and complexity of our supply chain and significantly impair our ability to develop cost-effective manufacturing operations, which could have a material adverse effect on our business, results of operations and financial condition.

Furthermore, unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, tariffs, natural disasters, health epidemics such as the ongoing COVID-19 pandemic, and other factors beyond our and our suppliers’ control could also affect these suppliers’ ability to deliver components to us on a timely basis. We have also identified certain of our suppliers, including certain suppliers we deem critical, as having poor financial health or being at risk of bankruptcy. Although we routinely review our suppliers’ financial health and attempts to identify alternate suppliers where possible, the loss of any supplier, particularly a single- or limited-source supplier, or the disruption in the supply of components from our suppliers, could lead to vehicle design changes, production delays, idle manufacturing facilities and potential loss of access to important technology and parts for producing, servicing and supporting our vehicles, any of which could result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, results of operations and financial condition. In addition, if our suppliers experience substantial financial difficulties, cease operations or otherwise face business disruptions, including as a result of the effects of the COVID-19 pandemic, we may be required to provide substantial financial support to ensure supply continuity, which could have an additional adverse effect on our liquidity and financial condition.

We may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. We will be required to provide forecasts of our demand to our suppliers several months prior to the scheduled delivery of vehicles to our prospective customers. Currently, there is no historical basis for making judgments about the demand for our vehicles or our ability to develop, manufacture, and deliver vehicles, or our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of vehicles to our customers could be delayed, which would harm our business, financial condition and results of operations.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm our business.

Once we begin commercial production of our vehicles or any future energy storage systems, we may experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and adversely impact our business, results of operations, prospects and financial condition. We use various materials in our business, including aluminum, steel, lithium, nickel, copper, cobalt, neodymium, terbium, praseodymium and manganese, as well as lithium-ion cells and semiconductors from suppliers. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of electric vehicles and energy storage products by our competitors, and could adversely affect our business and results of operations. For instance, we are exposed to multiple risks relating to lithium-ion cells. These risks include:

●	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;
●	an increase in the cost, or decrease in the available supply, of materials, such as cobalt, used in lithium-ion cells;
●	disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and
●	fluctuations in the value of any foreign currencies, and the Korean Won in particular, in which battery cell and related raw material purchases are or may be denominated against the U.S. dollar.

Our ability to manufacture our vehicles or any future energy storage systems will depend on the continued supply of battery cells for the battery packs used in our products. We have limited flexibility in changing battery cell suppliers, and any disruption in the supply of battery cells from such suppliers could disrupt production of our vehicles until a different supplier is fully qualified. Furthermore, our ability to manufacture our vehicles depends on continuing access to semiconductors and components that incorporate semiconductors. A global semiconductor supply shortage is having wide-ranging effects across multiple industries and the automotive industry in particular, and it has impacted many automotive suppliers and manufacturers, including us, that incorporate semiconductors into the parts they supply or manufacture. We have experienced and may continue to experience an impact on our operations as a result of the semiconductor supply shortage, and such shortage could in the future have a material impact on us or our suppliers, which could delay the start of production of the Lucid Air or planned future vehicles, impair our ability to continue production once started or force us or our suppliers to pay exorbitant rates for continued access to semiconductors, and of which could have a material adverse effect on our business, prospects and results of operations. In addition, prices and transportation expenses for these materials fluctuate depending on many factors beyond our control, including fluctuations in supply and demand, currency fluctuations, tariffs and taxes, fluctuations and shortages in petroleum supply, freight charges and other economic and political factors. Substantial increases in the prices for our materials or prices charged to us, such as those charged by battery cell or semiconductor suppliers, would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and reservations and materially and adversely affect our brand, image, business, results of operations, prospects and financial condition.

We must develop complex software and technology systems, including in coordination with vendors and suppliers, in order to produce our electric vehicles, and there can be no assurance such systems will be successfully developed.

Our vehicles, including the Lucid Air, will use a substantial amount of third-party and in-house software and complex technological hardware to operate, some of which is still subject to further development and testing. The development and implementation of such advanced technologies is inherently complex, and we will need to coordinate with our vendors and suppliers in order to integrate such technology into our electric vehicles and ensure it interoperates with other complex technology as designed and as expected. We may fail to detect defects and errors that are subsequently revealed, and our control over the performance of third-party services and systems may be limited. Any defects or errors in, or which are attributed to, our technology, could result in, among other things:

●	delayed start of production and delivery of our vehicles, including the Lucid Air;

●	delayed market acceptance of our vehicles;
●	loss of customers or inability to attract new customers;
●	diversion of engineering or other resources for remedying the defect or error;
●	damage to our brand or reputation;
●	increased service and warranty costs;
●	legal action by customers or third parties, including product liability claims; and
●	penalties imposed by regulatory authorities.

In addition, if we are unable to develop the software and technology systems necessary to operate our vehicles, our competitive position will be harmed. We rely on third-party suppliers to develop a number of technologies for use in our products, including Continental, Bosch, Valeo, Cogent, Quanta, Robosense, Via, Primax, Eletrobit, Here, Ublox, Renesas, Blackberry, Qt and DSP Concepts. There can be no assurances that our suppliers will be able to meet the technological requirements, production timing and volume requirements to support our business plan. In addition, such technology may not satisfy the cost, performance useful life and warranty characteristics we anticipate in our business plan, which could materially adversely affect our business, prospects and results of operations.

Our facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, health epidemics or pandemics, or security incidents.

We may be impacted by natural disasters, wars, health epidemics or pandemics or other events outside of our control. For example, our corporate headquarters are located in seismically active regions in Northern California, and our manufacturing facilities in Arizona are located in a sandstorm-, flood- and tornado-prone area. If major disasters such as earthquakes, wildfires, floods, tornadoes or other events occur, or our information system or communications network breaks down or operates improperly, our headquarters and manufacturing facilities may be seriously damaged, or we may have to stop or delay production and shipment of our products. In addition, the ongoing COVID-19 pandemic has impacted economic markets, manufacturing operations, supply chains, employment and consumer behavior in nearly every geographic region and industry across the world, and we have been, and may in the future be, adversely affected as a result. Furthermore, we could be impacted by physical security incidents at our facilities, which could result in significant damage to such facilities that could require us to delay or discontinue production of our vehicles. In addition, we have established a foreign trade zone with respect to certain of our facilities in Casa Grande, Arizona. To the extent any such physical security incidents are determined to result from insufficient security measures, we could face the risk of loss of our foreign trade zone approval, as well as financial penalties or fines, which could increase the cost of our duties and tariffs. See “— Risks Related to Litigation and Regulation — A failure to properly comply with foreign trade zone laws and regulations could increase the cost of our duties and tariffs.” We may incur significant expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, results of operations and financial condition.

If we update or discontinue the use of our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.

We have invested and expect to continue to invest significantly in what we believe is state of the art tooling, machinery and other manufacturing equipment, and we depreciate the cost of such equipment over their expected useful lives. However, manufacturing technology may evolve rapidly, and we may decide to update our manufacturing processes more quickly than expected. Moreover, as we initiate and ramps the commercial production of our vehicles, our experience may cause us to discontinue the use of already installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and our results of operations could be negatively impacted.

Our vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs within our vehicles and any future energy storage systems will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have designed our battery packs to passively contain a single cell’s release of energy without spreading to neighboring cells, once our vehicles are commercially available, a field or testing failure of our vehicles or other battery packs that we produce could occur. In addition, although we intend to equip our vehicles with systems designed to detect and warn vehicle occupants of such thermal events, there can be no assurance that such systems will function as designed or will provide vehicle occupants with sufficient or any warning. Any such events or failures of our vehicles, battery packs or warning systems could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our vehicles, could seriously harm our business and reputation.

In addition, once we begin manufacturing our vehicles and any future energy storage products, we will need to store a significant number of lithium-ion cells at our Casa Grande, Arizona manufacturing facilities. Any mishandling of battery cells or safety issue or fire related to the cells could disrupt our operations. Such damage or injury could also lead to adverse publicity and potentially a safety recall. In addition, the transportation and effective storage of lithium-ion batteries is also tightly regulated by the U.S. Department of Transportation and other regulatory bodies, and any failure to comply with such regulation could result in fines, loss of permits and licenses or other regulatory consequences, which could limit our ability to manufacture and deliver our vehicles and negatively affect our results of operations and financial condition. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, results of operations and financial condition.

Risks Related to Cybersecurity and Data Privacy

Any unauthorized control, manipulation, interruption or compromise of or access to our products or information technology systems could result in loss of confidence in us and our products, harm our business and materially adversely affect our financial performance, results of operations or prospects.

Our products contain complex information technology systems. For example, our vehicles are designed with built-in data connectivity to accept and install periodic remote updates to improve their functionality. In addition, we expect to collect, store, transmit and otherwise process data from vehicles, customers, employees and other third parties as part of our business operations, which may include personal data or confidential or proprietary information. We also work with third-party service providers and vendors that collect, store and process such data on our behalf. We have taken certain measures to prevent unauthorized access and plan to continue to deploy additional measures as we grow. Our third-party service providers and vendors also take steps to protect the security and integrity of our and their information technology systems and our and their customers’ information. However, there can be no assurance that such systems and measures will not be compromised as a result of intentional misconduct, including by employees, contractors, or vendors, as well as by software bugs, human error, or technical malfunctions.

Furthermore, hackers may in the future attempt to gain unauthorized access to, modify, alter and use our vehicles, products and systems to (i) gain control of, (ii) change the functionality, user interface and performance characteristics of or (iii) gain access to data stored in or generated by, our vehicles, products and systems. Advances in technology, an increased level of sophistication and diversity of our products and services, an increased level of expertise of hackers and new discoveries in the field of cryptography could lead to a compromise or breach of the measures that we or our third-party service providers use. We and our third-party service providers’ systems have in the past and may in the future be affected by security incidents. Our systems are also vulnerable to damage or interruption from, among other things, computer viruses, ransomware, computer denial or degradation of service attacks, telecommunications failures, social engineering schemes, domain name spoofing, insider theft, physical theft, fire, terrorist attacks, natural disasters, power loss, war, or misuse or other attempts to harm our products and systems. Our and our third-party service providers’ or vendors’ data centers could be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our or our third-party service providers’ or vendors’ data centers could result in lengthy interruptions in our service. There can be no assurance that any security or other operational measures that we or our third-party service providers or vendors have implemented will be effective against any of the foregoing threats or issues.

If we are unable to protect our products and systems (and the information stored in our systems) from unauthorized access, use, disclosure, disruption, modification, destruction or other breach, such problems or security breaches could have negative consequences for our business and future prospects, including causing monetary losses, giving rise to liabilities under our contracts or to the owners of the applicable information, subjecting us to substantial fines, penalties, damages and other liabilities under applicable laws and regulations, incurring substantial costs to respond to, investigate and remedy such incidents, reducing customer demand for our products, harming our reputation and brand and compromising or leading to a loss of protection of our intellectual property or trade secrets. In addition, regardless of their veracity, reports of unauthorized access to our vehicles, systems or data, as well as other factors that may result in the perception that our vehicles, systems or data are capable of being “hacked,” could negatively affect our brand. In addition, some members of the U.S. federal government, including certain members of Congress and the National Highway Traffic Safety Administration (“NHTSA”), have recently focused attention on automotive cybersecurity issues and may in the future propose or implement regulations specific to automotive cybersecurity. In addition, the United Nations Economic Commission for Europe has introduced new regulations governing connected vehicle cybersecurity, which became effective in January 2021 and are expected to apply in the European Union to all new vehicle types beginning in July 2022 and to all new vehicles produced from July 2024. Such regulations are also in effect, or expected to come into effect, in certain other international jurisdictions. These and other regulations could adversely affect the timing of our entry into the European or other markets, and if such regulations or other future regulations are inconsistent with our approach to automotive cybersecurity, we would be required to modify our systems to comply with such regulations, which would impose additional costs and delays and could expose us to potential liability to the extent our automotive cybersecurity systems and practices are inconsistent with such regulation.

We may not have adequate insurance coverage to cover losses associated with any of the foregoing, if any. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

Furthermore, we are continuously expanding and improving our information technology systems. In particular, our volume production of the Lucid Air and planned future vehicles will necessitate continued development, maintenance and improvement of our information technology and communication systems in the United States and abroad, such as systems for product data management, procurement, inventory management, production planning and execution, sales, service and logistics, dealer management, financial, tax and regulatory compliance systems. Our ability to operate our business will depend on the availability and effectiveness of these systems. The implementation, maintenance, segregation and improvement of these systems require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving and expanding our core systems as well as implementing new systems, including the disruption of our data management, procurement, manufacturing execution, finance, supply chain and sales and service processes. We cannot be certain that these systems or their required functionality will be effectively and timely developed, implemented, maintained or expanded as planned. If we are unsuccessful in any of the foregoing, our operations may be disrupted, our ability to accurately or timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. If these systems or their functionality do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

In addition, our vehicles depend on the ability of software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware, including any over-the-air or other updates, may contain, errors, bugs, design defects or vulnerabilities, and our systems may be subject to technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities may be inherently difficult to detect and may only be discovered after code has been released for external or internal use. Although we will attempt to remedy any issues we observe in our vehicles as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers. Additionally, if we are able to deploy updates to the software addressing any issues but our over-the-air update procedures fail to properly update the software, our customers would then be responsible for installing such updates to the software and their software will be subject to these vulnerabilities until they do so. Any compromise of our intellectual property, proprietary information, systems or vehicles or inability prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware may cause us to suffer lengthy interruptions to our ability to operate our business and our customers’ ability to operate their vehicles, damage to our reputation, loss of customers, loss of revenue, governmental fines, investigations or litigation or liability for damages, any of which could materially adversely affect our business, results of operations, prospects and financial condition.

We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business.

In the course of our operations, we collect, use, store, disclose, transfer and otherwise process personal information from our customers, employees and third parties with whom we conduct business, including names, accounts, user IDs and passwords, and payment or transaction related information. Additionally, we will use our vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, mileage and driving behavior, in order to aid it in vehicle diagnostics, repair and maintenance, as well as to help us customize and improve the driving and riding experience. Accordingly, we are subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of our employees, customers and other third parties with whom we conduct business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on our business, financial condition and results of operations.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. The European Union adopted the General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018, and California adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020. Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is collected. Compliance with existing, proposed and recently enacted laws and regulations (including implementation of the privacy and process enhancements called for under the GDPR and CCPA) can be costly, and any failure to comply with these regulatory standards could subject us to legal and reputational risks.

Specifically, the CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages for violations and a private right of action for certain data breaches. The CCPA requires covered businesses to provide California residents with new privacy-related disclosures and new ways to opt-out of certain uses and disclosures of personal information. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Additionally, effective in most respects starting on January 1, 2023, the California Privacy Rights Act (“CPRA”), will significantly modify the CCPA, including by expanding California residents’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA.

Other states have begun to propose similar laws. Compliance with applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business. In particular, certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Failure to comply with applicable laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against us, which could result in substantial fines, damages and other liability as well as damage to our reputation and credibility, which could have a negative impact on revenues and profits.

We post public privacy policies and other documentation regarding our collection, processing, use and disclosure of personal information. Although we endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, contractors, service providers, vendors or other third parties fail to comply with our published policies and documentation. Such failures could carry similar consequences or subject us to potential local, state and federal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Claims that we have violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices could, even if we are not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and other third parties of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and our customers losing confidence in the effectiveness of our security measures and could require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

Risks Related to Our Employees and Human Resources

The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair our ability to expand our business.

Our success is substantially dependent upon the continued service and performance of our senior management team and key technical and vehicle management personnel. Our employees, including our senior management team, are at-will employees, and therefore may terminate employment with us at any time with no advance notice. Although we anticipate that our management and key personnel will remain in place following the Transactions, it is possible that we could lose some key personnel. The replacement of any members of our senior management team or other key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of our business objectives. Our future success also depends, in part, on our ability to continue to attract, integrate and retain highly skilled personnel. Competition for highly skilled personnel is frequently intense, especially in the San Francisco Bay Area, where we have a substantial presence and need for highly skilled personnel, including, in particular, engineers. As with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into our profitability. Because we operate in a newly emerging industry, there may also be limited personnel available with relevant business experience, and such individuals may be subject to non-competition and other agreements that restrict their ability to work for us. This challenge may be exacerbated for us as we attempt to transition from start-up to full-scale commercial vehicle manufacturing and sales in a very short period of time under the unforeseeable business conditions which continue to evolve as a result of the impact of COVID-19. Our inability to attract and retain key personnel may materially and adversely affect our business operations. Any failure by our management to effectively anticipate, implement and manage the changes required to sustain our growth would have a material adverse effect on our business, financial condition and results of operations.

We are highly dependent on the services of Peter Rawlinson, our Chief Executive Officer and Chief Technology Officer.

We are highly dependent on the services of Peter Rawlinson, our Chief Executive Officer and Chief Technology Officer. Mr. Rawlinson is a significant influence on and driver of our technology development and business plan. If Mr. Rawlinson were to discontinue his service with us due to death, disability or any other reason, we would be significantly disadvantaged.

We will need to hire and train a significant number of employees to engage in full-scale commercial manufacturing operations, and our business could be adversely affected by labor and union activities.

We will need to hire and train a significant number of employees to engage in full-scale commercial manufacturing operations. This needs to be accomplished in a very short period of time in order for us to commence commercial production and sales in the second half of 2021 as targeted. There are various risks and challenges associated with hiring, training and managing a large workforce, and these risks and challenges may be exacerbated by the short period of time in which we intend to scale up our hourly workforce. Although the area surrounding our Casa Grande, Arizona manufacturing facilities is home to a highly trained workforce with experience in engineering and manufacturing, this workforce does not have significant experience with electric vehicle manufacturing, and many jobs will require significant training. If we are unsuccessful in hiring and training a workforce in a timely and cost-effective manner, our business, financial condition and results of operations could be adversely affected.

Furthermore, although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Moreover, regulations in some jurisdictions outside of the U.S. mandate employee participation in industrial collective bargaining agreements and work councils with certain consultation rights with respect to the relevant companies’ operations. In the event our employees seek to join or form a labor union, we could be subject to risks as we engage in and attempt to finalize negotiations with any such union, including potential work slowdowns or stoppages, delays and increased costs. Furthermore, we may be directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or results of operations. If a work stoppage occurs, it could delay the manufacture and sale of our products and have a material adverse effect on our business, prospects, results of operations or financial condition.

Misconduct by our employees and independent contractors during and before their employment with us could expose us to potentially significant legal liabilities, reputational harm and/or other damages to our business.

Many of our employees play critical roles in ensuring the safety and reliability of our vehicles and/or our compliance with relevant laws and regulations. Certain of our employees have access to sensitive information and/or proprietary technologies and know-how. While we have adopted codes of conduct for all of our employees and implemented detailed policies and procedures relating to intellectual property, proprietary information and trade secrets, we cannot assure you that our employees will always abide by these codes, policies and procedures nor that the precautions we take to detect and prevent employee misconduct will always be effective. If any of our employees engage in any misconduct, illegal or suspicious activities, including but not limited to misappropriation or leakage of sensitive customer information or proprietary information, we and such employees could be subject to legal claims and liabilities and our reputation and business could be adversely affected as a result.

In addition, while we have screening procedures during the recruitment process, we cannot assure you that we will be able to uncover misconduct of job applicants that occurred before we offered them employment, or that we will not be affected by legal proceedings against our existing or former employees as a result of their actual or alleged misconduct. Any negative publicity surrounding such cases, especially in the event that any of our employees is found to have committed any wrongdoing, could negatively affect our reputation and may have an adverse impact on our business.

Furthermore, we face the risk that our employees and independent contractors may engage in other types of misconduct or other illegal activity, such as intentional, reckless or negligent conduct that violates production standards, workplace health and safety regulations, fraud, abuse or consumer protection laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and results of operations, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and results of operations.

Risks Related to Litigation and Regulation

We are subject to substantial laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon our operations or products, and any failure to comply with these laws and regulations, including as they evolve, could substantially harm our business and results of operations.

We are or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and with respect to constructing, expanding and maintaining our facilities. The costs of compliance, including remediating contamination if any is found on our properties and any changes to our operations mandated by new or amended laws, may be significant. We may also face unexpected delays in obtaining permits and approvals required by such laws in connection with our manufacturing facilities, which would hinder our ability to commence or continue our commercial manufacturing operations. Such costs and delays may adversely impact our business prospects and results of operations. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of our operations.

In addition, motor vehicles are subject to substantial regulation under international, federal, state and local laws. We have incurred, and expect to continue to incur, significant costs in complying with these regulations. Any failures to comply could result in significant expenses, delays or fines. In the United States, vehicles must meet or exceed all federally mandated motor vehicle safety standards to be certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. The Lucid Air and any future vehicles will be subject to substantial regulation under federal, state and local laws and standards. These regulations include those promulgated by the U.S. Environmental Protection Agency, NHTSA, other federal agencies, various state agencies and various state boards, and compliance certification is required for each new model year and changes to the model within a model year. These laws and standards are subject to change from time to time, and we could become subject to additional regulations in the future, which would increase the effort and expense of compliance. In addition, federal, state and local laws and industrial standards for electric vehicles are still developing, and we face risks associated with changes to these regulations, which could have an impact on the acceptance of our electric vehicles, and increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote electric vehicles. Compliance with these regulations is challenging, burdensome, time consuming and expensive. If compliance results in delays or substantial expenses, our business could be adversely affected.

We also expect to become subject to laws and regulations applicable to the supply, manufacture, import, sale and service of automobiles internationally, including in Europe, the Middle East and China. Applicable regulations in countries outside of the U.S., such as standards relating to vehicle safety, fuel economy and emissions, among other things, are often materially different from requirements in the United States. Compliance with such regulations will therefore require additional time, effort and expense to ensure regulatory compliance in those countries. This process may include official review and certification of our vehicles by foreign regulatory agencies prior to market entry, as well as compliance with foreign reporting and recall management systems requirements. There can be no assurance that we will be able to achieve foreign regulatory compliance in a timely manner and at our expected cost, or at all, and the costs of achieving international regulatory compliance or the failure to achieve international regulatory compliance could harm our business, prospects, results of operations and financial condition.

We may face regulatory limitations on our ability to sell vehicles directly, which could materially and adversely affect our ability to sell our vehicles.

Our business plan includes the direct sale of vehicles to retail consumers. The laws governing licensing of dealers and sales of motor vehicles vary from state to state. Most states require a dealer license to sell new motor vehicles within the state, and many states prohibit manufacturers from being a licensed dealer and directly selling new motor vehicles to retail consumers. We anticipate that we can become a licensed dealer in certain states. In some states, we have also opened or expect to open Lucid Studios to educate and inform customers about our vehicles, but not all such Lucid Studios will actually transact in the sale of vehicles. The application of these state laws to our operations continues to be difficult to predict. Laws in some states have limited our ability to obtain dealer licenses from state motor vehicle regulators and may continue to do so.

We may face legal challenges to this distribution model. For instance, in states where direct sales are not permitted, dealers and their lobbying organizations may complain to the government or regulatory agencies that we are acting in the capacity of a dealer without a license. In some states, regulators may restrict or prohibit us from directly providing warranty repair service, or from contracting with third parties who are not licensed dealers to provide warranty repair service. Even if regulators decide to permit us to sell vehicles, such decisions may be challenged by dealer associations and others as to whether such decisions comply with applicable state motor vehicle industry laws. Further, even in jurisdictions where we believe applicable laws and regulations do not currently prohibit our direct sales model or where we have reached agreements with regulators, legislatures may impose additional limitations. For example, the Michigan House of Representatives recently passed a bill, House Bill 6233, which would have restricted our direct sales model. Although the bill was not taken up by the Michigan Senate, similar legislation may be passed in the future in Michigan or in other jurisdictions. Because the laws vary from state to state, our distribution model must be carefully established, and our sales and service processes must be continually monitored for compliance with the various state requirements, which change from time to time. Regulatory compliance and likely challenges to the distribution model may add to the cost of our business.

We may choose to or be compelled to undertake product recalls or take other actions, which could adversely affect our business, prospects, results of operations, reputation and financial condition.

Product recalls in the future may result in adverse publicity, damage our reputation and adversely affect our business, prospects, results of operations and financial condition. In the future, we may, voluntarily or involuntarily, initiate a recall if any of our electric vehicles or components (including our battery cells) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. If a large number of vehicles are the subject of a recall or if needed replacement parts are not in adequate supply, we may be unable to service and repair recalled vehicles for a significant period of time. These types of disruptions could jeopardize our ability to fulfill existing contractual commitments or satisfy demand for our electric vehicles and could also result in the loss of business to our competitors. Such recalls, whether caused by systems or components engineered or manufactured by us or our suppliers, would involve significant expense and diversion of management’s attention and other resources, which could adversely affect our brand image in our target market and our business, prospects, results of operations and financial condition.

We may in the future be subject to legal proceedings, regulatory disputes and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention, and materially harm our business, results of operations, cash flows and financial condition.

From time to time, we may be subject to claims, lawsuits, government investigations and other proceedings involving product liability, consumer protection, competition and antitrust, intellectual property, privacy, securities, tax, labor and employment, health and safety, our direct distribution model, environmental claims, commercial disputes and other matters that could adversely affect our business, results of operations, cash flows and financial condition. In the ordinary course of business, we have been the subject of complaints or litigation, including claims related to employment matters.

Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Additionally, our litigation costs could be significant, even if we achieve favorable outcomes. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify, make temporarily unavailable or stop manufacturing or selling our vehicles in some or all markets, all of which could negatively affect our sales and revenue growth and adversely affect our business, prospects, results of operations, cash flows and financial condition.

The results of litigation, investigations, claims and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, results of operations, cash flows and financial condition. In addition, the threat or announcement of litigation or investigations by governmental authorities or other parties, irrespective of the merits of the underlying claims, may itself have an adverse impact on the trading price of our common stock.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, results of operations and financial condition. The automotive industry experiences significant product liability claims, and we face inherent risks of exposure to claims in the event our future production vehicles do not perform or are claimed not to perform as expected or malfunction, resulting in property damage, personal injury or death. We also expect that, as is true for other automakers, our vehicles will be involved in crashes resulting in death or personal injury, and even if not caused by the failure of our vehicles, we may face product liability claims and adverse publicity in connection with such incidents. In addition, we may face claims arising from or related to failures, claimed failures or misuse of new technologies that we expect to offer, including AD/ADAS features in our vehicles. See “— Risks Related to Litigation and Regulation — AD/ADAS technology is subject to uncertain and evolving regulations.” In addition, the battery packs that we produce make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have designed our battery packs to passively contain a single cell’s release of energy without spreading to neighboring cells, there can be no assurance that a field or testing failure of our vehicles or other battery packs that we produce will not occur, in particular due to a high-speed crash. In addition, although we intend to equip our vehicles with systems designed to detect and warn vehicle occupants of such thermal events, there can be no assurance that such systems will function as designed or will provide vehicle occupants with sufficient or any warning. Any such events or failures of our vehicles, battery packs or warning systems could subject us to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive.

A successful product liability claim against us could require us to pay a substantial monetary award. Our risks in this area are particularly pronounced given that we have not yet deployed our vehicles for consumer use and in light of the limited field experience of our vehicles. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of our future vehicles, which would have material adverse effect on our brand, business, prospects and results of operations. Our insurance coverage might not be sufficient to cover all potential product liability claims, and insurance coverage may not continue to be available to us or, if available, may be at a significantly higher cost. Any lawsuit seeking significant monetary damages or other product liability claims may have a material adverse effect on our reputation, business and financial condition.

We may be exposed to delays, limitations and risks related to the environmental permits and other operating permits required to operate our manufacturing facilities.

Operation of an automobile manufacturing facility requires land use and environmental permits and other operating permits from federal, state and local government entities. While we believe that we have the permits necessary to carry out and perform our current plans and operations at our Casa Grande, Arizona manufacturing facilities based on our current target production capacity, we are in the process of applying for and securing other environmental permits and final certificates of occupancy necessary for the commercial operation of such facilities. We plan to expand our manufacturing facilities and construct additional manufacturing facilities over time to achieve a future target production capacity and will be required to apply for and secure various environmental, wastewater, and land use permits and certificates of occupancy necessary for the commercial operation of such expanded and additional facilities. Delays, denials or restrictions on any of the applications for or assignment of the permits to operate our manufacturing facilities could adversely affect our ability to execute on our business plans and objectives based on our current target production capacity or our future target production capacity. See “— Risks Related to Manufacturing and Supply Chain — We have experienced and may in the future experience significant delays in the design, manufacture, launch and financing of the Lucid Air, which could harm our business and prospects.”

We are subject to various environmental, health and safety laws and regulations that could impose substantial costs on us and cause delays in expanding our production facilities.

Our operations are subject to federal, state and local environmental laws and regulations and will be subject to international environmental laws, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental, health and safety laws and regulations are complex, and we have limited experience complying with them. Moreover, we may be affected by future amendments to such laws or other new environmental, health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, results of operations and financial condition. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations could result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

Contamination at properties we own or operate, properties we formerly owned or operated or properties to which we sent hazardous substances may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or results of operations.

Our operations are also subject to federal, state, and local workplace safety laws and regulations, including, but not limited to, the Occupational Health and Safety Act, which require compliance with various workplace safety requirements, including requirements related to environmental safety. These laws and regulations can give rise to liability for oversight costs, compliance costs, bodily injury (including workers’ compensation), fines, and penalties. Additionally, non-compliance could result in delay or suspension of production or cessation of operations. The costs required to comply with workplace safety laws can be significant, and non-compliance could adversely affect our production or other operations, including with respect to the planned start of production of the Lucid Air, which could have a material adverse effect on our business, prospects and results of operations.

AD/ADAS technology is subject to uncertain and evolving regulations.

We expect to introduce certain AD/ADAS technologies into our vehicles over time. AD/ADAS technology is subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which is beyond our control. There is a variety of international, federal and state regulations that may apply to self-driving and driver-assisted vehicles, which include many existing vehicle standards that were not originally intended to apply to vehicles that may not have a driver. There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, NHTSA has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and foreign countries, which increases the likelihood of a patchwork of complex or conflicting regulations or may delay products or restrict self-driving features and availability, which could adversely affect our business. Our vehicles may not achieve the requisite level of autonomy that may be required in some countries or jurisdictions for certification and rollout to consumers or satisfy changing regulatory requirements which could require us to redesign, modify or update our AD/ADAS hardware and related software systems. Any such requirements or limitations could impose significant expense or delays and could harm our competitive position, which could adversely affect our business, prospects, results of operations and financial condition.

We are subject to U.S. and foreign anti-corruption, anti-money laundering and anti-boycott laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which it expects to conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

We are subject to governmental export and import controls and laws that could subject us to liability if we are not in compliance with such laws.

Our vehicles are subject to export control, import and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of our vehicles and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. In addition, we may in the future establish international operations for the reassembly or manufacture of our vehicles, which could subject us to additional constraints under applicable export and import controls and laws.

In addition, changes to our vehicles, or changes in applicable export control, import or economic sanctions laws and regulations, may create delays in the introduction and sale of our vehicles and solutions or, in some cases, prevent the export or import of our vehicles to certain countries, governments, or persons altogether. Any change in export, import, or economic sanctions laws and regulations, shift in the enforcement or scope of existing laws and regulations or change in the countries, governments, persons or technologies targeted by such laws and regulations could also result in decreased use of our vehicles, as well decreasing our ability to export or market our vehicles to potential customers. Any decreased use of our vehicles or limitation on our ability to export or market our vehicles could adversely affect our business, prospects, results of operations and financial condition.

Changes in U.S. trade policy, including the imposition of tariffs and the resulting consequences, could adversely affect our business, prospects, results of operations and financial condition.

The U.S. government has adopted a new approach to trade policy and in some cases has attempted to renegotiate or terminate certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods, including steel and certain vehicle parts, which have begun to result in increased costs for goods imported into the United States. In response to these tariffs, a number of U.S. trading partners have imposed retaliatory tariffs on a wide range of U.S. products, which could make it costlier for us to export our vehicles to those countries. If we are unable to pass the costs of such tariffs on to our customer base or otherwise mitigate such costs, or if demand for our exported vehicles decreases due to the higher cost, our results of operations could be materially adversely affected. In addition, further tariffs have been proposed by the United States and its trading partners, and additional trade restrictions could be implemented on a broad range of products or raw materials. The resulting environment of retaliatory trade or other practices could harm our ability to obtain necessary inputs or sell our vehicles at prices customers are willing to pay, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

A failure to properly comply with foreign trade zone laws and regulations could increase the cost of our duties and tariffs.

We have established a foreign trade zone with respect to certain of our facilities in Casa Grande, Arizona, through qualification with U.S. Customs and Border Protection. Materials received in a foreign trade zone are not subject to certain U.S. duties or tariffs until the material enters U.S. commerce. We expect to benefit from the adoption of a foreign trade zone by reduced duties, deferral of certain duties and tariffs, and reduced processing fees, which we expect to help us realize a reduction in duty and tariff costs. However, the operation of our foreign trade zone requires compliance with applicable regulations, including with respect to the physical security of the foreign trade zone, and continued support of U.S. Customs and Border Protection with respect to the foreign trade zone program. If we are unable to maintain the qualification of our foreign trade zone, or if foreign trade zones are limited or unavailable to us in the future, our duty and tariff costs could increase, which could have an adverse effect on our business and results of operations.

Risks Related to Intellectual Property

We may fail to adequately obtain, maintain, enforce and protect our intellectual property and may not be able to prevent third parties from unauthorized use of our intellectual property and proprietary technology. If we are unsuccessful in any of the foregoing, our competitive position could be harmed and we could be required to incur significant expenses to enforce our rights.

Our ability to compete effectively is dependent in part upon our ability to obtain, maintain, enforce and protect our intellectual property and proprietary technology, but we may not be able to prevent third parties from unauthorized use of our intellectual property and proprietary technology, which could harm our business and competitive position. We establish and protects our intellectual property and proprietary technology through a combination of licensing agreements, third-party nondisclosure and confidentiality agreements and other contractual provisions, as well as through patent, trademark, copyright and trade secret laws in the United States and other jurisdictions. Despite our efforts to obtain and protect intellectual property rights, there can be no assurance that these protections will be available in all cases or will be adequate to prevent our competitors or other third parties from copying, reverse engineering or otherwise obtaining and using our technology or products or seeking court declarations that they do not infringe, misappropriate or otherwise violate our intellectual property. Failure to adequately obtain, maintain, enforce and protect our intellectual property could result in our competitors offering identical or similar products, potentially resulting in the loss of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition and results of operations.

The measures we take to obtain, maintain, protect and enforce our intellectual property, including preventing unauthorized use by third parties, may not be effective for various reasons, including the following:

●	any patent applications we file may not result in the issuance of patents;
●	we may not be the first inventor of the subject matter to which we have filed a particular patent application, and we may not be the first party to file such a patent application;
●	the scope of our issued patents may not be broad enough to protect our inventions and proprietary technology;
●	our issued patents may be challenged or invalidated by our competitors or other third parties;
●	patents have a finite term, and competitors and other third parties may offer identical or similar products after the expiration of our patents that cover such products;
●	our employees, contractors or business partners may breach their confidentiality, non-disclosure and non-use obligations;
●	competitors and other third parties may independently develop technologies that are the same or similar to ours;
●	the costs associated with enforcing patents or other intellectual property rights, or confidentiality and invention assignment agreements may make enforcement impracticable; and
●	competitors and other third parties may circumvent or otherwise design around our patents or other intellectual property.

Patent, trademark, copyright and trade secret laws vary significantly throughout the world. The laws of some foreign countries, including countries in which our products are sold, may not be as protective of intellectual property rights as those in the United States, and mechanisms for obtaining and enforcing intellectual property rights may be inadequate. Therefore, our intellectual property may not be as strong or as easily obtained or enforced outside of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. In addition, third parties may seek to challenge, invalidate or circumvent our patents, trademarks, copyrights, trade secrets or other intellectual property, or applications for any of the foregoing, which could permit our competitors or other third parties to develop and commercialize products and technologies that are the same or similar to ours.

While we have registered and applied for trademarks in an effort to protect our brand and goodwill with customers, competitors or other third parties have in the past and may in the future oppose our trademark applications or otherwise challenge our use of the trademarks and other brand names in which we have invested. Such oppositions and challenges can be expensive and may adversely affect our ability to maintain the goodwill gained in connection with a particular trademark. In addition, we may lose our trademark rights if we are unable to submit specimens of use by the applicable deadline to perfect such trademark rights.

It is our policy to enter into confidentiality and invention assignment agreements with our employees and contractors that have developed material intellectual property for us, but these agreements may not be self-executing and may not otherwise adequately protect our intellectual property, particularly with respect to conflicts of ownership relating to work product generated by the employees and contractors. Furthermore, we cannot be certain that these agreements will not be breached and that third parties will not gain access to our trade secrets, know-how and other proprietary technology. Third parties may also independently develop the same or substantially similar proprietary technology. Monitoring unauthorized use of our intellectual property is difficult and costly, as are the steps we have taken or will take to prevent misappropriation.

We have licensed and plan to further license patents and other intellectual property from third parties, including suppliers and service providers, and we may face claims that our use of this in-licensed technology infringes, misappropriates or otherwise violates the intellectual property rights of third parties. In such cases, we will seek indemnification from our licensors. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses. Furthermore, disputes may arise with our licensors regarding the intellectual property subject to, and any of our rights and obligations under, any license or other commercial agreement.

To prevent unauthorized use of our intellectual property, it may be necessary to prosecute actions for infringement, misappropriation or other violation of our intellectual property against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance that we will be successful in any such action. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing, misappropriating or otherwise violating our intellectual property. Any of the foregoing could adversely affect our business, prospects, financial condition and results of operations.

We may be sued by third parties for alleged infringement, misappropriation or other violation of their intellectual property, which could be time-consuming and costly and result in significant legal liability.

There is considerable patent and other intellectual property development activity in our industry. Companies, organizations and individuals, including our competitors, may hold or obtain patents, trademarks or other intellectual property that would prevent, limit or interfere with our ability to make, use, develop, sell, lease, market or otherwise exploit our vehicles, components or other technology, which could make it more difficult for us to operate our business. Our success depends in part on not infringing, misappropriating or otherwise violating the intellectual property of third parties. From time to time, we may receive communications from third parties, including our competitors, alleging that we are infringing, misappropriating or otherwise violating their intellectual property or otherwise asserting their rights and urging us to take licenses, and we may be found to be infringing, misappropriating or otherwise violating such rights. There can be no assurance that we can adequately mitigate the risk of potential suits or other legal demands by our competitors or other third parties. Accordingly, we may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or at all or that litigation will not occur, and such licenses and associated litigation could significantly increase our operating expenses. We may be unaware of the intellectual property and other proprietary rights of third parties that may cover some or all of our products or technologies. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against it, could have adverse effects on our business, including requiring that it:

●	pay substantial damages, including treble damages for willful infringement, or ongoing royalty payments;

●	cease developing, selling, leasing, using or incorporating certain components into vehicles or offering goods or services that incorporate or use the asserted intellectual property;
●	seek a license from the owner of the asserted intellectual property, which license may not be available on reasonable terms, or at all;
●	comply with other unfavorable terms; or
●	establish and maintain alternative branding for our products and services.

If any of our customers or indemnitees are alleged to have infringed, misappropriated or otherwise violated any third-party intellectual property, we would in general be required to defend or settle the litigation on their behalf. In addition, if we are unable to obtain licenses or modify our products or technologies to make them non-infringing, we might have to refund a portion of license fees paid to us and terminate those agreements, which could further exhaust our resources. In addition, we may pay substantial settlement amounts or royalties on future product sales to resolve claims or litigation, whether or not legitimately or successfully asserted against us. Even if we were to prevail in the actual or potential claims or litigation against us, any claim or litigation regarding our intellectual property could be costly and time-consuming and divert the attention and resources of our management and key personnel from our business operations. Such disputes, with or without merit, could also cause potential customers to refrain from purchasing our products or otherwise cause us reputational harm and negative publicity.

Furthermore, many of our employees were previously employed by other automotive companies or by suppliers to automotive companies. We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of these employees’ former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property or personnel. A loss of key personnel or our work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

Some of our products contain open source software, which may pose particular risks to our proprietary software, products and services in a manner that could harm our business.

We use open source software in our products and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement, which may be a costly and time-consuming process, and we may not be able to complete the re-engineering process successfully.

Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Financing and Strategic Transactions

We will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.

We anticipate that we will need to raise additional funds through equity or debt financings. Our business is capital-intensive, and we expect the costs and expenses associated with our planned operations will continue to increase in the near term. We do not expect to achieve positive cash flow from operations for several years, if at all. In addition, during the first year following the Closing, we expect to settle tax withholding obligations in connection with vesting of the CEO RSU Award (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — CEO RSU Award”) through “net settlement,” i.e., by remitting cash to satisfy the tax withholding obligation and withholding a number of the vested shares on each vesting date. The amount of the tax withholding due on each vesting date will be based on the fair value of our common stock on such vesting date. Depending on the fair value of our common stock and the number of RSUs vesting on any applicable vesting date, such net settlement could require us to expend substantial funds to satisfy tax withholding. Our plan to begin commercial production of our vehicles and grow our business is dependent upon the timely availability of funds and further investment in design, engineering, component procurement, testing, and the build-out of manufacturing capabilities. In addition, the fact that we have a limited operating history means that we have limited historical data on the demand for our vehicles. As a result, our future capital requirements are uncertain, and actual capital requirements may be greater than what we currently anticipate.

If we raise additional funds through further issuances of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing in the future could involve additional restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

We may not be able to obtain additional financing on terms favorable to us, if at all. Our ability to obtain such financing could be adversely affected by a number of factors, including general conditions in the global economy and in the global financial markets, including recent volatility and disruptions in the capital and credit markets, including as a result of the ongoing COVID-19 pandemic, or investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure, and we might not have sufficient resources to conduct or support our business as projected, which would have a material adverse effect on our results of operations, prospects and financial condition.

We will have broad discretion over the use of proceeds from the exercise of our warrants, and we may invest or spend the proceeds in ways with which investors do not agree and in ways that may not yield a return.

We will have broad discretion over the use of proceeds from the exercises of our warrants and options. Investors may not agree with our decisions, and our use of the proceeds may not yield a return on investment. We intend to use these net proceeds for general corporate purposes, which may include capital expenditures and working capital. Our use of these proceeds may differ substantially from our current plans. Our failure to apply the net proceeds from the exercises of warrants and options effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.

We may not be able to identify adequate strategic relationship opportunities or form strategic relationships, in the future.

We expect that strategic business relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to identify or secure suitable business relationship opportunities in the future or that our competitors will not capitalize on such opportunities before we do. We may not be able to offer similar benefits to other companies with which we would like to establish and maintain strategic relationships, which could impair our ability to establish such relationships. For example, we have partnered with Electrify America to provide our customers with access to Electrify America’s charging infrastructure, and we will rely on ongoing access to such infrastructure to provide our customers with charging solutions. If Electrify America terminates this partnership or otherwise fails to deliver the anticipated benefits of this partnership, our ability to provide a satisfactory customer experience will be harmed, and we will be required to identify alternate charging partners or invest in our own charging network. Our current and future alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

Moreover, identifying and executing on such opportunities could demand substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects and results of operations could be materially adversely affected.

We may acquire other businesses, which could require significant management attention, disrupt its business, dilute stockholder value and adversely affect our results of operations.

As part of our business strategy, we may make investments in complementary companies, solutions or technologies. We may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals. In addition, if we are unsuccessful at integrating such acquisitions or developing the acquired technologies, the revenue and results of operations of the combined company could be adversely affected. Further, the integration of acquired businesses or assets typically requires significant time and resources, which could result in a diversion of resources from our existing business, which could have an adverse effect on our operations, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or personnel or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect our financial condition or the value of our common stock. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stoockholders. The incurrence of indebtedness would result in increased fixed obligations and exposure to potential unknown liabilities of the acquired business and could also include covenants or other restrictions that would impede our ability to manage our operations.

Our financial results may vary significantly from period to period due to fluctuations in our operating costs, product demand and other factors.

We expect our period-to-period financial results to vary based on our operating costs and product demand, which we anticipate will fluctuate as we continue to design, develop and manufacture new vehicles, increase production capacity and establish or expand design, research and development, production, sales and service facilities. Our revenues from period to period may fluctuate as we identify and investigate areas of demand, adjust volumes and add new product derivatives based on market demand and margin opportunities, develop and introduce new vehicles or introduce existing vehicles to new markets for the first time. In addition, automotive manufacturers typically experience significant seasonality, with comparatively low sales in the first quarter and comparatively high sales in the fourth quarter, and we expect to experience similar seasonality when we begin commercial production and sale of the Lucid Air and future vehicles. Our period-to-period results of operations may also fluctuate because of other factors including labor availability and costs for hourly and management personnel; profitability of our vehicles, especially in new markets; changes in interest rates; impairment of long-lived assets; macroeconomic conditions, both nationally and locally; negative publicity relating to our vehicles; changes in consumer preferences and competitive conditions; or investment in expansion to new markets. As a result of these factors, we believe that quarter-to-quarter comparisons of our financial results, especially in the short term, may have limited utility as an indicator of future performance. Significant variation in our quarterly performance could significantly and adversely affect the trading price of our common stock.

Risks Related to Tax

Our ability to use net operating loss carryforwards and certain other tax attributes may be limited.

As of June 30, 2021, we had accumulated U.S. federal and state net operating loss carryforwards and research and development credits which may be available to offset and reduce future taxable income.

However, the U.S. federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. tax code, respectively, and similar provisions of state law. Under those sections of the U.S. tax code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited.

In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not yet completed an analysis of whether the business combination caused an “ownership change” for these purposes. In addition, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. If we undergo an ownership change, we may be prevented from fully utilizing the net operating loss carryforwards and tax credits existing at the time of the ownership change prior to their expiration. Future regulatory changes could also limit our ability to utilize net operating loss carryforwards and tax credits. To the extent we are not able to offset future taxable income with our net operating loss carryforwards and tax credits, our net income and cash flows may be adversely affected.

U.S. federal net operating losses that were incurred prior to 2018 and the California net operating losses are generally available and can be carried forward for 20 years. The U.S. federal research and development credits can be carried forward for 20 years, and the California research and development credits have no expiration date. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards and research and development credits before their expiration. Under legislative changes enacted in December 2017, U.S. federal net operating losses incurred in 2018 and subsequent years can be carried forward indefinitely, but the annual utilizable net operating losses may not be more than 80% of the taxable income. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law.

Unanticipated tax laws or any change in the application of existing tax laws to us or our customers may adversely impact our profitability and business.

We operate and are subject to income and other taxes in the United States and a growing number of other jurisdictions throughout the world. Existing domestic and foreign tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us (possibly with retroactive effect), which could require us to change our transfer pricing policies and pay additional tax amounts, fines or penalties, surcharges, and interest charges for past amounts due, the amounts and timing of which are difficult to discern. Existing tax laws, statutes, rules, regulations, or ordinances could also be interpreted, changed, modified, or applied adversely to our customers (possibly with retroactive effect) and, if our customers are required to pay additional surcharges, it could adversely affect demand for our vehicles. Furthermore, changes to federal, state, local, or international tax laws on income, sales, use, import/export, indirect, or other tax laws, statutes, rules, regulations, or ordinances on multinational corporations continue to be considered by the United States and other countries where we currently operate or plan to operate. These contemplated tax initiatives, if finalized and adopted by countries, and the other tax issues described above may materially and adversely impact our operating activities, transfer pricing policies, effective tax rate, deferred tax assets, operating income, and cash flows.

On April 7, 2021 the current presidential administration proposed changes to the U.S. tax system. The proposals under discussion include changes to the U.S. corporate tax system that would increase U.S. corporate tax rates, impose a corporate minimum book tax and double the tax rate on and make other tax changes to broad categories of income earned by foreign subsidiaries. While it is expected that a tax reform bill will be introduced in the House of Representatives in the near term, many aspects of the current proposals are unclear or underdeveloped. We are unable to predict which, if any, U.S. tax reform proposals will be enacted into law, and what effects any enacted legislation might have on our liability for U.S. federal income taxes. However, it is possible that the enactment of changes in the U.S. corporate tax system could have a material adverse effect on our liability for U.S. corporate tax and our consolidated effective tax rate.

Risks Related to the Restatement of Our Previously Issued Financial Statements

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a public statement (the “SEC Warrant Accounting Statement”) on accounting and reporting considerations for warrants issued by special purpose acquisition companies (“SPACs”). The SEC Warrant Accounting Statement discussed “certain features of warrants issued in SPAC transactions” that “may be common across many entities.” The SEC Warrant Accounting Statement indicated that when one or more of such features is included in a warrant, the warrant “should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.” In light of the SEC Warrant Accounting Statement and guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity,” Churchill’s

management evaluated the terms of the Warrant Agreement entered into in connection with the Churchill IPO and concluded that the warrants include provisions that, based on the SEC Warrant Accounting Statement, preclude the warrants from being classified as components of equity. As a result, Churchill classified the warrants as liabilities. Under this accounting treatment, we are required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of the warrants and that such gains or losses could be material.

In addition, following the issuance of the SEC Warrant Accounting Statement, and after consultation with Churchill’s independent registered public accounting firm and Churchill’s management team, Churchill concluded that, in light of the SEC Warrant Accounting Statement, it was appropriate to restate its financial statements for the period ended December 31, 2020, and the financial statements as of August 3, 2020 and as of and for the period ended September 30, 2020, in the financial statements accompanying Churchill’s Annual Report on Form 10-K/A. As part of such process, Churchill identified a material weakness in its internal controls over financial reporting, solely related to Churchill’s accounting for warrants. See “— Risks Related to Public Company Requirements — We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our common stock.”

Risks Related to Public Company Requirements

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations, cash flows and financial condition. In addition, we expect to hire additional personnel to support our operations as a public company, which will increase our operating costs in future periods.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and prospectus. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following August 3, 2025, the fifth anniversary of the Churchill IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We expect that we will cease to be an emerging growth company as of December 31, 2021.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A common stock less attractive because we rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

We intend to continue to take advantage of the exemptions described above for as long as we continue to be an emerging growth company. See “— Risks Related to Public Company Requirements — The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

Following the Closing, we are required to comply with various regulatory and reporting requirements, including those required by the SEC and Nasdaq. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to us and could have a negative effect on our results of operations, financial condition or business. Those requirements and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our results of operations, financial condition or business. Lastly, a failure to comply with such requirements, as interpreted and applied, could also have a material adverse effect on our results of operations, financial condition or business.

As a public company, we are subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we implement and maintain effective disclosure controls and procedures and internal controls over financial reporting. To implement, maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join us and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our results of operations, financial condition or business.

We qualify as an “emerging growth company” as defined in the JOBS Act, and we intend to take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in the combined company’s periodic reports and proxy statements. We may also delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, as permitted by the JOBS Act.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of the combined company’s internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We expect that we will cease to be an emerging growth company as of December 31, 2021. We have identified material weaknesses in our internal control over financial reporting for the year ended December 31, 2020 and cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our common stock.

As a privately-held company, Lucid was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. As a public company, we will be required to provide management’s attestation on internal control over financial reporting. If we are unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements in our consolidated financial statements, failure to meet our reporting obligations on a timely basis, increases in compliance costs, and subject us to adverse regulatory consequences, all of which may adversely affect investor confidence in us and the value of our common stock.

In connection with the preparation and audit of Lucid’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis. The following material weaknesses were identified:

●	Lucid did not maintain a sufficient complement of personnel with accounting knowledge, experience and training to appropriately analyze, record and disclose accounting matters to provide reasonable assurance of preventing material misstatements;
●	Lucid did not maintain an effective process to verify changes to vendor records for payment remittances; and
●	Lucid did not maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of its consolidated financial statements. Specifically, Lucid did not design and maintain user access controls to ensure appropriate segregation of duties and restrict user access to its financial applications to appropriate company personnel.

The material weaknesses related to the insufficient complement of personnel and formal accounting policies, procedures and controls resulted in adjustments to several accounts and disclosures. The IT deficiencies did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could result in potential misstatements that would not be prevented or detected. Each of these material weaknesses could result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We have begun implementing a plan to remediate these material weaknesses. These remediation measures are ongoing and include the following steps:

●	hiring additional accounting and financial reporting personnel with appropriate technical accounting knowledge and public company experience in financial reporting;
●	designing and implementing effective processes and controls to prevent payment to unverified vendors;
●	designing and implementing security management and change management controls over IT systems, including adjusting user access levels and implementing external logging of activity and periodic review of such logs; and
●	engaging an accounting advisory firm to assist with the documentation, evaluation, remediation and testing of our internal control over financial reporting based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In addition, in connection with the restatement of Churchill’s financial statement reflected in Churchill’s Annual Report on Form 10-K/A filed on May 14, 2021, Churchill’s management concluded that its disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2020 due to a material weakness in internal controls over financial reporting solely related to its accounting for warrants. See “ — Risks Related to the Restatement of Our Previously Issued

Financial Statements — Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.”

While we are designing and implementing measures to remediate existing material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, personnel, IT systems and applications, or other factors. If we fail to remediate existing material weaknesses or identify new material weaknesses in our internal controls over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to conclude that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, it is possible that a material misstatement of our financial statements would not be prevented or detected on a timely basis, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock could be negatively affected.

Risks Related to the Transactions

Legal proceedings in connection with the Transactions, the outcomes of which are uncertain, could divert management’s attention and adversely affect our daily operations.

On March 3, 2021, Richard Hofman, a purported stockholder of Churchill, filed a complaint, individually and on behalf of other Churchill stockholders, in the Superior Court of the State of California against Churchill, Lucid, and other unnamed defendants. The complaint alleged claims for fraud, negligent misrepresentation, and false advertising and unfair business practices in connection with allegedly false and misleading statements and omissions in Churchill’s public filings, concerning the proposed merger between Churchill and Lucid. The complaint sought injunctive relief, as well as compensatory and punitive damages. On March 8, 2021, plaintiff filed an ex parte application for a temporary restraining order and preliminary injunction, which Churchill opposed and the court denied on March 10, 2021. Plaintiff filed an amended complaint on March 22, 2021, solely in a personal capacity and not on behalf of any other Churchill stockholders. The amended complaint alleges claims for fraud against defendants Lucid and Peter Rawlinson, and negligent misrepresentation against Churchill, Lucid, and Mr. Rawlinson. The amended complaint seeks compensatory and punitive damages. On June 7, 2021, the plaintiff filed a notice voluntarily dismissing the action without prejudice.

Since April 18, 2021, four actions asserting claims under the federal securities laws have been filed in federal courts in Alabama, California, New Jersey and Indiana, including two putative class actions: Randy Phillips v. Churchill Capital Corporation IV, et al., 1:21-cv-00539-ACA (N.D. Ala., filed Apr. 18, 2021); Arec D. Simeri v. Churchill Capital Corporation IV, et al., 2:21-cv-04295 (C.D. Cal., filed May 24, 2021); Chris Arico v. Churchill Capital Corporation IV, et al., 1:21-cv-12355 (D.N.J., filed June 9, 2021); and Gregory Slabaugh v. Churchill Capital Corporation IV, et al., 1:21-cv-01652 (S.D. Ind., filed June 11, 2021). The complaints name Churchill, Atieva, Inc. (doing business as Lucid), Michael Klein, Jay Taragin, and Peter Rawlinson as defendants and generally allege violations of Sections 10(b) and 20(a) of the Exchange Act in connection with alleged false and misleading statements concerning Lucid’s business plans and prospects, as well as the proposed merger between Churchill and Lucid. The complaints generally seek compensatory and/or punitive damages. We believe the claims are without merit and intend to defend ourselves vigorously.

Additional lawsuits may be filed against us or our directors and officers in connection with the Transactions. Defending such additional lawsuits could require us to incur significant costs and draw the attention of our management team away from the daily operations of Lucid Group. Further, the defense or settlement of any lawsuit or claim may also adversely affect our business, financial condition, results of operations and cash flows.

We may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Churchill has conducted due diligence on the Lucid business, we cannot assure you that this diligence surfaced all material issues that may have been present in such business, that it was possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Lucid business and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if Churchill’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Churchill’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, charges of this nature could contribute to negative market perceptions about us or our securities. Accordingly, any of our stockholders could suffer a reduction in the value of their shares.

If the benefits of the Transactions do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Transactions do not meet the expectations of investors, stockholders or securities analysts, the market price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Transactions, there has not been a public market for stock relating to the Lucid business and trading in shares of Churchill’s Class A common stock has not been active. Accordingly, the valuation ascribed to the Lucid business and Churchill’s Class A common stock in the Transactions may not be indicative of the price that will prevail in the trading market following the Transactions.

Risks Related to Ownership of Our Securities

There is no guarantee that an active and liquid public market for our securities will develop.

Churchill was a blank check company and there was no public market for Lucid Common Shares since Lucid was a private company. A liquid trading market for our Class A common stock may never develop or, if developed, it may not be sustained. In the absence of a liquid public trading market:

●	you may not be able to liquidate your investment in shares of our Class A common stock or our warrants;
●	you may not be able to resell your shares of our Class A common stock or our warrants at or above the price you paid for them;
●	the market price of shares of our Class A common stock or our warrants may experience significant price volatility; and
●	there may be less efficiency in carrying out your purchase and sale orders.

Additionally, if our securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The price of our Class A common stock and warrants may be volatile.

The trading price of our Class A common stock may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations. The trading price of our securities depends on many factors, including those described elsewhere in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our securities since you might be unable to sell them at or above the price you paid for them. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	market conditions in the broader stock market in general, or in our industry in particular;
●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	changes in the market’s expectations about our operating results;
●	the public’s reaction to our press releases, other public announcements and filings with the SEC;

●	rumors and speculation in the press or investment community or on social media about us, our customers or companies perceived to be similar to us;
●	actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;
●	the operating results failing to meet the expectation of securities analysts or investors in a particular period;
●	the timing of the achievement of objectives under our business plan and the timing and amount of costs we incur in connection therewith;
●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;
●	short selling of our Class A common stock and warrants or related derivative securities;
●	actions by hedge funds, short term investors, activist stockholders or stockholder representative organizations;
●	operating and stock price performance of other companies that investors deem comparable to ours;
●	changes in laws and regulations affecting our business;
●	commencement of, or involvement in, litigation or investigations involving us;
●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of our Class A common stock available for public sale;
●	any major change in our Board or management;
●	sales of substantial amounts of our Class A common stock by our directors, officers or significant stockholders or the perception that such sales could occur;
●	the extent to which retail and other individual investors (as distinguished from institutional investors), invest in our Class A common stock;
●	sudden increases in the demand for our Class A common stock, including as a result of any “short squeezes”;
●	speculative trading that is not primarily motivated by our announcements or the condition of our business;
●	general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and
●	other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to ours could depress our stock price regardless of our business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our Class A common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the Transactions. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Furthermore, the stock markets in general, and the markets for technology and electric vehicle stocks in particular, have experienced extreme volatility, including as a result of the COVID-19 pandemic, that has sometimes been unrelated to the operating performance of the issuer. The trading price of our common stock may be adversely affected by third parties trying to drive down or drive up the market price. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our stock declines or otherwise exhibits volatility, and their activities can negatively affect our stock price and increase the volatility of our stock price. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

Nasdaq may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our Class A common stock and Public Warrants are currently listed on the Nasdaq Global Select Market. There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq. If Nasdaq delists our common stock from trading on its exchange for failure to meet the listing standards, our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that our common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

A significant portion of our Class A common stock is restricted from immediate resale, but may be sold into the market in the future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

The market price of shares of our Class A common stock could decline as a result of substantial sales of common stock, particularly by our significant stockholders, a large number of shares of common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

As of immediately after the Closing, we had outstanding (i) 1,618,621,534 shares of our Class A common stock, (ii) warrants to purchase 85,750,000 shares of our Class A common stock, and (iii) options and restricted stock units covering 111,531,080 shares of our Class A common stock.

Pursuant to the Investor Rights Agreement and our current bylaws, and subject to certain exceptions, the holders of: (i) shares of Class A common stock issued as consideration pursuant to the Merger, (ii) any assumed Lucid Equity Awards; or (iii) shares of Class A common stock underlying such assumed Lucid Equity Awards, in each case, are restricted from selling or transferring any of the securities described in clauses (i), (ii) or (iii). Such restrictions began at the Closing and will end at the date that is 180 days after the Closing. Pursuant to the Investor Rights Agreement, the Sponsor has agreed to similar restrictions for a period of 18 months with respect to Class A common stock and Private Placement Warrants held by it. However, following the expiration of such lock-up periods, the Sponsor and the other lock-up parties will not be restricted from selling our securities held by them, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of their shares of Class A common stock after the expiration of the lock-up period applicable to them and described in the section entitled “Plan of Distribution — Lock-Up Agreements,” other than by applicable securities laws. As such, sales of a substantial number of shares of Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Class A common stock.

In addition, pursuant to the Investor Rights Agreement, the Sponsor, Ayar and certain other parties thereto are entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. We are also required to register additional shares of our common stock pursuant to the PIPE Subscription Agreements and the Warrant Agreement. To satisfy these obligations, we are registering up to 1,422,079,949 shares of Class A common stock pursuant to the registration statement of which this prospectus is a part.

We are a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, qualify for exemptions from certain corporate governance requirements. Our stockholders will not have the same protections afforded to stockholders of companies that are not controlled companies.

As of the Closing Date, Ayar held approximately 62.7% of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq rules, and as a result, we qualify for exemptions from certain corporate governance requirements. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to have: (a) a majority of independent directors on the board; (b) a nominating committee comprised solely of independent directors; (c) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (d) director nominees selected, or recommended for the selection by the board, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Although as of the date of this prospectus, we do not utilize any of these exemptions, we may elect to utilize one or more of these exemptions for so long as we remain a “controlled company.” As a result, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. Ayar also has the ability to nominate five of the nine directors to our Board.

Further, this concentration of ownership and voting power allows Ayar to control our decisions, including matters requiring approval by our stockholders (such as, subject to the Investor Rights Agreement, the election of directors and the approval of mergers or other extraordinary transactions), regardless of whether or not other stockholders believe that the transaction is in their own best interests. Such concentration of voting power could also have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

The Sponsor, Ayar and the PIPE Investors beneficially own a significant equity interest in us and may take actions that conflict with your interests.

The interests of Sponsor, Ayar and the PIPE Investors may not align with the interests of our other stockholders. The Sponsor, Ayar and the PIPE Investors are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsor, Ayar and the PIPE Investors, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

We may issue additional shares of our Class A common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

We may issue additional shares of our Class A common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our Incentive Plan, without stockholder approval, in a number of circumstances. In connection with the Transactions, we assumed Lucid Equity Awards covering approximately 111.5 million shares of our Class A common stock.

Our issuance of additional shares of our Class A common stock or other equity securities of equal or senior rank could have the following effects:

●	your proportionate ownership interest in us will decrease;

●	the relative voting strength of each previously outstanding share of common stock may be diminished; or
●	the market price of our stock may decline.

Our results of operations may differ significantly from the unaudited pro forma condensed combined financial information included in this prospectus.

This prospectus includes our unaudited pro forma condensed combined financial statements. Our unaudited pro forma condensed combined statement of loss combines the historical results of operations of Churchill.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates set forth in such unaudited pro forma condensed combined financial statements, or the future consolidated results of operations or financial position of Lucid Group. Accordingly, our business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this prospectus. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

There is no guarantee that our warrants will be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $11.50 per share of Class A common stock. There is no guarantee that the warrants will be in the money at any given time prior to their expiration. If the trading price of our common stock desclines, the warrants may expire worthless.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Our only significant asset is our ownership interest in the Lucid business, and such ownership may not be sufficiently profitable or valuable to enable us to satisfy our other financial obligations. We do not anticipate paying any cash dividends for the foreseeable future.

We do not expect having any direct operations or any significant assets other than our ownership interest in the Lucid business. We will depend on the Lucid business for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company. The earnings from, or other available assets of, the Lucid business may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the common stock or satisfy our other financial obligations.

In addition, we have never declared or paid cash dividends on its capital stock, and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain its future earnings, if any, for the foreseeable future, to fund the development and growth of our business.

Any future determination to pay dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements, applicable contractual restrictions and such other factors as the Board may deem relevant. As a result, capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our Class A common stock.

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for more information.

Our current bylaws designate a state court within the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit the ability of our stockholders to obtain a favorable judicial forum for disputes with us or with our directors, officers or employees and may discourage stockholders from bringing such claims.

Under our current bylaws, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum will be a state court within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) for:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders;
●	any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); or
●	any action asserting a claim against us or any of our directors or officers or other employees governed by the internal affairs doctrine.

For the avoidance of doubt, the foregoing provisions of our current bylaws will not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our current bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Although investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our current bylaws described in the preceding sentences. These provisions of our current bylaws could limit the ability of our stockholders to obtain a favorable judicial forum for certain disputes with us or with our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our current bylaws inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.

Some provisions of Delaware law and our current certificate of incorporation and our current bylaws may deter third parties from acquiring us and diminish the value of our common stock.

Our current certificate of incorporation and our current bylaws provide for, among other things:

●	the ability of our Board to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change in control;
●	subject to the Investor Rights Agreement, advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings; and

●	certain limitations on convening special stockholder meetings.

In addition, in our current certificate of incorporation, we have not opted out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of voting stock outstanding at the time the transaction commenced, excluding certain shares; or
●	at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least two-thirds of the votes of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision,” voting stock” means any class or series of stock entitled to vote generally in the election of directors.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

These provisions in our current certificate of incorporation and our current bylaws, as well as Delaware law, may discourage, delay or prevent a transaction involving a change in our control that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to our Board and take other corporate actions.

Securities or industry analysts may not publish or cease publishing research or reports about us, our business, our market, or change their recommendations regarding our Class A common stock adversely, which could cause the price and trading volume of our Class A common stock to decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business and operations, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

USE OF PROCEEDS

All of the shares of Class A common stock and the warrants (including shares of Class A common stock underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $986.1 million from the exercise of all warrants, assuming the exercise in full of all such warrants for cash.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include capital expenditures and working capital. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A common stock underlying the warrants offered hereby is determined by reference to the exercise price of such warrants of $11.50 per share. The Public Warrants are listed on the Nasdaq Global Select Market under the ticker symbol “LCIDW.”

We cannot currently determine the price or prices at which shares of our Class A common stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A common stock and Public Warrants are listed on the Nasdaq Global Select Market under the ticker symbols “LCID” and “LCIDW,” respectively.

Prior to the consummation of the Transactions, our units, Churchill’s Class A common stock and Public Warrants were listed on the New York Stock Exchange under the symbols “CCIV.U,” “CCIV” and “CCIV WS,” respectively.

As of the Closing Date, following the completion of the Transactions, there were approximately 909 holders of record of our Class A common stock and 6 holders of record of our Public Warrants.

Dividend Policy

We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future is dependent upon our revenues and earnings, if any, capital requirements, the terms of any indebtedness and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

In connection with the Transactions, our stockholders approved our Incentive Plan on July 22, 2021, including the ESPP Addendum, which became effective immediately upon the Closing. We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our Class A common stock issued or issuable under the Incentive Plan and the assumed Lucid Options. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, all references in this section to “Lucid Group” refer to Lucid’s business after giving effect to the Transactions.

The unaudited pro forma condensed combined financial information of Lucid Group has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Churchill and Lucid adjusted to give effect to the Transactions and the other related events contemplated by the Merger Agreement.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical unaudited condensed consolidated balance sheet of Churchill as of June 30, 2021 with the historical unaudited condensed consolidated balance sheet of Lucid as of June 30, 2021 on a pro forma basis as if the Transactions and the other events, summarized below, had been consummated on June 30, 2021.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical unaudited condensed consolidated statement of operations of Churchill for the six months ended June 30, 2021 with the historical unaudited condensed consolidated statement of operations of Lucid for the six months ended June 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of Churchill from April 30, 2020 (date of inception) to December 31, 2020 (as restated) with the historical audited consolidated statement of operations of Lucid for the year ended December 31, 2020 on a pro forma basis as if the Transactions and the other events, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

●	the historical unaudited condensed consolidated financial statements of Churchill as of and for the six months ended June 30, 2021 included in Churchill’s Quarterly Report filed on the Form 10-Q filed with the SEC on August 16, 2021, and the historical audited financial statements of Churchill as of December 31, 2020 and for the period from April 30, 2020 (inception) to December 31, 2020 (as restated) included in Churchill’s Annual Report filed on the Form 10-K/A filed with the SEC on May 14, 2021;
●	the historical unaudited condensed consolidated financial statements of Lucid as of and for the six months ended June 30, 2021 and the historical audited consolidated financial statements of Lucid as of and for the year ended December 31, 2020; and
●	other information relating to the Merger Agreement between Churchill and Lucid and the description of certain terms thereof included in this prospectus.

The unaudited pro forma condensed combined financial information should also be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.

Description of the Transactions

Pursuant to the Merger Agreement, Merger Sub merged with and into Lucid, with Lucid surviving the Merger. Lucid became a wholly owned subsidiary of Churchill and Churchill was immediately renamed “Lucid Group, Inc.” Upon the consummation of the Transactions, all holders of 451,295,965 issued and outstanding Lucid Common Shares received shares of Class A common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio of 2.644 (the “Exchange Ratio”), resulting in 1,193,226,511 shares of Class A common stock issued and outstanding as of the Closing and all holders of 42,182,931 issued and outstanding Lucid Equity Awards received Lucid Group Awards covering 111,531,080 shares of Class A common stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio, based on the following events contemplated by the Merger Agreement:

●	the cancellation and conversion of all 437,182,072 issued and outstanding Lucid Preferred Shares into 437,182,072 Lucid Common Shares at the conversion rate as calculated pursuant to Lucid’s Memorandum and Articles of Association as of the Effective Time;
●	the surrender and exchange of all 451,295,965 issued and outstanding Lucid Common Shares (including Lucid Common Shares resulting from the conversion of the Lucid Preferred Shares) into 1,193,226,511 shares of Class A common stock as adjusted by the Exchange Ratio;
●	the cancellation and exchange of all 25,764,610 granted and outstanding vested and unvested Lucid Options into 68,121,210 Lucid Group Options exercisable for shares of Class A common stock with the same terms and vesting conditions except for the number of shares exercisable and the exercise price, each of which was adjusted by the Exchange Ratio; and
●	the cancellation and exchange of all 16,418,321 granted and outstanding vested and unvested Lucid RSUs into 43,409,870 Lucid Group RSUs for shares of Class A common stock with the same terms and vesting conditions except for the number of shares, which was adjusted by the Exchange Ratio.

The determination of the 1,193,226,511 shares of Class A common stock immediately issued and outstanding as of the Closing and the Lucid Group Awards covering 111,531,080 shares reserved for the potential future issuance of Class A common stock is summarized below:

	Lucid			Lucid	Lucid Group
	Shares and	Additional Lucid	Conversion of	Shares and	Shares and
	Awards	Capitalization	Lucid	Awards	Awards held
	Outstanding	Activity, net	Preferred	Outstanding	by Lucid
	As of	After	Shares into	Prior to	Shareholders
	June 30, 2021	June 30, 2021(1)	Common Shares	Closing	Post Closing(2)
COMMON SHARES
Common Shares	13,917,981	195,912	437,182,072	451,295,965	1,193,226,511
PREFERRED SHARES
Series A Preferred Shares	12,120,000	—	(12,120,000)	—	—
Series B Preferred Shares	8,000,000	—	(8,000,000)	—	—
Series C Preferred Shares	22,532,244	—	(22,532,244)	—	—
Series D Preferred Shares	204,733,847	—	(204,733,847)	—	—
Series E Preferred Shares	189,795,981	—	(189,795,981)	—	—
Total Common and Preferred Shares	451,100,053	195,912	—	451,295,965	1,193,226,511
Lucid Options	26,099,336	(334,726)	—	25,764,610	68,121,210
Lucid RSUs	15,763,598	654,723	—	16,418,321	43,409,870
Total Lucid Awards	41,862,934	319,997	—	42,182,931	111,531,080
Total Lucid Shares and Awards	492,962,987	515,909	—	493,478,896	1,304,757,591
(1)	Reflects the net capitalization activity of Lucid subsequent to the latest balance sheet date through the period ended July 23, 2021.
(2)	Per the terms of the Merger Agreement, no fractional shares of Class A common stock were issued. Each holder of Lucid Shares entitled to a fraction of a share of Class A common stock had its fractional share rounded up or down to the nearest whole share. Each holder of Lucid Awards entitled to a fraction of a Lucid Group Award covering a share of Class A common stock had its fractional award rounded down to the nearest whole share.

Other Related Events in Connection with the Transactions

Other related events that occurred in connection with the Transactions are summarized below:

●	the grant of 11,293,177 Lucid RSUs to Lucid’s CEO under the Lucid 2021 Plan (the “CEO RSU Award”). The CEO RSU Award is comprised of (i) 5,232,507 Lucid RSUs subject to a performance condition which was satisfied upon the Closing and service conditions that will be satisfied over 16 equal quarterly installments (the “CEO Time-Based RSUs”) and (ii) 6,060,670 Lucid RSUs subject to a performance condition which was satisfied upon the Closing and market and service conditions that will be satisfied in five tranches based upon the achievement of certain market capitalization hurdles specified for each tranche set for Lucid Group in the post combination period and subject to the continuous employment of the CEO at each vesting date (the “CEO Performance RSUs”). The first four tranches of the CEO Performance RSUs are equal installments of 1,317,537 RSUs per tranche and the fifth tranche is the remaining 790,522 RSUs. During the first year following the Closing, Lucid Group may be required to withhold a number of shares and remit cash payments as necessary to settle tax withholding obligations for vested awards as based on the fair value of its common stock on the settlement date. No tax withholding or cash remittances have been given effect in the pro forma financial information as the decision whether to net settle on behalf of the employee or execute a sell to-cover arrangement has not been determined;
●	the cash award of $2.0 million granted to Lucid’s CEO with a single vesting term based on a performance condition which was satisfied upon the Closing (the “CEO Transaction Bonus”);
●	the grants of 5,125,144 Lucid RSUs to employees in February 2021, March 2021, June 2021, and July 2021 that remain outstanding immediately prior to the Closing with vesting terms based on a performance condition and a service condition. The performance condition was satisfied upon the Closing. The service condition for 25% of the Lucid RSUs will be satisfied 375 days after the Closing and the remaining Lucid RSUs will be satisfied in equal quarterly installments thereafter, subject to continuous employment;
●	the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, each of which occurred immediately prior to the Effective Time and the closing of the PIPE Investment;
●	the sale and issuance of 166,666,667 shares of Class A common stock at a purchase price of $15.00 per share for an aggregate purchase price of $2,500.0 million pursuant to the PIPE Subscription Agreements entered in connection with the PIPE Investment;
●	during the Earnback Period following the Closing, the Sponsor has subjected 17,250,000 shares of issued and outstanding Class A common stock, comprised of three separate tranches of 5,750,000 shares per tranche, to potential forfeiture to Lucid Group for no consideration until the occurrence of the respective Earnback Triggering Events. As the Earnback Triggering Events have not yet been achieved, these issued and outstanding Sponsor Earnback Shares are treated as contingently recallable in the pro forma financial information; and
●	during the Earnback Period following the Closing, the Sponsor has subjected 14,783,333 warrants of issued and outstanding Lucid Group Warrants underlying Class A common stock, comprised of three separate tranches of (i) 4,927,778 warrants, (ii) 4,927,778 warrants, and (iii) 4,927,777 warrants, respectively, to potential forfeiture to Lucid Group for no consideration until the occurrence of the respective Earnback Triggering Events. As the Earnback Triggering Events have not yet been achieved, these issued and outstanding Sponsor Earnback Warrants are treated as contingently recallable in the pro forma financial information.

Expected Accounting Treatment of the Transactions

We expect the Transactions to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Churchill is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lucid Group will represent a continuation of the financial statements of Lucid with the Transactions treated as the equivalent of Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Lucid in future reports of Lucid Group.

Lucid has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

●	Lucid shareholders will have a relative majority of the voting power of Lucid Group;

●	The board of directors of Lucid Group will have nine members, and Lucid shareholders will have the ability to nominate the majority of the members of the board of directors;
●	Lucid’s senior management will comprise the senior management roles of Lucid Group and be responsible for the day-to-day operations;
●	Lucid Group will assume the Lucid name; and
●	The intended strategy and operations of Lucid Group will continue Lucid’s current strategy and operations to develop the next generation of electric vehicle technology.

We expect the contingently forfeitable Sponsor Earnback Shares to be accounted for as equity classified instruments following the Closing as the Earnback Triggering Events that determine the number of Earnback Shares earned upon settlement or forfeited upon expiration only include events and adjustments that are considered solely indexed to the fair value of Class A common stock.

We expect the Private Placement Warrants held by the Sponsor to remain liability classified instruments following the Closing, which will require the Private Placement Warrants to be recognized at fair value upon the Closing and remeasured to fair value at each balance sheet date in future reporting periods with changes in fair value recorded in the Lucid Group consolidated statement of operations. We also expect the Public Warrants to be reclassified from liability classified instruments to equity classified instruments following the Closing.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with GAAP necessary for an illustrative understanding of Lucid Group upon consummation of the Transactions. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Transactions and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Lucid Group following the completion of the Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Churchill and Lucid have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information reflects Churchill stockholders’ approval of the Transactions on July 22, 2021 and the redemption of 21,644 public shares of Churchill’s Class A common stock at approximately $10.00 per share based on trust account figures prior to the Closing on July 23, 2021 for an aggregate payment of $0.2 million.

The following summarizes Class A common stock issued and outstanding immediately after the Closing on July 23, 2021:

	Share Ownership in Lucid
	Group
	Pro Forma Combined
	Number of Shares	% Ownership
Lucid shareholders(1)	1,193,226,511	73.7%
Churchill Sponsor(2)	51,750,000	3.2%
Churchill public stockholders	206,978,356	12.8%
PIPE Investors(3)	166,666,667	10.3%
Total(4)	1,618,621,534	100.0%

(1)	Excludes 111,531,080 shares of Class A common stock to be reserved for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs.
(2)	The 51,750,000 shares beneficially owned by the Sponsor includes the 17,250,000 Sponsor Earnback Shares, which have been restricted from transfer, subject to the occurrence of the Earnback Triggering Events during the Earnback Period. Any such shares not released from these transfer restrictions during the Earnback Period will be forfeited back to Lucid Group for no consideration.
(3)	Reflects the sale and issuance of 166,666,667 shares of Class A common stock to the PIPE Investors at $15.00 per share, of which Ayar has agreed to purchase 13,333,333 of such shares.
(4)	Excludes the 85,750,000 warrants issued and outstanding, which includes the 41,400,000 Public Warrants and the 44,350,000 Private Placement Warrants held by the Sponsor, of which 1,500,000 Private Placement Warrants held by the Sponsor were issued pursuant to the Sponsor exercising the option to convert the unpaid balance of the issued and outstanding Note into Working Capital Warrants at a price of $1.00 per warrant. The 44,350,000 private warrants beneficially owned by the Sponsor includes the 14,783,333 Sponsor Earnback Warrants, which have been restricted from transfer, subject to the occurrence of the Earnback Triggering Events during the Earnback Period. Any such warrants not released from these transfer restrictions during the Earnback Period will be forfeited back to Lucid Group for no consideration.

The unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no exercises of the issued and outstanding warrants issued in connection with the Churchill IPO as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the issued and outstanding Lucid Group Awards underlying 111,531,080 shares reserved for the potential future issuance of Class A common stock, as such events have not yet occurred.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(in thousands)

			Transaction
	Historical	Historical	Accounting		Pro Forma
	Churchill	Lucid	Adjustments	Notes	Combined
ASSETS
Current assets:
Cash	$1,000	$557,938	$2,070,291	A	$4,952,013
	—	—	2,500,000	B	—
	—	—	(175,000)	C	—
	—	—	(2,000)	D	—
	—	—	(216)	E	—
Accounts receivable, net	—	480	—		480
Other receivable	27,434	27,434
Short-term investments	—	505	—		505
Inventory	—	28,224	—		28,224
Prepaid expenses	675	41,276	—		41,951
Other current assets	—	26,587	—		26,587
Total current assets	1,675	682,444	4,393,075		5,077,194
Property, plant and equipment net	—	887,774	—		887,774
Marketable securities held in trust account	2,070,291	—	(2,070,291)	A	—
Right-of-use assets	—	126,655	—		126,655
Other noncurrent assets	—	39,271	—		39,271
TOTAL ASSETS	$2,071,966	$1,736,144	$2,322,784		$6,130,894
LIABILITIES, PREFERRED SHARES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$827	$13,970	$—		$14,797
Accrued compensation	—	24,187	—		24,187
Income taxes payable	23	—	—		23
Convertible promissory note – related party, net of discount	1,200	—	(1,200)	F	—
Finance lease liabilities, current portion	—	2,572	—		2,572
Other current liabilities	—	159,049	—		159,049
Total current liabilities	2,050	199,778	(1,200)		200,628
Deferred underwriting fee payable	72,450	—	(72,450)	C	—
Derivative liabilities	1,599,646	—	1,500	F	942,886
	—	—	(658,260)	G	—
Finance lease liabilities, net of current portion	—	3,963	—		3,963
Other long-term liabilities	—	164,547	—		164,547
Income tax liabilities	—	243	—		243
Total liabilities	1,674,146	368,531	(730,410)		1,312,267
Commitments and contingencies
Lucid Preferred Shares	—	5,836,785	(5,836,785)	H	—
Churchill’s Class A common stock subject to possible redemption	2,070,000	—	(216)	E	—
	—	—	(2,069,784)	J	—

Unaudited Pro Forma Condensed Combined Balance Sheet —  (continued)
As of June 30, 2021
(in thousands)

			Transaction
	Historical	Historical	Accounting		Pro Forma
	Churchill	Lucid	Adjustments	Notes	Combined
STOCKHOLDERS’ EQUITY (DEFICIT):
Lucid Common Shares	$—	$1	$44	H	$—
	—	—	(45)	I	—
Churchill’s Class B common stock	5	—	(5)	K	—
Class A common stock	—	—	17	B	162
	—	—	119	I	—
	—	—	21	J	—
	—	—	5	K	—
Additional paid-in capital	—	26,615	2,499,983	B	9,320,459
	—	—	(98,344)	C	—
	—	—	(300)	F	—
	—	—	658,260	G	—
	—	—	5,836,741	H	—
	—	—	(74)	I	—
	—	—	2,069,763	J	—
	—	—	(1,672,185)	L	—
Accumulated deficit	(1,672,185)	(4,495,788)	(4,206)	C	(4,501,994)
	—	—	(2,000)	D	—
	—	—	1,672,185	L
Total stockholders’ equity (deficit)	(1,672,180)	(4,469,172)	10,959,979		4,818,627
TOTAL LIABILITIES, PREFERRED SHARES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,071,966	$1,736,144	$2,322,784		$6,130,894

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2021
(in thousands, except share and per share data)

			Transaction
	Historical	Historical	Accounting		Pro Forma
	Churchill	Lucid	Adjustments	Notes	Combined
Revenue	$—	$487	$—		$487
Cost of revenue	—	104	—		104
Gross profit	—	383	—		383
Operating expenses:
Research and development	—	344,171	26,856	AA	382,346
	—	—	11,319	BB
Selling, general and administrative	—	203,924	16,665	AA	284,728
	—	—	64,139	BB
Operating costs	3,652	—	—		3,652
Total operating expenses	3,652	548,095	118,979		670,726
Loss from operations	(3,652)	(547,712)	(118,979)		(670,343)
Other income (expense), net:
Change in fair value of forward contracts	—	(454,546)	—		(454,546)
Change in fair value of convertible preferred share warrant liability	—	(6,976)	—		(6,976)
Change in fair value of derivative liabilities	(1,399,754)	—	595,332	CC	(804,422)
Interest expense	—	(35)	—		(35)
Interest expense – excess fair value of conversion liability	(56,192)	—	—		(56,192)
Interest expense – amortization of debt discount	(1,200)	—	—		(1,200)
Interest earned on marketable securities held in trust account	205	—	(205)	DD	—
Other expense	—	(400)	—		(400)
Total other expense, net	(1,456,941)	(461,957)	595,127		(1,323,771)
Loss before provision for (benefit from) income taxes	(1,460,593)	(1,009,669)	476,148		(1,994,114)
Provision for (benefit from) income taxes	26	9	—		35
Net loss and comprehensive loss	(1,460,619)	(1,009,678)	476,148		(1,994,149)
Deemed dividend related to the issuance of Series E convertible preferred shares	—	(2,167,332)	—		(2,167,332)
Net loss attributable to common stockholders	$(1,460,619)	$(3,177,010)	$476,148		$(4,161,481)
Net loss per share attributable to common stockholders – basic and diluted	$(24.97)	$(243.59)	$—		$(2.72)
Weighted average shares outstanding – basic and diluted	58,496,884	13,042,653	—		1,532,149,152

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share data)

	Historical		Transaction
	Churchill	Historical	Accounting		Pro Forma
	(As Restated)	Lucid	Adjustments	Notes	Combined
Revenue	$—	$3,976	$—		$3,976
Cost of revenue	—	3,070	—		3,070
Gross profit	—	906	—		906
Operating expenses:
Research and development	—	511,110	102,214	AA	669,075
	—	—	55,451	BB	—
	—	—	300	CC	—
Selling, general and administrative	—	89,023	63,426	AA	472,576
	—	—	314,221	BB	—
	—	—	1,700	CC	—
	—	—	4,206	DD	—
Formation and operating costs	2,976	—	—		2,976
Total operating expenses	2,976	600,133	541,518		1,144,627
Loss from operations	(2,976)	(599,227)	(541,518)		(1,143,721)
Other income (expense), net:
Change in fair value of forward contracts	—	(118,382)	—		(118,382)
Change in fair value of convertible preferred share warrant liability	—	(1,205)	—		(1,205)
Change in fair value of warrant liability	(58,779)	—	22,356	EE	(36,423)
Transaction costs	(2,168)	—	—		(2,168)
Interest expense	—	(64)	—		(64)
Interest earned on marketable securities held in trust account	531	—	(531)	FF	—
Unrealized loss on marketable securities held in trust account	5	—	(5)	FF	—
Other expense	—	(690)	—		(690)
Total other expense, net	(60,411)	(120,341)	21,820		(158,932)
Loss before provision for (benefit from) income taxes	(63,387)	(719,568)	(519,698)		(1,302,653)
Provision for (benefit from) income taxes	81	(188)	—		(107)
Net loss and comprehensive loss	(63,468)	(719,380)	(519,698)		(1,302,546)
Deemed contribution related to repurchase of Lucid Series B Preferred Shares	—	1,000	(1,000)	GG	—
Deemed contribution related to repurchase of Lucid Series C Preferred Shares	—	12,784	(12,784)	GG	—
Net loss attributable to common stockholders	$(63,468)	$(705,596)	$(533,482)		$(1,302,546)
Net loss per share attributable to common stockholders – basic and diluted	$(1.02)	$(75.15)	$—		$(1.21)
Weighted average shares outstanding – basic and diluted	62,139,948	9,389,540	—		1,076,158,884
Net income per share, Class A common stock subject to possible redemption – basic and diluted	$—	—	—		—
Weighted average shares outstanding, Class A common stock subject to possible redemption – basic and diluted	188,268,610	—	—		—
Net loss per share, non-redeemable common stock – basic and diluted	$(1.02)	—	—		—
Weighted average shares outstanding, non-redeemable common stock – basic and diluted	62,139,948	—	—		—

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

We expect that Transactions to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Churchill is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lucid Group will represent a continuation of the financial statements of Lucid with the Transactions treated as the equivalent of Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be presented as those of Lucid in future reports of Lucid Group.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Transactions and the other events as if consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 gives pro forma effect to the Transactions and the other events as if consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

●	the historical unaudited condensed consolidated financial statements of Churchill as of and for the six months ended June 30, 2021 included in Churchill’s Quarterly Report filed on the Form 10-Q filed with the SEC on August 16, 2021, and the historical audited financial statements of Churchill as of December 31, 2020 and for the period from April 31, 2020 (inception) to December 31, 2020 (as restated) included in Churchill’s Annual Report filed on the Form 10-K/A filed with the SEC on May 14, 2021;
●	the historical unaudited condensed consolidated financial statements of Lucid as of and for the six months ended June 30, 2021 and the historical audited consolidated financial statements of Lucid as of and for the year ended December 31, 2020; and
●	other information relating to the Merger Agreement between Churchill and Lucid and the description of certain terms thereof included in this prospectus..”

The unaudited pro forma condensed combined financial information should also be read together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs in connection with the Transactions incurred prior to, or concurrent with, the Closing are treated as cash settled upon the Closing. Under the expected reverse recapitalization accounting treatment, one-time direct and incremental transaction costs, including costs related to the PIPE Investment and the deferred underwriting fees related to the Churchill IPO, incurred by Churchill are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction of the proceeds remitted to Lucid Group from Churchill. One-time direct and incremental transaction costs incurred by Lucid were allocated on a relative fair value basis between equity and liability classified instruments deemed to be issued for financial reporting purposes at the Closing by Lucid Group. Lucid’s transaction costs allocable to equity classified instruments, including the common stock and the Public Warrants, are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Lucid Group’s additional paid-in capital of the proceeds remitted to Lucid Group from Churchill. Lucid’s transaction costs allocable to liability classified instruments measured at fair value, including the Private Placement Warrants, are charged to the unaudited pro forma condensed combined statement of operations upon the Closing.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)	Reflects the liquidation and reclassification of $2,070.3 million of investments held in the trust account to cash and cash equivalents that becomes available for general corporate use by Lucid Group.
(B)	Reflects the proceeds of $2,500.0 million from the sale and issuance of 166,666,667 shares of Class A common stock, of which Ayar purchased 13,333,333 of such shares, at a purchase price of $15.00 per share pursuant to the PIPE Subscription Agreements entered in connection with the PIPE Investment. Refer to tickmark (C) for the treatment of the associated transaction costs.
(C)	Represents the cash disbursement for the estimated direct and incremental transaction costs of $175.0 million incurred prior to, or concurrent with the Closing by Churchill, including the PIPE Investment and the deferred underwriting fees related to the Churchill IPO, and Lucid in connection with the Transactions. Of the estimated $47.0 million transaction costs incurred by Lucid, $42.8 million is allocable to common stock issued and is recognized as a direct reduction to additional paid-in capital and the remaining $4.2 million allocable to issued warrants classified as liabilities were charged to the unaudited pro forma condensed combined statement of operations upon the Closing.
(D)	Reflects the $2.0 million cash disbursement for the CEO Transaction Bonus paid upon the Closing.
(E)	Represents the cash disbursed for the redemption of 21,644 public shares of Churchill’s Class A common stock at approximately $10.00 per share based on trust account figures prior to the Closing on July 23, 2021 for an aggregate payment of $0.2 million.
(F)	Reflects conversion of the $1.5 million Note due to the Sponsor into the Working Capital Warrants, which have terms identical to the terms of the Private Placement Warrants.
(G)	Reflects the reclassification of Churchill’s warrant liability related to the Public Warrants to stockholders’ equity as Churchill’s public warrants are expected to qualify for equity classification following the Closing.
(H)	Reflects the conversion of Lucid Preferred Shares into Lucid Common Shares on a one-to-one basis pursuant to the conversion rate immediately prior to the Effective Time.
(I)	Represents the issuance of 1,193,226,511 shares of Class A common stock to holders of Lucid Common Shares at the Closing pursuant to the Merger Agreement to effect the reverse recapitalization.
(J)	Reflects the reclassification of the remaining 206,978,356 public shares of Churchill’s Class A common stock after redemptions into permanent equity and the immediate conversion into shares of Class A common stock on a one-to-one basis in connection with the Transactions.
(K)	Reflects the conversion of all 51,750,000 shares of Churchill’s Class B common stock into shares of Class A common stock on a one-to-one basis in connection with the Transactions.
(L)	Reflects the elimination of Churchill’s historical accumulated deficit with a corresponding adjustment to APIC for Lucid Group in connection with the reverse recapitalization at the Closing.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 were as follows:

(AA)

Represents the estimated stock-based compensation expense for the Lucid RSUs granted prior to the Closing in connection with the Transactions and for which the performance condition was deemed to be satisfied upon the Closing. The grant date fair value of Lucid RSUs will be recognized using a graded vesting attribution method over the service period. The estimated grant date fair value of the Lucid RSUs were based on the estimated fair value of Lucid’s underlying common shares as of the dates of the grants.

(BB)

Represents the estimated stock-based compensation expense associated with the CEO RSU Award granted prior to the Closing in connection with the Transactions for which the performance condition was deemed to be satisfied upon the Closing. The grant date fair value of the CEO RSU Award will be recognized using a graded vesting attribution method over the service period. The stock-based compensation expense was allocated between research and development expense and selling, general, and administrative expense based on the estimated time and efforts incurred by the CEO between research and development activities and selling, general, and administrative activities. The estimated grant date fair value of the CEO Time-Based RSUs was based on the estimated fair value of Lucid’s underlying common shares as of the date of the grant. The estimated grant date fair value and the derived service period of the CEO Performance RSUs were based on a Monte Carlo simulation method (see footnote 4 for more information).

(CC)

Reflects the elimination of the loss on Churchill’s warrant liability related to the Public Warrants as Churchill’s public warrants are expected to qualify for equity classification following the Closing.

(DD)	Represents the elimination of investment income related to investments held in the trust account.

The adjustments included in the unaudited pro forma condensed combined statement of operations for the fiscal year end December 31, 2020 were as follows:

(AA)

Represents the estimated stock-based compensation expense for the Lucid RSUs granted prior to the Closing in connection with the Transactions and for which the performance condition was deemed to be satisfied upon the Closing. The grant date fair value of Lucid RSUs will be recognized using a graded vesting attribution method over the service period. The estimated grant date fair value of the Lucid RSUs granted were based on the estimated fair value of Lucid’s underlying common shares as of the dates of the grants.

(BB)

Represents the estimated stock-based compensation expense associated with the CEO RSU Award granted prior to the Closing in connection with the Transactions for which the performance condition was deemed to be satisfied upon the Closing. The grant date fair value of CEO RSU Award will be recognized using a graded vesting attribution method over the service period. The stock-based compensation expense was allocated between research and development expense and selling, general, and administrative expense based on the estimated time and efforts incurred by the CEO between research and development activities and selling, general, and administrative activities. The estimated grant date fair value of the CEO Time-Based RSUs was based on the estimated fair value of Lucid’s underlying common shares as of the date of the grant. The estimated grant date fair value and the derived service period of the CEO Performance RSUs were based on a Monte Carlo simulation method (see footnote 4 for more information).

(CC)	Reflects the $2.0 million compensation expense for the CEO Transaction Bonus incurred upon the Closing.
(DD)

Reflects the direct and incremental transaction costs incurred prior to, or concurrent with the Closing by Lucid allocable to the Private Placement Warrants which are liability classified instruments measured at fair value.

(EE)

Reflects the elimination of the loss on Churchill’s warrant liability related to the Public Warrants as Churchill’s public warrants are expected to qualify for equity classification following the Closing.

(FF)	Represents the elimination of investment income related to investments held in the trust account.
(GG)

Reflects the elimination of the deemed contributions related to the repurchase of Lucid Series B Preferred Shares and Lucid Series C Preferred Shares which is deemed to be converted into shares of Class A common stock as of January 1, 2020.

3. Net Loss per Share

Represents the net loss per share calculated using the pro forma basic and diluted weighted average shares outstanding of Class A common stock as a result of the pro forma adjustments. As the Transactions are being reflected as if the reverse recapitalization had occurred on January 1, 2020, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share reflects the historical Lucid Shares, as adjusted by the Exchange Ratio, outstanding as of the respective original issuance date. The public shares of Churchill’s Class A common stock redeemed by Churchill public stockholders are eliminated as of January 1, 2020.

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The 17,250,000 Sponsor Earnback Shares are participating securities that contractually entitle the holders of such shares to participate in nonforfeitable dividends but does not contractually obligate the holders of such shares to participate in losses. The unaudited pro forma condensed combined statement of operations reflects a net loss for the period presented and, accordingly, no loss amounts have been allocated to the Sponsor Earnback Shares. The Sponsor Earnback Shares have also been excluded from basic and diluted pro forma net loss per share attributable to common stockholders as such shares of Class A common stock are contingently recallable until the Earnback Triggering Events have occurred.

The unaudited pro forma condensed combined net loss per share has been prepared based on the following information:

	Six Months Ended June 30,	Year Ended December 31,
(in thousands, except share and per share data)	2021	2020
Numerator:
Net loss attributable to common shareholders – basic and diluted	$(4,161,481)	$(1,302,546)
Denominator:
Lucid shareholders	1,115,974,011	666,471,154
Vested Lucid Group RSUs	8,030,119	1,542,707
Churchill Sponsor	34,500,000	34,500,000
Churchill public stockholders	206,978,356	206,978,356
PIPE Investors	166,666,667	166,666,667
Weighted average shares outstanding – basic and diluted	1,532,149,152	1,076,158,884
Net loss per share attributable to common shareholders – basic and diluted	$(2.72)	$(1.21)

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect:

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Private placement warrants	28,566,667	28,566,667
Public warrants	41,400,000	41,400,000
Working capital warrants	1,500,000	1,500,000
Lucid Group Options	68,121,210	68,121,210
Lucid Group RSUs	17,116,018	23,926,942

The 14,783,333 Sponsor Earnback Warrants are excluded from the pro forma anti-dilutive table as the underlying shares are contingently recallable until the Earnback Triggering Events have occurred.

The 16,024,411 Lucid Group RSUs expected to vest under the CEO Performance RSUs as adjusted by the Exchange Ratio are excluded from the pro forma anti-dilutive table as the underlying shares are contingently issuable until the market conditions have been satisfied.

4. CEO Performance RSUs Valuation

The CEO Performance RSUs vest upon the achievement of a specified market condition for each tranche and the continued employment of Mr. Rawlinson at each vesting date. The estimated grant date fair value for each tranche of CEO Performance RSUs was determined by using the Monte Carlo simulation method with the following key assumptions:

Expected stock price:   The expected stock price is determined based on an assumed share price of Class A common stock as of the Closing calculated based on the closing trading price of Churchill’s Class A common stock as of the grant date.

Expected volatility:   The expected volatility was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Risk-free interest rate:   The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected term:   The expected term for valuation of the CEO Performance RSUs is their contractual terms of five years. The expected term represents the period these awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules, and expectations of future employee behavior.

Expected dividend yield:   The expected dividend rate is zero as we currently have no history or expectation of declaring dividends.

The aggregate estimated grant date fair value of the CEO Performance RSUs is $272.1 million.

The derived service period under the Monte Carlo simulation method was determined based on the median vesting time for the simulations that achieved the vesting hurdle. Share-based compensation expense associated with each of the five tranches under the CEO Performance RSUs will be recognized over the earlier of (i) derived service periods of each tranche and (ii) the date on which the market condition is satisfied, using the graded vesting attribution method. The estimated derived service periods of the five tranches under the CEO Performance RSUs are estimated to be 0.72, 0.79, 1.72, 2.18 and 2.51 years, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Lucid Group’s management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition as of June 30, 2021 and for the three and six months ended June 30, 2021. The discussion should be read together with Lucid’s historical audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019, and unaudited interim condensed consolidated financial statements as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020, and the related accompanying notes that are included elsewhere in this prospectus. The discussion and analysis should also be read together with Lucid Group’s unaudited pro forma condensed combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Lucid Group’s current expectations, estimates and projections that involve risks and uncertainties. Lucid Group’s actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “Lucid,” the “Company,” “we,” “us,” “our,” and other similar terms refer to Lucid’s business prior to the consummation of the Transactions. Lucid Group continues Lucid’s business following the consummation of the Transactions.

Overview

We are a technology and automotive company with a mission to inspire the adoption of sustainable transportation by creating the most captivating luxury electric vehicles centered around human experience. Our focus on in-house technological innovation and a “clean sheet” approach to engineering and design have led to the development of our groundbreaking electric vehicle, the Lucid Air, which we expect to go into production in the second half of 2021.

The Lucid Air is a luxury electric sedan that redefines both the luxury car segment and the electric vehicle space. Through miniaturization of the key drive-train components, the Lucid Air is designed to deliver compelling performance and interior space with an exterior that is reminiscent of a high-performance sports car. We believe our drivetrain and battery pack technologies are significant differentiators and our battery technology has been driven more than twenty million real-world miles since Lucid’s inception. With our 900V+ electrical architecture, we expect that some variants of the Lucid Air will be able to achieve sufficient charge in approximately 20 minutes to travel 300 miles and have travel range in excess of 500 miles on a single charge. The Lucid Air is expected to be available in a variant with over 1,000 horsepower and the ability to travel from zero to 60 miles per hour in less than 2.5 seconds. We are also the supplier of battery technology for the premier EV racing series. We believe the Lucid Air will establish the bar for excellence across future Lucid products and experiences by fusing art and science to capture the potential of electrification.

The Lucid Air will be manufactured in-house at our greenfield purpose-built electric vehicle manufacturing facilities in Casa Grande, Arizona, named Advanced Manufacturing Plant-1 (“AMP-1”) and Lucid Powertrain Manufacturing Plant (“LPM-1”). Upon completion of our facilities, our manufacturing footprint in Casa Grande is expected to exceed 5 million square feet on 495 acres. Our AMP-1 facility is designed with an initial output capacity to produce up to 34,000 vehicles annually. We are on track to start our production of the Lucid Air utilizing our AMP-1 facility in the second half of 2021.

We expect to launch additional vehicles over the coming decade. We have already commenced engineering and design work for Project Gravity, a luxury SUV that is expected to leverage the same platform and many of the technological advancements developed for the Lucid Air. We expect to begin production of Project Gravity at the end of 2023. After the Lucid Air and Project Gravity, we plan to leverage our technological and manufacturing advancements to develop and manufacture progressively more affordable vehicles in higher volumes. We further believe that our battery systems expertise positions us to produce compelling stationary energy storage system (“ESS”) products. ESS is a technologically adjacent opportunity which can leverage the modular design of our battery packs and our extensive experience with battery pack and battery management systems.

We plan to sell our vehicles directly to consumers through both our retail store or gallery locations, which we refer to as “Studios,” and our online purchasing platform as we believe the direct-to-consumer sales model reflects today’s changing customer preferences. We believe that our direct-to-consumer sales model, combined with a digitally enhanced luxury experience through our website and a refined in-store experience, creates opportunities to tailor to each customer’s purchase and ownership preferences. As of June 30, 2021, we have opened eight retail stores and expect additional stores and service centers to open in North America throughout 2021. We believe in owning our sales and service network in order to control our customers’ experience throughout their journey with us. We are also in the process of establishing an in-house service footprint through brick-and-mortar service centers in various geographies and a planned mobile service fleet. In order to deliver excellent in-house and mobile services to our customers, we also plan to have an approved list of vetted and specially trained body shop technicians.

Our revenue to date has been generated primarily from the sales of battery pack systems, supplies and related services. To date, we have not sold any vehicles, and we do not expect to begin commercial sales of our vehicles until the second half of 2021. We incurred net losses of $261.7 million and $117.3 million for the three months ended June 30, 2021 and 2020, and net losses of $1,009.7 million and $246.9 million for the six months ended June 30, 2021 and 2020, respectively, and $719.4 million and $277.4 million for the years ended December 31, 2020 and 2019, respectively, and we expect to incur significant net losses for the foreseeable future. We plan to make significant investments in capital expenditures to build and expand our manufacturing, sales and service facilities, hire a commercial sales team, and continue to invest in research and development. We expect that our existing cash and cash equivalents, including the net proceeds from the Transactions and the PIPE Investment, will be sufficient to meet our capital expenditure and working capital requirements for a period of at least twelve months from the date of this prospectus.

Recent Developments

Closing of Transactions

On the Closing Date, Churchill and Lucid consummated the Transactions. Pursuant to the Merger Agreement, Merger Sub merged with and into Lucid, with Lucid surviving the Merger. Lucid became a wholly owned subsidiary of Churchill and Churchill was immediately renamed “Lucid Group, Inc.” Each Lucid Common Share issued and outstanding immediately prior to Closing was automatically surrendered and exchanged for the right to receive a number of shares of Churchill’s Class A common stock equal to the Exchange Ratio based on the Equity Value.

We expect the Transactions to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Churchill is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lucid Group will represent a continuation of the financial statements of Lucid with the Transactions treated as the equivalent of Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Lucid in future reports of Lucid Group.

In connection with the Transactions, we raised $4.6 billion of gross proceeds including the contribution of $2.1 billion of proceeds from cash held in Churchill’s trust account from the Churchill IPO, net of redemption of Churchill’s Class A common stock held by Churchill’s public stockholders of $0.2 million, and $2.5 billion of proceeds from the PIPE Investment. We estimate the direct and incremental transaction costs in connection with the Transactions incurred prior to, or concurrent with the Closing by Churchill, including the PIPE Investment and the deferred underwriting fees related to the Churchill IPO, and Lucid to be $175.0 million. We intend to use the net proceeds for future capacity expansion, general corporate purposes and to meet our working capital needs.

Lucid’s historical audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019, and unaudited interim condensed consolidated financial statements as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020, and the related respective accompanying notes that are included elsewhere in this prospectus do not include the effects of the Transactions. Lucid’s historical results and other financial information for all periods discussed and analyzed in this section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” also do not include the effects of the Transactions. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation” for more information.

Key Factors Affecting Our Performance

We believe that our future success and financial performance depend on a number of factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

Design and Technology Leadership

We believe we are positioned to be a leader in the electric vehicle market by unlocking the potential for advanced, high-performance, and long-range electric vehicles to co-exist. The Lucid Air is designed with race-proven battery pack technologies and robust performance together with a sleek exterior design and expansive interior space given our miniaturized key drivetrain components. We anticipate consumer demand for the Lucid Air based on its luxurious design, high-performance technology and sustainability leadership, and the growing acceptance of and demand for electric vehicles as a substitute for gasoline-fueled vehicles.

Though not yet commercially available, we have received significant interest in the Lucid Air from potential customers. Through June 30, 2021, we have refundable reservations that reflect potential sales greater than $900.0 million.

Direct-to-Consumer Model

We plan to operate a direct-to-consumer sales and service model, which we believe will allow us to offer a personalized experience for our customers based on their purchase and ownership preferences. We expect to incur significant expenses in our sales and marketing operations as we prepare for commercialization of the Lucid Air, including to open Studios, hire a sales force, invest in marketing and brand awareness, and stand up a service center operation. As of June 30, 2021, we had opened eight Studios in four locations in California, two locations in Florida, one location in New York and one location in Illinois. By the end of 2021, we expect to open additional Studios and service centers in North America. We also intend to hire additional sales, customer service, and service centers personnel. We believe that investing in our direct-to-consumer sales and service model will be critical to deliver and service the Lucid electric vehicles we plan to manufacture and sell.

Establishing Manufacturing Capacity

Achieving commercialization and growth for each generation of electric vehicles requires us to make significant capital expenditures to scale our production capacity and improve our supply chain processes in the United States and internationally. We expect our capital expenditures to increase each year through 2023 as we continue our phased construction of our AMP-1 and LPM-1 facilities and international expansion and then to decrease in the subsequent years. The amount and timing of our future manufacturing capacity requirements, and resulting capital expenditures, will depend on many factors, including the pace and results of our research and development efforts to meet technological development milestones, our ability to develop and launch new electric vehicles, our ability to achieve sales and experience customer demand for our vehicles at the levels we anticipate, our ability to utilize planned capacity in our existing facilities and our ability to enter new markets.

Technology Innovation

We develop in-house battery and powertrain technology, which requires us to invest a significant amount of capital in research and development. The electric vehicle market is highly competitive and includes both established automotive manufacturers and new entrants. To establish market share and attract customers from competitors, we plan to continue to make substantial investments in research and development for the commercialization and continued enhancements of the Lucid Air, the development of Project Gravity, and future generations of our electric vehicles and other products.

Components of Results of Operations

Revenue

To date, we have primarily generated revenue from the sales of battery pack systems, supplies and related services for vehicles to a single customer. We have identified the sale of battery pack systems and the related supplies as a performance obligation to be recognized at the point in time when control is transferred to the customer. While our customer generally has the right to return defective or non-conforming products, product returns have been immaterial in past periods. We do not expect the sales from the battery pack systems for the world’s premier electric racing series to be material for the go-forward commercialized business.

Cost of Revenue

Cost of revenue related to battery pack systems, supplies and related services for electric vehicles primarily consists of direct parts and materials, shipping and handling costs, headcount related costs, such as salaries and related personnel expenses, including share-based compensation, and estimated warranty expenses related to battery pack systems. Cost of revenue also includes allocated overhead costs including depreciation of manufacturing related equipment and facilities, amortization of capitalized internal-use software, facilities, and information technology costs.

Once we have commenced commercial production of the Lucid Air, we expect to capitalize the cost to manufacture vehicles and expense these capitalized inventory costs when the vehicles are sold within cost of revenue. We have not capitalized any vehicle manufacturing costs to date.

Operating Expenses

Our operating expenses consist of research and development and selling, general and administrative expenses.

Research and Development

Our research and development efforts have primarily focused on the development of our battery and powertrain technology, the Lucid Air, Project Gravity and future generations of our electric vehicles. Research and development expenses consist primarily of materials, supplies and personnel-related expenses for employees involved in the engineering, designing, and testing of electric vehicles. Personnel-related expenses primarily include salaries, benefits and share-based compensation. Research and development expenses also include professional services fees, allocated facilities costs, such as office and rent expense and depreciation expense, and other engineering, designing, and testing expenses.

Selling, General, and Administrative

Selling, general, and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate, selling and marketing functions, including executive management and administration, legal, human resources, accounting, finance, tax, and information technology. Personnel-related expenses primarily include salaries, benefits and share-based compensation. Selling, general, and administrative expenses also include allocated facilities costs, such as office, rent and depreciation expenses, professional services fees and other general corporate expenses. As we continue to grow as a company, build out our sales force, and commercialize the Lucid Air and planned future generations of our electric vehicles, we expect that our selling, general and administrative costs will increase.

We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Change in Fair Value of Contingent Forward Contracts

Our contingent forward contracts provided the holder the right to purchase Lucid Series D Preferred Shares and Lucid Series E Preferred Shares in future periods and were subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our contingent forward contracts were recognized in the consolidated statements of operations and comprehensive loss.

Change in Fair Value of Convertible Preferred Share Warrant Liability

Our convertible preferred share warrant liability related to Lucid Series D Preferred Shares was subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our convertible preferred share warrant liability were recognized in the consolidated statements of operations and comprehensive loss. We do not expect to have continuing adjustments to the liability for changes in fair value as all of our issued and outstanding convertible preferred share warrants were exercised as of March 2021.

Interest Expense

Interest expense consists primarily of the interest incurred on our convertible notes, which were outstanding and converted in 2019, and on our capital leases. Interest income consists primarily of interest income earned on our cash and cash equivalents.

Other Income (Expense)

Other income (expense) consists primarily of foreign currency gains and losses. Our foreign currency exchange gains and losses relate to transactions and asset and liability balances denominated in currencies other than the U.S. dollar. We expect our foreign currency gains and losses to continue to fluctuate in the future due to changes in foreign currency exchange rates.

Provision for (Benefit from) Income Taxes

Our provision for (benefit from) income taxes consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe it is more likely than not that the recoverability of these deferred tax assets will not be realized.

Results of Operations

Comparison of the Three Months and Six Months Ended June 30, 2021 and 2020

The following tables set forth our results of operations for the periods presented (in thousands):

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2021	2020	$ change	% change	2021	2020	$ change	% change
Revenue	$174	$—	$174	nm	$487	$8	$479	nm
Cost of revenue	19	(59)	78	nm	104	(59)	163	nm
Gross profit	155	59	96	163%	383	67	316	472%
Operating expenses:
Research and development(1)	176,802	97,940	78,862	81%	344,171	207,699	136,472	66%
Selling, general and administrative(1)	72,272	15,539	56,733	365%	203,924	29,784	174,140	585%
Total operating expenses	249,074	113,479	135,595	119%	548,095	237,483	310,612	131%
Loss from operations	(248,919)	(113,420)	(135,499)	119%	(547,712)	(237,416)	(310,296)	131%
Other income (expense), net:
Change in fair value of forward contracts	(12,382)	(3,203)	(9,179)	287%	(454,546)	(8,719)	(445,827)	nm
Change in fair value of convertible preferred share warrant liability	—	(57)	57	nm	(6,976)	(114)	(6,862)	nm
Interest expense	(30)	(1)	(29)	nm	(35)	(10)	(25)	250%
Other expense	(390)	(632)	242	(38)%	(400)	(709)	309	(44)%
Total other expense, net	(12,802)	(3,893)	(8,909)	229%	(461,957)	(9,552)	(452,405)	nm
Loss before provision for (benefit from) income taxes	(261,721)	(117,313)	(144,408)	123%	(1,009,669)	(246,968)	(762,701)	309%
Provision for (benefit from) income taxes	5	(28)	33	nm	9	(100)	109	nm
Net loss and comprehensive loss	$(261,726)	$(117,285)	$(144,441)	123%	$(1,009,678)	$(246,868)	$(762,810)	309%

nm – non-meaningful

(1)	Includes share-based compensation expense as follows (in thousands):

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2021	2020	$ change	% change	2021	2020	$ change	% change
Research and development	13,539	552	12,987	nm	26,703	1,393	25,310	nm
Selling, general and administrative	10,910	458	10,452	nm	102,541	588	101,953	nm
Total share-based compensation expense	24,449	1,010	23,439	nm	129,244	1,981	127,263	nm

nm – non-meaningful

Revenue

Revenue increased by $0.2 million, or over 100%, for the three months ended June 30, 2021. The increase is attributable to an increase in sales of our battery pack systems and supplies for vehicles.

Revenue increased by $0.5 million, or over 100%, for the six months ended June 30, 2021. The increase is attributable to an increase in sales of our battery pack systems and supplies for vehicles.

Cost of Revenue

Cost of revenue and gross profit did not significantly fluctuate during the three months ended June 30, 2021 as compared to the same period prior year. Gross margin was over 100% for the three months ended June 30, 2021, and there was no revenue in the same period prior year.

Cost of revenue increased by $0.2 million, or over 100%, for the six months ended June 30, 2021 as compared to the same period prior year. The increase was due to the increase of sales of our battery pack systems and supplies for vehicles. Gross profit increased by $0.3 million, or over 100%, primarily due to an increase in revenue partially offset by an increase in cost of revenue. Gross margin increased by 100% primarily due to an increase in cost of revenue for the six months ended June 30, 2021 compared to the same period prior year.

Operating Expenses

Research and development expense increased by $78.9 million, or 81%, for the three months ended June 30, 2021 as compared to the same period prior year. The increase was primarily attributable to increases in personnel-related expenses of $36.1 million due to growth in headcount and share-based compensation expense of $13.0 million recognized in relation to the fourth closing of the Lucid Series E Preferred Shares issuance. Additionally, we incurred increases in office and rent expense of $12.4 million primarily related to additional facilities needed to scale our business, increases in professional service fees of $9.6 million, and increase in materials and supplies expenses of $5.6 million.

Research and development expense increased by $136.5 million, or 66%, for the six months ended June 30, 2021 as compared to the same period prior year. The increase was primarily attributable to increases in personnel-related expenses of $68.8 million due to growth in headcount and share-based compensation expense of $24.9 million recognized in relation to the fourth closing of the Lucid Series E Preferred Shares issuance. Additionally, we incurred increases in office and rent expense of $34.9 million primarily related to additional facilities needed to scale our business and increases in professional service fees of $18.8 million. These increases were offset by a decrease in materials and supplies expenses of $15.5 million as we continued to transition from product development into commercialization.

Selling, general, and administrative expense increased by $56.7 million, or over 100%, for the three months ended June 30, 2021 as compared to the same period prior year. The increase was primarily attributable to increases in personnel-related expenses of $22.8 million due to growth in headcount and other compensation related charges, and share-based compensation expense of $10.5 million recognized in relation to the fourth closing of the Lucid Series E Preferred Shares issuance as we grew our sales force and expanded general and administrative functions needed to scale our business. Additionally, we incurred increases in other allocated overhead costs of $11.6 million primarily related to additional facilities to support the growing operations of our business and increases in professional service fees of $9.7 million.

Selling, general, and administrative expense increased by $174.1 million, or over 100%, for the six months ended June 30, 2021 as compared to the same period prior year. The increase was primarily attributable to increases in personnel-related expenses of $32.5 million due to growth in headcount and other compensation related charges, and share-based compensation expense of $102.4 million recognized in relation to the fourth closing of the Lucid Series E Preferred Shares issuance as we grew our sales force and expanded general and administrative functions needed to scale our business. Additionally, we incurred increases in other allocated overhead costs of $22.0 million primarily related to additional facilities to support the growing operations of our business and increases in professional service fees of $13.1 million.

Change in Fair Value of Contingent Forward Contracts

Change in contingent forward contracts liability increased by $9.2 million, or over 100%, for the three months ended June 30, 2021 compared to the same period prior year primarily due to the change in fair value of the Series E contingent forward contracts.

Change in contingent forward contracts liability increased by $445.8 million, or over 100%, for the six months ended June 30, 2021 compared to the same period prior year primarily due to the change in fair value of the Series E contingent forward contracts.

Change in Fair Value of Convertible Preferred Share Warrant Liability

We recorded loss of $7.0 million for the six months ended June 30, 2021 due to the changes in fair value of the convertible preferred share warrant liability related to Lucid Series D Preferred Shares upon the exercise and settlement of all outstanding warrants to purchase Lucid Series D Preferred Shares.

Interest Expense

Interest expense did not significantly fluctuate during the three and six months ended June 30, 2021 compared to the same period prior year.

Other Expense

Other expense did not significantly fluctuate during the three and six months ended June 30, 2021 compared to the same period prior year.

Provision for (Benefit from) Income Taxes

The provision for (benefit from) income taxes did not significantly fluctuate during the three and six months ended June 30, 2021 compared to the same period prior year.

Comparison of the Fiscal Years Ended December 31, 2021 and 2020

The following tables set forth our results of operations for the periods presented (in thousands):

	Fiscal Year Ended December 31,
	2020	2019	$ change	% change
Revenue	$3,976	$4,590	$(614)	(13)%
Cost of revenue(1)	3,070	3,926	(856)	(22)%
Gross profit	906	664	242	36%
Operating expenses:
Research and development(1)	511,110	220,223	290,887	132%
Selling, general and administrative(1)	89,023	38,375	50,648	132%
Total operating expenses	600,133	258,598	341,535	132%
Loss from operations	(599,227)	(257,934)	(341,293)	132%
Other income (expense), net:
Change in fair value of forward contracts	(118,382)	(15,053)	(103,329)	nm
Change in fair value of convertible preferred share warrant liability	(1,205)	(406)	(799)	197%
Interest expense	(64)	(8,547)	8,483	(99)%
Other income (expense)	(690)	4,606	(5,296)	(115)%
Total other expense, net	(120,341)	(19,400)	(100,941)	nm
Loss before provision for (benefit from) income taxes	(719,568)	(277,334)	(442,234)	159%
Provision for (benefit from) income taxes	(188)	23	(211)	nm
Net loss and comprehensive loss	$(719,380)	$(277,357)	$(442,023)	159%

nm – non-meaningful

(1)	Includes share-based compensation expense as follows (in thousands):

	Fiscal Year Ended December 31,
	2020	2019	$ change	% change
Cost of revenue	$213	$443	$(230)	(52)%
Operating expenses:
Research and development	3,724	4,770	(1,046)	(22)%
Selling, general and administrative	677	2,506	(1,829)	(73)%
Total share-based compensation expense	4,614	7,719	(3,105)	(40)%

nm – non-meaningful

Revenue

Revenue decreased by $0.6 million, or (13)%, for 2020 compared to 2019 attributable to a decrease in sales of our battery pack systems and supplies for vehicles.

Cost of Revenue, Gross Profit and Gross Margin

Cost of revenue decreased by $0.9 million, or (22)%, for 2020 compared to 2019 primarily due to the reduction of sales of our battery pack systems and supplies for vehicles of $0.6 million and a reduction of our share-based compensation expense of $0.2 million. Gross profit and gross margin increased by $0.2 million, or 36%, and 8 percentage points, respectively, for 2020 compared to 2019 primarily due to a decrease in share-based compensation.

Operating Expenses

Research and development expense increased by $290.9 million, or 132%, for 2020 compared to 2019. The increase was primarily attributable to increases in materials and supplies expense of $163.5 million, personnel-related expenses of $68.4 million due to growth in headcount, professional services fees of $31.9 million, allocated facilities costs of $23.1 million, and other engineering, designing, and testing expenses of $4.1 million. The increase in the allocated facilities costs was primarily due to our overall corporate growth and was attributable to increases in our allocated office and rent expense of $15.8 million, depreciation expense of $3.8 million, and other allocated overhead costs of $3.5 million.

Selling, general, and administrative expense increased by $50.6 million, or 132%, for 2020 compared to 2019. The increase was primarily attributable to increases in personnel-related expenses of $28.6 million due to growth in headcount, allocated facilities costs of $12.5 million, professional services fees of $5.4 million, and other general corporate expenses of $4.1 million. The increase in the allocated facilities costs was primarily due to our overall corporate growth and was attributable to increases in our allocated office and rent expense of $7.8 million, depreciation expense of $2.4 million, and other allocated overhead costs of $2.3 million.

Change in Fair Value of Contingent Forward Contracts

We settled all of our then existing contingent forward contracts related to Lucid Series D Preferred Shares and Lucid Series E Preferred Shares in 2020. We recorded losses of $118.4 million in 2020 due to the changes in fair value of the contingent forward contracts upon the final settlement.

Change in Fair Value of Convertible Preferred Share Warrant Liability

We recorded losses of $1.2 million in 2020 due to the changes in fair value of the convertible preferred share warrant liability related to an increase in the fair value related to the outstanding convertible preferred share warrants.

Interest Expense

Interest expense decreased by $8.5 million, or (99)%, for 2020 compared to 2019 primarily attributable to the conversion of our convertible notes related to Lucid Series D Preferred Shares into shares in April 2019.

Other Income (Expense)

Other income (expense), net decreased by $5.3 million, or (115)%, for 2020 compared to 2019 primarily attributable to foreign currency losses on transactions denominated in currencies other than the U.S. dollar, predominately the Euro, the Japanese Yen and the Korean Won.

Provision (Benefit) for Income Taxes

Provision (benefit) for income taxes was immaterial for the year ended December 31, 2020 and 2019. We have accumulated net operating losses at the federal and state level as we have not yet started the commercialization of our electric vehicles. We maintain a full valuation allowance against our net deferred tax assets. The income tax benefits shown above are primarily related to sales of our battery pack systems, supplies and related services for vehicles.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, we have financed our operations primarily from the issuances of shares and convertible notes. As of June 30, 2021, we had $592.2 million of cash and cash equivalents, restricted cash and short-term investments.

In connection with the Transactions, we raised $4.6 billion of gross proceeds including the contribution of $2.1 billion of proceeds from cash held in Churchill’s trust account from the Churchill IPO, net of redemption of Churchill’s Class A common stock held by Churchill’s public stockholders of $0.2 million, and $2.5 billion of proceeds from the PIPE Investment. We estimate the direct and incremental transaction costs in connection with the Transactions incurred prior to, or concurrent with the Closing by Churchill, including the PIPE Investment and the deferred underwriting fees related to the Churchill IPO, and Lucid to be $175.0 million. We intend to use the net proceeds for future capacity expansion, general corporate purposes and to meet our working capital needs.

As an early stage growth company in the pre-commercialization stage of development, we have incurred substantial net losses since inception. We expect to continue to incur net losses in accordance with our operating plan as we continue to expand our research and development activities to complete the development of vehicles, establish our consumer base and scale our operations to meet anticipated demand. We anticipate our cumulative spend on capital expenditures of at least $6.0 billion over the next four years to support our commercialization and growth as we continue our phased construction of our AMP-1, LPM-1 and international manufacturing facilities, purchase infrastructure for our vehicle production and launch our retail Studios to support our direct-to-consumer model. As of December 31, 2020, our non-cancellable commitments, as disclosed in “— Contractual Obligations and Commitments,” do not include any commitments related to these capital expenditures as we do not have any commitments related to these capital expenditures that we cannot cancel without a significant penalty. In addition to our capital expenditures, we expect our operating expenses to increase as we hire a commercial sales and service team and continue to invest in research and development. We expect these investments to be a key driver of our long-term growth and competitiveness, but will negatively impact our free cash flow. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently anticipate. We believe that our cash on hand following the consummation of the Transactions, including the proceeds from the PIPE Investment, will be sufficient to meet our capital expenditure and working capital requirements for a period of at least twelve months from the date of this prospectus. We expect to require additional capital to finance our operations, which may include seeking additional capital through equity offerings or debt financings. The amount and timing of our future funding and our commercialization requirements, if any, will depend on many factors, including the pace and results of our research and development efforts and our commercialization efforts. We may be unable to obtain any such additional financing on reasonable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition and operating results.

The expenditures associated with the development and commercial launch of our vehicles, the anticipated increase in manufacturing capacity, and the international expansion of our business operations are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. These risk and uncertainties are described in more detail in this prospectus in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Historical Cash Flows

The following table summarizes our cash flows for the periods presented (in thousands):

	Six Months Ended		Fiscal Years Ended
	June 30,		December 31,
	2021	2020	2020	2019
Cash used in operating activities	$(453,804)	$(208,242)	$(570,196)	$(235,299)
Cash used in investing activities	(206,514)	(251,090)	(459,582)	(104,290)
Cash provided by financing activities	612,105	400,233	1,290,545	621,432
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(48,213)	$(59,099)	$260,767	$281,843

Cash Used in Operating Activities

Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, payroll and other general and administrative activities. As we continue to ramp up hiring ahead of starting commercial operations, we expect our cash used in operating activities to increase significantly before it starts to generate any material cash flows from our business.

Net cash used in operating activities of $453.8 million for the six months ended June 30, 2021 primarily consisted of $1.0 billion of net loss, adjusted for $618.8 million of non-cash charges and a decrease in net operating assets and liabilities of $62.9 million. The non-cash charges primarily included the fair value of contingent forward contracts and warrant liabilities of $461.5 million, convertible preferred share related expense of $129.2 million, non-cash operating lease cost of $13.5 million, and depreciation and amortization, including amortization of insurance premium and losses on disposals of property and equipment of $14.5 million. The decrease in net operating assets of $44.9 million is primarily due to $27.2 million increase in purchase of inventory and $11.2 million increase in prepaid expenses. The decrease in operating liabilities of $18.1 million is primarily due to $11.0 million decrease in financed insurance premium, $4.5 million decrease in other current liabilities and accrued liabilities, $11.9 million decrease in accounts payable, $7.7 million decrease in operating lease liability, partially offset by $8.0 million increase in accrued compensation.

Net cash used in operating activities of $208.2 million for the six months ended June 30, 2020 primarily consisted of $246.9 million of net loss, adjusted for $14.2 million of non-cash charges and an increase in net operating assets and liabilities of $24.4 million. The non-cash charges primarily included the fair value of contingent forward contracts and warrant liabilities of $8.8 million, depreciation and amortization, including loss on disposal of property and equipment, of $3.4 million, and changes in share-based compensation of $2.0 million. The increase in net operating assets and liabilities primarily related to increases in operating liabilities of $22.1 million and increases in operating assets of $2.2 million.

Net cash used in operating activities of $570.2 million for the year ended December 31, 2020 primarily consisted of $719.4 million of net losses, adjusted for $134.6 million of non-cash charges and a decrease in net operating assets and liabilities of $14.6 million. The non-cash charges primarily included the changes in share-based compensation of $4.6 million, depreciation and amortization, including losses on disposals of property and equipment, of $10.4 million, and the fair value of contingent forward contracts and warrant liabilities of $119.6 million. The decrease in net operating assets and liabilities primarily relate to decreases in operating assets of $17.8 million and decreases in operating liabilities of $3.2 million.

Net cash used in operating activities of $235.3 million for the year ended December 31, 2019 primarily consisted of $277.4 million of net losses, adjusted for $30.5 million of non-cash charges and a decrease in net operating assets and liabilities of $11.6 million. The non-cash charges primarily included the changes in share-based compensation of $7.7 million, depreciation and amortization, including loss on disposal of property and equipment and amortization of debt discount, of $7.3 million, and the fair value of contingent forward contracts and warrant liabilities of $15.5 million. The decrease in net operating assets and liabilities primarily relate to increases in operating assets of $25.7 million and increases in operating liabilities of $37.3 million.

Cash Used in Investing Activities

We continue to experience negative cash flows from investing activities as we expand our business and continue to build our infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support our growth.

Net cash used in investing activities of $206.5 million for the six months ended June 30, 2021 was primarily attributable to capital expenditures.

Net cash used in investing activities of $251.1 million for the six months ended June 30, 2020 was entirely attributable to capital expenditures.

Net cash used in investing activities of $459.6 million for the year ended December 31, 2020 was entirely attributable to capital expenditures.

Net cash used in investing activities of $104.3 million for the year ended December 31, 2019 was entirely attributable to capital expenditures.

Cash Provided by Financing Activities

Through June 30, 2021, we financed our operations primarily through the sale of equity securities and convertible notes.

Net cash provided by financing activities of $612.1 million during the six months ended June 30, 2021 was primarily attributable to $600.0 million of proceeds from the issuance of Lucid Series E Preferred Shares, $11.0 million proceeds from short-term insurance financing note and $5.3 million of proceeds from the exercises of share options, $3.0 million of proceeds from the issuance of Lucid Series D Preferred Shares, partially offset by $3.0 million cash paid for the repurchase of Lucid Series B Preferred Shares and $2.7 million cash paid for the short-term insurance financing note.

Net cash provided by financing activities of $400.2 million during the six months ended June 30, 2020 was primarily attributable to $400.0 million of proceeds from the issuance of Lucid Series D Preferred Shares.

Net cash provided by financing activities of $1,290.5 million during the year ended December 31, 2020 was primarily attributable to $899.7 million of proceeds from the issuance of Lucid Series E Preferred Shares, $400.0 million of proceeds from the issuance of Lucid Series D Preferred Shares and $3.3 million of proceeds from the exercises of stock options, partially offset by the $12.1 million repurchase of Lucid Series C Preferred Shares.

Net cash provided by financing activities of $621.4 million during the year ended December 31, 2019 was primarily attributable to $600.0 million of proceeds from the issuance of Lucid Series D Preferred Shares, $70.9 million of proceeds from the issuance of convertible notes and $0.5 million of proceeds from the exercise of stock options, partially offset by the $50.0 million repurchase of Lucid Series C Preferred Shares.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2020:

		Payments Due by Periods
	Total	< 1 year	1 – 3 years	3 – 5 year	> 5 years

	(in thousands)
Operating lease obligations	$253,796	$25,490	$56,470	$55,681	$116,155
Non-cancellable purchase commitment	506,000	101,200	404,800	—	—
Total commitments	$759,796	$126,690	$461,270	$55,681	$116,155

Operating lease obligations — Operating leases include nine lease agreements we entered into from January 2020 to December 31, 2020 for retail locations in Arizona, California, Florida, New York, and Virginia, with lease expiration dates ranging from March 2025 through December 2032. Base rent for these leases ranges from $0.1 million to $0.4 million per annum, with certain leases having 3% annual base rent escalation clauses during the lease terms. As of December 31, 2020, the remaining operating lease commitments were $253.8 million. These commitments are reflected in the table above.

Non-cancellable purchase commitments — As of December 31, 2020, we are committed to purchase battery cells from a provider over the next three years for a total estimated minimum of $506.0 million. Battery cell costs may fluctuate from time to time under the purchase commitment based on, among other things, supply and demand, costs of raw materials, and purchase volume. The table above does not include contracts that are not enforceable and legally binding and that do not specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

At June 30, 2021, there were no material changes in our contractual obligations as reported in the audited financial statements for the years ended December 31, 2020.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.

Interest Rate Risk

We are exposed to market risk for changes in interest rates applicable to our cash and cash equivalents, restricted cash, and short-term investments. We had cash, cash equivalents and restricted cash totaling $592.2 million and short-term investments totaling $0.5 million as of June 30, 2021. Our cash and cash equivalents and short-term investments were invested primarily in money market funds and certificates of deposits. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. Under the policy, we invest in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. We utilize external investment managers who adhere to the guidelines of our investment policy. A hypothetical 10% change in interest rates would not have had a material impact on the value of our cash, cash equivalents or short-term investments as of June 30, 2021.

Seasonality

Automotive sales typically tend to decline over the winter season though we do not expect seasonality to have a significant impact on our results of operations in the near term until we scale our business.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to our consolidated financial statements included elsewhere in this prospectus for a description of our other significant accounting policies.

Share-Based Compensation

We have granted share-based awards consisting primarily of Lucid Options, as incentive and non-statutory stock options, and Lucid RSUs, as restricted stock units, to employees, members of our board of directors, and non-employees.

Lucid Options

Lucid Options generally vest over four years, and the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years. Lucid Options generally expire 10 years from the date of grant and are exercisable when the options vest. Share-based compensation expense for Lucid Options is generally recognized on a straight-line basis over the requisite service period based on the estimated fair value of the awards on the date of grant. We estimate the fair value of stock options granted using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires certain subjective inputs and assumptions, including the fair value of our underlying common shares, expected common share price volatility, expected dividend yield of our common shares, risk-free interest rates, and the expected option term. The assumptions used in the Black-Scholes option-pricing model are estimated as follows:

Fair value of common shares — The fair value of our common shares is estimated because our common shares are not yet publicly traded. Our board of directors considers numerous objective and subjective factors to determine the fair value of our common shares as discussed below in the subsection entitled “— Common Share Valuation.”

Expected Volatility — The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected option term as we do not have sufficient history of trading in our common shares.

Dividend Yield — The expected dividend yield is zero as we have never declared or paid cash dividends and have no current plans to do so in the foreseeable future.

Risk Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected option term.

Expected Option Term — The expected option term represents the period that the Lucid Options are expected to be outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.

We continue to use judgment in evaluating the expected volatility over the expected option term and the expected option term utilized in our stock-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimates of the expected volatility over the expected option term, which could materially impact our future stock- based compensation expense.

The following table summarizes the weighted-average assumptions used in estimating the fair value of share options granted during each of the periods presented:

	Six Months Ended		Fiscal Years Ended
	June 30,		December 31,
	2021	2020	2020	2019
Weighted average volatility	41.9%	42.7%	59.0%	42.8%
Expected term (in years)	5.9	6.0	5.9	5.5
Risk-free interest rate	0.6%	1.1%	0.8%	2.1%
Expected dividends	—	—	—	—

During the year ended December 31, 2019, Lucid granted options to purchase 6.7 million shares to senior management with an extended post-termination exercise term. The extended option exercise period for those options is the earliest of option expiration date, the first anniversary of a qualified initial public offering, or closing of a change of control. The change of control and initial public offering events are considered performance-based vesting conditions and are not deemed probable until occurrence, and therefore Lucid determined the expected life of the awards was 10 years, or equal to the contractual life, for use in the Black-Scholes model. No such options were granted in 2020.

The following table summarizes the weighted-average assumptions used in estimating the fair value of these options:

For the Year Ended
December 31, 2019
Volatility	47.5%
Expected terms (in years)	10
Risk-free interest rate	2.6%
Expected dividends	—

Lucid RSUs

Lucid RSUs are subject to both service-based and performance-based vesting conditions. The service-based vesting condition for these awards is typically satisfied equally over four years with a cliff vesting period of one year and continued vesting in equal quarterly installments thereafter. The performance-based vesting condition was satisfied upon the Closing. These qualifying liquidity events were not deemed probable until consummated, and therefore, share-based compensation related to these RSUs remained unrecognized prior to the consummation of the Transactions.

We estimate the fair value of the Lucid RSUs based on the estimated fair value of Lucid’s underlying common shares as of the date of the grant. Share-based compensation for Lucid RSUs is generally recognized on a graded vesting basis over the requisite service period once the performance condition is satisfied.

Upon the Closing, we began recording stock-based compensation expense during the three months ended September 30, 2021 based on the grant-date fair value of the RSUs using the graded vesting attribution method. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation” for more information.

CEO RSU Award

In March 2021, our board of directors approved the grant of 11,293,177 RSUs to Peter Rawlinson as Lucid’s CEO under the 2021 Plan (the “CEO RSU Award”) to encourage Mr. Rawlinson to focus on the long-term success of Lucid. Upon the Closing, the Lucid RSUs underlying the CEO RSU Award were cancelled and exchanged into Lucid Group RSUs under the Incentive Plan as adjusted by the Exchange Ratio. The CEO RSU Award is comprised of 5,232,507 RSUs subject to performance and service conditions (the “CEO Time-Based RSUs”) and 6,060,670 RSUs subject to performance and market conditions (the “CEO Performance RSUs”), as described further below. Upon the consummation of the Transactions, the 5,232,507 CEO Time-Based RSUs and 6,060,670 CEO Performance RSUs were cancelled and exchanged for 13,834,748 and 16,024,411 Lucid Group RSUs, respectively, for shares of Class A common stock with the same terms and vesting conditions except for the number of shares, which is adjusted by the Exchange Ratio of 2.644. Upon the Closing, we began recording stock-based compensation expense during the three months ended September 30, 2021 based on the grant-date fair value of the RSUs using the graded vesting attribution method. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation” for more information.

CEO Time-Based RSUs — The performance condition was satisfied upon the Closing. The service conditions will be satisfied in 16 equal quarterly installments on March 5, June 5, September 5, and December 5 beginning on the first quarterly installment date that is at least two months after the Closing, which will be December 5, 2021, provided that Mr. Rawlinson remains in continuous service through each vesting date.

The grant date fair value of the CEO Time-Based RSUs was estimated to be $284.0 million and will be recognized using a graded vesting attribution method over the service period for each tranche. The grant date fair value of the CEO Time-Based RSUs was based on the estimated fair value of Lucid’s underlying common shares as of the date of the grant. No share-based compensation expense has been recognized to date in the historical consolidated financial statements of Lucid for these CEO Time-Based RSUs, as the achievement of the performance condition could not be deemed probable until the Closing occurred.

CEO Performance RSUs — The performance condition was satisfied upon the Closing. The market conditions will be satisfied based upon the achievement of certain market capitalization goals of Lucid Group (each, as depicted in table below, a “Lucid Group Market Capitalization Target”) and the continued employment of Mr. Rawlinson at each vesting date during the five-year period beginning after the Closing (“Performance Period”). The CEO Performance RSUs will vest only if Lucid Group achieves the Lucid Group Market Capitalization Targets specified in the table below, which if achieved, would allow Lucid Group’s other stockholders to benefit from the increases in our market capitalization.

Each Lucid Group Market Capitalization Target is calculated by multiplying (i) a volume weighted average trading price of Class A common stock measured over any rolling six calendar month period by (ii) the average total number outstanding shares of Class A common stock reported on a public filing with the SEC for the two most recently completed quarterly reporting periods. This measurement period was designed to reward Mr. Rawlinson only if a sustained growth in Lucid Group’s market capitalization is achieved. The market conditions will be satisfied in five tranches, as follows:

	Lucid Group Market	Number of Lucid RSUs	Number of Lucid Group RSUs
Tranche	Capitalization Target	Eligible to Vest	Eligible to Vest(1)
1	$23,500,000,000	1,317,537	3,483,568
2	$35,250,000,000	1,317,537	3,483,568
3	$47,000,000,000	1,317,537	3,483,568
4	$58,750,000,000	1,317,537	3,483,568
5	$70,500,000,000	790,522	2,090,140
(1)	as adjusted based upon the Exchange Ratio of 2.644

The Lucid Group Market Capitalization Targets will be adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar event under the Incentive Plan. If the Lucid Group Market Capitalization Targets are not satisfied during the Performance Period, the portion of the CEO Performance RSUs subject to such Lucid Group Market Capitalization Target will not vest.

The grant date fair value of the CEO Performance RSUs was estimated to be $272.1 million and will be recognized using a graded vesting attribution method over the estimated derived service periods for the five tranches of 0.72 years, 0.79 years, 1.72 years, 2.18 years and 2.51 years, respectively. The grant date fair value and the derived service period for each tranche of the CEO Performance RSUs was determined using a Monte Carlo simulation method, which incorporates the possibility that the Lucid Group Market Capitalization Targets may not be satisfied. The Monte Carlo simulation is affected by a number of variables, including the fair value of our underlying common shares, the expected common share price volatility over the expected term, the expected dividend yield of our common shares over the expected term, the risk-free interest rates over the expected term and the expected term of the RSUs.

Six Months Ended
June 30, 2021
Weighted average volatility	60.0%
Expected term (in years)	5.0
Risk-free interest rate	0.9%
Expected dividends	—

The derived service periods for the five tranches were determined based on the median vesting time for the simulations that achieved the vesting hurdle. Share-based compensation expense associated with each of the five tranches under the CEO Performance RSUs will be recognized over the earlier of (i) the derived service periods of each tranche and (ii) the date on which the market condition is satisfied, using the graded vesting attribution method.

If the Lucid Group Market Capitalization Targets are met sooner than the derived service period, the share-based compensation expense will be adjusted to reflect the cumulative expense associated with the vested award. The share-based compensation expense will be recognized over the requisite service period that Mr. Rawlinson remains employed, regardless of whether the Lucid Group Market Capitalization Targets are achieved. No share-based compensation expense has been recognized to date in the historical consolidated financial statements for Lucid for these CEO Performance RSUs as the achievement of the performance condition was not deemed probable until the Closing occurred.

Tax Withholding — During the first year following the Closing, we expect that Lucid Group will settle tax withholding obligations in connection with any vesting of the CEO RSU Award through “net settlement,” i.e., by remitting cash to satisfy the tax withholding obligation and withholding a number of the vested shares on each vesting date. The amount of the tax withholding due on each vesting and net settlement date will be based on the fair value of the Class A common stock on such vesting and net settlement date. Depending on the fair value of the Class A common stock and the number of RSUs vesting on any applicable vesting and net settlement date, such net settlement could require Lucid Group to expend substantial cash funds to satisfy tax withholding.

The following tables illustrate the use of cash funds that Lucid Group may be required to remit to satisfy tax withholding obligations in connection with any potential vesting and net settlement of the CEO RSU Award during the first year after the Closing, assuming an aggregate tax withholding rate of 51.03% and various per-share prices of Class A common stock, which are assumed to be constant throughout the year. The tax withholding information is presented for illustrative purposes only and represents management’s estimates based on information available as of the date of this prospectus. The tax withholding information requires numerous assumptions, including with respect to tax withholding rates, outstanding shares of Class A common stock and the per-share values of Class A common stock on applicable vesting dates. If the actual facts are different than our assumptions, Lucid Group’s use of cash to satisfy tax withholding obligations in connection with any potential vesting and net settlement of the CEO RSU Award, and as a result Lucid Group’s future operating results and financial condition, could differ materially from these estimates.

CEO Time-Based RSUs Tax Withholding — The illustrative tax withholding for the CEO Time-Based RSUs provided below assumes various per-share prices of Class A common stock that may be experienced upon any vesting and net settlement of the first four quarterly installments of the CEO Time-Based RSUs which could occur during the first year following the consummation of the Transactions. The illustrative tax withholding is calculated by multiplying (i) the number of CEO Time-Based RSUs (as cancelled and exchanged into Lucid Group RSUs) that could vest and net settle during the first year following the consummation of the Transactions by (ii) the respective target stock price and by (iii) the assumed 51.03% tax withholding rate. The actual per-share price of Class A common stock at the vesting and net settlement date may differ from the target stock prices illustrated below, which could result in material differences in the actual cash remitted to satisfy tax withholding obligations.

	Target Stock	Illustrative Shares	Illustrative Tax
Vested Lucid Group Awards (in 1st Year)	Price	Withheld for Taxes	Withholding

	(in thousands, except share and per share data)
3,458,688	$10.00	1,764,968	$17,650
3,458,688	15.00	1,764,968	26,475
3,458,688	20.00	1,764,968	35,299
3,458,688	25.00	1,764,968	44,124
3,458,688	30.00	1,764,968	52,949
3,458,688	35.00	1,764,968	61,774
3,458,688	40.00	1,764,968	70,599

CEO Performance RSUs Tax Withholding — The illustrative tax withholding for the CEO Performance RSUs provided below assumes various target per-share prices of Class A common stock that may be experienced upon any vesting and net settlement of the CEO Performance RSUs which could occur during the first year following the consummation of the Transactions. The target stock prices for each Lucid Group Market Capitalization Target threshold have been derived using the total number of shares of Class A common stock outstanding upon the consummation of the Transactions as presented in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information Basis of Pro Forma Presentation.” The illustrative tax withholding is calculated for each target stock price by multiplying (i) the number of CEO Performance RSUs (as cancelled and exchanged into Lucid Group RSUs) that could vest and net settle at each Lucid Group Market Capitalization Target threshold by (ii) the respective target stock price for each Lucid Group Market Capitalization Target threshold and by (iii) the assumed 51.03% tax rate. The actual per-share price of Class A common stock at the vesting and net settlement date may differ from the target stock price illustrated below, which could result in material differences in the actual cash remitted to satisfy tax withholding obligations.

	Lucid Group	Target Market	Target Stock	Illustrative Shares	Illustrative Tax
Tranche	Award	Capitalization	Price	Withheld for Taxes	Withholding

	(in thousands, except share and per share data)
1	3,483,568	$23,500,000	$14.52	1,777,665	$25,076
2	3,483,568	32,250,000	19.92	1,777,665	34,412
3	3,483,568	47,000,000	29.04	1,777,665	50,151
4	3,483,568	58,750,000	36.30	1,777,665	62,689
5	2,090,140	70,500,000	43.56	1,066,598	45,136

Common Share Valuation

The fair value of our common shares has historically been determined by the Lucid board of directors with the assistance of management and third-party valuation services providers. In the absence of a public trading market for our common shares, on each grant date, we develop an estimate of the fair value of our common shares based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per common share, and in part on input from third-party valuations.

Our common share valuations were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions used to determine the estimated fair value of our common shares are based on numerous objective and subjective factors, combined with management’s judgment, including:

●	independent third-party valuations of our common shares;
●	the prices at which we sold our common and convertible preferred shares to outside investors in arms-length transactions;
●	the rights, preferences and privileges of our convertible preferred shares relative to those of our common shares;
●	our results of operations, financial position, and capital resources;
●	the history and nature of our business, the progress of our research and development efforts, our stage of development, business strategy, and outlook;
●	external market conditions affecting the automotive and electric vehicles industry, competitive environment, and other trends within the industry;
●	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions;
●	the lack of marketability of our common shares and the fact that the option grants involve illiquid securities in a private company;
●	equity market conditions affecting comparable public companies; and
●	general U.S. and global market conditions, including general economic outlook including economic growth, inflation and unemployment, interest rate environment, and global economic trends.

In determining the fair value of our common shares, we established the enterprise value of the Lucid business using the market approach and the income approach. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by our management and a terminal value for the residual period beyond the discrete forecast, which are discounted at a rate of return that accounts for both the time value of money and investment risk factors. Under the market approach, a group of guideline publicly traded companies with similar financial and operating characteristics to Lucid are selected, and valuation multiples based on the guideline public companies’ financial information and market data are calculated. Based on the observed valuation multiples, an appropriate multiple was selected to apply to our historical and forecasted revenue results.

In performing a valuation analysis of Lucid’s equity value and our preferred shares, common shares, tranche rights and warrants, we used the probability weighted expected return method (“PWERM”) framework. The PWERM framework is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values for Lucid, assuming various outcomes. The common share value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common shares under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common shares.

We considered three scenarios in the PWERM framework: option pricing method (“OPM”) scenario, as- converted SPAC scenario, and as-converted IPO scenario. Under the OPM scenario, we used the OPM to allocate the equity value to respective classes of securities. The OPM, which models each class of equity securities as a call option with a unique claim on Lucid’s assets, treats Lucid common shares and convertible preferred shares as call options on an equity value with exercise prices based on the liquidation preference of our convertible preferred shares. The common shares are modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after Lucid’s convertible preferred shares are liquidated. The OPM scenario assumes that investors will convert in an IPO or high value sale if the value appreciates sufficiently, but also captures the value of the downside protection from the preferred liquidation preferences if Lucid does not grow as much as planned. Under the OPM scenario, we considered 40% probability that an IPO or high value sale will be completed in June 2022.

The as-converted scenarios presume a high-value exit scenario in which all Lucid convertible preferred shares convert into Lucid common shares based upon their conversion terms and differences in the rights and preferences of the share of Lucid convertible preferred shares are ignored. Under the as-converted scenarios, we considered 40% probability that a merger with a SPAC will be completed in June 2021 and 20% probability that an IPO will be completed in June 2022.

In determining the fair value of our common shares subsequent to the announcement of the Transactions, the Company used a market approach based on the $15.00 per share purchase price of Churchill’s Class A common stock pursuant to the PIPE Investment and the closing prices of the publicly traded Churchill’s Class A common stock as of the grant date, each multiplied by the Exchange Ratio, which has been determined in accordance with the Merger Agreement and assumes Lucid had $547.6 million in net cash as of two business days prior to the Closing Date.

In all scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that was not publicly traded.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common shares. Following the Closing, our Board will determine the fair value of each share of underlying common stock based on the closing price of Class A common stock as reported on the date of grant.

Fair Value of Contingent Forward Contract

We account for the contingent forward contract to purchase Lucid Series E Preferred Shares as a derivative liability because the contingent forward contract may require us to issue additional shares at a future date. The contingent forward contract is recorded at fair value upon issuance and is subject to remeasurement to fair value at each period end, with any fair value adjustments recognized as a component within other income (expense), net in our consolidated statements of operations and comprehensive loss.

In February 2021, Ayar agreed to be obligated to purchase up to 75,918,392 Lucid Series E Preferred Shares at approximately $7.90 per share, subject to other existing preferred shareholders being provided a right of first refusal to purchase up to 8,977,769 Lucid Series E Preferred Shares at approximately $7.90 per share. We and Ayar also agreed to allow Lucid, subject to Ayar’s approval, to provide members of our board of directors, employees, consultants, and others a right of first refusal to purchase a portion of the Lucid Series E Preferred Shares that Ayar would otherwise be required to purchase. Ayar remained obligated to purchase any amount of the Lucid Series E Preferred Shares that were offered but not purchased by the other parties such that the issuance of the Lucid Series E Preferred Shares would meet the total target of 75,918,392 shares at approximately $7.90 per share.

In February 2021, Ayar purchased 50,612,262 Lucid Series E Preferred Shares at approximately $7.90 per share. In March 2021, we offered members of our board of directors, employees, and service providers the right to purchase 2,248,391 Lucid Series E Preferred Shares at approximately $7.90 per share, of which 1,977,371 shares were purchased in April 2021, including 202,449 shares purchased by our CEO and 627,347 shares purchased by members of our board of directors. In April 2021, certain of our existing preferred shareholders purchased 8,977,769 Lucid Series E Preferred Shares at approximately $7.90 per share, and the remaining 14,350,990 Lucid Series E Preferred Shares were purchased at approximately $7.90 per share to settle the remaining contingent forward contract in April 2021.

We determined the right and obligation to participate in the Lucid Series E Preferred Shares financing to be a freestanding derivative liability in the form of a contingent forward contract to be measured at fair value and recorded the initial valuation of $2,167.3 million in February 2021 as a deemed dividend. We also determined that the Lucid Series E Preferred Shares offered in March 2021 to members of our board of directors, employees, consultants, and others that provided services to Lucid the right to purchase 2,248,391 Lucid Series E Preferred Shares at approximately $7.90 per share should be recognized as share-based compensation as of the offer date. We recognized share-based compensation expense of $20.7 million and $123.6 million during the three and six months ended June 30, 2021 related to such grants. Each grant also resulted in a reduction to the total shares subject to the contingent forward contract with Ayar.

The contingent forward contract liability was subsequently remeasured to fair value at period end with changes in fair value adjustments recognized as a component within other income (expense), net in our consolidated statements of operations and comprehensive loss. We recognized a loss of $12.4 million and $454.5 million related to the fair value remeasurements during the three and six months ended June 30, 2021, respectively, and the fourth closing was fully settled as of June 30, 2021.

The fair value of the contingent forward contract liability for the Lucid Series E Preferred Shares issued in February 2021 and April 2021 was determined based on the forward payoff, which was determined as the difference between the estimated Lucid Series E Preferred Shares fair value and the $7.90 per share purchase price.

In September 2018, we granted Ayar the right to purchase Lucid Series D Preferred Shares in future periods, in connection with the execution of the Securities Purchase Agreement. Ayar’s right to purchase the Lucid Series D Preferred Shares was exercisable in multiple tranches, with the first tranche of $200.0 million contingent upon the approval of Ayar’s equity investment into Lucid by Committee on Foreign Investment in the United States and the second and third tranches of $400.0 million each were issuable upon Lucid achieving certain milestones. We determined Ayar’s right to participate in future Lucid Series D Preferred Shares financing to be a freestanding derivative liability in the form of contingent forward contracts to be measured at fair value and recorded the initial valuation of $18.6 million as a debt discount to the convertible notes issued in September 2018.

The PWERM framework was used to estimate the fair value of the contingent forward contract at the date that the Securities Purchase Agreement was executed and subsequently as of June 30, 2021. In our valuation model, we considered the probability of investment, the purchase price per share, number of shares, the value of the contingent Lucid Series D Preferred Shares as of the valuation date, present value factor based on the risk-free rate of 0.1% and the time from the valuation date to the date of the investment, and the Lucid Series D Preferred Shares value as of each investment date using the PWERM framework. We used OPM to allocate the equity value in scenarios when the milestones were achieved during 2020.

We revalue the contingent forward contract reporting period utilizing models that are sensitive to changes in the unobservable inputs such as changes in the estimated probability of achievement of milestones or fair value of our shares. Changes in the fair value of these instruments can result from changes to one or multiple inputs, including adjustments to the assumed interest rate (coupon rate), yield (market rate), effective interest rate, discount rate and dividend yield as well as changes in the amount and timing of the anticipated achievement of milestones. Assumed interest rate (coupon rate) and yield (market rate) are based on the noncumulative dividend rate of 8% of the Lucid Series D Preferred Shares original issuance price. The discount rate represented a measure of the credit risk associated with settling the financial instrument. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common shares. Significant judgment is employed in determining these assumptions as of the date that the Securities Purchase Agreement was executed transaction date and for each subsequent period.

Changes in fair value of our contingent forward contracts are recognized as a component of other income (expense), net in our consolidated statements of operations and comprehensive loss. We classify the fair value of the contingent forward contract as a liability within our consolidated balance sheet until settlement.

Convertible Preferred Share Warrant Liability

We account for warrants to purchase shares of Lucid Series D Preferred Shares as liabilities at their estimated fair value because these warrants may obligate us to transfer assets to the holders at a future date under certain circumstances, such as a merger, acquisition, reorganization, sale of all or substantially all of our assets, each a change of control event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each period end, with any fair value adjustments recognized as a component within other income (expense), net in our consolidated statements of operations and comprehensive loss.

We used a Black-Scholes model to calculate the fair value of its redeemable convertible preferred stock warrant liability using the following inputs:

December 31,
2020
Volatility	50.00%
Expected term (in years)	0.5 - 1.5
Risk-free rate	0.09 - 0.12%
Expected dividend rate	0.00%

The estimated fair value of the convertible preferred stock warrant liability is calculated using other key assumptions including the probability and value of the next equity financing, enterprise value, and discount for lack of marketability.

In February 2021, all outstanding warrants to purchase shares of Lucid Series D Preferred Shares were exercised. Upon final settlement, we recorded a loss of $7.0 million in the consolidated statements of operations for the six months ended June 30, 2021 related to the fair value remeasurement upon exercise and converted the warrant into Lucid Series D Preferred Shares. We recorded a $0.1 million loss related to fair value remeasurements of the warrants for the three and six months ended June 30, 2020.

Income Taxes

We utilize the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded based on the estimated future tax effects of temporary differences between the financial reporting and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. We recognize the effect on deferred income taxes of a change in tax rates in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the net amount that we believe is more-likely-than-not to be realized.

We make estimates, assumptions and judgments to determine our provision for Lucid’s income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance. We assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, as of the date of this prospectus, have not been material, are recognized within provision for income taxes.

Recently Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this prospectus for more information regarding recently issued accounting pronouncements.

Internal Control Over Financial Reporting

In connection with the preparation of our consolidated financial statements as of and for the fiscal years ended December 31, 2020 and 2019, we identified material weaknesses in our internal control over financial reporting. See the subsection entitled “Risk Factors—We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our common stock.”

Implications of being an Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” as defined in Section 2(A) of the Securities Act of 1933, as amended, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Lucid Group is an “emerging growth company” and has elected to take advantage of the benefits of this extended transition period.

Lucid Group will use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date Lucid Group (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. The extended transition period exemptions afforded by Lucid Group’s emerging growth company status may make it difficult or impossible to compare Lucid Group’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of this exemption because of the potential differences in accounting standards used. Refer to Note 2 of the accompanying audited consolidated financial statements of Lucid included elsewhere in this prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2020 and 2019.

Lucid Group will remain an “emerging growth company” under the JOBS Act until the earliest of (a) the last day of Lucid Group’s first fiscal year following the fifth anniversary of the Churchill IPO, (b) the last date of Lucid Group’s fiscal year in which Lucid Group has total annual gross revenue of at least $1.07 billion, (c) the last date of Lucid Group’s fiscal year in which Lucid Group is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Lucid Group has issued more than $1.0 billion in non- convertible debt securities during the previous three years. We expect that Lucid Group will cease to be an emerging growth company as of December 31, 2021.

BUSINESS

Mission

Our mission is to inspire the adoption of sustainable transportation by creating the most captivating luxury electric vehicles centered around the human experience.

About Us

We are a technology and automotive company. We were founded in Silicon Valley in 2007 to develop the next generation of electric vehicle (“EV”) technologies. Today, we are a vertically-integrated company which (i) designs, engineers and builds electric vehicles, EV powertrains and battery systems in-house using our own equipment and factory, (ii) plans to offer a refined customer experience at our own geographically-distributed retail and service locations and through direct-to-consumer and retail sales and (iii) boasts a strong product roadmap of future vehicle programs and technologies. Our focus on in-house technological innovation and a “clean-sheet” approach to engineering and design have led to the development of our groundbreaking electric vehicle, the Lucid Air, which we expect to go into production in the second half of 2021.

The Lucid Air is a luxury electric sedan that redefines both the luxury car segment and the electric vehicle space. Our Space Concept underpins our design, merging a spacious interior with a smaller exterior profile that is reminiscent of a high-performance sports car. This achievement is enabled by our miniaturized drive-train components, which also result in increased storage capacity.

The Lucid Air will be manufactured at our greenfield electric vehicle manufacturing facility in Casa Grande, Arizona, Advanced Manufacturing Plant-1 (“AMP-1”). Our manufacturing footprint in Casa Grande also includes the Lucid Powertrain Manufacturing Plant-1 (“LPM-1”), located a short distance from AMP-1. Once AMP-1 is fully built out, our vehicle manufacturing footprint in Casa Grande is expected to exceed 5 million square feet on 495 acres. Our manufacturing plan has an initial planned annual output capacity of up to 34,000 vehicles per year followed by incremental build-out over time to deploy capital efficiently. By building AMP-1 from a clean slate, we expect to achieve greater operational efficiencies and more consistent production quality than it could achieve through outsourced manufacturing or adaptation of an existing facility. Vertical integration of manufacturing capabilities provides us the opportunity to improve product margins relative to an out-sourced manufacturing arrangement. We expect to diversify our vehicle portfolio and increase production capacity through localization of manufacturing in other geographies.

We plan to sell vehicles directly to consumers through our retail sales network and through direct online sales. As of June 30, 2021, we have opened eight retail studios in the United States of America and expect to open additional locations by the end of 2021 in North America. We believe that owning our sales network provides an opportunity to control the customer experience and ensure that customer interactions are on-brand and pressure-free.

We are also establishing an in-house vehicle service footprint, with brick-and-mortar service centers in various geographies and a planned mobile service fleet. In addition to our in-house service capabilities, we plan to have an approved list of vetted and specially trained body shop technicians to make necessary repairs to a customer’s Lucid Air. We also plan to have a third-party roadside assistance partner for urgent roadside needs. As a technology company, we will also be able to complement our in-house service offerings through remote vehicle diagnostics capabilities and over-the-air (“OTA”) updates. This combination of in-house capabilities, ancillary service partners and remote support and update capability is expected to enable us to meet our customers’ service expectations.

We expect to launch additional vehicles over the coming decade. We have already commenced engineering and design work for Project Gravity, a luxury sports utility vehicle (“SUV”) that is expected to leverage the same platform as the Lucid Air and many of the technological advancements developed for the Lucid Air. We expect to begin production of Project Gravity at the end of 2023. After the Lucid Air and Project Gravity, we plan to leverage our technological and manufacturing advancements to develop and manufacture progressively more affordable vehicles in higher volumes.

We further believe that our battery systems expertise positions us to produce compelling stationary energy storage system (“ESS”) products. ESS is a technologically adjacent opportunity which can leverage the modular design of our battery packs and our extensive experience with battery pack and battery management systems. By seeking to address the residential, commercial and utility-scale energy storage markets, we can further address climate change through enhanced flexibility, efficiency and stability of the electrical grid. We can also offer to customers an ability to add resiliency to their home’s power supply in the event of an outage, through our future ESS products or the Lucid Air’s planned vehicle-to-grid (“V2G”) capabilities.

Beyond the sale of Lucid branded vehicles, we believe that our technological prowess and manufacturing capabilities present a further opportunity to generate revenue and combat climate change through the sale or licensing of electric vehicle powertrain and battery technology. Such powertrain and battery arrangements could facilitate and accelerate the shift to electrification for traditional automotive original equipment manufacturers (“OEMs”) and “capex-light” EV companies alike. The sale or licensing of our technology would also enable us to refine our manufacturing efficiencies and the real world, practical operation of our technologies.

Market Opportunity

The Lucid Air is a fully-electric sedan that targets “Post-Luxury” consumers. We look past traditional definitions of luxury in order to appeal to customers who expect more. We recognize that luxury in the automotive space is shifting. While legacy luxury automakers emphasize status, opulence and indulgence, the Lucid brand embraces elegance, modernity, sustainability and a sense of well-being.

We believe we have the opportunity to define electric luxury by uniting our California aesthetic with our high-tech, Silicon Valley roots. Current luxury vehicles are born out of traditions established by internal combustion automotive manufacture and design. We have the opportunity to create ourselves as a leader in the next wave of innovation in the vehicle space. With the Lucid Air, Lucid targets not only consumers who desire electric vehicles, but also consumers who desire high-end luxury vehicles and the accompanying luxury experience.

Our initial product, the Lucid Air, is positioned to compete in the global luxury car market.

We define the luxury automotive experience as one composed of, among others, three essential elements: (i) luxury in product, with high-end comfort and significant attention to detail in design, content, materials, fit and finish, (ii) a superior level of customer interaction, with high-touch customer interactions throughout both the sales cycle and ownership journey, and (iii) a convenience in service that exceeds that of a non-luxury automotive experience. We believe that our vehicles will be able to deliver the luxury experience that our target customers have become accustomed to based on their experience owning traditional luxury vehicles.

Through an initial focus on the high-end luxury market, we intend to define an exclusive and recognizable brand that is synonymous with luxury. Over time, Lucid intends to develop and manufacture progressively more affordable vehicles in higher volumes. Our ultimate goal is to make an impact on the global warming crisis through mass production of sustainable transportation.

Increased government mandates for electrification, combined with consumers’ growing desire for clean energy vehicles, are driving electrification of the automotive industry at a rapid pace and on a global scale. The market is still nascent, with approximately 5% of global vehicle sales in 2020 being electric vehicles. This presents a significant opportunity for us to address unmet needs in this market.

The Lucid Air is expected to help define Lucid as a brand. The design of the Lucid Air is intended to capture the potential of electrification through a fusion of art and science. As our flagship product, the Lucid Air is intended to establish the bar for excellence across all our future products and experiences. We expect to sell vehicles in North America in 2021, Europe and the Middle East in 2022 and China in 2023.

Our second vehicle, Project Gravity, is planned as a full-size luxury SUV that is expected to achieve the efficiency, performance and spacious interior that make the Lucid Air special. Beyond the Lucid Air and Project Gravity, we have a planned roadmap to release additional vehicles through the next decade.

By 2030, we plan to manufacture and sell an expanded portfolio of luxury and premium vehicles at different price points, including sedans, SUVs and crossover utility vehicles, pickup trucks and coupes.

Competitive Strengths

●	Proven, Real World Validation. Our battery technology has been developed over the past decade and has been validated as world-class technology. Through its prototype vehicles and in its role as the sole battery supplier to the premier EV racing series, our patented battery technology has driven more than 20 million real world miles since Lucid’s inception.
●	Highly Differentiated Performance. Our advancements in battery pack and drivetrain technology, created through a clean-sheet approach to engineering, have resulted in compelling performance and efficiency in our vehicles. The Lucid Air is expected to be available in a configuration with over 1,000 horsepower and the ability to accelerate from zero to 60 miles per hour in less than 2.5 seconds, translating to a projected quarter-mile time below ten seconds.
●	Revolutionary Battery System / Range. We anticipate that some variants of the Lucid Air will be available with a projected EPA estimated range in excess of 500 miles on a single charge. With 900V+ electrical architecture, some variants of the Lucid Air are expected to be able to achieve sufficient charge in approximately 20 minutes to travel 300 miles. This charging speed is facilitated by our Wünderbox. The Wünderbox is our multi-function, high-voltage, bi-directional charging unit that is expected to allow V2G capabilities, enabling a Lucid Air to serve as back-up power for residential applications in emergency outages. We plan to introduce this functionality via OTA updates after launch of the Lucid Air.
●	Lucid Electric Advanced Platform (“LEAP”). The Lucid Air will be underpinned by the Lucid Electric Advanced Platform, or LEAP. This vehicle platform is designed to support other vehicle variants to be built on the same underbody as the Lucid Air, enabling greater speed to market and efficiency in capital deployment.
●	Directly Owned Manufacturing. We completed the first phase of construction on AMP-1, the first purpose-built EV manufacturing facility in North America, in December 2020. Key elements of our vehicle engineering enable efficient and advanced manufacturing processes with a high degree of quality control. For example, the aircraft-inspired riveted and bonded monocoque body structure is designed to enhance structural efficiency and replace spot welds in the manufacturing process.
●	In-House Sales and Service. Consistent with the focus on quality in its manufacturing processes, we intend to implement a direct sales strategy to maintain control over the customer experience and ensure that interactions are aligned with the Lucid brand. We expect to enable this tight control over the customer experience by vertically integrating its sales operations instead of relying on a traditional outsourced dealership model. We plan to build and scale our own service operations to support customers, in addition to cultivating partnerships with body shop and other ancillary service partners that meet our expectations for customer service.
●	Product Design. Our first vehicle, the Lucid Air, fuses art and science to capture the potential of electrification. As our flagship product, the Air establishes the bar for excellence across all of our products and experiences. Our “Space Concept” represents a technical breakthrough, achieved through a ground-up rethink in the way an automobile is designed. Our reimagining of the car has resulted in more interior space for the driver, passengers and storage within a more compact, sporty and efficient exterior.
●	Favorable Market Trends. As consumers seek brands that align with their values, we are positioned to address the wants and needs of a new generation of “post-luxury consumers.” The Lucid Air is expected to be the first true luxury electric vehicle and will position us to build its brand and reputation. By building the Lucid brand and achieving scale and efficiency in our manufacturing footprint, we believe we will have the opportunity over time to create more affordable and attainable technology to allow broader adoption in the EV space and the ability to capitalize on adjacent market opportunities, like marine, aviation and stationary energy storage.
●	Management Team Experience. We have assembled a seasoned management team with deep experience in the automotive, EV and disruptive technology spaces, led by Peter Rawlinson, who served as the Chief Engineer of the Tesla Model S program. The management team is rounded out by executives with significant industry experience from such companies as Apple, Tesla, Mazda, Audi, Volkswagen, General Motors and Ford, among others.
●	Strategic Partnerships. We have established strong relationships with suppliers and partners to deliver the Lucid Air. We have battery cell supply agreements in place with leading suppliers in the electric vehicle space and a commercial partnership with Electrify America to deliver a differentiated charging experience for our customers.

Growth Strategy

We aim to create opportunity as an automotive company, an energy storage systems manufacturer and a technology supplier for other automotive OEMs and other applications such as aircraft (including eVTOL), heavy machinery, agriculture and marine transportation.

●	Vehicle Roadmap. We have established a planned roadmap for future vehicle lines that includes a variety of vehicle types that are expected to perform well in various customer segments. By utilizing the Lucid Air to establish the brand, we plan to leverage economies of scale and efficiency of operations to unlock sales in more mass market segments. We will seek to establish a strong customer base in the luxury and premium vehicle markets across the globe.
●	International Expansion. We expect to establish manufacturing facilities in multiple geographies, including Asia-Pacific, the Middle East and potentially Europe in the coming years along with a retail footprint throughout each region. These manufacturing facilities could include facilities for component subassembly, vehicle kit reassembly, complete built unit vehicle production and/or energy storage systems. We believe that establishing a global manufacturing footprint will help us to grow the brand, scale the business and address market demand in the Asia-Pacific, Middle East and European markets, while also taking action to address climate change. We anticipate that localized supply chain, production, distribution and retail can yield cost savings and environmental benefits with reduced transportation of product to the customer. As part of this strategy, our business plan contemplates manufacturing facilities in Saudi Arabia and China.
●	Energy Storage Systems. We plan to leverage advancements in its battery pack design and manufacture learned through development of the Lucid Air to produce stationary ESS. This technologically adjacent business opportunity leverages our extensive battery pack and battery management systems experience and expertise and will position us to utilize the modular design of our battery pack to efficiently mass produce energy storage systems for residential, commercial and utility-scale applications. We intend to explore more cost-effective battery cell chemistries than those used in electric vehicle batteries, given the lower importance of gravimetrical energy density in ESS cells. We currently have a prototype ESS product operating at our headquarters in Newark, California.
●	Technology Outbound Sales & Licensing. We are actively engaged in supplying racing teams in the premier EV racing series with our battery packs and software. We expect to expand this technology division to supply our world class technology beyond the world of racing to help accelerate the adoption of EVs.

We are motivated to achieve a future where transportation is sustainable and works with the planet, not against it. The sale of technology solutions to traditional automotive OEMs would support that goal, as would sales to customers in the marine and aviation sectors. Our technology is modular and readily customizable, enhancing our suitability for build-to-print powertrain and battery solutions for other manufacturers.

Our Vehicles

The Lucid Air

We expect our first product, the Lucid Air, to define Lucid as a brand. The Air is designed to fuse art and science to capture the potential of electrification. As our flagship product, the Air is intended to establish the bar for excellence across all our future products and experiences.

The Air is a state-of-the-art luxury electric sedan featuring a California-inspired design and underpinned by our race-proven battery and its powertrain technology. Featuring luxurious interior space in a mid-size exterior footprint, we anticipate that some variants of the Lucid Air will be available with a projected EPA estimated range of greater than 500 miles on a single charge.

The Lucid Space Concept offers class-leading interior space, a sculpted battery pack and a massive front trunk (or “frunk”) with a capacity of over 280 liters. From the start of its development, we used the Lucid Space Concept to increase interior space. This new approach to sedan architecture takes advantage of our miniaturized EV drivetrain to deliver full-size interior volume with a mid-size exterior footprint. This technical breakthrough resulted in class-leading interior space for the driver, passengers and storage within a compact, agile and efficient exterior.

The Space Concept was achieved through a ground-up rethink in the way an automobile is designed. The launch edition of the Lucid Air is expected to have a “bench” style rear seat that provides expansive space for three adults with class leading legroom. Over the next few years, we intend to take further advantage of the Space Concept by launching an aircraft-inspired executive rear seat option. The Lucid Air’s interior is capped with a glass canopy that creates an even more extravagant sense of space.1 Despite its expansive interior, the Lucid Air is more compact on the exterior than leading internal combustion engine vehicles in the same class and segment.

The centerpiece of the Lucid Air’s human-machine interface is its “Glass Cockpit,” a beautifully integrated, configurable infotainment system that is designed to provide a seamless connected experience for the driver. This state-of-the-art system is presented on a compound three-screen display assembly that curves in front of the driver — including two touch screens. This display is designed to sit in the driver’s line of sight to increase operator safety and reduce time looking away from the road. The Glass Cockpit is augmented by a retractable center screen for a more immersive user interface.

The Lucid Air has the looks to match its advanced powertrain, with clean styling up front emphasized by slim headlights and a chrome strip that spans from one corner to the other. The hood features sculpting over the wheels to further emphasize power, and the windshield flows as one piece of glass all the way back to the B-pillar. The sleek lines work well with the Air’s short overhangs and large wheels. This pleasing shape is also functional, providing a low coefficient of drag at a mere 0.21 and enabling greater range and performance. Each of the Lucid Air’s interior themes is crafted with colors and materials that evoke iconic California locations at various times of day and night.

Efficiency is the ultimate measure of EV technology, and we believe our technology leads the industry in this respect, with expected efficiency of greater than 4.5 miles per kilowatt-hour for some variants of the Lucid Air. The highly aerodynamic design of the Lucid Air provides longer range in its own right, driving faster miles-per-minute charging and the ability to provide equivalent range with a smaller, lower-cost battery pack.

The Air’s advanced technology and efficiency have enabled us to design the Lucid Air to achieve both long range and high performance. These attributes have historically been mutually exclusive design goals, and the Lucid Air’s achievements in this regard further validate its technology.

The Lucid Air is expected to be offered at various price points with different specifications. The initial variant of the Lucid Air that we plan to produce is the Lucid Air Dream Edition. The Dream Edition is the special edition launch version of the Lucid Air and is intended to compete with the flagship sedans from leading luxury automakers. We anticipate releasing three additional variants of the Lucid Air, stepping down in price and performance to make an EV that is more accessible to a broader audience.

As discussed in “— Technology” below, the Lucid Air is underpinned by the LEAP, which is designed to support other vehicle variants to enable greater capital deployment efficiency and speed to market.

Future Vehicle Programs

The first vehicle planned to share the Lucid Air’s LEAP is our Project Gravity, which we expect to start producing at the end of 2023. We expect Project Gravity to achieve many of the attributes that make the Lucid

Air special, including a class-leading spacious interior and a more compact and efficient exterior. We anticipate that building the SUV on a common LEAP platform will enable efficiency in design, engineering and capital expenditure deployment for Project Gravity. When we approach the start of production of Project Gravity, we plan to increase capacity at our Casa Grande manufacturing facility to accommodate expected Lucid Air volumes at that point in time plus expected incremental volumes driven by Project Gravity customer demand.

We have also developed a roadmap with additional vehicles and platforms to make its vehicles more accessible at a variety of price points. We plan to start at the high end to establish our brand but expect to manufacture progressively more affordable vehicles in higher volumes over time.

1      Glass canopy available on Lucid Air Dream and Grand Touring and Touring editions.

Technology

We are a technology and automotive company. We seek to set new standards for sustainable transportation with the Lucid Air, and does so by focusing on proprietary, in-house technology development. We have developed cutting-edge electric vehicle technology that we believe sets a new benchmark for EVs. Core to our DNA is achievement of technical excellence.

Our in-house engineering team is focused on delivering innovation in all facets of vehicle development, including hardware and software development, vehicle design and passenger comfort. The development of the Lucid Air was predicated on the premise that miniaturizing the powertrain would allow us to redesign what a car can be from the ground up.

We have refined our battery technologies over many years in real-world applications, including 20 million miles of vehicle testing and the supply of battery packs to all teams in the premier EV racing series. We have used the data accumulated from these activities to refine our technology and thoughtfully develop the Lucid Air.

We believe our in-house research and development organization establishes us as a leader across multiple technologies and areas of expertise. As of June 30, 2021, we owned approximately 167 issued U.S. patents, 31 pending U.S. patent applications, 154 issued foreign patents, 34 pending foreign patent applications and 4 pending Patent Cooperation Treaty patent applications. Our technological achievements include significant advancements to the core technologies that drive an electric vehicle. Areas where our in-house engineering has driven advancement include:

●	Battery Pack. The Lucid Air’s battery pack translates our motorsport experience and more than 20 million miles of real-world testing into a compact and energy dense unit that was developed in-house with a clean-sheet approach to engineering. The battery pack is designed to be scalable and modular, providing opportunities for cost and range variations as we develop future LEAP platforms. It is also designed for performance, with advanced end-cooling technology and an advanced low-resistance architecture to reduce heat loss and increase range.

Our battery pack incorporates battery cells from suppliers that have significant experience in the development and manufacture of cells for high-performance electric vehicle applications and robust battery cycle life. The battery cells incorporated into our battery packs are required to conform to our high standards, including with respect to our targets for range, energy density, recharge/ discharge rates and other characteristics, and to support our compact, energy-dense battery pack form. We have battery cell supply agreements with these suppliers in place.

Our battery pack supports our vision to revolutionize EV technology through mass industrialization. Our single piece “brick” injection molded battery module is race derived yet designed for mass production, with electrical “bus bar” connectors that are integrally captured in the molding in a single operation — a profound technological advancement.

We believe the technology developed for the battery packs in the Lucid Air can transfer to our other vehicles, to the industrialization of mass-market vehicles, and to technologically adjacent markets. See “— Growth Strategy.”

●	Lucid Electric Advanced Platform. The LEAP platform was designed and developed in-house, incorporating our six key powertrain elements: (i) Battery Pack & Battery Management Software, (ii) Electric Motors, (iii) Power Electronics, (iv) Transmission, (v) Control Software and (vi) Two-Way Onboard Boost-Charger (with bi-directional features expected to be enabled by OTA update after the launch of the Lucid Air). The LEAP structure is an enabling factor allowing the Lucid Space Concept to support class-leading interior and cargo room for a luxury or electric vehicle.

By underpinning our vehicles on common LEAP platform(s), we expect to have the ability to support other vehicle variants, enabling greater capital efficiency and speed to market. Our full-size LEAP platform is expected to serve as the “skateboard” upon which the Lucid Air and Project Gravity, among other potential vehicles, are manufactured. We further expect to capture additional market share by diversifying our vehicle lineup supported by mid-size and larger LEAP platforms over time.

●	Integrated Electric Motor, Inverter and Transmission Drive Unit. Our motor and gearbox system utilizes permanent magnet motors that were developed in-house. Combining these motors with an inverter and an integrated gearbox and differential creates an advanced 900V+ electric drive unit that weighs just 163lb (74kg) and is small enough to fit inside a carry-on roller bag.

Each drive unit produces up to 670hp, with a power density that we believe is industry-leading at up to 9.0hp/kg. This compactness allows for one, two or even three units to be used to power a Lucid Air.

The enablers of these electric motor characteristics include a set of inventions that are part of our intellectual property portfolio. Most notably, a new motor winding technology has been introduced to increase power output and reduce electrical losses. The motor also features an innovative cooling system that more effectively removes heat from the stator winding, reducing losses and boosting efficiency.

The compactness of these electric drive units lays the foundation for our Space Concept vehicle design approach. The fully integrated transmission and differential also contribute to this approach. Together, these components comprise a unified, integrated rotational system that is both lightweight and extremely efficient. Meanwhile, we leverage a high voltage, silicon-carbide MOSFET (metal-oxide-semiconductor field-effect transistor) system in our inverters to increase efficiency, especially in real-world driving conditions.

In the obsessive pursuit of lightweight construction that contributes to overall efficiency, our technology improves the key components of its powertrain while extracting even more performance. For example, as of March 11, 2021, based on our internal testing and measurements and publicly available competitor data, the Lucid Air’s compact motor produced more than twice the power for its weight than the nearest competitive EV. Less weight leads to increased efficiency, even as performance is elevated to new levels.

Finally, we have also achieved breakthroughs in the advanced thermal management system within our electric motors. We have patented our efficient cooling design, which enables even higher levels of efficiency and performance.

●	Bidirectional Charging. Our proprietary technology is designed to enable ultra-fast and bi-directional charging. The 900V+ architecture combined with our Wünderbox as the heart of the Air’s electrical platform. The Wünderbox is a multi-function unit, developed in-house to ensure compatibility with charging systems of differing voltages, specifically boost-voltage charging.

The Wünderbox is expected to provide the Lucid Air industry-leading charging speeds by allowing our customers to charge up to approximately 300kW-DC at a DC fast charging station, such as those available through our partnership with Electrify America.

The Wünderbox is also designed to enable a wide array of future-ready, bi-directional power delivery features, such as V2G applications for situations such as managing home power outages. We expect to enable bi-directional functionality via an OTA update after launching the Lucid Air.

●	Infotainment System. Our infotainment system is designed to provide a seamless connected experience, both inside the car and out. With highly advanced processing capabilities, the system is designed to leverage data analytics and OTA updates to improve and refresh the vehicle over time.

We expect that our customers will, over time, enjoy seamless connectivity, including 4G LTE and Wi-Fi, as well as the ability to support Apple CarPlay, Android Auto and Amazon Alexa integrations. In addition, we expect to provide customers with the ability to remotely access climate controls and updates on their vehicle through a mobile application.

Our smartphone application is expected to allow our customers to set Lucid ID profiles for a personalized experience based on profiles rather than the settings in place when the last driver left the vehicle. In addition, we expect to evolve the car-to-driver relationship by enabling predictive analytics to provide shortcuts and assistance based on learned driving behaviors.

●	Lucid DreamDrive. The Lucid Air is equipped with an extensive sensor suite, high on-board computing power and back-up systems for advanced autonomous driving and advanced driver assistance systems (“AD/ADAS”). With 32 sensors onboard, the Lucid Air is expected to launch with the most comprehensive sensor suite among currently available production vehicles. Lucid Air is planned to launch with Level 2 autonomous driving functionality and be capable of software upgrades OTA. Further, by collecting and analyzing fleet data, we expect to enhance our AD/ ADAS features and improve the Lucid experience over time.
●	Lucid’s Micro Lens Array Lighting. A revolution in optical technology, our in-house created and engineered Intelligent Micro Lens Array (“MLA”) headlights provide an incredibly homogeneous and luminant light source.

The MLA system is designed to automatically adapt to driving situations and provide exceptional outward visibility that makes it easier to see — and avoid — objects on the road.

Manufacturing

We have built and completed North America’s first greenfield, purpose-build EV manufacturing plant, AMP-1, in Casa Grande, Arizona. We are already utilizing the facility and manufacturing equipment to build our fleet of production representative, release candidate vehicles. Vertical integration of manufacturing capabilities provides us the opportunity to improve product margins relative to an out-sourced manufacturing arrangement.

We carefully selected our Arizona site for a number of reasons, including infrastructure, talent, geographic location, proximity to a pre-existing automotive supply chain and strong support from state and local governments. The location of the facility also offers space for a large footprint and planned expansions.

AMP-1 is on track for an expected start of production of the Lucid Air in the second half of 2021. Within AMP-1, we expect to produce vehicles using innovative production processes and state-of-the-art equipment. Key elements of our vehicle engineering enable efficient and advanced manufacturing processes with a high degree of quality control. For example, the aircraft-inspired riveted and bonded monocoque body structure is designed to enhance structural efficiency and replace spot welds in the manufacturing process.

Our manufacturing footprint in Casa Grande, AZ also includes the LPM-1 facility. We manufacture and assemble our complete electric powertrain at LPM-1, including assembly of battery packs, integrated drive units and the Wünderbox.

The LPM-1 facility was designed to allow us to facilitate the future establishment of similar facilities for an expanded, global manufacturing footprint for vehicles. We believe the same design is scalable for manufacturing to address opportunities in technology sales and licensing. See “— Growth Strategy.” These facilities are expected to position us to serve global electric vehicle markets with a standard product utilizing our in-house manufacturing processes.

We started the commissioning process for the AMP-1 and LPM-1 facilities in less than one year after breaking ground. As part of the commissioning, we tested our innovative production processes and state-of-the-art equipment to build our beta prototype test fleet and production-representative versions of the Lucid Air.

AMP-1 and LPM-1 were designed with expansion in mind. This approach to planning our facilities includes a state-of-the-art paint shop designed with the necessary footprint and specialized infrastructure to be expanded to accommodate the needs of planned future phases of the factory.

We plan to begin production with the Lucid Air Dream Edition in the second half of 2021. We have a multi-year plan to expand AMP-1 from its current output capacity of up to 34,000 units per year. Future expansions of AMP-1 are being planned to account for the launch of future vehicle programs intended to be manufactured in Arizona and to accomodate growth in sales volumes. Once AMP-1 is fully built out, our vehicle manufacturing footprint in Casa Grande is expected to exceed 5 million square feet on 495 acres. By building the factory from a clean slate and leveraging decades of industry experience, we expect to achieve (i) greater capital efficiencies, (ii) greater operational efficiencies and (iii) consistent production quality. The key activities that will take place in AMP-1 are expected to include body shell manufacture, painting of body shells and general assembly.

We expect to build out our manufacturing footprint with manufacturing plants in additional geographies to service our expected global demand. A global footprint with localized manufacturing will enable us to serve market demand with locally manufactured vehicles, with the potential to result in cost savings and simpler logistics (which can also yield environmental benefits with reduced transportation of product to the applicable markets). AMP-1 and LPM-1 were designed to be highly repeatable facilities to standardize manufacturing operations and build efficiency in our capital planning and deployment. We plan to develop greenfield facilities across multiple geographies. Production and distribution consume energy, as with any manufacturer. We intend to localize production in an attempt to offset some of these energy needs, and we believe that our products will require less energy throughout their useful life than competing products. We anticipate taking preliminary steps in the second half of 2021 toward establishing manufacturing operations in Saudi Arabia.

Go-To-Market Strategy

We have launched our go-to-market strategy through our online vehicle configurator. As of June 30, 2021, we had refundable reservations that reflect potential sales greater than $900 million. We believe that our customer traction is strong and has continued to grow as brand awareness has increased.

Our typical customer journey is expected to begin through our advanced digital platform. We use social media to educate customers regarding our brand identity, explain the creation of our technology and highlight the people behind our design and technology. The goal is to cultivate a sense of brand loyalty with our customers.

This initial engagement is expected to drive customers to our website to learn more about our story and the Lucid Air. On the website, customers can experience our online vehicle configurator, which provides an immersive and customizable opportunity to interact with our vehicles in a virtual setting. From there, we expect to provide the customer with the option to either place a reservation online or visit one of our retail store or gallery locations, which we refer to as “Studios.” We believe that our direct-to-consumer sales model, combined with a digitally enhanced luxury experience through our website and a refined in-store experience, creates opportunities to tailor to each customer’s purchase and ownership preferences. Customers will have the option to visit a Studio in person, make their inquiries entirely online or a combination of the two experiences.

In developing our Studios, we have partnered with leading California-based design firms to build a network of retail spaces to enable customers to experience the brand and our products in locations that underscore our design aesthetic. Similar to the Lucid Air, the interiors of Lucid Studios showcase color and material themes that represent specific locations within California, the Golden State, as well as our focus on innovation with immersive digital and technology experiences. Lucid Studios are intended to provide a pressure-free environment for our customers to comfortably experience the brand and our products. Like the Lucid Air itself, Lucid Studios draw inspiration from the beauty, innovation and diversity of our home state of California.

Retail locations will serve both as our sales channels and marketing tools in high-foot-traffic areas within urban areas. As of June 30, 2021, Lucid has eight retail stores open and expects additional stores to open in North America throughout 2021. We expect to enter the European and Middle East markets in 2022 and to enter China in 2023. These markets are rapidly adopting electric vehicles, and we believe that establishing strong retail footholds will enhance our opportunity to increase our share of our total addressable market.

In developing a service strategy, we intend to extend our luxury-minded brand experience to this key touchpoint by offering the convenience of support at its customers’ physical locations with mobile service vans and certified partners for roadside assistance and collision repairs. The Lucid Air is also designed to enable OTA updates and remote diagnostics.

We also expect the recently opened company-owned service centers in our Silicon Valley and Beverly Hills Studios to provide support for these key markets, with additional service centers and studios expected to open in 2021.

Rather than investing in a proprietary charging network, we have selected Electrify America as our charging network partner in the United States. This partnership allows us to avoid the capital intensity of establishing its own network and provides our customers with access to an established network across the United States. Electrify America’s DC power levels of up to 350kW and network coverage were the key selection criteria in selecting it as a partner. We expect that Electrify America’s premium charging experience provides EV drivers with convenient charging locations that offer amenities like shopping, food and restrooms and we believe this offering will provide a delightful experience to our customers.

Government Regulations and Credits

Environmental Regulations

We operate in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which we are or may become subject govern, among other things, water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; the protection of the environment, natural resources and endangered species; and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, state, provincial and local level is and will be an important aspect of our ability to continue our operations.

Environmental standards applicable to us are established by United States laws and regulations, standards adopted by regulatory agencies and the permits and licenses we are required to obtain. Each of these sources is subject to periodic modifications and what we anticipate will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial civil and criminal fines, penalties and possibly orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses.

Many countries have announced a requirement for the sale of zero-emission vehicles only within proscribed timeframes, some as early as 2035, and we as an electric vehicle manufacturer are already in a position to comply with these requirements across our entire product portfolio as we expand. Our competitors, by contrast, will need to reconcile an expensive infrastructure with factories and equipment tailored for production of internal combustion engine (“ICE”) vehicles, along with workforces trained to produce ICE vehicles and intellectual property portfolios geared for ICE vehicles.

Emissions Credits

We expect that the manufacture, sale, and/or registration of Zero Emission Vehicles (“ZEVs”) in various regions will earn certain regulatory credits that we can sell to other manufacturers. This may include ZEV credits in up to 17 U.S. jurisdictions referred to, collectively, as the “Section 177 States” (California, Colorado, Connecticut, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Rhode Island, Vermont, Washington and Washington D.C. have each adopted ZEV standards and another four (4) states are in the process of doing so), Corporate Average Fuel Economy (“CAFE”) credits under the U.S. Department of Transportation standards, greenhouse gas credits from the U.S. Environmental Protection Agency (the “EPA”) and similar credits in each of Europe, Canada and China.

ZEV credits are calculated under applicable regulation and are paid in relation to ZEVs sold and registered, including Battery Electric Vehicles (“BEVs”). ZEV programs generally assign ZEV credits to each vehicle manufacturer. Vehicle manufacturers are required to maintain ZEV credits equal to a set percentage of non-electric vehicles sold and registered in California and Section 177 States. Each vehicle sold and registered in the state earns a number of credits based on the drivetrain type and the all-electric range of the vehicle under the Urban Dynamometer Driving Schedule Test Cycle. BEVs receive between 1 and 4 credits per vehicle sold and registered in the state, based on range.

For reference, the ZEV credit requirement in California was 9.5% in 2020 and will rise to 22% in 2025. If a vehicle manufacturer does not produce enough EVs to meet its quota, it can choose to buy credits from other manufacturers who do or may be required to pay a $5,000 fine for each credit it is short. We expect this requirement to provide it an opportunity to generate revenue from the sale of ZEV credits.

While we expect these environmental regulations to provide a tailwind to our growth, it is possible for certain regulations to result in margin pressures. For example, regulations that effectively impose electric vehicle production quotas on auto manufacturers may lead to an oversupply of electric vehicles, which in turn could promote price decreases. Changes to these incentives and regulations could affect our revenues and gross margins.

Other Credits and Benefits

We may benefit from additional opportunities under government regulations and legislation, such as the following:

●	Customer tax credits and other benefits arising from government regulation may spur interest in our products and business: a federal tax credit of up to $7,500 may be available to U.S. purchasers of the Lucid Air or our future electric vehicles; tax credits available to purchasers in other countries such as Norway, which currently waives various toll charges and road taxes and also exempts 25% VAT on the purchase of battery electric vehicles; and high-occupancy lane driving privileges available to purchasers in certain US states such as California.
●	We may be eligible for various tax credits, abatements and other benefits, including: the federal 30C Alternative Fuel Infrastructure tax credit for alternative fuel infrastructure; the federal 48C manufacturing investment tax credit for investments in manufacturing facilities for clean energy technologies; the Qualified Facilities tax credit in Arizona; a California sales and use tax exclusion under the California Alternative Energy and Advanced Transportation Financing Authority; and other hiring and job training grants and income tax credits in both Arizona and California.

●	We might also be eligible for a loan pursuant to the Advanced Technology Vehicles Manufacturing Loan Program administered by the U.S. Department of Energy.

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that we obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by the California Air Resources Board (“CARB”) certifying that its vehicles comply with applicable emissions requirements. A Certificate of Conformity is required for vehicles sold in the United States, and an Executive Order from the CARB is required for vehicles sold in states that have adopted California standards. CARB sets the California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are 13 other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado.

Although the Lucid Air has zero emissions, we are required to seek an EPA Certificate of Conformity and, for vehicles sold in California or any of the other 13 states that have adopted the stricter California standards, a CARB Executive Order.

Vehicle Safety and Testing

Our vehicles will be subject to, and will be required to comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including applicable U.S. Federal Motor Vehicle Safety Standards (“FMVSS”). We intend that the Lucid Air will fully comply with all applicable FMVSSs without the need for any exemptions, and we expect our future vehicles to either fully comply or comply with limited exemptions related to new technologies. Additionally, there are regulatory changes being considered for several FMVSSs, and while we anticipate compliance, there is no assurance that we will comply with such changes under the final versions as enacted.

As a U.S.-based manufacturer, we must self-certify that our vehicles meet all applicable FMVSS, as well as the NHTSA bumper standard, or otherwise are exempt, before our vehicles can be sold in the United States. Numerous FMVSS will apply to our vehicles, such as crash-worthiness requirements, crash avoidance requirements and EV-specific requirements. We will also be required to comply with other federal laws and regulations administered by NHTSA, including, among other things, ensuring our vehicles do not contain defects related to motor vehicle safety, recall requirements, the CAFE standards, Theft Prevention Act requirements, consumer information labeling requirements, reporting required notices, bulletins and other communications, Early Warning Information reporting, foreign recall reporting and owner’s manual requirements.

The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. In addition, this law allows inclusion of city and highway fuel economy ratings, as determined by the EPA, as well as crash test ratings as determined by NHTSA if such tests are conducted.

We intend to expand our offerings outside of the United States, and in connection with such expansion our vehicles will be subject to foreign safety, environmental and other regulations. Many of those regulations are different from those applicable in the United States and may require redesign and/or retesting. For example, the European Union (“E.U.”) has established new approval and oversight rules requiring that a national authority certify compliance with heightened safety rules, emissions limits and production requirements before vehicles can be sold in each E.U. member state, the initial of which rules were rolled out on September 1, 2020. There is also regulatory uncertainty regarding how these rules will impact sales in the United Kingdom given its recent withdrawal from the E.U. These changes could impact the rollout of new vehicle features in Europe.

In addition to the various territorial legal requirements we are obligated to meet, the Lucid Air is engineered with the expectation that it will deliver overall five-star performance in the two main voluntary vehicle safety performance assessment programs, the U.S. New Car Assessment Program (“NCAP”) and the Euro NCAP. Five-star is the maximum attainable score. These independent organizations have introduced a number of additional safety related tests aimed at improving the safety of passenger vehicles, both for occupants and pedestrians involved in collisions with vehicles. Some of these tests are derived from legal requirements, such as side impact, but have higher performance requirements. Others are unique to the programs. Areas covered by these tests in 2020 included:

●	Mobile Progressive Deformable Barrier;

●	Full Width Rigid Barrier;
●	Mobile Side Impact Barrier;
●	Side Pole;
●	Far Side Impact;
●	Whiplash;
●	Vulnerable Road Users (Pedestrians and Cyclists);
●	Safety Assist; and
●	Rescue and Extrication.

AD/ADAS Regulations

We also expect to equip the Lucid Air with certain advanced driver assistance features. Generally, laws pertaining to driver assistance features and self-driving vehicles are evolving globally, and in some cases may create restrictions on advanced driver assistance or self-driving features that Lucid may develop.

While there are currently no U.S. federal regulations specifically pertaining to self-driving vehicles or self-driving equipment, NHTSA has published recommended guidelines on self-driving vehicles and retains the authority to investigate and/or take action on the safety of any vehicle, equipment or features operating on public roads. Certain U.S. states also have legal restrictions on the operation, registration or licensure of self-driving vehicles, and many other states are considering similar restrictions. This regulatory patchwork increases the legal complexity with respect to self-driving vehicles in the U.S.

In markets that follow the regulations of the United Nations Economic Commission for Europe, some requirements restrict the design of advanced driver assistance or self-driving features, which can compromise or prevent their use entirely. Other applicable laws, both current and proposed, may hinder the path and timeline to introducing such features in the markets where they apply. Other jurisdictions, including China, continue to consider self-driving regulation. Any implemented regulations may differ materially from those in the United States and Europe, which may further increase the legal complexity of advanced driver assistance and self-driving features and limit or prevent certain features.

Automobile Manufacturer and Dealer Regulation

In the United States, state laws regulate the manufacture, distribution, sale and service of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to residents. Certain states do not permit automobile manufacturers to be licensed as dealers or to act in the capacity of a dealer, or otherwise restrict a manufacturer’s ability to deliver or service vehicles. To sell vehicles to residents of states where we are not licensed as a dealer, we expect to conduct the transfer of title out of the state. In certain such states, we expect to open Studios that serve an educational purpose and where the title transfer may not occur.

Some automobile dealer trade associations have challenged the legality of our operations and direct selling operations by OEMs in court and have used administrative and legislative processes to attempt to prohibit or limit such OEMs’ ability to operate existing stores or expand to new locations. Certain dealer associations have also actively lobbied state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to our planned direct sales and service model. We expect dealer trade associations to continue to lobby state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to its business model; however, we intend to oppose such efforts to limit our ability to operate and intends to proactively support legislation that enables our business model.

Battery Safety and Testing Regulation

Our battery packs are designed to conform to mandatory regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the United Nations (“U. N.”) Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related U.N. Manual Tests and Criteria. The regulations vary by mode of shipping transportation, such as by ocean vessel, rail, truck or air. Prior to launch, we plan to complete all applicable transportation tests for its battery packs, demonstrating its compliance with applicable regulations. We will use lithium-ion cells in the high voltage battery packs in our vehicles. The use, storage and disposal of battery packs is regulated under federal law.

Our battery packs are intended to meet the applicable compliance requirements of the UN Manual of Tests and Criteria demonstrating its ability to ship battery packs by any method. These tests include:

●	Altitude simulation — simulating air transport;
●	Thermal cycling — assessing cell and battery seal integrity;
●	Vibration — simulating vibration during transport;
●	Shock — simulating possible impacts during transport;
●	External short circuit — simulating an external short circuit; and
●	Overcharge — evaluating the ability of a rechargeable battery to withstand overcharging.

Competition

We face competition from both traditional automotive OEMs and an increasing number of newer companies focused on electric and other alternative fuel vehicles. We expect this competition to increase, particularly as the transportation sector continues to shift towards low-emission, zero-emission or carbon neutral solutions.

The Lucid Air and planned future vehicles are expected to compete with both traditional luxury internal combustion vehicles from established automotive OEMs and electric and other alternative fuel vehicles from both new manufacturers and established automotive OEMs, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market. Many major automobile manufacturers, including luxury automobile manufacturers, have electric vehicles available today, and other current and prospective automobile manufacturers are also developing electric vehicles. In addition, numerous manufacturers offer hybrid vehicles, including plug-in versions, with which our vehicles will also compete.

We believe the primary competitive factors on which we will compete include, but are not limited to:

●	product quality, reliability and safety;
●	range, efficiency and charging speeds;
●	product performance;
●	technological innovation, including with respect to AD/ADAS features;
●	access to charging options;
●	design, styling and luxury;
●	service options and customer experience;
●	management team experience at bringing electric vehicles and other disruptive technologies to market;

●	manufacturing efficiency;
●	brand recognition and prestige; and
●	product price.

We believe that we are favorably positioned to compete on the basis of these factors. However, many of our current and potential competitors have substantially greater financial, technical, manufacturing, marketing and other resources than us. Our competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their products. Additionally, many of our competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other tangible and intangible resources that exceed ours. Furthermore, many of our competitors operate with a traditional sales and dealer distribution model for vehicles that may be viewed more favorably by potential customers. These competitors also compete with us in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, our products. Additional mergers and acquisitions in the electric vehicle and luxury automotive markets may result in even more resources being concentrated in our competitors.

Facilities

We are headquartered in Newark, California and have manufacturing facilities in Casa Grande, Arizona. We currently do not own the land on which our material properties are situated; these properties are subject to various lease arrangements with third-party entities.

Excluding our growing portfolio of retail locations, a list of certain of our facilities are outlined below:

Address	Primary Use	Lease Expiry
7373 Gateway Blvd., Newark, CA	HQ (Lucid1)	09/30/30
7500 Gateway Blvd., Newark, CA	HQ (Lucid2)	09/30/30
317 S. Thornton Rd., Casa Grande, AZ	Manufacturing (AMP-1)	12/19/22(1)
2592 E. Hanna Rd., Suites 115 and 120, Casa Grande, AZ	Manufacturing -(LPM-1)	03/31/25(2)
1115 W. Alameda Dr., Tempe, AZ	Logistics	02/28/26(3)
(1)	We have an option to purchase the AMP-1 property.
(2)	We have options to renew the LPM-1 lease through early 2035.
(3)	We have options to renew the Tempe lease through early 2036.

Legal Proceedings

From time to time, we are subject to various legal proceedings that arise from the normal course of business activities. In addition, from time to time, third parties may assert claims of intellectual property infringement, misappropriation or other violation against us in the form of letters and other forms of communication. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on our results of operations, prospects, cash flows, financial position and brand.

Intellectual Property

Intellectual property is important to our business. Our commercial success depends in part on our ability to obtain, maintain and protect the intellectual property and other proprietary technology that we develop, to operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of others, and to prevent others from infringing, misappropriating or violating our intellectual property and proprietary rights. We rely on a combination of patents, trademarks, trade secrets, know-how, continuing technological innovation, confidential information and other measures to develop and maintain our proprietary position including through employee, contractor, consultant and third-party nondisclosure and invention assignment agreements and other contractual arrangements.

Regardless of the coverage we seek under our existing patent applications, there is always a risk that alterations from our products or processes may provide sufficient basis for a competitor to avoid infringement claims. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued and courts can reinterpret patent scope after issuance. Many jurisdictions, including the United States, permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. We cannot provide any assurance that any patents will be issued from our pending or any future applications or that any current or future issued patents will adequately protect our intellectual property. For this and other risks related to our proprietary technology, inventions and improvements, please see the section entitled “Risk Factors — Risks Related to Our Business and Operations — Risks Related to Intellectual Property.”

As of June 30, 2021, we owned 167 issued U.S. patents, 31 pending U.S. patent applications, 154 issued foreign patents, 34 pending foreign patent applications and 4 pending Patent Cooperation Treaty patent applications. Our patents underpin key areas of the Lucid Air. As of June 30, 2021, we also owned pending U.S. design patent applications, plus 15 issued foreign design patents/industrial designs and 24 pending foreign design patent/industrial design applications.

As of June 30, 2021, we owned 15 pending U.S. trademark applications, 3 registered U.S. trademarks, as well as 86 registered foreign trademarks and 276 pending foreign trademark applications in approximately 22 countries worldwide in addition to the European Union, as we lay the foundation for the development of a robust global brand.

We expect to develop additional intellectual property and proprietary technology as our engineering and validation activities proceed. Technologies that we have and intend to invest in and develop include engineering software, powertrain systems and controls, infotainment, cybersecurity, telematics and electrical architecture hardware and software. As we develop our technology, we will continue to build our intellectual property portfolio, including by pursuing patent and other intellectual property protection when we believe it is possible, cost-effective, beneficial and consistent with our overall intellectual property protection strategy.

In addition to the intellectual property that we own, we also procure key technologies under our supply chain agreements for AD/ADAS functions and features and we license key technologies under agreements for our planned infotainment offerings.

See “— Our Vehicles” and “— Technology” above for more information.

The terms of individual issued patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application, assuming the patent has not been terminally disclaimed over a commonly-owned patent or a patent naming a common inventor, or over a patent not commonly owned but that was disqualified as prior art as the result of activities undertaken within the scope of a joint research agreement. The life of a patent, and the protection it affords, is therefore limited and once the patent lives of our issued patents have expired, we may face competition, including from other competing technologies. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. The actual protection afforded by a patent may vary from country to country and can depend upon many factors, including the type of patent, the scope of its coverage, the availability of patent term adjustments or extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. As a result, our owned patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Furthermore, we rely upon trade secrets and know-how, confidential information, unpatented technologies, continuing technological innovation and other proprietary information to develop, protect and maintain our competitive position and aspects of our business that are not amenable to, or that we do not presently consider appropriate for, patent protection and prevent competitors from reverse engineering or copying our technologies. However, the foregoing rights, technologies and information are difficult to protect. We seek to protect them by, in part, using confidentiality agreements with our employees and consultants and any potential commercial partners and collaborators and invention assignment agreements with our employees. We also have implemented or intend to implement confidentiality agreements or invention assignment agreements with our selected consultants and any potential commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. There can be no assurance that these agreements will be self-executing or otherwise provide meaningful protection for our trade secrets or other intellectual property or proprietary information. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Our commercial success will also depend in part on not infringing, misappropriating or otherwise violating the intellectual or proprietary rights of third parties. The issuance of third-party patents could require us to alter our development or commercial strategies, change our products or processes, obtain licenses to additional third-party patents or other intellectual property or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products or technologies may have an adverse impact on us. Given that patent applications in the United States and certain other jurisdictions are maintained in secrecy for 18 months or potentially longer, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain of the patent protection being sought by third parties and/or the priority of inventions covered by such patent applications. Moreover, we may have to participate in interference, revocation, derivation, re-examination, post-grant review, inter partes review or opposition proceedings brought by third parties or declared by the U.S. Patent and Trademark Office or an equivalent foreign body. See “Risk Factors — Risks Related to Our Business and Operations — Risks Related to Intellectual Property” for additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us.

Employees

We are committed to cultivating a diverse company to enhance our culture and position us for improved success. As of June 30, 2021, we had 2,522 employees. Our employees are split geographically with 1,539 employees in our California headquarters, 898 employees in Arizona, 18 employees in Asia-Pacific and an additional 67 employees throughout the U.S. and Canada and in our retail store and service center network.

Environmental, Social and Compliance

The Environment

We are driven by a desire to address the clear and present threat posed by climate change and the need for enhanced sustainability. One unexpected lesson from the COVID-19 crisis has been that the earth has a remarkable ability to heal itself when given an opportunity to do so. With fewer fossil fuel-powered aircraft in the skies and cars on the road, the world has already seen remarkable rejuvenation with cleaner, clearer skies and cleaner water around the world. It is clear that humankind’s impact on the environment through travel does impact the environment, and we believe it is important to find ways to make transportation more sustainable.

Through our blend of performance engineered, battery electric powertrain systems with post-luxury design, we seek to entice luxury vehicle customers to switch from polluting internal combustion engine vehicles to energy efficient, sustainable electric transportation. We believe that the efficiency of our proprietary powertrain will enable the Lucid Air to travel further per electron than other vehicles — this in turn is expected to result in lower emissions by power plants on a relative basis due to the less frequent need to recharge the Lucid Air compared to other electric vehicles.

After establishing our brand based on attention to detail and refinement, we intend to expand our product lineup to broaden our impact on the traditional automotive market. To further accelerate the shift to battery electric transportation, we intend to explore opportunities to sell or license build to print electric powertrain and battery solutions for other automakers to facilitate their adoption of sustainable transportation. We also intend to explore opportunities in adjacent markets such as aerospace and maritime applications.

In addition to the steps we are taking to address the automotive market in general by offering captivating electric vehicles to distinguishing customers, we intend to pursue sustainability through our business by focusing on recycling and waste management, logistics, supplier localization, sustainable materials selection and other areas of our business. Production and distribution consume energy, as with any manufacturer. We intend to localize production in an attempt to offset some of these energy needs and, due to advances in efficiency, we believe that our products will require less energy throughout their useful life than competing products.

Our Culture

Three guiding stars define our priorities for the culture of Lucid: safety, diversity and employee growth.

Safety.  We have instilled an expectation for safety in our workplace. As a manufacturing company, we train our people for safety and maintain policies and procedures to explain the rules to our workers. During the unprecedented global pandemic due to COVID-19, we have maintained protocols that are more conservative than CDC guidelines, enabled remote work where possible, and observed strict requirements for personal protective equipment, social distancing, and low employee density at our facilities in an effort to keep our team safe.

Diversity.  We are committed to cultivating a diverse company to enhance our culture and position the Company for improved success. Our CEO has communicated to the entire company regarding support for, diversity, equal opportunity and racial justice. We offer education and training resources to combat complacency and engage our entire team’s support for racial justice and diversity. We have also formed diverse employee groups to facilitate conversations and provide an opportunity for employees to voice their perspectives. Our Company boasts employees from more than 35 countries of origin, with more than 50 languages spoken across the Company. We believe that our culture inspires passionate innovators to join Lucid from around the world, positioning us to influence positive change both within the company and externally through our work and the quality of our product offerings.

Employee Growth.  We take great strides to train and provide opportunities for growth to our employees. For example, sales and manufacturing employees receive 85 hours or more in entry-level training. We maintain career bands to support employee advancement and offer online learning tools to support employee self-development.

Compliance

We are implementing a robust compliance program centered around a clear statement of principles and an expectation for both legal compliance and high ethical standards. We intend to achieve these goals through ongoing training and discussions with our employees, clear policies and guidelines, internal controls over financial transactions, technological solutions to automate screenings for legal compliance and a reporting hotline which enables employees and service providers to share allegations of any legal or ethical matters on an anonymous basis.

MANAGEMENT

Executive Officers and Directors

The following persons are the members of our Board and our executive officers as of the date of this prospectus:

Name	Age	Title
Peter Rawlinson(4)	63	Chief Executive Officer and Chief Technology Officer and Director
Sherry House	49	Chief Financial Officer
Eric Bach	48	Senior Vice President, Product and Chief Engineer
Michael Bell	54	Senior Vice President, Digital
Turqi Alnowaiser(3)(4)	44	Director
Glenn R. August(1)(3)	60	Director
Nancy Gioia(4)	60	Director
Frank Lindenberg(1)(2)	57	Director
Andrew Liveris(2)(4)	67	Director
Nichelle Maynard-Elliott(3)	52	Director
Tony Posawatz(2)(4)	61	Director
Janet Wong(1)	62	Director
(1)	Members of the Audit Committee
(2)	Members of the Compensation Committee
(3)	Members of the Nominating and Corporate Governance Committee
(4)	Members of the Executive Committee

Executive Officers

Peter Rawlinson.  Peter Rawlinson has served as our Chief Executive Officer and Chief Technology Officer and director since April 2019. He previously served as Lucid’s Chief Technology Officer from 2013 to April 2019. Prior to joining Lucid, Mr. Rawlinson was Vice President of Vehicle Engineering and Chief Engineer of the Model S at Tesla, Inc., where he led the engineering of the Model S from a clean sheet to production readiness while building the engineering team. Mr. Rawlinson was formerly Head of Vehicle Engineering at Corus Automotive, an advanced engineering consulting firm, Chief Engineer of Advanced Engineering at Lotus Cars and Principal Engineer of Advanced Body Structures at Jaguar Cars. Mr. Rawlinson holds a BSc from Imperial College, University of London.

Mr. Rawlinson is qualified to serve as a director due to his experience as Lucid’s Chief Executive Officer and Chief Technology Officer, as well as his extensive technical and operational expertise and experience in the automotive industry and the electric vehicle industry in particular.

Sherry House.  Sherry House has served as our Chief Financial Officer since May 2021. Before joining us, Ms. House served as the Treasurer & Head of Investor Relations at Waymo LLC, an autonomous vehicle technology company, from July 2020 to April 2021, the Director of Corporate Development from January 2019 to June 2020, and the Director of Business & Corporate Finance from August 2017 to January 2019. Prior to Waymo, she served as Vice President of Corporate Development at Visteon Corporation, an automotive electronics supplier, from December 2016 to August 2017 and as Managing Director at Deloitte Corporate Finance LLC, a global professional services firm, from November 2014 to December 2016, and as Senior Vice President from May 2011 to November 2014. Ms. House also previously held high level positions at GTCR, Alta Partners, and General Motors. Ms. House holds a B.S. in Mechanical Engineering and Industrial Engineering from Kettering University and an M.M.E. and an M.B.A. from the University of Michigan.

Eric Bach.  Eric Bach has served as our Senior Vice President, Product and Chief Engineer since February 2021. Mr. Bach previously served as our Vice President, Hardware Engineering from September 2018 to February 2021 and as Senior Director, Body Engineering from April 2015 to August 2018. Prior to joining us, Mr. Bach was Director of Engineering at Tesla, Inc. from January 2012 to March 2015. From 2000 to 2015, he served in a variety of engineering and program leadership roles at Volkswagen

AG in both Germany and the United States. Mr. Bach holds a Diplom-Ingenieur degree from Friedrich-Alexander University in Erlangen, Germany.

Michael Bell.  Michael Bell has served as our Senior Vice President, Digital since February 2021, and served as our consultant from August 2020 to February 2021. Prior to joining us, Mr. Bell served as Chief Technology Officer of electric vehicle startup Rivian, LLC from June 2019 until February 2020, and as the Chief Executive Officer and President of Silver Spring Networks, Inc., a networking platform and solutions provider for smart energy networks, from September 2015 until January 2018. Previously, from 2010 to 2015 he held various roles at Intel Corporation, a multinational technology corporation specializing in the production of semiconductor chips, including Corporate Vice President New Devices Group, Corporate VP Mobile and Communications Group and Corporate Vice President Ultra Mobility Group, and was head of Product Development at Palm, Inc. from 2007 to 2010. He worked at Apple, Inc. from 1991 to 2007 and played significant roles in development of Apple iPhone, iMac, AirPort and Apple TV products, serving as Vice President, CPU Software from 2002 to 2007. Mr. Bell has served on the board of directors of iRobot Corporation, a leading consumer robotics company, since March 2016. He holds a B.S. from the University of Pennsylvania.

Non-Executive Directors

Andrew Liveris.  Andrew Liveris has served as chairman of our board of directors since April 2019. Previously, Mr. Liveris served as the Chairman and CEO of The Dow Chemical Company, a chemical corporation, from November 2004 to July 2018 and as the Executive Chairman of DowDuPont Inc., a chemical corporation, from September 2017 to July 2018. Mr. Liveris also serves on the boards of directors of International Business Machines Corp., a technology company, Saudi Arabian Oil Co., an oil exploration company, NOVONIX Limited, a battery materials and technology company, WorleyParsons Limited, an engineering company, and numerous other private companies. He is also on the advisory board of Sumitomo Mitsui Banking Corporation and NEOM, an initiative of Saudi Vision 2030. Mr. Liveris holds a B.S. in Chemical Engineering from the University of Queensland and received an honorary Ph.D. in Science from his alma mater in 2005. Mr. Liveris was appointed as a special advisor to the Public Investment Fund.

We believe Mr. Liveris is qualified to serve as a director due to his decades of experience leading and overseeing large, complex global industrial enterprises, his knowledge of the technology, energy and chemical sectors, and his experience overseeing Lucid’s growth as chairman of Lucid’s board of directors.

Turqi Alnowaiser.  Turqi Alnowaiser has served as a member of our board of directors since April 2019. Mr. Alnowaiser has served as Deputy Governor and Head of the International Investments Division at the Public Investment Fund of the Kingdom of Saudi Arabia, one of the largest sovereign wealth funds in the world, since June 2021, and previously served as Head of International Investments at the Public Investment Fund from October 2016 to June 2021. Mr. Alnowaiser previously served as Senior Advisor at the Public Investment Fund from October 2015 to September 2016, prior to which he held several executive roles at Saudi Fransi Capital, a leading financial services firm based in Saudi Arabia, including as Head of Asset Management. Before his career at Saudi Fransi Capital, Mr. Alnowaiser specialized in developing, managing, and regulating various financial products across asset classes at Morgan Stanley, the Capital Market Authority of Saudi Arabia, and the Saudi Industrial Development Fund. Mr. Alnowasier has served on the board of directors of Hapag-Lloyd AG, an international shipping and container transportation company, since February 2018. Mr. Alnowasier holds a B.A. in International Business from King Saud University and an M.B.A. from the University of San Francisco.

We believe Mr. Alnowaiser is qualified to serve as a director due to his extensive experience investing in and leading global enterprises, his deep business and financial expertise, and his experience overseeing Lucid’s growth as a member of Lucid’s board of directors.

Glenn R. August.  Glenn R. August has been a member of our Board since July 2021 and was previously a member of Churchill’s board of directors. He is the Founder & Chief Executive Officer of Oak Hill Advisors, L.P. and has overall management responsibility for Oak Hill Advisors. In addition, he serves as global head of the firm’s distressed investment activities and chairs or serves on various firm committees, including the partnership, investment strategy and several fund investment committees. He co-founded the predecessor investment firm to Oak Hill Advisors in 1987 and took responsibility for the firm’s credit and distressed investment activities in 1990. Mr. August has played leadership roles in numerous restructurings and, since 1987, has served on sixteen corporate boards. He currently serves on the Board of Directors for Churchill Capital Corp V, Churchill Capital Corp VI, Churchill Capital Corp VII and MultiPlan, Inc. Mr. August also serves on the Board of Trustees of Horace Mann School and The Mount Sinai Medical Center, and on the Board of Directors of the Partnership for New York City and the 92nd St. Y. He earned an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.S. from Cornell University.

We believe Mr. August is qualified to serve as a director due to his extensive experience overseeing a wide range of public companies and his deep financial knowledge.

Nancy Gioia.  Nancy Gioia has been a member of our Board since July 2021. Ms. Gioia served in various leadership positions at Ford Motor Company for over thirty years. At Ford, she served as the Director of Global Connectivity, Electrical and User Experience from September 2013 to September 2014, as Director of Global Electrification, User Interface, and Connectivity from April 2012 to September 2013, as Director of Global Electrification from November 2009 to April 2012, and as Director of Sustainable Mobility Technologies and Hybrid Vehicle Programs from November 2005 to November 2009. In those respective roles, she directed global strategy and planning for all aspects of connected vehicles and oversaw Ford’s multi-billion dollar electrified vehicle and technology portfolio. Additionally, Ms. Gioia has been the owner of Gioia Consulting Services since 2014, and since February 2019, she has served as Executive Chairman of Blue Currents, Inc., an energy storage startup company. Ms. Gioia has also served on numerous boards, including the boards of directors of Brady Corporation since 2013, Meggitt PLC since 2017, and Exelon Corporation from 2016 to 2018. Ms. Gioia serves on the University of Michigan — Dearborn Engineering Dean’s Strategic Advisory Board, since 2014 and from 2014 to 2017 served on the University of Michigan Electrical and Computer Engineering Advisory Council. Ms. Gioia holds a B.S. in Electrical Engineering from the University of Michigan — Dearborn and a M.S. in Manufacturing Systems Engineering from Stanford University.

We believe Ms. Gioia is qualified to serve as a director due to her decades of experience at a leading global automaker, her business expertise, and her extensive knowledge of the automotive industry.

Frank Lindenberg.  Frank Lindenberg has served as a member of our Board since July 2021. Mr. Lindenberg served as the Chief Financial Officer of Mercedes-Benz Cars, a division of Daimler AG, a global automotive company, from March 2012 to March 2020, and as Chief Financial Officer and a member of the Board of Management of Mercedes-Benz AG, a subsidiary of Daimler AG, from October 2019 to March 2020. Mr. Lindenberg also served as the Chief Financial Officer and member of the divisional Board of Management of Daimler Trucks and Buses from June 2009 to February 2021. Prior, Mr. Lindenberg served as the Vice President Finance Transformation Organization for Daimler AG from September 2006 to May 2009. Mr. Lindenberg enjoyed a career of almost 30 years in various roles at Daimler. He holds a Diplom-Oeconom degree from the University of Hanover in Hanover, Germany.

We believe Mr. Lindenberg is qualified to serve as a director due to his experience leading a global automaker, his financial management expertise and his deep knowledge of the automotive industry.

Nichelle Maynard-Elliott.  Nichelle Maynard-Elliott has been a member of our Board since July 2021. Ms. Maynard-Elliott has served as a director of Element Solutions Inc., a specialty chemicals company, since August 2018. She previously served as the Executive Director, M&A, for Praxair, Inc., a leading industrial gases and engineering company, from July 2011 to May 2019, and as Assistant General Counsel and Senior Counsel at Praxair from July 2007 to 2011 and 2003 to 2007, respectively. Ms. Maynard-Elliott has served on the board of directors of Xerox Holdings Corporation since May 2021. Ms. Maynard-Elliott has served as trustee of Gallery Trust, Schroder Series Trust, Schroder Global Series Trust, Delaware Wilshire Private Markets Master Fund, Delaware Wilshire Private Markets Fund, Delaware Wilshire Private Markets Tender Fund and director of Chiron Capital Allocation Fund Ltd since June 2021. She holds a B.A. in Economics from Brown University and a J.D. from Columbia University School of Law.

We believe Ms. Maynard-Elliott is qualified to serve as a director because of her experience overseeing complex enterprises as a public company director, her experience evaluating business strategies and investment opportunities, and her extensive legal and financial management expertise.

Tony Posawatz.  Anthony “Tony” Posawatz has served as a member of our board of directors since April 2019. Mr. Posawatz has also served as President and Chief Executive Officer of Invictus iCAR (innovation Consulting Advisory Resources) LLC, a company focusing on automotive-technology advancement, since August 2013. He formerly led vehicle development of the Chevrolet Volt at General Motors and served as the President and Chief Executive Officer of Fisker Automotive from 2012 to 2013. Mr. Posawatz currently serves a director of Beam Global, a manufacturer and retailer of solar electric vehicle charging stations. He also serves as a board member and advisory board member to numerous private companies. Mr. Posawatz holds a B.S. in Mechanical Engineering from Wayne State University and an M.B.A. from Dartmouth College, Tuck School of Business.

We believe Mr. Posawatz is qualified to serve as a director because of his expertise in electric vehicle and other mobility technologies, his experience bringing electric vehicles to market, his knowledge of the global automotive industry and his experience overseeing Lucid’s growth as a member of Lucid’s board of directors.

Janet S. Wong.  Janet Wong has been a member of our Board since July 2021. Ms. Wong is a licensed Certified Public Accountant with more than 30 years of public accounting experience. She is a partner (retired) with KPMG LLP, an international professional services firm, where she served as a National Industry Practice Lead Partner. She also served as a Partner at Grant Thornton LLP, a leading professional services firm, where she was the Central Region Corporate and Partnership Services Lead Partner. Ms. Wong has served as a director of Enviva Partners, a global energy company, since May 2015, Allegiance Bancshares, Inc., a commercial banking organization, since April 2020 and Lumentum Holdings, Inc., a manufacturer of innovative optical and photonic products, since September 2020. She served on the advisory board of Big Controls Inc., a business intelligence and analytics company, from May 2016 to May 2020. Ms. Wong has served as a National Executive Advisor for Ascend, a non-profit professional business organization that enables its members, corporate partners and community to realize the leadership potential of Asians in global corporations, since 2013. She is on the Board of Trustees for the Computer History Museum, the Louisiana Tech University Foundation Board and the College of Business Advisory Board, where she was awarded Emeritus status for her twenty-plus-year tenure. She holds a Master of Professional Accountancy from Louisiana Tech University and a Master of Taxation from Golden Gate University.

We believe Ms. Wong is qualified to serve as a director because of her many years of public accounting experience serving global companies, her deep financial and risk management expertise, and her experience advising sophisticated enterprises in the consumer markets, energy, manufacturing and technology sectors.

Corporate Governance

Controlled Company Exemption

Our majority stockholder, Ayar, holds approximately 62.7% of our common stock. As a result, we are a “controlled company” within the meaning of Nasdaq rules and, as a result, we qualify for exemptions from certain corporate governance requirements. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to have: (a) a majority of independent directors on the board; (b) a nominating committee comprised solely of independent directors; (c) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (d) director nominees selected, or recommended for the selection by the board, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Ayar also has the ability to nominate five of the nine directors to our board of directors. Although as of the date of this prospectus, we do not utilize any of these exemptions, we may elect to utilize one or more of these exemptions for so long as we remain a “controlled company.” Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — We are a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, qualify for exemptions from certain corporate governance requirements. Our stockholders will not have the same protections afforded to stockholders of companies that are not controlled companies.”

Board of Directors

Our business and affairs are organized under the direction of the Board. Our Board consists of nine (9) members. Andrew Liveris is the Chairman of our Board. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to management. Our Board will meet on a regular basis and additionally, as required.

In accordance with the Investor Rights Agreement, Turqi Alnowaiser, Frank Lindenberg, Andrew Liveris, Nichelle Maynard-Elliott and Tony Posawatz were designated for nomination to the Board by Ayar, Nancy Gioia was designated for nomination to the Board by the Sponsor, Glenn R. August and Janet Wong were designated for nomination to the Board by us, and Peter Rawlinson was nominated to the Board as our CEO.

Director Independence

Nasdaq rules generally require that independent directors must comprise a majority of listed company’s board of directors. As a controlled company, we are largely exempt from such requirements. Our Board has determined that each of the directors on our Board other than Peter Rawlinson and Nancy Gioia qualify as independent directors, as defined under the listing rules of Nasdaq, and our Board consists of a majority of independent directors, as defined under the rules of the SEC and the listing rules of Nasdaq relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Role of the Board in Risk Oversight

Our Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to our Board by the audit committee. The audit committee represents our Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Committees of the Board

Our Board has an audit committee, a compensation committee, a nominating and corporate governance committee and an executive committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each committee operates under a charter that was approved by the Board. The charter of each committee is available on our investor relations website. Information on or that can be accessed through such website is not part of this prospectus. Our Board may from time to time establish other committees.

Audit Committee

The audit committee consists of Janet Wong, Glenn R. August and Frank Lindenberg, with Janet Wong serving as chairperson. Our Board has determined (i) that each of Janet Wong, Glenn R. August and Frank Lindenberg satisfies the requirements for independence and financial literacy under the rules and regulations of Nasdaq and the SEC and (ii) that Janet Wong qualifies as an “audit committee financial expert” as defined in the SEC rules and regulations and satisfies the financial sophistication requirements of Nasdaq. The audit committee is responsible for, among other things:

●	selecting and hiring our registered public accounting firm;
●	evaluating the performance and independence of our registered public accounting firm;
●	approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;
●	reviewing the integrity of our financial statements and related disclosures and reviewing our critical accounting policies and practices;
●	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
●	overseeing procedures for the treatment of complaints relating to accounting, internal accounting controls or audit matters;
●	reviewing and discussing with management and the registered public accounting firm the results of the annual audit, our quarterly financial statements and our publicly filed reports;
●	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
●	reviewing and approving in advance any proposed related-person transactions; and
●	preparing the audit committee report that the SEC requires in our annual proxy statement.

Compensation Committee

The compensation committee consists of Andrew Liveris, Frank Lindenberg and Anthony Posawatz, with Andrew Liveris serving as chairperson. Our Board has determined that each of Andrew Liveris, Frank Lindenberg and Anthony Posawatz satisfies the requirements for independence under the rules and regulations of Nasdaq and the SEC. The compensation committee is responsible for, among other things:

●	determining, or recommending to the Board for determination, the compensation of our executive officers, including our chief executive officer;
●	overseeing and setting compensation for the members of our Board;
●	administering our equity compensation plans;
●	overseeing our overall compensation policies and practices, compensation plans, and benefits programs; and
●	preparing the compensation committee report that the SEC will require in our annual proxy statement.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Turqi Alnowaiser, Glenn R. August and Nichelle Maynard-Elliott, with Turqi Alnowaiser serving as chairperson. Our Board has determined that each of Turqi Alnowaiser, Glenn R. August and Nichelle Maynard-Elliott satisfies the requirements for independence under the rules and regulations of Nasdaq and the SEC. The nominating and corporate governance committee is responsible for, among other things:

●	identifying and recommending candidates for membership on our Board, including the consideration of nominees submitted by stockholders, and to each of the Board’s committees;
●	evaluating and making recommendations regarding the composition, organization and governance of our Board and its committees;
●	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations;
●	reviewing conflicts of interest of our directors and officers and proposed waivers of our corporate governance guidelines and code of business conducts and ethics; and
●	evaluating the performance of our Board and its committees.

Executive Committee

The executive committee consists of Andrew Liveris, Turqi Alnowaiser, Nancy Gioia, Anthony Posawatz and Peter Rawlinson, with Andrew Liveris serving as chairperson. The executive committee reviews, discusses with management and makes recommendations regarding the implementation and execution of our business plan, operational performance and certain other matters and approves transactions below certain thresholds set by our Board.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our executive officers. The full text of the code of business conduct and ethics is available on the investor relations page on our website. We intend to post any amendment to our code of business conduct and ethics, and any waivers of its requirements, on our website or in filings under the Exchange Act to the extent required by applicable rules or regulations or listing requirements of Nasdaq. Information on or that can be accessed through our website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board.

Involvement in Certain Legal Proceedings

Tony Posawatz, one of our non-employee directors, served as President and Chief Executive Officer of Fisker Automotive from 2012 to 2013. In late 2013, after Mr. Posawatz had left his position, Fisker Automotive filed for bankruptcy protection.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation paid to Lucid’s principal executive officer during Lucid’s fiscal year ended December 31, 2020 and Lucid’s two other most highly compensated executive officers during the fiscal year ended December 31, 2020 (collectively, the “NEOs”).

2020 SUMMARY COMPENSATION TABLE

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)
Peter Rawlinson
Chief Executive Officer and Chief
Technology Officer	2020	468,077	210,000	—	—	678,007
Eric Bach
Senior Vice President, Product and
Chief Engineer	2020	346,731	100,000	691,220	—	1,137,951
Michael Smuts
Vice President, Finance	2020	306,000	115,000	158,614	38,447	618,061

(1)	Effective as of April 13, 2020, Lucid implemented a reduction in salary for the NEOs for 12 weeks in response to the COVID-19 pandemic. During such time, Lucid reduced the bi-weekly salary payments of the NEOs by 20% for Mr. Rawlinson and 15% for Mr. Bach and Mr. Smuts. Salaries were reinstated 12 weeks later. Amounts in this column reflect those temporary reductions.
(2)	Mr. Smuts’ bonus payment includes his 2020 bonus of $80,000, paid in 2021, and a sign-on bonus of $35,000, which was subject to repayment to Lucid if Mr. Smuts had voluntarily resigned from his employment or was terminated for “cause” before January 13, 2021.
(3)	This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for all stock option awards granted in 2020.
(4)	Amounts under the “All Other Compensation” column for Mr. Smuts includes relocation services paid by Lucid totaling $35,447 and a relocation allowance payment of $3,000.

Narrative Disclosure to the Summary Compensation Table

Executive Offer Letters

Lucid entered into offer letters with Messrs. Rawlinson, Bach and Smuts each of which provides for at-will employment and provides for no specified term of employment. In addition, as a condition of their employment, each of the NEOs was required to sign a Confidential Information and Invention Assignment Agreement which includes, among other provisions, a 24-month post-employment non solicit of employees and customers, a perpetual confidentiality covenant and an assignment of inventions provision.

In addition, each of the NEOs is a party to the Atieva USA, Inc. Severance Benefit Plan (the “Severance Plan”), which is described more fully below under the heading entitled “— Termination and Change in Control Benefits.”

In addition, as described in the Summary Compensation Table above, Mr. Smuts’ offer letter provided for a sign-on bonus of $35,000, which amount was subject to repayment to Lucid if he resigned from his employment or was terminated by Lucid for “cause” before January 13, 2021, which was the first anniversary of his hire date. Mr. Smuts was also entitled to relocation benefits, which is also described in the Summary Compensation Table above.

Annual Bonus Compensation

In 2020, Messrs. Rawlinson, Bach and Smuts were eligible to earn annual cash bonuses targeted at 50%, 30% and 30%, respectively, of their base salaries. Mr. Smuts’ annual cash bonus was pro-rated because he joined Lucid in mid-January 2020. For 2020, in response to the COVID-19 pandemic, Lucid’s compensation committee determined that the annual cash bonuses would be paid out at less than target. The actual cash bonus awarded to the NEOs in respect of 2020 is set forth in the “Bonus” column of the Summary Compensation Table above.

CEO Transaction Bonus

In recognition of Mr. Rawlinson’s efforts on the Merger, the Board approved a $2 million transaction bonus payable to Mr. Rawlinson, subject to: (i) the closing of the Merger, (ii) Mr. Rawlinson’s continued employment through the Closing Date and (iii) Mr. Rawlinson not giving notice of his intent to resign on or before the Closing Date. The transaction bonus will be paid to Mr. Rawlinson on the Company’s first regularly scheduled payroll date after the closing.

Equity Awards

During 2020, Lucid’s compensation committee approved grants of options to Messrs. Bach and Smuts with a grant date fair value of $691,220 and $158,614, respectively. The options for Mr. Bach are scheduled to vest ratably in forty-eight (48) equal monthly installments over four years, subject to continued employment through each applicable vesting date. The options for Mr. Smuts vest over four (4) years, with 25% vesting on the one-year anniversary of his hire date and the remaining 75% vesting in thirty-six (36) equal monthly installments thereafter.

Other Compensation

Retirement

We maintain a 401(k) retirement savings plan for our employees in the United States, including the NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Employee Benefits and Perquisites

All of our full-time employees, including the NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance and life insurance.

Lucid also provided relocation services and a relocation allowance payment to Mr. Smuts in the amounts set forth in the Summary Compensation Table above. In addition, we pay for the life insurance premiums for the NEOs in the amounts set forth in the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options for the NEOs as of the end of Lucid’s fiscal year ended December 31, 2020.

Outstanding Equity Awards at 2020 Fiscal Year End

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options (#)		Options (#)		Option	Option
	Exercisable		Unexercisable		Exercise	Expiration
Name	(#)		(#)		Price ($)	Date
Peter Rawlinson
Chief Executive Officer and Chief Technology Officer	99,000		—		0.47	05/02/2023
	1,662,412		—		0.97	04/16/2025
	2,812,500	(1)	187,500	(1)	2.19	04/21/2029

Eric Bach
Senior Vice President, Product and Chief Engineer	149,990		—		0.97	06/01/2025
	5,000		—		1.43	12/16/2025
	325,000	(1)	75,000	(1)	2.19	04/21/2029
	102,083	(2)	597,917	(2)	2.45	07/15/2030
Michael Smuts Vice President, Finance	0		150,000	(1)	2.45	01/15/2030
(1)	The options vest as follows:
(i)	For Mr. Rawlinson, forty-eight (48) equal monthly installments beginning on April 1, 2017.
(ii)	For Mr. Bach, in forty-eight (48) equal monthly installments beginning on October 1, 2017.
(iii)	For Mr. Smuts, 25% on the first anniversary of January 13, 2020, and the remainder in thirty-six (36) equal monthly installments thereafter.
(2)	The options vest in forty-eight (48) equal monthly installments beginning on April 1, 2020.

Termination and Change in Control Benefits

Each of Lucid’s NEOs is a party to the Severance Plan. Under the terms of the Severance Plan, Mr. Rawlinson is entitled to receive the following in the event of a termination without “cause” or on a “constructive termination” (as each such term is defined in the Severance Plan) assuming a termination of employment on December 31, 2020: (i) a continuation of his base salary for 12 months, (ii) COBRA continuation premium payments for Mr. Rawlinson and his dependents for 12 months, and (iii) accelerated vesting of 25% of Mr. Rawlinson’s outstanding equity awards plus an additional 5% for each year of his service, which accelerated vesting shall not exceed a maximum of 50% of unvested equity and shall not be duplicative of any vesting acceleration otherwise provided for in any other agreement in connection with a qualifying termination that is not due to a change in control. In the event Mr. Rawlinson is terminated within 3 months prior to or 12 months following a change in control (a “Change in Control Termination”), he is entitled to the accelerated vesting of 100% of his unvested equity awards.

Under the terms of the Severance Plan, Messrs. Bach and Smuts are entitled to receive the following in the event of a termination without “cause” or upon a “constructive termination,” in each case assuming a termination of employment on December 31, 2020: (i) a continuation of their base salary for 6 months (or 9 months in the event of a Change in Control Termination), (ii) COBRA continuation premium payments for Messrs. Bach and Smuts and their dependents for 6 months (or 9 months in the event of a Change in Control Termination), and (iii) accelerated vesting of 25% of their outstanding equity awards plus an additional 5% for each year of service, which accelerated vesting shall not exceed a maximum of 50% of unvested equity and shall not be duplicative of any vesting acceleration otherwise provided for in any other agreement in connection with a qualifying termination that is not due to a change in control. In the event of a Change in Control Termination, each of Messrs. Bach and Smuts is entitled to the accelerated vesting of 75% of his unvested equity awards.

In connection with the Closing, we approved the Lucid Group, Inc. Executive Severance Benefit Plan (the “Lucid Group Severance Plan”) and accompanying form of Participation Agreement, which will replace the Severance Plan effective as of the Closing. In addition to the foregoing, the Lucid Group Severance Plan also provides for (i) a continuation of target bonus amounts for a specified number of months and (ii) the accelerated vesting of 100% of unvested equity awards, in each case in connection with a Change in Control Termination.

Equity Compensation Plans

2009 Share Plan of Atieva, Inc. and the 2014 Share Plan of Atieva, Inc.

Lucid’s board of directors and its stockholders approved the 2009 Share Plan of Atieva, Inc. and the 2014 Share Plan of Atieva, Inc. (collectively, the “Prior Plans”) under which there were 28,902,156 options outstanding as of January 21, 2021. As of January 21, 2021, no awards will be granted under the Prior Plans.

Atieva, Inc. 2021 Stock Incentive Plan

Lucid’s board of directors adopted, and Lucid’s shareholders approved, the 2021 Stock Incentive Plan in January 2021 and amended it in February 2021 (as amended, the “2021 Plan”) to increase its share reserve amount. The aggregate number of Lucid Common Shares reserved for issuance pursuant to awards under the 2021 Plan is equal to 47,534,042 shares.

Any employee, outside director or consultant of Lucid is eligible to receive an award under the 2021 Plan, to the extent that an offer of such award is permitted by applicable law, stock market or exchange rules and regulations, or any accounting or tax rules and regulations. The 2021 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, stock units, performance-based awards and cash awards. Each award will be set forth in a separate grant notice or agreement and will indicate the type and terms and conditions of the award.

Lucid Group, Inc. 2021 Stock Incentive Plan

Churchill’s board of directors adopted and, following the closing of the Merger, the shareholders approved on July 22, 2021 the Lucid Group, Inc. 2021 Stock Incentive Plan (the “Incentive Plan”). The Incentive Plan includes an Employee Stock Purchase Plan as an addendum (the “ESPP Addendum”), summarized below.

Material Features of the Incentive Plan

The maximum aggregate number of shares authorized for issuance as awards under the Incentive Plan shall not exceed the sum of (i) 12.5 million shares, plus (ii) any unallocated shares remaining available for issuance under the 2021 Plan as of the effective date, which was approximately 10.5 million shares after giving effect to the Exchange Ratio; plus (iii) any shares subject to stock awards granted under the 2021 Plan, 2014 Plan or 2009 Plan that (x) expire or terminate for any reason prior to exercise or settlement; (y) are forfeited, cancelled or otherwise returned to us because of the failure to meet a contingency or condition required to vest such shares; or (z) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award. The number of shares authorized for grant under the Incentive Plan is subject to adjustment (as described below). Of the maximum aggregate shares issuable under the Incentive Plan, up to 61,211,436 shares may be issued in the form of ISOs (as defined below), or under the ESPP Addendum. Based on the number of unallocated shares remaining available for issuance under the 2021 Plan as of the Closing Date and without giving effect to any potential increases as described in clause (iii) above, we have reserved approximately 23.0 million shares for future grants of awards under the Incentive Plan.

The maximum number of shares subject to awards granted under the Incentive Plan during any calendar year to any outside director (defined as a member of our Board who is not our employee or consultant), plus any cash fees paid to the outside director in a calendar year for service on our Board, will not exceed $1 million in total value for the first year of service and $750,000 in total value per year thereafter.

The Incentive Plan is administered by our compensation committee. The types of awards that may be made under the Incentive Plan include restricted shares, non-qualified stock options, incentive stock options, unrestricted shares, stock appreciation rights, restricted stock units and cash awards. All awards are subject to the conditions, limitations, restrictions, exercise price, vesting and forfeiture provisions determined by the committee, in its sole discretion, subject to such limitations as are provided in the Incentive Plan. The Incentive Plan also includes an employee stock purchase plan component under the ESPP Addendum described below. In addition, subject to the limitations provided in the Incentive Plan and in accordance with applicable law, our compensation committee may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, and waive any conditions or restrictions imposed with respect to awards.

Awards granted under the Incentive Plan may be subject to specified performance criteria. Our compensation committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals. Subject to compliance with Section 409A of the Code (“Section 409A”), the compensation committee in its sole discretion may permit or require participants to defer certain amounts or shares paid or issued in respect of awards. Our Board may amend, suspend or terminate the Incentive Plan or the ESPP Addendum at any time.

The ESPP Addendum

The ESPP Addendum is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Our compensation committee may grant stock purchase rights under the ESPP Addendum to any participant who is an employee. The compensation committee may establish sub-plans (which need not qualify under Section 423 of the Code) to facilitate participation in the ESPP Addendum by non-U.S. employees in compliance with foreign laws. The maximum aggregate number of shares for purchase during any calendar year is 2,500,000 shares, or any other such annual limit as may be approved by our compensation committee. While the ESPP Addendum is in effect, the compensation committee may grant options to purchase shares of stock during a specified offering period in compliance with the requirements of Section 423 of the Code, subject to the limitations set forth in the ESPP Addendum. The purchase price for each share purchased during an offering period will be the lesser of 85% of the fair market value of the share on the purchase date or 85% of the fair market value of the share on the offering date.

Equity Compensation Plan Information

The following table summarizes Lucid’s equity compensation plan information as of December 31, 2020:

Number of Securities Remaining
	Number of Securities to Be Issued		Available for Future Issuance
	Upon Exercise of Outstanding	Weighted-average Exercise Price	Under Equity Compensation
	Options, Warrants, Rights and	of Outstanding Options,	Plans (excluding securities
	Restricted Stock Units	Warrants and Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	28,902,156	2.27	3,128,811
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	28,902,156	2.27	3,128,811

Equity Refresh Grants

Lucid’s compensation committee approved equity “refresh” grants under the 2021 Plan on February 22, 2021 to certain executives of Lucid in connection with the Merger, including an award of 250,000 Lucid RSUs to Mr. Bach and 100,000 Lucid RSUs to Mr. Smuts. These Lucid RSU awards are scheduled to vest quarterly over four years, subject to (i) the successful closing of the Merger and meeting the minimum service period requirement of 375 days after such closing; and (ii) continued employment through each applicable vesting date. These awards are subject to potential acceleration, as further described above under “Termination and Change in Control Benefits.”

2021 CEO Grant

In recognition of Mr. Rawlinson’s efforts on the Merger and in order to incentivize and align Mr. Rawlinson with Lucid Group’s stockholders after the Merger, Lucid’s board of directors approved a special equity grant of 11,293,177 Lucid RSUs to Mr. Rawlinson (the “CEO RSU Award”), which will vest subject to: (i) with respect to 5,232,507 of the RSUs, a time-vesting requirement (the “CEO Time-Based RSUs”) and (ii) with respect to 6,060,670 of the RSUs, a performance-vesting requirement (the “CEO Performance RSUs”). The CEO RSU Award was converted into an equivalent award with respect to Class A common stock after the Merger.

Subject to Mr. Rawlinson’s continued employment on each vesting date, the CEO Time-Based RSUs will vest in sixteen equal quarterly installments beginning on December 5, 2021. For purposes of the CEO Time-Based RSUs, the vesting dates will be March 5, June 5, September 5 and December 5 of each year.

The CEO Performance RSUs will vest in five tranches based on the achievement of market capitalization goals applicable to each tranche (the “Performance Goals”) over any six-month period subject to Mr. Rawlinson’s continued employment through the applicable vesting date. The six-month market capitalization is calculated based on (i) the volume weighted average trading price per share over any six-month period multiplied by (ii) the average of the total number of outstanding shares of Class A common stock reported in a public filing for the two most recently completely quarterly reporting periods. The six-month market capitalization target for each tranche is as follows:

●	Tranche 1: $23.5 billion
●	Tranche 2: $35.25 billion
●	Tranche 3: $47 billion
●	Tranche 4: $58.75 billion
●	Tranche 5: $70.5 billion

Any CEO Performance RSUs that have not vested within five years after the closing of the Merger (such period, the “Performance Period”) will be forfeited. Upon a termination without “cause” or upon a “constructive termination” (as each such term is defined in the CEO RSU Award agreement), the CEO Performance RSUs will remain outstanding and eligible to vest upon attainment of the Performance Goals for six months (or the end of the Performance Period, if sooner) following such termination of employment.

In the event of a change in control of Lucid Group following the closing of the Merger, any unvested CEO Time-Based RSUs to the extent not assumed or substituted in connection with such change in control will vest subject to Mr. Rawlinson’s continued employment through the change in control or a termination without cause or constructive termination within thirty days of the change in control. If the CEO Time-Based RSUs are assumed or substituted in connection with the change in control, any unvested CEO Time-Based RSUs will vest if Mr. Rawlinson experiences a termination without cause or constructive termination within twelve months of the change in control. With respect to the CEO Performance RSUs, subject to Mr. Rawlinson’s continued service through the change in control, any unvested CEO Performance RSUs will vest on the change in control to the extent the per share deal price exceeds the relevant market capitalization goal. In addition, upon a private financing or public offering of Lucid Group’s common stock with proceeds of at least $1 billion, if the price per share implied by the financing exceeds the relevant market capitalization goal, the CEO Performance RSUs associated with such goal will vest.

Director Compensation

Tony Posawatz received compensation from PIF for his service as a director as described below. Lucid’s directors did not otherwise receive any additional compensation for their service in their capacity as directors in the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash	All Other Compensation		Total ($)
Tony Posawatz	$150,000	$7,895	(1)	$157,895
(1)	Represents the amount paid by PIF in respect of Saudi Arabian taxes owed by Mr. Posawatz.

In addition, Nancy Gioia, who became our director upon the Closing, will forfeit certain pension benefits from a prior employer in the amount of approximately $3.3 million in connection with her services as our director. As compensation for such forfeiture (i) Churchill agreed to pay $2.0 million in cash to Ms. Gioia and (ii) an affiliate of the Sponsor agreed to issue Ms. Gioia indirect membership interests in the Sponsor, which represent 100,000 shares of Class A common stock.

Director Compensation following the Merger

Lucid Group implemented a new director compensation program, under which Lucid Group’s non-employee directors are eligible to receive the following annual retainers and annual equity compensation grants:

●	Board Member: $210,000, of which $30,000 will be an annual cash retainer and $180,000 will be in the form of RSUs which will vest a year following the grant date. For new directors, the initial equity retainer will be $210,000 (instead of $180,000) in RSUs which will vest in three equal installments on the first, second and third anniversary of the grant date.

●	Independent Chairman and Lead Director: Directors will receive an additional $30,000 for their service as an independent Chairman of the Board and an additional $15,000 for their service as Lead Director, to the extent applicable.
●	Committee Chairs: Chairs of the audit, compensation, nominating and corporate governance and executive committees will receive an additional $20,000, $15,000, $8,000 and $20,000, respectively, as an annual cash retainer.
●	Committee Members: Members of the audit, compensation, nominating and corporate governance and executive committees will receive an additional $10,000, $7,500, $4,000 and $10,000, respectively, as an annual cash retainer.

We will also reimburse all of our directors for (i) up to $10,000 annually for director educational programs and (ii) their reasonable expenses incurred in attending meetings of the Board or committees and training and educational conferences.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions of Churchill

Churchill IPO

On May 22, 2020, the Sponsor purchased an aggregate of 21,562,500 shares of Churchill’s Class B common stock for an aggregate purchase price of $25,000. On July 14, 2020, Churchill effected a stock dividend of one-third of a share for each outstanding share of Churchill’s Class B common stock, on July 27, 2020, Churchill effected a stock dividend of 0.50 to 1 share of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, and on July 30, 2020, Churchill effected a stock dividend of approximately 0.20 to 1 share of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, resulting in 51,750,000 shares of Churchill’s Class B common stock. The founder shares included an aggregate of up to 6,750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of Churchill’s issued and outstanding shares after the Churchill IPO. As a result of the underwriters’ election to fully exercise their over-allotment option in the Crh, 6,750,000 founder shares ceased to be subject to forfeiture.

The Sponsor also purchased an aggregate of 42,850,000 Private Placement Warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the Churchill IPO. As such, the Sponsor’s interest in the Churchill IPO was valued at $42,850,000, based on the number of Private Placement Warrants purchased. Each Private Placement Warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment.

Glenn R. August, William J. Bynum, Malcom S. McDermid, Bonnie Jonas and Karen G. Mills, each of whom was a director of Churchill, has an economic interest in the founder shares and Private Placement Warrants purchased by the Sponsor as a result of his or her direct or indirect ownership of membership interests in the Sponsor.

Churchill entered into an Administrative Services Agreement pursuant to which it paid an affiliate of its Sponsor a total of $50,000 per month for office space, administrative and support services. From and after July 1, 2021, Churchill ceased paying these monthly fees.

The Sponsor, Churchill’s officers and directors or any of their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on Churchill’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Churchill’s audit committee reviewed on a quarterly basis all payments that were made by Churchill to its Sponsor, officers, directors or its or any of their respective affiliates and determined which expenses and the amount of expenses that would be reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Churchill’s behalf.

Andrew Liveris is current Chairman of our Board, was the Chairman of Lucid’s board of directors and is an operating partner of the Sponsor. Mr. Liveris also has had an economic interest in shares of our Class A common stock and Private Placement Warrants through his ownership of membership interests in the Sponsor. For more information, see the section entitled “Beneficial Ownership of Securities.”

On February 22, 2021, Churchill issued the Note in the principal amount of $1,500,000 to the Sponsor. The Note bore no interest and was repayable in full upon the closing of Merger. In connection with the Closing, the Sponsor has elected to exercise its option to convert the unpaid balance of the Note of $1,500,000 into 1,500,000 Working Capital Warrants. The terms of any such Working Capital Warrant are identical to the terms of the Private Placement Warrants held by the Sponsor. The proceeds of the Note were used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.

Sponsor Agreement

In connection with the execution of the Merger Agreement, the Sponsor and certain insiders entered into the Sponsor Agreement pursuant to which they have agreed to comply with the provisions of the Merger Agreement applicable to such persons as well as the covenants set forth in the Sponsor Agreement, including voting all shares of common stock of Churchill beneficially owned by such persons in favor of the Transactions.

Investor Rights Agreement and Registration Rights

Churchill, the Sponsor, Ayar and certain other parties thereto entered into the Investor Rights Agreement, pursuant to which such stockholders are entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. We are also required to register additional shares of our common stock pursuant to the PIPE Subscription Agreements and the Warrant Agreement. To satisfy these obligations, we are registering up to 1,422,079,949 shares of Class A common stock pursuant to the registration statement of which this prospectus is a part. Certain parties to the Investor Rights Agreement, including the Sponsor and Ayar, have agreed not to sell, transfer, pledge or otherwise dispose of shares of Class A common stock they hold or receive for certain time periods specified therein.

Voting and Support Agreement

In connection with the Merger Agreement, on February 22, 2021, Churchill entered into a Voting and Support Agreement with Lucid and Ayar. Pursuant to the Voting and Support Agreement, Ayar agreed to vote all of its Lucid Shares, among other things, in favor of the adoption and approval of the Merger Agreement, the Transaction Agreements (as defined in the Merger Agreement) and the Transactions and in favor of the other matters set forth in the Merger Agreement, including the conversion of the Lucid Preferred Shares to Lucid Common Shares. The affirmative vote of the shares subject to the Voting and Support Agreement is sufficient to obtain the required approval by Lucid’s existing shareholders.

Subscription Agreements

In connection with the execution of the Merger Agreement, Churchill entered into the PIPE Subscription Agreements with the PIPE Investors. Pursuant to the terms of the PIPE Subscription Agreements, Churchill agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy, 166,666,667 shares of Class A common stock at a purchase price of $15.00 per share for an aggregate commitment of $2,500,000,005. In connection with the PIPE Investment, Churchill entered into PIPE Subscription Agreements with Ayar, Lucid’s majority shareholder, Aristeia, which previously beneficially owned greater than five percent of Churchill’s outstanding stock, and entities affiliated with Magnetar, which previously beneficially owned greater than five percent of Churchill’s outstanding stock. Pursuant to such PIPE Subscription Agreements, (i) Ayar subscribed for 13,333,333 shares of Class A common stock for a commitment of $200.0 million, (ii) Aristeia subscribed for 666,667 shares of Class A common stock for a commitment of $10.0 million, and (iii) entities affiliated with Magnetar subscribed for an aggregate of 10,000,000 shares of Class A common stock for an aggregate commitment of $150.0 million.

Certain Relationships and Related Person Transactions of Lucid

The following sets forth transactions and series of similar transactions, since January 1, 2018, in which Lucid participated or will participate, in which (i) the amounts involved exceeded or will exceed $120,000, and (ii) any of Lucid’s then directors, executive officers, or holders of more than 5% of its capital stock at the time of such transaction, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Shareholder Agreements

Investors’ Rights Agreement

Lucid entered into a third amended and restated investors’ rights agreement dated September 21, 2020 with certain of its preferred shareholders, including Ayar. The investors’ rights agreement grants registration rights, preemptive rights and information rights, among other things, to certain preferred shareholders, including Ayar. This agreement terminated upon the Closing.

Right of First Refusal and Co-Sale Agreement

Lucid entered into a third amended and restated right of first refusal and co-sale agreement dated September 1, 2020 with certain of its preferred shareholders, including Ayar. The right of first refusal and co-sale agreement grants Ayar a right of first refusal and grants certain shareholders a right of co-sale in respect of certain sales of securities. This agreement terminated upon the Closing.

Voting Agreement

Lucid entered into a third amended and restated voting agreement dated September 21, 2020 with certain of its preferred shareholders, including Ayar, pursuant to which such shareholders have agreed to vote in certain ways on certain matters, including with respect to the election of directors of Lucid. This agreement terminated upon the Closing, following which none of Lucid’s shareholders has any rights pursuant to this agreement with respect to the election or designation of members of our Board.

Preferred Share and Convertible Note Financings

Series D Financing

In September 2018, Lucid and Ayar entered into a secured convertible loan agreement, a securities purchase agreement and certain other agreements (together, the “2018 Series D Agreements”). Pursuant to the 2018 Series D Agreements, Lucid issued and sold $300.0 million aggregate principal amount of secured convertible notes (the “Convertible Notes”) to Ayar and granted Ayar a security interest in substantially all of its tangible and intangible property (the “Security Interest”). The Convertible Notes bore interest at a rate of 8% per annum. Under the 2018 Series D Agreements, the Convertible Notes (and any interest accruing thereon) automatically convert into Lucid Series D Preferred Shares at a conversion price of $6.41 per share upon satisfaction of certain conditions, including approval by the Committee on Foreign Investment in the

United States (“CFIUS”), and Ayar agreed to subscribe for approximately $200.0 million in additional Lucid Series D Preferred Shares at $6.41 per share upon the conversion of the Convertible Notes and an additional amount of up to $800.0 million thereafter subject to the satisfaction of certain milestones.

In April 2019, upon CFIUS approval and pursuant to the terms of the 2018 Series D Agreements, Ayar released the Security Interest, and Lucid issued and sold Ayar an aggregate of 79,343,833 Lucid Series D Preferred Shares, including (i) 48,142,585 Lucid Series D Preferred Shares issued at a conversion price of $6.41 per share upon conversion of the $300.0 million aggregate principal amount of the Convertible Notes and approximately $8.6 million in accrued and unpaid interest on the Convertible Notes and (ii) 31,201,248 Lucid Series D Preferred Shares issued at a purchase price of $6.41 per share for aggregate cash consideration of approximately $200.0 million.

Pursuant to the 2018 Series D Agreements, upon the satisfaction of various milestones, Lucid issued and sold Ayar an aggregate of 124,804,992 additional Lucid Series D Preferred Shares in subsequent closings between June 2019 and June 2020 at a purchase price of $6.41 per share for aggregate cash consideration of approximately $800.0 million.

The 2018 Series D Agreements also contemplated certain commercial arrangements which are now satisfied. In the 2018 Series D Agreements, Lucid and Ayar agreed to establish a partnership which would have been granted exclusive development, manufacturing, distribution and service capabilities in respect of Lucid’s products and services in Africa, Europe, the Middle East, and India and to negotiate in good faith a business plan that included a full production facility in the Kingdom of Saudi Arabia. In December 2020, Lucid’s board of directors, with the support of Ayar, decided to instead pursue a strategy that contemplates global sales and distribution and manufacturing of Lucid vehicles and other products in Asia-Pacific, the Middle East and potentially Europe through wholly owned subsidiaries of Lucid. As part of this strategy, Lucid’s business plan contemplates manufacturing facilities in Saudi Arabia and China. In connection with this decision, Lucid has satisfied its applicable obligations under the 2018 Series D Agreements.

In connection with the Transactions, each Lucid Series D Preferred Share held by Ayar automatically converted into one Lucid Common Share and was exchanged for the per share Merger Consideration.

Series E Financing

In September 2020, Lucid and Ayar entered into a preferred share purchase agreement (the “Series E Agreement”). Pursuant to the Series E Agreement, Lucid issued and sold Ayar an aggregate of 113,877,589 Lucid Series E Preferred Shares in two closings in September and December 2020 at a purchase price of approximately $7.90 per share (the “Series E Price”) for aggregate cash consideration of approximately $900.0 million.

In February 2021, Lucid and Ayar entered into an amendment to the Series E Agreement (the “Series E Amendment”), pursuant to which Lucid agreed to issue and sell an additional 75,918,392 Lucid Series E Preferred Shares (the “Extension Amount”) at the Series E Price for aggregate cash consideration of approximately $600.0 million to (i) Ayar and (ii) holders of Lucid’s preferred shares other than Ayar as of March 1, 2021 (collectively, “Eligible Holders”) that elect to participate in a rights offering, in each case based on their respective pro rata share of the Extension Amount. Eligible Holders received a right of over allocation to the extent the aggregate pro rata share for Eligible Holders was not taken up. Lucid was also granted discretion to offer Lucid Series E Preferred Shares to Lucid’s senior management employees, directors, consultants, advisors, contractors, and others, subject to compliance with applicable securities laws and Ayar’s approval as to the identity of such person and the number of shares offered (each, an “Additional Purchaser”). Ayar committed to purchase the entire Extension Amount to the extent not subscribed by Eligible Holders or Additional Purchasers.

Upon the execution of the Series E Amendment, Lucid issued and sold Ayar 50,612,262 Lucid Series E Preferred Shares at the Series E Price for cash consideration of approximately $400.0 million. In early April 2021, Lucid issued and sold an additional 25,306,130 Lucid Series E Preferred Shares at the Series E Price for cash consideration of approximately $200.0 million as follows: (i) to Eligible Holders (not including Ayar) pursuant to a rights offering for an aggregate of 8,977,769 Lucid Series E Preferred Shares (representing such Eligible Holders’ aggregate pro rata share of the Extension Amount); (ii) to certain Additional Purchasers (comprised of directors, senior management of Lucid, and certain other individuals), an aggregate of 6,026,345 Lucid Series E Preferred Shares including 202,449 Lucid Series E Preferred Shares each to Andrew Liveris, Peter Rawlinson, and Xiaobing Chen (a current director of Lucid), 1,741,526 Lucid Series E Preferred Shares to H.E. Yasir Othman Al-Rumayyan, 782,957 Lucid Series E Preferred Shares to Turqi Alnowaiser, 20,000 Lucid Series E Preferred Shares to Tony Posawatz, 221,428 Lucid Series E Preferred Shares to Eric Bach, 37,959 Lucid Series E Preferred Shares to Michael Bell and 45,000 Lucid Series E Preferred Shares to Michael Smuts; and (iii) to Ayar, an aggregate of 10,302,016 Lucid Series E Preferred Shares pursuant to Ayar’s commitment to purchase any Lucid Series E Preferred Shares not purchased by Eligible Holders or Additional Purchasers.

In connection with the Transactions, each Lucid Series E Preferred Share automatically converted into one Lucid Common Share and was exchanged for the per share Merger Consideration.

Separation Agreements

Doug Haslam

In January 2019, Lucid entered into a separation agreement and release of claims with Doug Haslam, its former Vice President of Human Resources and Secretary. Pursuant to this agreement, Mr. Haslam agreed to resign from his positions with Lucid and executed a general release of claims, and Lucid agreed to provide certain severance benefits, including (i) a lump sum payment of $127,500, (ii) continued benefits eligibility for a period of up to six months and (iii) accelerated vesting of a previously granted option to purchase 150,000 Lucid Common Shares.

Sam Weng

In April 2019, Lucid entered into a resignation agreement and release of claims with Sam Weng, its former Chief Executive Officer and a former member of Lucid’s board of directors. Pursuant to this agreement, Mr. Weng agreed to resign from his positions with Lucid and executed a general release of claims, and Lucid agreed to provide certain severance benefits, including (i) a lump sum payment of $350,000, (ii) continued benefits eligibility for a period of up to one year, (iii) grant of an option to purchase 1,500,000 Lucid Common Shares at an exercise price of $2.19 per share, with accelerated vesting such that 1,156,250 shares subject to such option became vested upon Mr. Weng’s resignation and (iv) accelerated vesting of 41,667 unvested shares subject to a previously granted option to purchase 250,000 Lucid Common Shares.

Public Investment Fund Training Program

In 2019, Lucid and PIF, an affiliate of Ayar, entered into an agreement to implement a recruitment and talent development program pursuant to which Lucid agreed to evaluate, employ and train participants nominated by PIF for six-month internships, and PIF agreed to reimburse Lucid for expenses related to participant wages, visa fees, medical insurance, airfare and housing incurred by Lucid. Lucid was reimbursed a total of $709,000 by PIF for such expenses in connection with the program from its 2019 initiation until its termination in 2020.

Professional Services Contract

On July 14, 2021, a subsidiary of Lucid entered into a master services agreement with Emdad Al Khebrat Limited Company (“Emdad”), an entity wholly owned by PIF, the parent entity of Ayar, our majority stockholder. Pursuant to the agreement, Emdad will provide direct hire and contractor staffing services to us. We expect to make payments under the agreement of approximately $9 million in the aggregate in 2021.

Public Investment Fund Internship Agreement

We entered into an agreement with PIF, the parent entity of Ayar, our majority stockholder, to implement a recruitment and talent development program pursuant to which we agreed to evaluate, employ and train participants nominated by PIF during six-month internships, and PIF agreed to reimburse us for expenses related to participant wages, visa fees, medical insurance, airfare and housing incurred by us. We expect to be reimbursed by PIF in an aggregate of $1 million in 2021 for such expenses.

Executive Officer and Director Compensation Arrangements

See “Executive Compensation” for information regarding compensation arrangements with our executive officers and directors, which include, among other things, employment, termination of employment and change in control arrangements, stock awards and certain other benefits.

Director and Executive Officer Indemnification

Lucid’s memorandum and articles of association provided, and our current certificate of incorporation and our current bylaws provide, for indemnification for directors and certain officers to the fullest extent permitted by law. Lucid previously entered and, in connection with the Closing, we entered into indemnification agreements with each director and executive officer and certain other officers. Such agreements provide among other things, the officers and directors of Lucid or Lucid Group, respectively, with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted by law, including to the extent they serve at Lucid’s or Lucid Group’s request as directors, officers, employees or other agents of any other affiliated entity, to the fullest extent permitted by law.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which Lucid Group or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of Lucid Group’s executive officers or directors;
●	any person who is known by Lucid Group to be the beneficial owner of more than 5% of Lucid Group’s voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Lucid Group’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Lucid Group’s voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Lucid Group has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any actual or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, Lucid Group’s audit committee has the responsibility to review related person transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of Class A common stock immediately following consummation of the Transactions the Closing Date by:

●	each person who is the beneficial owner of more than 5% of the outstanding shares of Class A common stock;
●	each of our named executive officers and directors; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares.

The beneficial ownership of Class A common stock is based on 1,618,621,534 shares of Class A common stock issued and outstanding immediately following consummation of the Transactions. The amount of shares of Class A common stock excludes the 21,644 shares that were validly redeemed in connection with the Merger.

Name and Address of Beneficial Owner(1)	Number of Shares	Percent Owned
Five Percent Holders:
Churchill Sponsor IV LLC(2)	96,100,000	5.9%
The Public Investment Fund(3)	1,015,252,523	62.7%
Named Executive Officers and Directors:
Peter Rawlinson(4)	13,127,090	*
Eric Bach(5)	2,669,807	*
Michael Smuts(6)	284,229	*
Turqi Alnowaiser(7)	1,017,322,661	62.9%
Glenn R. August(8)	—	—
Nancy Gioia(8)	—	—
Frank Lindenberg	—	—
Andrew Liveris(8)	535,275	*
Nichelle Maynard-Elliott	—	—
Tony Posawatz	52,880	*
Janet Wong	—	—
All executive officers and directors as a group (12 individuals)	1,033,808,077	63.9%
*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Lucid Group, Inc., 7373 Gateway Blvd., Newark, CA 94560.
(2)	Interests shown consist of (i) 51,750,000 shares of Class A common stock and (ii) 44,350,000 Private Placement Warrants (including 1,500,000 Working Capital Warrants) to purchase shares of Class A common stock. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. 17,250,000 of such shares and 14,783,333 of such warrants unvested as of the Closing and such shares and warrants will revest as follows: (a) 1/3 of such shares and warrants will revest at such time as during the 5-year period starting on the Closing and ending on the 5-year anniversary of the Closing (the “Vesting Period”), the closing price of Class A common stock exceeds $20.00 for any 40 trading days in a 60 consecutive day period, (b) an additional 1/3 of such shares and warrants will revest at such time as during the Vesting Period, the closing price of Class A common stock exceeds $25.00 for any 40 trading days in a 60 consecutive day period and (c) an additional 1/3 of such shares and warrants will revest at such time as during the Vesting Period, the closing price of Class A common stock exceeds $30.00 for any 40 trading days in a 60 consecutive day period. Michael Klein is the sole stockholder of M. Klein Associates, Inc., which is the managing member of the Sponsor. The shares beneficially owned by the

Sponsor may also be deemed to be beneficially owned by Mr. Klein. The business address for Mr. Klein is 640 Fifth Avenue, 12th Floor, New York, NY 10019.
(3)	Interests shown consist of 1,015,252,523 shares of Class A common stock issued to Ayar upon the Closing (including in connection with the PIPE Investment). Ayar is a wholly owned subsidiary of PIF. The Board of Directors of PIF, consisting of His Royal Highness Mohammad bin Salman Al-Saud (Chairman), H.E. Ibrahim Abdulaziz Al-Assaf, H.E. Mohammad Abdul Malek Al Shaikh, H.E. Khalid Abdulaziz Al-Falih, H.E. Dr. Majid Bin Abdullah Al Qasabi, H.E. Mohammad Abdullah Al-Jadaan, H.E. Mohamed Mazyed Altwaijri, H.E. Ahmed Aqeel Al-Khateeb, and H.E. Yasir Othman Al-Rumayyan, has dispositive power over the shares held by Ayar by a majority of the votes of the Directors, with the Chairman having a casting vote. Each of the Board of Directors of PIF, H.E. Al-Rumayyan and Turqi Alnowaiser has shared voting power over the shares held by Ayar. Neither H.E. Al-Rumayyan, who is the Governor of PIF, nor Mr. Alnowaiser, who is Deputy Governor and Head of the International Investments Division of PIF, has a pecuniary interest in the shares held by Ayar, and each of H.E. Al-Rumayyan and Mr. Alnowaiser disclaims beneficial ownership of the shares held by Ayar. Interests shown do not include 4,604,595 shares of Class A common stock issued to H.E. Al-Rumayyan upon the Closing or 2,070,138 shares of Class A common stock issued to Mr. Alnowaiser upon the Closing. The business address for PIF and for H.E. Al-Rumayyan is Alr’idah Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.
(4)	Interests shown consist of 537,919 shares of Class A common stock issued upon the Closing and 12,589,171 shares of Class A common stock subject to option awards that are currently exercisable or exercisable within 60 days of the Closing.
(5)	Interests shown consist of 1,173,177 shares of Class A common stock issued upon the Closing and 1,496,630 shares of Class A common stock subject to option awards that are currently exercisable or exercisable within 60 days of the Closing.
(6)	Interests shown consist of 118,980 shares of Class A common stock issued upon the Closing and 165,249 shares of Class A common stock subject to option awards that are currently exercisable or exercisable within 60 days of the Closing.
(7)	Interests shown consist of (i) 2,070,138 shares of Class A common stock issued to Mr. Alnowaiser upon the Closing and (ii) 1,015,252,523 shares of Class A common stock issued to Ayar upon the Closing (including in connection with the PIPE Investment). Mr. Alnowaiser, who is Deputy Governor and Head of the International Investments Division of PIF, has shared voting power with respect to the shares held by Ayar and has no pecuniary interest in and disclaims beneficial ownership of such shares. See note (3) above.
(8)	Each of Nancy Gioia and Andrew Liveris has an economic interest in shares of Class A common stock and Private Placement Warrants through his or her ownership of membership interests in the Sponsor, but does not beneficially own any Class A common stock or warrants. In addition, Glenn R. August has an economic interest in the shares of Class A common stock and Private Placement Warrants through his control and partial ownership of an entity, OHA Partner Global Co-Investment III, LLP, which owns membership interests in the Sponsor, but does not beneficially own any Class A common stock or warrants.

The economic interest (or deemed economic interest) of these individuals and entity in shares of Class A common stock and warrants held by the Sponsor is as shown below:

	Class A
	common stock	Warrants
Nancy Gioia	125,000	0
Andrew Liveris	400,000	363,347
OHA Partner Global Co-Investment III, LLP	7,000,000	6,858,569

SELLING SECURITYHOLDERS

Pursuant to the Investor Rights Agreement, the PIPE Subscription Agreements and the Warrant Agreement, as applicable, we previously agreed to file a registration statement with the SEC for the purposes of registering for resale certain of our securities. This prospectus relates to the resale by the Selling Securityholders from time to time of (a) up to 1,336,329,949 shares of Class A common stock, consisting of (i) 1,244,157,121 issued and outstanding shares of Class A common stock, (ii) 47,822,828 shares of Class A common stock subject to vesting and/or exercise of the assumed Lucid Equity Awards and (iii) 44,350,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants, and (b) 44,350,000 warrants representing the Private Placement Warrants and the Working Capital Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in Class A common stock or warrants in accordance with the terms of the agreements governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or warrants.

The following table sets forth, based on written representations from the Selling Securityholders and, unless stated otherwise below, as of the Closing Date, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock and warrants beneficially owned, the aggregate number of shares of Class A common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Class A common stock and warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. We have based percentage ownership on 1,618,621,534 shares of Class A common stock issued and outstanding immediately following consummation of the Transactions on the Closing Date.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, Class A common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering and no other purchases or sales of our securities by the Selling Securityholders will have occurred.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Shares of Class
	A common	Number of	Shares of Class A common
	stock	Shares of Class	stock Beneficially Owned
	Beneficially	A common	After the Offered Shares of
	Owned Prior	stock Being	Common Stock are Sold
Name of Selling Securityholder	to Offering	Offered	Number	Percent
Peter Rawlinson(1)	13,127,090	42,986,249	—	—
Sherry House(2)	—	661,000	—	—
Eric Bach(3)	2,669,807	4,564,675	—	—
Michael Bell(4)	100,364	1,422,364	—	—
Andrew Liveris(5)	535,275	1,298,622	—	—
Glenn R. August(6)	—	13,858,569	—	—
Nancy Gioia(7)	—	125,000	—	—
Tony Posawatz(8)	52,880	52,880	—	—
Turqi Alnowaiser(9)	2,070,138	2,070,138	—	—
H.E. Yasir Othman Al-Rumayyan(10)	4,604,595	4,604,595	—	—
Churchill Sponsor IV LLC(11)	51,750,000	51,750,000	—	—
40 North Latitude Master Fund Ltd.(12)	1,666,667	1,666,667	—	—
Aurora Trust(13)	333,333	333,333	—	—
Ayar Third Investment Company(14)	1,015,252,523	1,015,252,523	—	—
Alberta Investment Management Corporation(15)	1,666,667	1,666,667	—	—
Alpine Partners (BVI), L.P.(16)	1,333,334	1,333,334	—	—
Altimeter Partners Fund, L.P.(17)	3,333,333	3,333,333	—	—
Alyeska Master Fund, L.P.(18)	1,416,314	1,333,333	82,981	*
Arena Capital Funds(19)	1,333,333	1,333,333	—	—
Aristeia Funds (20)	666,667	666,667	—	—
Atlas Diversified Master Fund, Ltd.(21)	1,333,333	1,333,333	—	—
BCP Portfolio II LLC(22)	133,333	133,333	—	—
Behdad Eghbali(23)	833,334	833,334	—	—
BlackRock Funds(24)	16,666,667	16,666,667	—	—
Blackstone Funds(25)	8,733,334	8,333,334	400,000	*
MMCAP International Inc. SPC for and on behalf of MMCAP Master Segregated Portfolio(26)	666,667	666,667	—	—
CCC-IV INVESTMENTS LLC(27)	1,666,667	1,666,667	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(28)	5,450,511	5,333,333	117,178	*
Corsair Capital Funds(29)	1,333,333	1,333,333	—	—
Cramer Rosenthal McGlynn Funds(30)	333,333	333,333	—	—
D.E. Shaw Oculus Portfolios, L.L.C.(31)	166,667	166,667	—	—
D. E. Shaw Valence Portfolios, L.L.C.(32)	500,000	500,000	—	—
Diameter Master Fund LP(33)	333,333	333,333	—	—
Dragoneer Global Fund II, L.P.(34)	4,333,333	4,333,333	—	—
Entities Affiliated with DSAM Partners (London) Ltd.(35)	839,518	575,307	264,211	*
Empyrean Capital Overseas Master Fund Ltd.(36)	666,667	666,667	—	—
Fidelity Funds(37)	13,333,334	13,333,334	—	—
Franklin Funds(38)	13,415,491	13,333,334	82,157	*
Ghisallo Master Fund LP(39)	1,000,000	1,000,000	—	—

	Shares of Class
	A common	Number of	Shares of Class A common
	stock	Shares of Class	stock Beneficially Owned
	Beneficially	A common	After the Offered Shares of
	Owned Prior	stock Being	Common Stock are Sold
Name of Selling Securityholder	to Offering	Offered	Number	Percent
HBK Master Fund L.P.(40)	666,667	666,667	—	—
José E. Feliciano(41)	833,333	833,333	—	—
Linden Capital L.P.(42)	333,333	333,333	—	—
Longfellow Investment Management Funds(43)	200,000	200,000	—	—
Magnetar Funds(44)	13,515,598	10,000,000	3,515,598	*
Millais Limited(45)	2,000,000	2,000,000	—	—
Entities Affiliated with Millennium Management LLC(46)	4,391,666	3,424,693	966,973	*
MMF LT, LLC(47)	1,333,333	1,333,333	—	—
MSD Funds(48)	1,000,000	1,000,000	—	—
Naya Investor Holdings Limited(49)	333,333	333,333	—	—
Neuberger Berman Funds(50)	5,666,667	5,666,667	—	—
NR CM Limited(51)	666,667	666,667	—	—
Oaktree Value Equity Holdings, L.P.(52)	666,667	666,667	—	—
PEAK6 Capital Management LLC(53)	1,333,333	1,333,333	—	—
PIMCO Funds(54)	4,000,000	4,000,000	—	—
SB Northstar LP(55)	3,333,333	3,333,333	—	—
Schonfeld Strategic 460 Fund LLC(56)	2,333,332	2,333,332	—	—
Sculptor Capital Funds(57)	1,666,667	1,666,667	—	—
Soroban Opportunities Master Fund LP(58)	1,333,333	1,333,333	—	—
Entities Affiliated with Soros Fund Management LLC(59)	1,666,667	1,666,667	—	—
Suvretta Capital Funds(60)	1,333,333	1,333,333	—	—
Tech Opportunities LLC(61)	1,333,333	1,333,333	—	—
Entities managed by TOMS Capital Investment Management L.P.(62)	1,000,000	1,000,000	—	—
UBS O’Connor Funds(63)	333,333	333,333	—	—
WCH Fund I, LP(64)	1,000,000	1,000,000	—	—
Weiss Funds(65)	1,333,333	1,333,333	—	—
Wellington Capital Funds(66)	5,666,667	5,666,667	—	—
Winslow Capital Funds(67)	13,333,334	13,333,334	—	—
Whale Rock Funds(68)	1,333,333	1,333,333	—	—
ZP Master Utility Fund, Ltd.(69)	1,333,333	1,333,333	—	—

Private Placement
	Number of		Warrants / Working
	Private	Number of	Capital Warrants
	Placement	Private	Beneficially Owned After
	Warrants /	Placement	the Offered Private
	Working Capital	Warrants/	Placement Warrants /
	Warrants	Working Capital	Working Capital
	Beneficially Owned Prior to	Warrants Being	Warrants are Sold
Name of Selling Securityholder	Offering	Offered	Number	Percent
Churchill Sponsor IV LLC(11)	44,350,000	44,350,000	—	—
(1)	Mr. Rawlinson has served as our Chief Executive Officer and Chief Technology Officer and director since April 2019. Shares offered hereby include (i) 537,919 currently issued and outstanding shares of Class A common stock; (ii) 12,589,171 shares of Class A common stock issuable upon exercise of currently outstanding and exercisable Lucid Group Options; and (iii) 29,859,159 shares of Class A common stock subject to currently outstanding Lucid Group RSUs vesting after September 21, 2021.
(2)	Ms. House has served as our Chief Financial Officer since May 2021. Shares offered hereby include 661,000 shares of Class A common stock subject to currently outstanding Lucid Group RSUs vesting after September 21, 2021. Upon vesting of such RSUs, the shares will be held by The House Revocable Trust, dated March 20, 2021, with Christopher A. House and/or Sherry A. House serving as Trustees. Christopher A. House and Sherry A. House are the beneficial owners of The House Revocable Trust.

(3)	Mr. Bach has served as our Senior Vice President, Product and Chief Engineer since February 2021. Mr. Bach previously served as our Vice President, Hardware Engineering from September 2018 to February 2021 and as Senior Director, Body Engineering from April 2015 to August 2018. Shares offered hereby include (i) 1,173,177 currently issued and outstanding shares of Class A common stock; (ii) 1,496,630 shares of Class A common stock issuable upon exercise of currently outstanding and exercisable Lucid Group Options; and (iii) 1,894,868 shares of Class A common stock subject to currently outstanding Lucid Group Awards vesting or becoming exercisable, as applicable, after September 21, 2021.
(4)	Mr. Bell has served as our Senior Vice President, Digital since February 2021, and served as our consultant from August 2020 to February 2021. Shares offered hereby include (i) 100,364 currently issued and outstanding shares of Class A common stock and (ii) 1,322,000 shares of Class A common stock subject to currently outstanding Lucid Group RSUs vesting after September 21, 2021.
(5)	Mr. Liveris has served as Chairman of our board of directors since April 2019. Shares offered hereby include (i) 535,275 shares of Class A common stock currently beneficially owned by Mr. Liveris and (ii) (a) 400,000 shares of Class A common stock and (b) 363,347 shares of Class A common stock issuable upon exercise of certain Private Placement Warrants. With respect to the securities referenced in (ii)(a) and (b), Mr. Liveris currently has an economic interest in such shares of Class A common stock and Private Placement Warrants through his ownership of membership interests in the Sponsor, but he does not beneficially own any such Class A common stock or Private Placement Warrants. Mr. Liveris may beneficially own such Class A common stock or Private Placement Warrants in the future.
(6)	Mr. August has served as a member of our Board since July 2021 and he previously served as a member of Churchill’s board of directors from August 2020. Shares offered hereby include (i) 7,000,000 shares of Class A common stock and (ii) 6,858,569 shares of Class A common stock issuable upon exercise of certain Private Placement Warrants, which Mr. August does not currently beneficially own. Mr. August has an economic interest in a portion of such shares through his control and partial ownership of an entity, OHA Partner Global Co-Investment III, LLP (“OHA PGCI3”), which owns membership interests in the Sponsor. OHA PGCI3 and Mr. August may beneficially own such Class A common stock or Private Placement Warrants in the future.
(7)	Ms. Gioia has served as a member of our Board since July 2021. Shares offered hereby include 125,000 shares of Class A common stock. Ms. Gioia currently has an economic interest in such shares of Class A common stock through her ownership of membership interests in the Sponsor, but she does not beneficially own any such Class A common stock. Ms. Gioia may beneficially own such Class A common stock in the future.
(8)	Mr. Posawatz has served as a member of our board of directors since April 2019. Shares offered hereby include 52,880 shares of Class A common stock.
(9)	Mr. Alnowaiser has served as a member of our board of directors since April 2019. Also see footnote 14. Shares offered hereby include 2,070,138 shares of Class A common stock issued to Mr. Alnowaiser upon the Closing.
(10)	Also see footnote 14. Shares offered hereby include 4,604,595 shares of Class A common stock issued to H.E. Al-Rumayyan upon the Closing.
(11)	The Sponsor acted as sponsor to Churchill Capital Corp IV, a blank check company and our predecessor company. Shares beneficially owned and offered hereby include: (i) 51,750,000 currently outstanding shares of Class A common stock; (ii) 42,850,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and (iii) 1,500,000 shares of Class A common stock issuable upon exercise of the Working Capital Warrants. Each such warrant entitles the Sponsor to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. 17,250,000 of such shares and 14,783,333 of such warrants unvested as of the Closing and such shares and warrants will revest as follows: (a) 1/3 of such shares and warrants will revest at such time as during the Vesting Period, which is the 5-year period starting on the Closing and ending on the 5-year anniversary of the Closing, the closing price of Class A common stock exceeds $20.00 for any 40 trading days in a 60 consecutive day period, (b) an additional 1/3 of such shares and warrants will revest at such time as during the Vesting Period, the closing price of Class A common stock exceeds $25.00 for any 40 trading days in a 60 consecutive day period and (c) an additional 1/3 of such shares and warrants will revest at such time as during the Vesting Period, the closing price of Class A common stock exceeds $30.00 for any 40 trading days in a 60 consecutive day period. Michael Klein is the sole stockholder of M. Klein Associates, Inc., which is the managing member of Churchill Sponsor IV LLC. The shares beneficially owned by Churchill Sponsor IV LLC may also be deemed to be beneficially owned by Mr. Klein. The business address for

Mr. Klein is 640 Fifth Avenue, 12th Floor, New York, NY 10019. Also see footnotes 5, 6 and 7 to this table and footnote 8 to the table under the heading “Beneficial Ownership of Securities.”
(12)	40 North Management LLC has sole voting power over the shares offered hereby. 40 North Latitude Fund LP is the sole shareholder of the Selling Securityholder and 40 North GP III LLC is the general partner of 40 North Latitude Fund LP. David S. Winter and David J. Millstone are the sole Managers of each of 40 North Management LLC and 40 North GP III LLC, and sole Directors of the Selling Securityholder.
(13)	Held of record by Naya Capital Management UK Limited. Nikesh Arora is settlor and trustee of the Aurora Trust. Mr. Arora is the sole beneficial owner.
(14)	Shares beneficially owned and offered hereby include 1,015,252,523 shares of Class A common stock issued to Ayar upon the Closing (including in connection with the PIPE Investment). Ayar is a wholly owned subsidiary of the Public Investment Fund, which is the sovereign wealth fund of the Kingdom of Saudi Arabia. The Board of Directors of the Public Investment Fund, consisting of His Royal Highness Mohammad bin Salman Al-Saud (Chairman), H.E. Ibrahim Abdulaziz Al-Assaf, H.E. Mohammad Abdul Malek Al Shaikh, H.E. Khalid Abdulaziz Al-Falih, H.E. Dr. Majid Bin Abdullah Al Qasabi, H.E. Mohammad Abdullah Al-Jadaan, H.E. Mohamed Mazyed Altwaijri, H.E. Ahmed Aqeel Al-Khateeb, and H.E. Yasir Othman Al-Rumayyan, has dispositive power over the shares held by Ayar by a majority of the votes of the Directors, with the Chairman having a casting vote. Each of the Board of Directors of the Public Investment Fund, H.E. Al-Rumayyan and Turqi Alnowaiser has shared voting power over the shares held by Ayar. Neither H.E. Al-Rumayyan, who is the Governor of the Public Investment Fund, nor Mr. Alnowaiser, who is Deputy Governor and Head of the International Investments Division of the Public Investment Fund, has a pecuniary interest in the shares held by Ayar, and each of H.E. Al-Rumayyan and Mr. Alnowaiser disclaims beneficial ownership of the shares held by Ayar. Interests shown do not include 4,604,595 shares of Class A common stock issued to H.E. Al-Rumayyan upon the Closing or 2,070,138 shares of Class A common stock issued to Mr. Alnowaiser upon the Closing. See footnotes 10 and 9, respectively. The business address for The Public Investment Fund, Mr. Alnowaiser and for H.E. Al-Rumayyan is Alr’idah Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.
(15)	Alberta Investment Management Corporation is a body corporate established as an agent of the Crown in right of the Province of Alberta and manages the funds on behalf of a diverse set of Alberta public sector clients for which it serves as its investment manager.
(16)	Amy Tarlowe, Authorized Signor and Chief Operating Officer of the general partner of Alpine Partners (BVI), L.P. may be deemed to be a beneficial owner of the shares offered hereby.
(17)	Brad Gerstner, General Partner of Altimeter Partners Fund, L.P. may be deemed to be a beneficial owner of the shares offered hereby.
(18)	Shares beneficially owned and offered hereby include 1,333,333 shares of Class A common stock. Shares beneficially owned also include 82,981 shares of Class A common stock issuable upon exercise of the Public Warrants held by the Selling Securityholder. Alyeska Investment Group, L.P., the investment manager of the Selling Securityholder, has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(19)	Shares beneficially owned and offered hereby include 133,000 shares of Class A common stock held by Arena Capital Fund, LP — Series 2, 133,000 shares of Class A common stock held by Arena Capital Fund, LP — Series 3, 250,000 shares of Class A common stock held by Arena Capital Fund, LP — Series 4, 383,000 shares of Class A common stock held by Arena Capital Fund, LP — Series 5, 166,000 shares of Class A common stock held by Arena Capital Fund, LP — Series 6, and 268,333 shares of Class A common stock held by Arena Capital Fund, LP — Series 9 (together, the “Arena Funds”). The Arena Funds are partnerships organized under the laws of the State of Delaware. Arena Capital Advisors, LLC acts as General Partner for the Arena Funds. The partners of Arena Capital Advisors are Daniel Elperin, Jeremy Sagi and Sanije Perrett and as such may be deemed beneficial owners of the shares offered hereby. The address of each of the Arena Funds is 12121 Wilshire Blvd, Ste. 1010, Los Angeles, CA 90025.

(20)	Shares beneficially owned and offered hereby include 568,875 shares of Class A common stock held by Aristeia Master, L.P., 42,576 shares of Class A common stock held by ASIG International Limited, 15,885 shares of Class A common stock held by Windermere Ireland Fund PLC and 39,331 shares of Class A common stock held by DS Liquid Div RVA ARST, LLC (together, the “Funds”). Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. (collectively, “Aristeia”) may be deemed the beneficial owners of the shares offered hereby in their capacity as the investment manager, trading manager, and/or general partner, as the case may be, of the Funds. As investment manager, trading advisor and/or general partner of each Fund, Aristeia has voting and investment control with respect to the shares offered hereby and held by each Fund. Anthony M. Frascella and William R. Techar are the co-Chief Investment Officers of Aristeia. Each of Aristeia and such individuals disclaims beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in the Funds.
(21)	Directors Linburgh Martin, John Sutlic and Scott Schroeder are the beneficial owners of Atlas Diversified Master Fund, Ltd.
(22)	Shares beneficially owned and offered hereby include 133,333 shares of Class A common stock held by BCP Portfolio II LLC. Patrick Kolek, Frank Friedrich and Lawrence lllg have shared voting and investment power with regard to the shares held by BCP Portfolio II LLC whose address is 22551 San Vicente Ave, San Jose, CA 95120.
(23)	Behdad Eghbali is the beneficiary of Citibank NA as Custodian FBO Behdad Eghbali.
(24)	The registered holders of the referenced shares are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: 1,599,853 shares of Class A common stock held by BlackRock Global Allocation Fund, Inc., 996,300 shares of Class A common stock held by BlackRock Global Funds — Global Allocation Fund, 529,280 shares of Class A common stock held by BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., 12,400 shares of Class A common stock held by BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc., 158,470 shares of Class A common stock held by BlackRock Global Allocation Collective Fund, 40,750 shares of Class A common stock held by BlackRock Global Funds — Global Dynamic Equity Fund, 217,280 shares of Class A common stock held by BlackRock Capital Allocation Trust, 2,240,840 shares of Class A common stock held by BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V, 44,140 shares of Class A common stock held by Strategic Income Opportunities Bond Fund, 69,090 shares of Class A common stock held by BGF ESG Fixed Income Global Opportunities Fund, 640,420 shares of Class A common stock held by BGF Fixed Income Global Opportunities Fund, 1,259,080 shares of Class A common stock held by Master Total Return Portfolio of Master Bond LLC, 366,650 shares of Class A common stock held by BlackRock Total Return Bond Fund, 94,780 shares of Class A common stock held by BlackRock Global Long/Short Credit Fund of BlackRock Funds IV, 55,390 shares of Class A common stock held by BlackRock Strategic Global Bond Fund, Inc., 8,610 shares of Class A common stock held by BlackRock Global Funds — Global Bond Income Fund, 3,386,372 shares of Class A common stock held by BlackRock Technology Opportunities Fund, a series of BlackRock Funds and 4,946,962 shares of Class A common stock held by BlackRock Global Funds — World Technology Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.
(25)	Shares beneficially owned and offered hereby include 2,365,379 shares of Class A common stock held of record by BSOF Master Fund L.P. (“BSOF”), 967,955 shares of Class A common stock held of record by BSOF Master Fund II L.P. (“BSOF II”), and 5,000,000 shares of Class A common stock held of record by Blackstone Aqua Master Sub-Fund, a sub-fund of the Blackstone Global Master Fund ICAV (the “Aqua Fund”). Additional shares beneficially owned include 400,000 shares of Class A common stock issuable upon exercise of the Public Warrants held by the Aqua Fund. Blackstone Alternative Solutions L.L.C. is the investment manager of each of BSOF, BSOF II and the Aqua Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. Blackstone Strategic Opportunity Associates L.L.C. is the general partner of BSOF and BSOF II. Blackstone Holdings II L.P. is the sole member of Blackstone Strategic Opportunity Associates L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by

BSOF, BSOF II and/or the Aqua Fund directly or indirectly controlled by it or him, but each (other than each of BSOF, BSOF II and the Aqua Fund, severally and not jointly, to the extent of its respective direct holdings) disclaims beneficial ownership of such shares. Each of BSOF, BSOF II and the Aqua Fund has represented to us that it is an affiliate of a broker-dealer but that its shares were purchased in the ordinary course of business and that at the time of its purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The principal business address of each of the entities listed in this footnote is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154.
(26)	Matthew MacIsaac, Secretary MM Asset Management Inc., Investment Advisor to MMCAP International Inc. SPC. may be deemed to be the beneficial owner of the shares offered hereby.
(27)	The business address of the Selling Securityholder is 40 West 57th Street, New York, New York 10019.
(28)	Shares offered hereby consist of 5,333,333 shares of Class A common stock. As of July 29, 2021, shares beneficially owned also included (i) 25,000 shares of Class A common stock issuable upon exercise of the Public Warrants held by the Selling Securityholder, Citadel Multi-Strategy Equities Master Fund Ltd. (“CEMF”) and (ii) 92,178 shares of Class A common stock. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of CEMF. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the shares held by CEMF. The foregoing shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of CEMF is 601 Lexington Ave., New York, NY 10022.
(29)	Shares beneficially owned and offered hereby include 546,667 shares of Class A common stock held by Corsair Capital Partners, L.P. and 786,666 shares of Class A common stock held by Corsair Select, L.P. Jay Petschek and Steven Major are managing members of the general partner and may be deemed to be beneficial owners.
(30)	Shares beneficially owned and offered hereby include 136,368 shares of Class A common stock held by CRM Long/Short Opportunities Mutual Fund, 28,471 shares of Class A common stock held by CRM Long/Short Opportunities Master Fund LP and 168,494 shares of Class A common stock held by CRM Long/Short Opportunities UCITS. The portfolio managers who exercise investment discretion over the shares are Madeline “Mimi” Morris and Jason Yellin.
(31)	D. E. Shaw Oculus Portfolios, L.L.C. may be deemed an affiliate of D. E. Shaw Securities, L.L.C., a registered broker-dealer, which will not be involved in the offering or distribution of the Class A common stock to be registered pursuant to the registration statement of which this prospectus forms a part. Based on information provided by the Selling Securityholder, the Selling Securityholder acquired the shares for investment purposes, and at the time of the acquisition of such shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares. D. E. Shaw Oculus Portfolios, L.L.C. holds the shares offered hereby (the “Subject Shares”). D. E. Shaw Oculus Portfolios, L.L.C. has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Subject Shares directly owned by it. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares.

(32)	D. E. Shaw Oculus Portfolios, L.L.C. may be deemed an affiliate of D. E. Shaw Securities, L.L.C., a registered broker-dealer, which will not be involved in the offering or distribution of the Class A common stock to be registered pursuant to the registration statement of which this prospectus forms a part. Based on information provided by the Selling Securityholder, the Selling Securityholder acquired the shares for investment purposes and, at the time of the acquisition of such shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares. D. E. Shaw Valence Portfolios, L.L.C. holds the shares offered hereby (the “Subject Shares”). D. E. Shaw Valence Portfolios, L.L.C. has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Subject Shares directly owned by it. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares.
(33)	Diameter Capital Partners LP is the investment manager of Diameter Master Fund LP and, therefore, has investment and voting power over these Class A common stock. Scott Goodwin and Jonathan Lewinsohn, as the sole managing members of the general partner of the investment manager, make voting and investment decisions on behalf of the investment manager. As a result, the investment manager, Mr. Goodwin and Mr. Lewinsohn may be deemed to be the beneficial owners of these Class A common stock. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaim any such beneficial ownership. The business address of Diameter Master Fund LP is 55 Hudson Yards, 29th Floor, New York, NY 10001.
(34)	Shares beneficially owned and offered hereby include 4,333,333 shares of Class A common stock held by Dragoneer Global Fund II, L.P. (the “Fund”). The Fund’s registered investment adviser is Dragoneer Investment Group, LLC (“Dragoneer Adviser”). Cardinal DIG CC, LLC (“Cardinal” and together with the Fund and Dragoneer Adviser, the “Dragoneer Entities”) is the managing member of Dragoneer Adviser. Marc Stad is the sole member of Cardinal. By virtue of these relationships, Marc Stad and each of the Dragoneer Entities may be deemed to share voting and dispositive power with respect to the shares offered hereby. The business address for Mr. Stad and each of the Dragoneer Entities is 1 Letterman Drive, Building D M-500, San Francisco, CA 94129.
(35)	Shares beneficially owned include 110,332 shares of Class A common stock held by LMA SPC-MAP 112 Segregated Portfolio, 260,797 shares of Class A common stock held by DSAM Alpha+ Master Fund, 133,333 shares of Class A common stock held by DSAM Co-Invest Ltd, and 335,056 shares of Class A common stock held by DSAM+ Master Fund. Shares offered hereby consist of 63,733 shares of Class A common stock held by LMA SPC-MAP 112 Segregated Portfolio, 172,374 shares of Class A common stock held by DSAM Alpha+ Master fund, 133,333 shares of Class A common stock held by DSAM Co-Invest Ltd, and 205,867 shares of Class A common stock held by DSAM+ Master Fund. DSAM Partners (London) Ltd. (the “Investment Advisor”) is the investment advisor to such funds and as such may be deemed to have voting and investment power over the shares held by the funds. The Investment Advisor is ultimately controlled by Mr. Guy Shahar. The funds and Mr. Shahar disclaim beneficial ownership of the shares listed above.
(36)	Shares offered hereby consist of 666,667 shares of Class A common stock held by Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”). Empyrean Capital Partners, LP (“Empyrean”) serves as investment manager to ECOMF, and has voting and investment control of the shares held by ECOMF. Empyrean Capital, LLC serves as the general partner to Empyrean. Amos Meron is the managing member of Empyrean Capital, LLC, and as such may be deemed to have voting and dispositive control of the shares held by ECOMF. The address of each of ECOMF, Empyrean, Empyrean Capital, LLC, and Amos Meron is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.

(37)	Shares beneficially owned and offered hereby include 9,900 shares of Class A common stock held by Fidelity Select Portfolios: Select Automotive Portfolio, 534,050 shares of Class A common stock held by Fidelity Select Portfolios: Technology Portfolio, 359,755 shares of Class A common stock held by Fidelity Puritan Trust: Fidelity Balanced Fund — Information Technology Sub, 48,422 shares of Class A common stock held by Fidelity Advisor Series I: Fidelity Advisor Balanced Fund — Information Technology Sub, 52,477 shares of Class A common stock held by Variable Insurance Products Fund III: VIP Balanced Portfolio — Information Technology Sub, 5,296 shares of Class A common stock held by Fidelity Puritan Trust: Fidelity Balanced K6 Fund — Information Technology Sub-portfolio, 211,400 shares of Class A common stock held by Fidelity Advisor Series VII: Fidelity Advisor Technology Fund, 79,100 shares of Class A common stock held by Variable Insurance Products Fund IV: VIP Technology Portfolio, 156,100 shares of Class A common stock held by Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio, 1,056,300 shares of Class A common stock held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, 36,400 shares of Class A common stock held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, 14,126 shares of Class A common stock held by Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC, 62,208 shares of Class A common stock held by Fidelity NorthStar Fund by its manager Fidelity Investments Canada ULC, 656,000 shares of Class A common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, 3,081,200 shares of Class A common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, 3,131,100 shares of Class A common stock held by Fidelity Growth Company Commingled Pool by: Fidelity Management Trust Company, as Trustee, 478,300 shares of Class A common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund, 2,496,600 shares of Class A common stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, 88,700 shares of Class A common stock held by Fidelity Blue Chip Growth Commingled Pool by: Fidelity Management Trust Company, as Trustee, 5,700 shares of Class A common stock held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, 274,400 shares of Class A common stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, 6,700 shares of Class A common stock held by Fidelity Blue Chip Growth Institutional Trust by its manager Fidelity Investments Canada ULC, 293,500 shares of Class A common stock held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, and 195,600 shares of Class A common stock held by FIAM Target Date Blue Chip Growth Commingled Pool by: Fidelity Institutional Asset Management Trust Company, as Trustee. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. None of the Securityholders are registered broker-dealers. The Securityholders are affiliates of registered broker-dealers. The Securityholders acquired the shares in the ordinary course of business. The Securityholders, at the time of purchase of the shares, had no agreements, plans or understandings, directly or indirectly, with any person to distribute the shares.
(38)	The shares beneficially owned and offered hereby include 141,414 shares of Class A common stock held by Franklin Strategic Series — Franklin Natural Resources Fund, 2,167,003 shares of Class A common stock held by Franklin Strategic Series — Franklin Growth Opportunities Fund, 728,215 shares of Class A common stock held by Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund, 4,040,405 shares of Class A common stock held by Franklin Custodian Funds — Franklin Growth Fund, 262,626 shares of Class A common stock held by Franklin Templeton Investment Funds — Franklin Natural Resources Fund, 79,866 shares of Class A common stock held by Franklin Templeton Variable Insurance Products Trust — Franklin Small-Mid Cap Growth VIP Fund, 1,200,000 shares of Class A common stock held by Franklin Templeton Investment Funds — Franklin US Opportunities Fund and 4,713,805 shares of Class A common stock held by Franklin Templeton Investment Funds — Franklin Technology Fund. Additional shares beneficially owned but not offered hereby include 11,802 shares of Class A common stock held by Franklin Templeton Variable Insurance Products Trust — Franklin Large Cap Growth VIP Fund, 14,448 shares of Class A common stock held by Franklin Templeton Funds — Franklin US Opportunities Fund, 26,092 shares of Class A common stock held by Franklin U.S. Opportunities Fund and 29,815 shares of Class A common stock held by Franklin MPF US Opportunities Fund. Franklin Advisers, Inc. (“FAV”) is the investment manager for the funds listed above. FAV is affiliated with several FINRA members — Franklin/Templeton Distributors, Inc., Templeton/Franklin Investment Services, Inc., Franklin Templeton Financial Services Corp., Royce Fund Services, LLC, Quest Distributors, Inc., Quest Securities, Inc. and Royce

Fund Services, Inc. All of these entities are indirect wholly owned subsidiaries of Franklin Resources, Inc. (“FRI”), the parent of FAV and only distribute funds for subsidiaries of FRI. Based on information provided by the Selling Securityholders, the Selling Securityholders acquired the shares for investment purposes, and at the time of the acquisition of the shares, the Selling Securityholders did not have any agreements or understandings with any person to distribute such shares. FAV is an indirect wholly owned subsidiary of a publicly traded company, FRI, and may be deemed to be the beneficial owner of these shares for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to such funds and accounts pursuant to investment management contracts that grant investment and/or voting power to FAV. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of the Franklin Funds is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, California 94403.
(39)	Ghisallo Capital Management LLC (“GCM”) is the investment manager of Ghisallo Master Fund LP. Michael Germino is the managing member of GCM.
(40)	HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the shares offered hereby pursuant to an Investment Management Agreement between HBK Investments L.P. and the Selling Securityholder. HBK Investments L.P. has delegated discretion to vote and dispose of the shares offered hereby to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments LP and HBK Services LLC: Jamiel A. Akhtar, David C. Haley, Jon L. Mosle III and Matthew F. Luth. Each of HBK Services LLC and the individuals listed above disclaim beneficial ownership of any of the shares reported.
(41)	José E. Feliciano is the beneficiary of Citibank NA as Custodian FBO José E. Feliciano.
(42)	The shares held by Linden Capital L.P. are indirectly held by Linden Advisors LP, the investment manager of Linden Capital L.P., Linden GP LLC, the general partner of Linden Capital L.P., and Mr. Siu Min (Joe) Wong, the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC. Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the shares held by Linden Capital L.P.
(43)	Shares beneficially owned and offered hereby include 10,000 shares of Class A common stock held by Boothbay Absolute Return Strategies, LP, 15,000 shares of Class A common stock held by Boothbay Diversified Alpha Master, LP, 1,500 shares of Class A common stock held by Starr Commonwealth, 150,000 shares of Class A common stock held by HR Fund LP, 10,000 shares of Class A common stock held by BBR Fixed Income Opportunities Fund LP, 3,750 shares of Class A common stock held by BBR Absolute Return (QP), LP, 500 shares of Class A common stock held by BBR Absolute Return, LP, 600 shares of Class A common stock held by BBR Absolute Return Ltd. and 8,650 shares of Class A common stock held by LIM BCOF Special Account, Ltd. Acting as their investment advisor, Longfellow Investment Management Co., LLC is deemed to have investment discretion and shared voting control over the shares beneficially owned by their clients. David Stueher, portfolio manager, may be deemed to be the beneficial owner of the shares. The business address for Longfellow Investment Management Co., LLC is 125 High Street, Suite 832, Boston, MA 02110.
(44)	The shares beneficially owned and offered hereby include: (i) 6,240,000 shares of Class A common stock held by Astrum, Series 8 Holdings LLC and 1,493,334 shares of Class A common stock held by LNGH Holdings LLC, which are pledged to Citibank, N.A. and other lenders and held through Citigroup Global Markets Inc., as securities intermediary; (ii) 400,000 shares of Class A common stock held by Magnetar Capital Master Fund, Ltd, (iii) 533,333 shares of Class A common stock held by Magnetar Discovery Master Fund Ltd and (iv) 1,333,333 shares of Class A common stock held by 405 MTSV I LP. Additional shares beneficially owned but not offered hereby include 1,408,727 shares of Class A common stock issuable upon exercise of the Public Warrants held by Magnetar Constellation Master Fund, Ltd, 398,497 shares of Class A common stock issuable upon exercise of the Public Warrants held by Magnetar Constellation Fund II, Ltd, 524,340 shares of Class A common stock issuable upon exercise of the Public Warrants held by Magnetar Structured Credit Fund, LP, 489,384 shares of Class A common stock issuable upon exercise of the Public Warrants held by Magnetar Xing He Master Fund Ltd, 374,030 shares of Class A common stock issuable upon exercise of the Public Warrants held by Magnetar SC Fund Ltd, 300,620 shares of Class A common stock issuable upon exercise of the Public Warrants held by Magnetar Lake Credit Fund LLC, and 20,000 shares of Class A common stock issuable upon exercise of the Public Warrants held by Magnetar Systematic Multi-Strategy Master Fund Ltd. Such entities and funds and accounts (together, the “Magnetar Funds”) are managed by Magnetar Financial LLC (“MFL”). MFL serves as investment manager of each Magnetar Capital Master Fund, Ltd, Magnetar Discovery Master Fund Ltd, Magnetar Constellation Master Fund, Ltd, Magnetar Constellation Fund II, Ltd, Magnetar Xing He Master Fund Ltd, Magnetar SC Fund Ltd and Magnetar Systematic Multi-Strategy Master Fund Ltd. MFL is the manager of each of LNGH Holdings LLC, Astrum, Series 8 Holdings LLC and Magnetar Lake Credit Fund LLC. MFL is the general partner of Magnetar Structured Credit Fund, LP. MFL is the trading advisor of 405 MSTV I LP. In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”) is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”) is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaims beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. The business address of each of MFL, MCP, Supernova and Alec N. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201. In addition, certain Magnetar Funds have an economic interest in shares of Class A common stock and Private Placement Warrants through their ownership of membership interests in the Sponsor, but do not beneficially own any such Class A common stock or Private Placement Warrants. Such economic interest (or deemed economic interest) of such Magnetar Funds relates to 6,500,000 shares of Class A common stock and 5,904,385 Private Placement Warrants.
(45)	Directors Andrew Dodd and Michael Bell have voting power over the shares offered hereby and they both disclaim beneficial ownership of such shares. Millias Limited’s address is 767 5th Ave., 9th Fl. New York, NY 10153.
(46)	Shares beneficially owned and offered hereby include 3,024,693 shares of Class A common stock held by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and 400,000 shares of Class A common stock held by ICS Opportunities, Ltd (“ICS Opportunities”). Additional shares beneficially owned include 67,925 shares of Class A common stock held by Integrated Core Strategies, 426,759 shares of Class A common stock and 447,264 shares of Class A common stock issuable upon exercise of the Public Warrants held by ICS Opportunities and 25,025 shares of Class A common stock held by ICS Opportunities II LLC (“ICS Opportunities II”). Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and ICS Opportunities II and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and ICS Opportunities II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, ICS Opportunities and ICS Opportunities II. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, ICS Opportunities or ICS Opportunities II, as the case may be.
(47)	Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(48)	Shares beneficially owned and offered hereby include 544,525 shares of Class A common stock held by MSD Special Investments Fund, L.P., a Delaware limited partnership (“MSDS”), 257,085 shares of Class A common stock held by MSD SIF Holdings, L.P., a Delaware limited partnership (“MSDSIF”), and 198,390 shares of Class A common stock held by MSD Credit Opportunity Master Fund, L.P., a Cayman Islands exempted limited partnership (“MSDC”). MSD Partners, L.P. (“MSD Partners”) is the investment manager of MSDS, MSDSIF, and MSDC and may be deemed to beneficially own securities beneficially owned by each of them. MSD Partners (GP), LLC (“MSD GP”), a Delaware limited liability company, is the general partner of MSD Partners, and may be deemed to beneficially own securities beneficially owned by MSD Partners. Each of John

C. Phelan, Marc R. Lisker and Brendan P. Rogers is a manager of and may be deemed to beneficially own securities beneficially owned by MSD GP. The address of the principal business office of the MSD Affiliates is c/o MSD Partners, L.P., 645 Fifth Avenue, 21st Floor, New York, NY 10022.
(49)	Surayya Siddiqui is the beneficial owner of Naya Investor Holdings Limited.
(50)	Shares beneficially owned and offered hereby include 366,667 shares of Class A common stock held by Neuberger Berman Principal Strategies Master Fund L.P., 500,000 shares of Class A common stock held by MAP 204 Segregated Portfolio, a segregated portfolio of LMA SPC, 1,733,333 shares of Class A common stock held by Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund, 466,667 shares of Class A common stock held by Neuberger Berman Equity Funds, Neuberger Berman Guardian Fund, 25,000 shares of Class A common stock held by NB All Cap Alpha Master Fund Ltd., 366,667 shares of Class A common stock held by Neuberger Berman Investment Funds Plc, Neuberger Berman US Long Short Equity Fund, 8,333 shares of Class A common stock held by Neuberger Berman Investment Funds Plc, Neuberger Berman U.S. Equity Fund, 2,200,000 shares of Class A common stock held by Kantor Private Opportunities IV LP. Neuberger Berman BD LLC (“NBBD”) is a registered broker-dealer and member FINRA. NBBD is an affiliate of each Selling Securityholder listed above based on being under common control of Neuberger Berman Investment Advisers LLC, the investment adviser to each Selling Securityholder and the direct parent company of NBBD. Additionally, NBBD serves as the distributor and principal underwriter for each of: (i) Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund; and (ii) Neuberger Berman Equity Funds, Neuberger Berman Guardian Fund, as such funds are both mutual funds. Based on information provided by the Selling Securityholders, the Selling Securityholders acquired the shares for investment purposes, and at the time of the acquisition of such shares, the Selling Securityholders did not have any agreements or understandings with any person to distribute such shares. Neuberger Berman Group LLC (“NBG”) and certain of its affiliates, including Neuberger Berman Investment Advisers LLC, as investment adviser of certain Selling Securityholders that are not registered investment companies, have voting power and investment power over the shares. NBG and its affiliates do not, however, have any economic interest in the shares.
(51)	The shares are held by NR CM Limited. LH Capital Markets LLC, as its investment adviser, has voting and dispositive power over such shares. Aaron Nieman, as the managing member and chief investment officer of LH Capital Markets, LLC, has sole voting and dispositive power over the shares held and may be deemed to beneficially own such shares. Mr. Nieman disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.
(52)	Oaktree Value Equity Holdings, L.P. (“VEF Holdings”) is beneficially owned by Oaktree Value Equity Fund, L.P. (“VEF Fund”). VEF Holdings is controlled by its general partner, Oaktree Value Equity Fund GP, L.P. (“VEF GP”), and VEF GP’s general partner, which is Oaktree Value Equity Fund GP Ltd. (“VEF Ultimate GP”). VEF GP and VEF Ultimate GP are each in turn an affiliate of Oaktree Capital Management, L.P. (“OCM”), which is the investment manager of VEF Fund and is the director of VEF Ultimate GP. As a result, VEF Fund and OCM may be deemed to have beneficial ownership of the shares owned by VEF Holdings. OCM’s asset management business is indirectly controlled by Oaktree Capital Group, LLC (“OCG”) and Atlas OCM Holdings LLC (“Atlas OCM”). As of June 30, 2021, approximately 62% of OCM’s business is indirectly owned by Brookfield Asset Management, Inc. (“Brookfield”) and the remaining approximately 38% is ultimately owned by current and former OCM executives and employees. Brookfield’s ownership interest in OCM’s business is held through OCG, Atlas OCM and other holding entities. BAM Partners Trust is the sole owner of Class B Limited Voting Shares of Brookfield. The current and former OCM executives and employees hold their interests through a separate entity, Oaktree Capital Group Holdings, L.P. (“OCGH LP”). The board of directors of OCG and of Atlas OCM is currently comprised of: (i) five Oaktree senior executives, Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, and Sheldon M. Stone; (ii) three independent directors, Stephen J. Gilbert, D. Richard Masson, and Marna C. Whittington; and (iii) two Brookfield senior executives, Justin B. Beber and J. Bruce Flatt.
(53)	The shares offered hereby are held by PEAK6 Capital Management LLC (“PEAK6”) in which Matthew Hulsizer and Jennifer Just are the only beneficial controlling owners and share voting and investment power equally. PEAK6 is a registered-broker dealer. PEAK6 is also affiliated with Apex Clearing Corporation, Electronic Transaction Clearing, Inc. and Hardcastle Trading USA, LLC, which are all broker-dealers. Based on information provided by the Selling Securityholder, the Selling Securityholder acquired the shares for investment purposes, and at the time of the acquisition of the shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares.
(54)	Shares beneficially owned and offered hereby include 333,333 shares of Class A common stock held by PIMCO Red Stick Fund, L.P., 666,667 shares of Class A common stock held by PIMCO Global Credit Opportunity Master Fund LDC, 2,333,333 shares of Class A common stock held by PIMCO Tactical Opportunities Master Fund Ltd. and 666,667 shares of Class A common stock held by OC III LVS V LP. PIMCO Investments LLC is a broker-dealer subsidiary of Pacific Investment Management Company LLC, the Investment Manager of the Selling Securityholders. Based on information provided by the Selling Securityholders, the Selling Securityholders acquired the shares for investment purposes, and at the time of the acquisition of such shares, the Selling Securityholders did not have any agreements or understandings with any person to distribute such shares.
(55)	SB Management Limited is the investment manager of SB Northstar LP and as such may be deemed to have voting and investment power of the securities held by SB Northstar LP. SB Management Limited is owned by Softbank Group Corp. The principal business address of SB Northstar LP is 190 Elgin Avenye, George Town, Grand Cayman Ky 1-9008, Cayman Islands.
(56)	Schonfeld Strategic Advisors LLC is a registered investment advisor and has been delegated the legal power to vote and/or direct the disposition of the shares offered hereby on behalf of Schonfeld Strategic 460 Fund LLC as a general partner or investment manager and would be considered the beneficial owner of such shares. The above shall not be deemed to be an admission by the record owner or Schonfeld Strategic 460 Fund LLC that they are themselves beneficial owners of these shares for purposes of Section 13(d) of the Exchange Act or any other purpose. The address of the foregoing entities is 460 Park Ave., Fl. 19, New York, NY 10022.
(57)	Shares beneficially owned and offered hereby include 1,416,667 shares of Class A common stock held by Sculptor Special Funding, LP and 250,000 shares of Class A common stock held by Sculptor Enhanced Master Fund, Ltd. Sculptor Special Funding, LP (“NRMD”), a Cayman Islands exempted limited partnership, is the beneficial owner of 1,416,667 shares. NRMD is wholly owned by Sculptor Master Fund, Ltd. (“SCMF”), a Cayman Islands exempted limited partnership, and thus SCMF may be deemed a beneficial owner of the shares held by NRMD. Sculptor Enhanced Master Fund, Ltd. (“SCEN”), a Cayman Islands company, is the beneficial owner of 250,000 shares. Sculptor Capital LP (“Sculptor”), a Delaware limited partnership, is the investment adviser to NRMD, SCMF and SCEN, and thus may be deemed a beneficial owner of the shares in the accounts managed by Sculptor. Sculptor Capital Holding Corporation, a Delaware corporation (“SCHC”), serves as the sole general partner of Sculptor. As such, SCHC may be deemed to control Sculptor and, therefore, may be deemed a beneficial owner of the shares in the accounts managed by Sculptor. Sculptor Capital Management, Inc. (“SCU”), a Delaware corporation, is the sole shareholder of SCHC, and may be deemed a beneficial owner of the shares in the accounts managed by Sculptor. The business address of Sculptor, SCHC and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The business address of NRMD, SCMF, and SCEN is c/o State Street (Cayman) Trust, Limited, 1 Nexus Way — Suite #5203, PO Box 896, Helicona Courtyard, Camana Bay, Grand Cayman, KY1-1103, Cayman Islands.
(58)	The shares are held in the account of Soroban Opportunities Master Fund LP. Soroban Capital GP LLC may be deemed to beneficially own the shares by virtue of its role as general partner of Soroban Opportunities Master Fund LP. Soroban Capital Partners LP may be deemed to beneficially own the shares by virtue of its role as investment manager of Soroban Opportunities Master Fund LP. Soroban Capital Partners GP LLC may be deemed to beneficially own the shares by virtue of its role as general partner of Soroban Capital Partners LP. Eric W. Mandelblatt may be deemed to beneficially own the shares by virtue of his role as Managing Partner of Soroban Capital Partners GP LLC. Each of Soroban Capital GP LLC, Soroban Capital Partners LP, Soroban Capital Partners GP LLC and Eric W. Mandelblatt disclaim beneficial ownership of the shares except to the extent of his or its pecuniary interest.
(59)	Shares beneficially owned and offered hereby include 180,827 shares of Class A common stock held for the account of Palindrome Trading LLC, a Delaware limited liability company (“Palindrome”) and 1,485,840 shares of Class A common stock held for the account of Quantum Investments Ltd., a Cayman Islands exempted limited company (“QI”). Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to QI and Palindrome. As such, SFM LLC has been granted investment discretion over portfolio investments, including the shares, held for the accounts of QI and Palindrome. George Soros serves as Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the manager of SFM LLC. The business address for QI and Palindrome is c/o Soros Fund Management LLC, 250 West 55th Street, New York, NY 10019.
(60)	Shares beneficially owned and offered hereby include 1,323,333 Class A common stock held by Suvretta Master Fund, Ltd. and 10,000 Class A common stock held by Suvretta Long Master Fund, Ltd. Aaron Cowen may be deemed a beneficial owner of such shares due to his position as control person of Suvreta Capital Management, LLC, the investment manager of Suvretta Master Fund, Ltd. and Suvretta Long Master Fund, Ltd.
(61)	Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these shares. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson

Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these shares.
(62)	Shares beneficially owned and offered hereby include 186,428 shares of Class A common stock held by PBCAY One Limited, 401,244 shares of Class A common stock held by TCIM Opportunities I Ltd. and 412,328 shares of Class A common stock held by TOMS Capital Investments LLC. TOMS Capital Investment Management L.P. is the investment manager of the Selling Securityholders. Benjamin Pass is the Chief Investment Officer of TOMS Capital Investment Management L.P. and may be deemed a beneficial owner of the shares.
(63)	Shares beneficially owned and offered hereby include 153,833 shares of Class A common stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited, 153,833 shares of Class A common stock held by Nineteen77 Global Merger Arbitrage Master Limited and 25,667 shares of Class A common stock held by Nineteen77 Global Merger Arbitrage Opportunity Fund. Kevin Russell, Chief Investment Officer, UBS O’Connor, the investment manager of the Selling Securityholders, disclaims beneficial ownership of the shares.
(64)	Willoughby Capital Holdings, LLC is the sole owner of the general partner of the Selling Securityholder and may share dispositive and voting power over the shares held by the Selling Securityholder. The business address of the Selling Securityholder is c/o Willoughby Capital Holdings, LLC, 10 Bank St., Suite 1120, White Plains, NY 10606.
(65)	Shares beneficially owned and offered hereby include 493,333 shares of Class A common stock held by Brookdale Global Opportunity Fund (“BGO”) and 840,000 shares of Class A common stock held by Brookdale International Partners, L.P. (“BIP”). Andrew Weiss is the Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of BGO and BIP. WAM GP LLC is also the Manager of BIP GP LLC, the general partner of BIP. Mr. Weiss has voting and dispositive power with respect to the shares held by BGO and BIP. Mr. Weiss, WAM GP LLC, Weiss Asset Management LP and BIP GP LLC each disclaim beneficial ownership of the shares held by BGO and BIP, except to the extent of their respective pecuniary interests therein. The business address of the foregoing entities is c/o Weiss Asset Management, 222 Berkeley Street, 16th Floor, Boston, MA 02116.
(66)	The registered holders of the referenced shares are the following entities affiliated with Wellington Management Company, LLP (“WMC”): 101,216 shares of Class A common stock held by High Haith Investors (Cayman) II, Ltd., 92,588 shares of Class A common stock held by High Haith Master Investors (Cayman) L.P., 336,752 shares of Class A common stock held by Next Generation Vehicles Master Fund (Cayman) L.P., 120,916 shares of Class A common stock held by Quissett Investors (Bermuda) L.P., 103,130 shares of Class A common stock held by Quissett Partners, L.P., 45,169 shares of Class A common stock held by SA Multi-Managed Mid Cap Growth Portfolio, 898,723 shares of Class A common stock held by SA Wellington Capital Appreciation Portfolio, 26,764 shares of Class A common stock held by Schroder Investment Management (Luxembourg) S.A., 19,699 shares of Class A common stock held by Schroder Investment Management (Luxembourg) S.A., 27,094 shares of Class A common stock held by Schroder Investment Management (Luxembourg) S.A., 136,973 shares of Class A common stock held by Spindrift Investors (Bermuda) L.P., 201,712 shares of Class A common stock held by Spindrift Partners, L.P. and 3,555,931 shares of Class A common stock held by The Hartford Growth Opportunities Fund. WMC has the power to vote and dispose the shares held by the entities named herein pursuant to WMC’s investment management relationship with each of such entities. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 182 partners (as of March 31, 2021). There are no external entities with any ownership interest in the firm. Individual percentages of ownership are confidential. However, no single partner owns or has the right to vote more than 5% of the Partnership’s capital. Additional information about WMC is available in Form ADV filed with the SEC. Additionally, WMC is under common control with Wellington Funds Distributors Inc. (“WFD”), a limited-scope broker-dealer registered with FINRA and organized under the laws of Delaware. WFD does not engage in retail brokerage, lending or securities underwriting. Certain funds listed above are advised by WMC and WMC has the power to vote and dispose the shares pursuant to WMC’s agreement with the fund. None of these funds are affiliated with a broker-dealer participating in retail brokerage, lending, or securities underwriting. SA Multi-Managed Mid Cap Growth Portfolio and SA Wellington Capital Appreciation Portfolio are affiliated with broker-dealers registered under Section 15 of the Exchange Act. The Hartford Growth Opportunities Fund (“HGOF”) are affiliated with Hartford Funds Distributor, LLC (“HFD”), a wholly owned subsidiary of Hartford Funds Management Group, Inc., the parent company of HGOF’s investment adviser, Hartford Funds Management Company, LLC. HFD is a limited-purpose broker-dealer that primarily serves as the principal underwriter and distributor of shares offered by registered open-end management investment companies (mutual funds) and qualified tuition (529) plans. HFD does not hold or maintain funds or securities or provide clearing services for other broker-dealers(s) and does not refer or introduce customers to other brokers-dealers. Based on information provided by the Selling Securityholder, the Selling Securityholder acquired the shares for investment purposes, and at the time of the acquisition of the shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares. The address of each of the entities named herein is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210 ATTN: Private Investment Services.
(67)	Includes 11,489,400 shares of Class A common stock held by Mainstay Winslow Large Cap Growth Fund, 1,257,234 shares of Class A common stock held by Mainstay VP Winslow Large Cap Growth Portfolio and 586,700 shares of Class A common stock held by Nuveen Winslow Large Cap Growth ESG Fund. Winslow Capital Management LLC is the investment subadvisor with the power to vote and dispose of the shares held by MainStay Winslow Large Cap Growth Fund, MainStay VP Winslow Large Cap Growth Portfolio and the Nuveen Winslow Large-Cap Growth ESG Fund.
(68)	Shares beneficially owned and offered hereby include 9,083 shares of Class A common stock held by Whale Rock Flagship (AI) Fund LP, 311,658 shares of Class A common stock held by Whale Rock Long Opportunities Master Fund, LP, 969,243 shares of Class A common stock held by Whale Rock Flagship Master Fund, LP and 43,349 shares of Class A common stock held by Whale Rock Long Opportunities Fund II LP. Whale Rock Capital Management LLC (“Whale Rock Capital”) is the investment manager of each of Whale Rock Flagship Master Fund, LP; Whale Rock Flagship (AI) Fund LP; Whale Rock Long Opportunities Master Fund, LP and Whale Rock Long Opportunities Fund II LP (collectively, the “Whale Rock Funds”). Alexander Sacerdote is the managing member of Whale Rock Capital. Accordingly, each of Whale Rock Capital and Mr. Sacerdote may be deemed to have beneficial ownership of the shares held by the Whale Rock Funds insofar as they have the power to direct the voting or the disposition of such shares. Each of Whale Rock Capital and Mr. Sacerdote disclaims beneficial interest of the shares held by the Whale Rock Funds except to the extent of their respective pecuniary interest therein.
(69)	ZP Master Utility Fund, Ltd. (the “Fund”) has delegated to Zimmer Partners, LP, as investment manager (the “Investment Manager”), sole voting and investment power over the shares held by the Fund pursuant to its investment management agreement with Zimmer Partners, LP. As a result, each of the Investment Manager, Zimmer Partners GP, LLC, as the general partner of the Investment Manager, Sequentis Financial LLC, as the sole member of Zimmer Partners GP, LLC, and Stuart J. Zimmer, as the managing member of Sequentis Financial LLC, may be deemed to exercise voting and investment power over the shares held by the Fund and thus may be deemed to beneficially own such shares.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by our current certificate of incorporation and our current bylaws. The full texts of our current certificate of incorporation and our current bylaws are filed as exhibits to the registration statement of which this prospectus is a part. For a complete description of the rights and preferences of our securities, we urge you to read our current certificate of incorporation, our current bylaws and the applicable provisions of Delaware law.

Authorized and Outstanding Stock

Our current certificate of incorporation authorizes the issuance of shares of our capital stock, each with a par value of $0.0001, consisting of (a) 15,000,000,000 shares of common stock and (b) 10,000,000 shares of preferred stock. The outstanding shares of Class A common stock are duly authorized, validly issued, fully paid and non-assessable.

As of immediately following the consummation of the Transactions, there were (i) 1,618,621,534 shares of our Class A common stock outstanding, (ii) no shares of preferred stock outstanding, (iii) 44,350,000 shares of Class A common stock issuable upon the exercise of Private Placement Warrants (including the Working Capital Warrants) and (iv) 41,400,000 shares of Class A common stock issuable upon the exercise of Public Warrants.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our current certificate of incorporation, the holders of common stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of our Class A common stock will at all times vote together as one class on all matters submitted to a vote of the common stock under our current certificate of incorporation.

Dividends

Subject to limitations contained in the DGCL and our current certificate of incorporation, under our current bylaws, the Board may declare and pay dividends upon the shares of our Class A common stock, which dividends may be paid either in cash, in property or in shares of our Class A common stock.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of our Class A common stock will be entitled to receive all the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Class A common stock held by them, after the rights of creditors of the Company and the holders of any outstanding shares of preferred stock have been satisfied.

Preemptive or Other Rights

The holders of our Class A common stock do not have preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to our Class A common stock.

Preferred Stock

Our current certificate of incorporation authorizes 10,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on August 22, 2021. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole Public Warrant may be exercised at a given time. The Public Warrants will expire July 23, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we are not obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

Registration Rights

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after July 23, 2021, we will use our reasonable best efforts to file with the SEC, and within sixty (60) business days following July 23, 2021 to have declared effective, a registration statement covering the issuance of the shares of our Class A common stock issuable upon exercise of the Public Warrants and to maintain a current prospectus relating to those shares of Class A common stock until the Public Warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash.  Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of thirty (30) days’ prior written notice of redemption, or the thirty (30)-day redemption period, to each warrant holder; and
●	if, and only if, the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise.  If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Public Warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of our Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.  If the number of outstanding shares of our Class A common stock is increased by a stock dividend payable in shares of our Class A common stock, or by a split-up of shares of our Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our Class A common stock. A rights offering to holders of our Class A common stock entitling holders to purchase shares of our Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Class A common stock equal to the product of  (1) the number of shares of our Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of our Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for our Class A common stock, in determining the price payable for our Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price per share of our Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above and (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of our Class A common stock.

Whenever the number of shares of our Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of our Class A common stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of our Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the warrant holder exercise the warrant within thirty (30) days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants were issued in registered form under the Warrant Agreement. If you hold warrants, you should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of our Class A common stock. After the issuance of shares of our Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants and Working Capital Warrants

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants are not transferable, assignable or salable until (i) with respect to 14,283,333 Private Placement Warrants and pursuant to the terms of the Investor Rights Agreement, January 23, 2023 and (ii) with respect to all other Private Placement Warrants, August 22, 2021 (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of our Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor loaned us $1,500,000 funds pursuant to the Note. The principal amount of such promissory note was converted into Working Capital Warrants by the Sponsor. The Working Capital Warrants are identical to the Private Placement Warrants issued to the Sponsor.

Annual Stockholder Meetings

Our current certificate of incorporation and our current bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, we may conduct meetings by remote communications.

Effects of Our Current Certificate of Incorporation, Our Current Bylaws and Certain Provisions of Delaware Law

Our current certificate of incorporation, our current bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of our Class A common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as our Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Class A common stock. Additional shares that may be used in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Board may generally issue one or more series of preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Business Combinations

In our current certificate of incorporation, we have not opted out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of voting stock outstanding at the time the transaction commenced, excluding certain shares; or
●	at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least two-thirds of the votes of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision,” voting stock” means any class or series of stock entitled to vote generally in the election of directors.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. This provision also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our current certificate of incorporation, directors serving on a board may be removed by the stockholders only for cause. Our current certificate of incorporation provides that no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the total voting power of all of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class. However, pursuant to the Investor Rights Agreement, Ayar has the exclusive right to (i) remove its nominees from the Board, and we are required to take all necessary action to cause the removal of any such nominee at the request of Ayar and (ii) designate directors for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and we are required to take all necessary action to nominate or cause the Board to appoint, as applicable, replacement directors designated by Ayar to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). In addition, our current certificate of incorporation provides that, without limiting the rights of any party to the Investor Rights Agreement, vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, or removal. Our current certificate of incorporation provides that, subject to the Investor Rights Agreement, the number of directors constituting the Board can be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our current certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Special Stockholder Meetings

Our current certificate of incorporation provides that special meetings of the stockholders may be called only by the Board acting pursuant to a resolution adopted by a majority of the Board. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our current bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received by our secretary not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our current bylaws also specify requirements as to the form and content of a stockholder’s notice. Our current bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our current certificate of incorporation provides otherwise. Our current certificate of incorporation precludes stockholder action by written consent at any time when Ayar and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, other than certain rights that holders of our preferred stock may have to act by written consent.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the incident to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our current bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of Delaware law or our current certificate of incorporation or our current bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. These provisions do not apply to claims arising under the Securities Act, the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in our current bylaws. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Limitation on Liability and Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s current certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s current certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers, and certain other officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers, and certain other officers, in the future.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s current certificate of incorporation, the Company’s current bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the indemnification agreements.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company maintains and expect to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition. The payment of any cash dividends s will be within the discretion of the Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Equiniti Trust Company. We have agreed to indemnify Equiniti Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock by a “non-U.S. holder.” A “non-U.S. holder” is a beneficial owner of a share of our Class A common stock that is, for U.S. federal income tax purposes:

●	a non-resident alien individual, other than a former citizen or resident of the U.S. subject to U.S. tax as an expatriate,
●	a foreign corporation, or
●	a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Class A common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our Class A common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”) and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any U.S. federal gift, alternative minimum tax or Medicare contribution tax considerations or any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

To the extent that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital that reduces the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “— Gain on Disposition of our Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty, subject to the discussion of FATCA (as defined below) withholding taxes below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty.

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person as defined under the Code. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service (the “IRS”).

Gain on Disposition of our Class A Common Stock

Subject to the discussions of backup withholding and FATCA withholding tax below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our Class A common stock unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;
●	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate); or
●	we are or have been a “U.S. real property holding corporation” (as described below) at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our Class A common stock is not treated as regularly traded on an established securities market when the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our Class A common stock.

We will be a U.S. real property holding corporation at any time that the fair market value of our “U.S. real property interests” (as defined in the Code and applicable Treasury regulations), equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a U.S. real property holding corporation.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding Tax

Under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), payments of dividends on and the gross proceeds of dispositions of our Class A common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed U.S. Treasury regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our Class A common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our Class A common stock.

Federal Estate Tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that our Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

PLAN OF DISTRIBUTION

We are registering the issuance by us of an aggregate of up to 85,750,000 shares of our Class A common stock, consisting of (a) 41,400,000 shares of Class A common stock issuable upon exercise of the Public Warrants, (b) 42,850,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and (c) 1,500,000 shares of Class A common stock issuable upon exercise of the Working Capital Warrants.

We are also registering the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (a) up to 1,336,329,949 shares of Class A common stock, consisting of (i) 1,244,157,121 issued and outstanding shares of Class A common stock, (ii) 47,822,828 shares of Class A common stock subject to vesting and/or exercise of the assumed Lucid Equity Awards and (iii) 44,350,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants, and (b) 44,350,000 warrants representing the Private Placement Warrants and the Working Capital Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Global Select Market listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or warrants. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of Nasdaq;
●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;
●	settlement of short sales entered into after the date of this prospectus;
●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	distribution to employees, members, limited partners or securityholders of the Selling Securityholders;
●	by pledge to secure debts and other obligations;
●	delayed delivery requirements;
●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Class A common stock or warrants, such Selling Securityholder may transfer shares of Class A common stock or warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder that a permitted transferee intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;
●	the names of the Selling Securityholders;
●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
●	settlement of short sales entered into after the date of this prospectus;
●	the names of any participating agents, broker-dealers or underwriters; and
●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock and warrants are currently listed on the Nasdaq Global Select Market under the symbols “LCID and “LCIDW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker- dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Warrants

The Private Placement Warrants and Working Capital Warrants (including Class A common stock issuable upon exercise of such warrants) are subject to restrictions on transfer, assignment and sale and, in certain circumstances, are subject to redemption. See “Description of Securities — Private Placement Warrants and Working Capital Warrants.”

A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Equiniti Trust Company, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Lock-up Agreements

Pursuant to the Investor Rights Agreement and our current bylaws and subject to certain exceptions, the holders of: (i) shares of Class A common stock issued as consideration pursuant to the Merger, (ii) any assumed Lucid Equity Awards; or (iii) shares of Class A common stock underlying such assumed Lucid Equity Awards, in each case, are restricted from selling or transferring any of the securities described in clauses (i), (ii) or (iii). Such holders include Ayar and certain other pre-Merger investors in Lucid. Such restrictions began at the Closing and will end at the date that is 180 days after the Closing. Pursuant to the Investor Rights Agreement, the Sponsor has agreed to similar restrictions for a period of 18 months with respect to Class A common stock and the Private Placement Warrants held by it.

Pursuant to the PIPE Subscription Agreements, from February 22, 2021 until the later of (i) September 1, 2021 and (ii) the date the registration statement of which this prospectus forms a part is declared effective (the “PIPE Lock-up Period”) and subject to certain exceptions, none of the investors in the PIPE Investment (the “PIPE Investors”) are permitted to transfer the shares so purchased (the “Subscribed Shares”). The PIPE Investors further agreed that, subject to limited exceptions, during the PIPE Lock-Up Period, none of the PIPE Investors and their affiliates will engage in any short sales with respect to our securities. The foregoing restriction is expressly agreed to preclude the PIPE Investors from engaging in any hedging or other transactions (other than pledges in the ordinary course of business as part of prior brokerage arrangements) which are designed to or could reasonably be expected to lead to or result in a sale or disposition of the Subscribed Shares even if such shares would be disposed by someone other than the PIPE Investors. Such prohibited hedging or other transactions include any purchase, sale or grant of any right (including any put or call option) with respect to any of the Subscribed Shares of the PIPE Investors or with respect to any security that includes, relates to, or derives any significant part of its value from such Subscribed Shares.

Additionally, following certain underwritten offerings of our equity securities, parties to the Investor Rights Agreement will also agree to a customary market stand-off period not to exceed 90 days.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The audited financial statements of Atieva, Inc. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Churchill Capital Corp IV as of December 31, 2020 and for the period April 30, 2020 (inception) through December 31, 2020, appearing in the registration statement of which this prospectus forms a part have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

Dismissal of Independent Registered Public Accounting Firm

On July 23, 2021, the Board dismissed Marcum, Churchill’s independent registered public accounting firm prior to the Transactions, as the Company’s independent registered public accounting firm effective following completion of the Company’s review of the quarter ended June 30, 2021, which consists only of the accounts of the pre-business combination special purpose acquisition company, Churchill.

The audit report of Marcum on Churchill’s, the Company’s legal predecessor, balance sheet as of December 31, 2020 and the statements of operations, changes in stockholders’ equity and cash flows for the period from April 30, 2020 (inception) to December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from April 30, 2020 (inception) to December 31, 2020 and subsequent interim period through July 23, 2021, there were no disagreements between Churchill and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on Churchill’s financial statements for such period.

During the period from April 30, 2020 (inception) to December 31, 2020 and subsequent interim period through July 23, 2021, on May 14, 2021, following the issuance of the statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” by the SEC, Churchill’s management and the audit committee of Churchill’s board of directors, after consultation with management and a discussion with Marcum, concluded that Churchill’s financial statements for the period ended December 31, 2020, and the financial statements as of August 3, 2020 and as of and for the period ended September 30, 2020 (the “Original Financial Statements”) should no longer be relied upon and are to be restated in order to correct a classification error. The Original Financial Statements were restated in the financial statements accompanying Churchill’s Annual Report on Form 10-K/A filed with the SEC on May 14, 2021. As part of such process, Churchill identified a material weakness in its internal controls over financial reporting, solely related to Churchill’s accounting for warrants. There were no other “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company has provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Marcum’s letter, dated July 30, 2021, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

Disclosures Regarding the New Independent Auditor

On July 23, 2021, the Board approved the engagement of Grant Thornton LLP (“GT”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. GT served as independent registered public accounting firm of Lucid prior to the Merger. During the years ended December 31, 2019 and December 31, 2020, and subsequent interim period through July 23, 2021, we did not consult with GT with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that GT concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock and warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Class A common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.

We also maintain an Internet website at https://www.lucidmotors.com. Through our website, we make available, free of charge, the following documents of Lucid Group as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

INDEX TO FINANCIAL STATEMENTS

Page
Atieva, Inc. Audited Consolidated Financial Statements
Report of Independent Registered Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-3
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2020 and 2019	F-4
Consolidated Statements of Convertible Preferred Shares and Shareholders’ Deficit for the Years Ended December 31, 2020 and 2019	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-6
Notes to Consolidated Financial Statements	F-7
Atieva, Inc. Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 (Unaudited) and December 31, 2020	F-42
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Six Months Ended June 30, 2021 and 2020 (Unaudited)	F-43
Condensed Consolidated Statements of Convertible Preferred Shares and Shareholders’ Deficit for the Three and Six Months Ended June 30, 2021 and 2020 (Unaudited)	F-44
Condensed Consolidated Statements of Cash Flows for the Three and Six Months Ended June 30, 2021 and 2020 (Unaudited)	F-45
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-46
Churchill Capital Corp IV Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-68
Balance Sheet as of December 31, 2020 (As Restated)	F-69
Statement of Operations for the Period From April 30, 2020 (Inception) through December 31, 2020 (As Restated)	F-70
Statement of Changes in Stockholders’ Equity for the Period From April 30, 2020 (Inception) through December 31, 2020 (As Restated)	F-71
Statement of Cash Flows for the Period From April 30, 2020 (Inception) through December 31, 2020 (As Restated)	F-72
Notes to Financial Statements	F-73
Churchill Capital Corp IV Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 (Unaudited) and December 31, 2020	F-92
Condensed Consolidated Statement of Operations for the Three and Six Months Ended June 30, 2021 (Unaudited)	F-93
Condensed Consolidated Statement of Changes in Stockholders’ Equity for the Three and Six Months Ended June 30, 2021 (Unaudited)	F-94
Condensed Consolidated Statement of Cash Flows for the Three and Six Months Ended June 30, 2021 (Unaudited)	F-95
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-96

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Atieva, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Atieva, Inc. (a Cayman Islands corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, statements of convertible preferred shares and shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2020.

Los Angeles, California

March 19, 2021

ATIEVA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash	$614,412	$351,684
Restricted cash, current portion	11,278	19,767
Accounts receivable, net	260	408
Short-term investments	505	505
Inventory	1,043	684
Prepaid expenses	21,840	29,610
Other current assets	13,218	20,578
Total current assets	662,556	423,236
Property, plant and equipment, net	713,274	142,813
Security deposits	3,901	3,229
Restricted cash, less current portion	14,728	8,200
Other noncurrent assets	8,222	2,124
TOTAL ASSETS	$1,402,681	$579,602
LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$17,333	$12,656
Accrued compensation	16,197	2,949
Other accrued liabilities	146,083	46,079
Other liabilities	5,670	4,174
Total current liabilities	185,283	65,858
Contingent forward contract liability	—	30,844
Convertible preferred share warrant liability	2,960	1,755
Other long-term liabilities	38,905	27,793
Income tax liabilities	234	422
Total liabilities	227,382	126,672
Commitments and contingencies (Note 10)
CONVERTIBLE PREFERRED SHARES
Convertible preferred shares, $0.0001 par value; 400,510,507 and 286,632,918 shares authorized as of December 31, 2020 and 2019, respectively; 362,011,991 and 190,084,166 shares issued and outstanding as of December 31, 2020 and 2019, respectively; liquidation preference of $3,497,913, and $1,084,191 as of December 31, 2020 and 2019, respectively	2,494,076	1,074,010
SHAREHOLDERS’ DEFICIT:
Common shares, par value $0.0001; 450,000,098 and 335,130,459 shares authorized as of December 31, 2020 and 2019, respectively; 10,889,451 and 8,051,722 shares issued and outstanding as of December 2020 and 2019, respectively	1	1
Additional paid-in capital	38,115	16,432
Accumulated deficit	(1,356,893)	(637,513)
Total shareholders’ deficit	(1,318,777)	(621,080)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT	$1,402,681	$579,602

The accompanying notes are an integral part of these financial statements.

ATIEVA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue	$3,976	$4,590
Cost of revenue	3,070	3,926
Gross profit	906	664
Other expenses:
Research and development	511,110	220,223
Selling, general and administrative	89,023	38,375
Total operating expenses	600,133	258,598
Loss from operations	(599,227)	(257,934)
Other income (expense), net:
Change in fair value of forward contracts	(118,382)	(15,053)
Change in fair value of convertible preferred share warrant liability	(1,205)	(406)
Interest expense	(64)	(8,547)
Other income (expense)	(690)	4,606
Total other expense, net	(120,341)	(19,400)
Loss before provision (benefit) for income taxes	(719,568)	(277,334)
Provision (benefit) for income taxes	(188)	23
Net loss and comprehensive loss	(719,380)	(277,357)
Deemed contribution related to repurchase of Series B convertible preferred shares	1,000	—
Deemed contribution related to repurchase of Series C convertible preferred shares	12,784	7,935
Net loss attributable to common shareholders	$(705,596)	$(269,422)
Net loss per share attributable to common shareholders – basic and diluted	$(75.15)	$(34.59)
Weighted average shares used in computing net loss per share attributable to common shareholders – basic and diluted	9,389,540	7,789,421

The accompanying notes are an integral part of these financial statements.

ATIEVA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

(In thousands, except share and per share data)

			ar

	Convertible					Additional		Total
	Preferred Shares			Common Shares		Paid-In	Accumulated	Shareholders’
	Shares	Amount		Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2019	51,909,271	$259,960		7,626,961	$1	$295	$(360,156)	$(359,860)
Net loss	—	—		—	—	—	(277,357)	(277,357)
Repurchase of Series C convertible preferred shares	(3,571,429)	(47,531)		—	—	(2,469)	—	(2,469)
Extinguishment of Series C convertible preferred shares	—	(10,404)		—	—	10,404	—	10,404
Issuance of Series D convertible preferred shares	141,746,324	871,985		—	—	—	—	—
Exercise of share options	—	—		424,761	—	483	—	483
Share-based compensation	—	—		—	—	7,719	—	7,719
Balance as of December 31, 2019	190,084,166	$1,074,010		8,051,722	$1	$16,432	$(637,513)	$(621,080)
Net loss	—	—		—	—	—	(719,380)	(719,380)
Extinguishment and reclassification of Series B convertible preferred shares	—	(4,000)		—	—	1,000	—	1,000
Repurchase of Series C convertible preferred shares	(4,352,265)	(24,885)		—	—	12,784	—	12,784
Issuance of Series D convertible preferred shares	62,402,501	400,000		—	—	—	—	—
Settlement of Series D contingent forward contract liability	—	39,563		—	—	—	—	—
Issuance of Series E convertible preferred shares	113,877,589	898,932		—	—	—	—	—
Settlement of Series E contingent forward contract liability	—	110,456		—	—	—	—	—
Exercise of share options	—	—		2,837,729	—	3,285	—	3,285
Share-based compensation	—	—		—	—	4,614	—	4,614
Balance as of December 31, 2020	362,011,991	$2,494,076		10,889,451	$1	$38,115	$(1,356,893)	$(1,318,777)

The accompanying notes are an integral part of these financial statements.

ATIEVA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31
	2020	2019
Cash flows from operating activities
Net loss	$(719,380)	$(277,357)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,217	3,842
Share-based compensation	4,614	7,719
Loss on disposal of property and equipment	139	30
Amortization of debt discount	—	3,394
Change in fair value of contingent forward contracts	118,382	15,053
Change in fair value of warrants	1,205	406
Changes in operating assets and liabilities:
Accounts receivable	148	984
Inventory	(359)	(188)
Prepaid expenses	7,770	(27,590)
Other current assets	7,360	(5,010)
Other noncurrent assets and security deposit	2,866	6,143
Accounts payable	(69,861)	5,843
Accrued compensation	13,249	2,774
Other current liabilities and accrued liabilities	53,454	28,658
Net cash used in operating activities	(570,196)	(235,299)
Cash flows from investing activities:
Purchases of property, equipment, and software	(459,582)	(104,290)
Net cash used in investing activities	(459,582)	(104,290)
Cash flows from financing activities:
Proceeds from issuance of convertible note	—	70,949
Payment for Capital leases	(364)	—
Repurchase of Series C convertible preferred shares	(12,101)	(50,000)
Proceeds from issuance of Series D convertible preferred shares	400,000	600,000
Proceeds from issuance of Series E convertible preferred shares	899,725	—
Proceeds from exercise of share options	3,285	483
Net cash provided by financing activities	1,290,545	621,432
Net increase in cash, cash equivalents, and restricted cash	260,767	281,843
Beginning cash, cash equivalents, and restricted cash	379,651	97,808
Ending cash, cash equivalents, and restricted cash	$640,418	$379,651

Reconciliation of cash, cash equivalents, and restricted cash
Cash	$614,412	$351,684
Restricted cash	26,006	27,967
Total cash, cash equivalents, and restricted cash, end of period	$640,418	$379,651
Supplemental disclosure of cash flow information:
Cash paid for interest	$51	$30
Supplemental disclosure of non-cash investing and financing activity:
Property and equipment included in accounts payable and accrued expense	$117,946	$32,863
Property and equipment acquired through capital leases	$3,289	$451
Issuance of contingent forward contracts	$793	$—
Extinguishment of Series B convertible preferred shares included in additional paid-in capital	$1,000	$—
Extinguishment of Series B convertible preferred shares included in accrued liabilities	$3,000	$—
Settlement of Series D convertible preferred shares contingent forward contract	$39,563	$—
Settlement of Series E convertible preferred shares contingent forward contract	$110,456	$—
Convertible Notes converted into Series D convertible preferred shares	$—	$300,000
Unamortized Convertible Notes debt issuance cost and debt discount converted into Series D convertible preferred shares	$—	$(36,797)
Accrued interest of Convertible Notes converted to Series D convertible preferred shares	$—	$8,747
Deferred financing cost reclassed to convertible preferred shares	$—	$10,253

The accompanying notes are an integral part of these financial statements.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS

Overview

The precursor of Atieva, Inc. (DBA Lucid Motors) was originally incorporated in the state of Delaware in December 2007 (“Atieva Delaware”). Atieva Delaware designed, developed, and built energy storage systems for electric vehicles and supplied automakers with the battery pack system needed to power hybrid, plug-in, and electric vehicles. In December 2009, Atieva Delaware and a newly incorporated Cayman Islands company (“Atieva Cayman”) entered into a share exchange agreement (the “Share Exchange Agreement”). Under the Share Exchange Agreement, (a) each holder of Atieva Delaware common shares exchanged such shares for shares of Atieva Cayman’s par value $0.0001 common shares (the “Common Shares”) on a one-for-one basis, and (b) each holder of Atieva Delaware Series A shares exchanged such shares for Atieva Cayman Series A shares on a one-for-one basis. Upon completion of the share exchange, Atieva Delaware was renamed as Atieva USA, Inc. with Atieva Cayman retaining the name of Atieva, Inc.

Subsequent to the share exchange transaction, Atieva Delaware distributed 100% of its wholly owned subsidiaries in Hong Kong and Shanghai, China (“Atieva Hong Kong” and “Atieva Shanghai,” respectively) to Atieva Cayman in December 2010. In addition, Atieva Delaware registered a branch office in Taiwan in May 2008. In 2014, Atieva Cayman and its subsidiaries (the “Company” or “our”) changed its business model to focus on the design and development of high-performance fully electric vehicles and advanced electric vehicle powertrain components.

As part of the build-out of the Company’s retail stores and service centers for distribution of vehicles to customers, the Company changed Atieva Delaware’s legal name to Lucid USA, Inc., and incorporated new subsidiaries in the U.S. and Canada, including Lucid Group USA, Inc., a Delaware corporation in August 2020, and Lucid Motors Canada ULC, a British Columbia unlimited liability company and an indirect, wholly-owned subsidiary of Lucid Group USA, Inc. in December 2020. The Company is headquartered in Newark, California and has various other global office locations.

Liquidity and Going Concern

The Company devotes its efforts to business planning, research and development, recruiting of management and technical staff, acquiring operating assets, and raising capital.

From inception through December 31, 2020, the Company has incurred operating losses and negative cash flows from operating activities. For the years ended December 31, 2020 and 2019, the Company has incurred operating losses, including net losses of $719.4 million and $277.4 million, respectively. The Company has an accumulated deficit of $1.4 billion as of December 31, 2020.

As of the end of 2020, the Company was finalizing construction of its newly built manufacturing plant in Casa Grande, Arizona (the “Arizona plant”). The Company plans to begin selling its first vehicle, the Lucid Air, in the second half of 2021, along with the continued expansion of the Arizona plant and build-out of a network of retail sales and service locations. The Company has plans for continued development of additional vehicle model types for future release. The aforementioned activities will require considerable capital, above and beyond the expected cash inflows from the initial sales of the Lucid Air. As such, the future operating plan involves considerable risk if secure funding sources were not identified and confirmed.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s existing sources of liquidity include cash and cash equivalents. Historically, the Company has been able to obtain debt and equity financing as disclosed in these consolidated financial statements. The Company has funded operations primarily with issuances of convertible preferred shares, convertible notes, long-term debt and net proceeds from revenues. As discussed in Note 15 — Subsequent Events, on February 22, 2021, Churchill Capital Corp IV (“CCIV”) (NYSE: CCIV), a special purpose acquisition company or SPAC, announced that it had entered into a definitive agreement with the Company for a merger that would result in the Company becoming a wholly owned subsidiary of CCIV. If such merger is ultimately completed, the Company would effectively comprise all of CCIV’s material operations. Upon completion of the merger, the Company expects to receive a minimum of $2.8 billion of incremental cash from a combination of cash at CCIV and a “Private Investor in Public Entity” (PIPE) investment.

Certain Significant Risks and Uncertainties

The Company’s current business activities consist of research and development efforts to design and develop a high-performance fully electric vehicle and advanced electric vehicle powertrain components, including battery pack systems; building of the Company’s production operations in Casa Grande, Arizona; and build-out of the Company’s retail stores and service centers for distribution of the vehicles to customers. The Company is subject to the risks associated with such activities, including the need to further develop its technology, its marketing, and distribution channels; further develop its supply chain and manufacturing; and hire additional management and other key personnel. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including its ability to access potential markets, and secure long-term financing.

The Company participates in a dynamic high technology industry. Changes in any of the following areas could have a material adverse impact on the Company’s future financial position, results of operations, and/or cash flows: advances and trends in new technologies; competitive pressures; changes in the overall demand for its products and services; acceptance of the Company’s products and services; litigation or claims against the Company based on intellectual property, patent, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

In late 2019, a novel strain of coronavirus (COVID-19) began to affect the population of China and expanded into a worldwide pandemic during 2020, leading to significant business and supply chain disruption, as well as broad-based changes in supply and demand. The Company’s operations have experienced disruptions, such as temporary closure of its offices, and those of its customers and suppliers, and product research and development. The Company was able to proceed with the construction of the Arizona plant while still meeting all COVID-19 restrictions and required safety measures. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the outbreak. Nevertheless, COVID-19 presents a material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial position and results of operations.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Preparation

The accompanying consolidated financial statements have been prepared pursuant to generally accepted accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).The consolidated financial statements as of and for the years ended December 31, 2020 and 2019 include the accounts of Atieva Cayman and its wholly owned subsidiaries. All significant intercompany balances accounts and transactions have been eliminated in the consolidated financial statements.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates, assumptions and judgments made by management include, among others, the determination of the useful lives of property and equipment, fair values of warrants, fair value of contingent forward contracts liability, fair values of common shares, accounting for income taxes, and share-based compensation expense. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original or remaining maturity at the date of purchase of three months or less to be cash equivalents.

The Company has restricted cash in current assets of $11.3 million and $19.8 million as of December 31, 2020 and 2019, respectively, consisting of customer reservation payments for electric vehicles of $0.5 million and $0.3 million and the escrow deposit for building of the Arizona plant of $ 10.8 million and $19.5 million as of December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, the Company has $14.7 million and $8.2 million, respectively, held in long-term restricted cash consisting of $5.0 million and $5.0 million, respectively, for the letter of credit required by the landlord for the headquarter facility in Newark, California, $8.0 million and $1.5 million, respectively, in letter of credit required by the landlord for the retail locations, and $1.7 million and $1.7 million, respectively, in escrow deposit required under the escrow agreement for the lease with Pinal county, Arizona, related to the Arizona plant.

The following table provides a reconciliation of cash and restricted cash to amounts shown in the statements of cash flows (in thousands):

	December 31,
	2020	2019
Cash	$614,412	$351,684
Restricted cash, current portion	11,278	19,767
Restricted cash, less current portion	14,728	8,200
Total cash and restricted cash	$640,418	$379,651

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable consist of current trade receivables from a single customer. The Company records accounts receivable at their net realizable value. Management’s estimate for expected credit losses for outstanding accounts receivable are based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns, and the establishment of specific reserves for customers in an adverse financial condition. Adjustments are made based upon the Company’s expectations of changes in macroeconomic conditions that may impact the collectability of outstanding receivables. The Company also considers current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. The Company reassesses the adequacy of estimated credit losses each reporting period. At December 31, 2020 and 2019, the Company did not record an allowance for doubtful accounts.

Short-Term Investments

Investments with original or remaining maturities of more than three months at the time of purchase are generally classified as short-term investments and consist of time deposits. The Company’s short-term investments consist of certificates of deposit totaling $0.5 million as of December 31, 2020 and 2019.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents, short-term investments, and accounts receivable. The Company places its cash primarily with domestic financial institutions that are federally insured within statutory limits, but at times its deposits may exceed federally insured limits. Further, accounts receivable consists of current trade receivables from a single customer as of December 31, 2020 and 2019, and all of the Company’s revenue is from the same customer for the years ended December 31, 2020 and 2019.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost, less accumulated depreciation and amortization for leasehold improvements. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. The Company generally uses the following estimated useful lives for each asset category:

Asset Category	Life (years)
Machinery	5
Computer equipment and software	3
Furniture and fixtures	5
Capital leases	3
Leasehold improvements	Shorter of the lease term and the estimated useful lives of the assets

Expenditures for repair and maintenance costs are expensed as incurred, and expenditures for major renewals and improvements that increase functionality of the asset are capitalized and depreciated ratably over the identified useful life. Upon disposition or retirement of property and equipment, the related cost and accumulated depreciation and amortization are removed, and any gain or loss is reflected in operations. The Company recorded a disposition loss on fixed assets of $0.1 million for the year ended December 31, 2020 and an immaterial loss for the year ended December 31, 2019.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventory

Inventory, consisting of raw materials, work in progress and finished goods is stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in, first-out basis. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. The cost basis of the Company’s inventory is reduced for any products that are considered to be held in excess of demand or obsolete based upon assumptions about future demand and market conditions.

The Company also reviews the status of the inventory periodically to determine whether a lower of cost or net realizable value analysis needs to be performed based on market pricing. The Company’s inventory is associated with battery pack system projects with its customer and consists of the following (in thousands):

	December 31,
	2020	2019
Raw materials	$661	$205
Work in progress	70	51
Finished goods	312	428
Total inventory	$1,043	$684

The Company did not adjust the cost basis of its inventory as of December 31, 2020 and 2019.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for potential impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2020 and 2019.

Foreign Currency

The US dollar is the functional currency of the Company’s consolidated subsidiaries operating outside of the US. Monetary assets and liabilities of these subsidiaries are remeasured into US dollars from the local currency at rates in effect at period-end and nonmonetary assets and liabilities are remeasured at historical rates. Expenses incurred in currencies other than the US dollar (the functional currency) are remeasured at average exchange rates in effect during each period. Foreign currency gains and losses from remeasurement are included within other income (expense) — net in the Company’s consolidated statements of operations, and the Company recorded a foreign currency loss of $2.5 million for the year ended December 31, 2020 mainly due to the currency fluctuations of Euro, Japanese yen, and South Korean won, and an immaterial loss for the year ended December 31, 2019.

Revenue from Contracts with Customers

On January 1, 2019 the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”) using the modified retrospective method which did not result in an adjustment upon adoption.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company follows a five-step process in which the Company identifies the contract, identifies the related performance obligations, determines the transaction price, allocates the contract transaction price to the identified performance obligations, and recognizes revenue when (or as) the performance obligations are transferred to the customer.

The Company’s revenue consists of the sales of battery pack systems, supplies and related services for vehicles. The Company identifies the sale of battery pack systems and the related supplies as a performance obligation to be recognized at the point in time when control is transferred to the customer. Control transfers to the customer when the product is delivered to the customer as the customer can then direct the use and obtain substantially all of the remaining benefits from the asset at that point in time. Shipping and handling provided by Company is considered a fulfillment activity.

While customers generally have the right to return defective or non-conforming products, past experience has demonstrated that product returns have been immaterial. Customer remedies may include either a cash refund or an exchange of the returned product. As a result, the right of return and related refund liability for non-conforming or defective goods is estimated and recorded as a reduction in revenue, if necessary. Payment for the products sold are made upon invoice or in accordance with payment terms customary to the business. The Company’s contracts do not contain significant financing components.

Customer contracts generally do not include more than one performance obligation. If a contract were to contain more than one performance obligation, the Company shall allocate the contract’s transaction price to each performance obligation based on its relative standalone selling price. The standalone selling price for each distinct good is generally determined by directly observable data.

The Company does not have any remaining performance obligations or contract assets and liabilities as of December 31, 2020 and 2019.

Cost of Revenue

Cost of revenue includes direct parts, material and labor costs, manufacturing overhead, including amortized tooling costs, shipping and logistic costs, and reserves for estimated warranty expenses related to its battery packs. Cost of revenue also includes adjustments to warranty expense and charges to write down the carrying value of inventory when it exceeds its estimated net realizable value or to provide for obsolete and on-hand inventory in excess of forecasted demand.

Warranties

The Company provides a manufacturer’s warranty on all battery packs it sells and accrues a warranty reserve for such battery packs, as applicable. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. Current estimates of the warranty reserve are immaterial, but changes to the Company’s historical or projected warranty experience may cause material changes to the warranty reserve in the future. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accrued liabilities and other, while the remaining balance is included within other long-term liabilities in the consolidated balance sheets. The Company recorded warranty expense of zero and $0.1 million as a component of cost of revenue in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company accounts for income taxes in accordance with FASB Accounting Standards Codification (ASC) 740, Accounting for Income Taxes, which requires an asset and liability approach. The Company utilizes the liability method under which deferred tax assets and liabilities arise from the temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid, or refunds received, as provided for under currently enacted tax law.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence are considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process which includes (1) determining whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company’s policy is to recognize interest related to unrecognized tax benefits in other income (expense) — net and to recognize penalties in general and administrative expenses in the consolidated statements of operations. Accrued interest and penalties are included within income tax liabilities in the consolidated balance sheets.

Share-Based Compensation

Share-based compensation expense related to share-based awards granted to employees is measured and recognized in the Company’s consolidated financial statements based on fair value. Share-based compensation expense, net of estimated forfeitures, is recognized on a straight-line basis over the requisite service period for each employee share option expected to vest. The fair value of each share option granted to employees and nonemployees is estimated on the grant date using the Black-Scholes option-pricing model. For nonemployee share options, the fair value is remeasured as the share options vest, and the resulting change in fair value, if any, is recognized in the consolidated statements of operations during the period the related services are rendered.

Comprehensive Income (Loss)

Comprehensive loss is composed of two components: net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under US GAAP are recorded as an element of shareholders’ equity (deficit) but are excluded from net loss. For the years ended December 31, 2020 and 2019, as there are no activities that impacted comprehensive income (loss), there are no differences between comprehensive loss and net loss reported in the Company’s consolidated statements of operations.

Research and Development

Research and development expenses consist primarily of personnel-related expenses, contractor fees, engineering design and testing expenses, and allocated facilities cost. Substantially all of the Company’s research and development

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expenses are related to developing new products and services and improving existing products and services. Research and development expenses have been expensed as incurred and included in the consolidated statements of operations.

Selling, General, and Administrative

Selling, general and administrative expense consist of personnel and facilities costs related to marketing, sales, finance, human resources, information technology, and legal departments.

Advertising

Advertising is expensed as incurred and is included in sales and marketing expenses in the consolidated statements of operations. These costs were immaterial for the years ended December 31, 2020 and 2019, respectively.

Leases

An arrangement is or contains a lease if there are specified assets and the right to control the use of a specified asset is conveyed for a period in exchange for consideration. Upon lease inception, the Company classifies leases as either operating or capital leases. Leases are classified as capital leases when the terms of the lease transfers substantially all of the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Operating leases are not recognized on the consolidated balance sheets. For capital leases, the Company recognizes capital lease assets and corresponding lease liabilities within the consolidated balance sheets at lease commencement at the present value of the rental payments. The Company recognizes rent expense on a straight-line basis in the statements of operations for operating leases. For capital leases, the Company recognizes interest expense associated with the capital lease liability and depreciation expense associated with the capital lease asset. For capital lease assets and leasehold improvements, the estimated useful lives are limited to the shorter of the useful life of the asset or the term of the lease.

The Company enters into operating and capital leases associated with its office space, manufacturing and retail facilities, and equipment. On certain of its operating lease agreements, the Company may receive rent holidays and other incentives, which are recognized over the lease term through rent expense. The difference between rent expense and the cash paid under the lease agreement is recorded as deferred rent. Lease incentives, including tenant improvement allowances, are also recorded as deferred rent and amortized on a straight-line basis over the lease term. The Company recorded deferred rent under other short-term and long-term liabilities in the consolidated balance sheets as of December 31, 2020 and 2019.

If the term of the lease does not exceed 12 months, the Company elects to record the rental expense in the period it is incurred, and no deferred rent will be recorded.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Loss Per Share

Basic and diluted net loss per share attributable to common shareholders is computed in conformity with the two-class method required for participating securities. The Company considers all series of its convertible preferred shares to be participating securities as the holders of such shares have the right to receive nonforfeitable dividends on a pari passu basis in the event that a dividend is paid on common shares. Under the two-class method, the net loss attributable to common shareholders is not allocated to the convertible preferred shares as the preferred shareholders do not have a contractual obligation to share in the Company’s losses.

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted-average number of shares of common shares outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially dilutive common share equivalents to the extent they are dilutive. For purposes of this calculation, convertible preferred shares, share options, convertible and convertible preferred share warrants are considered to be common share equivalents but have been excluded from the calculation of diluted net loss per share attributable to common shareholders as their effect is anti-dilutive for all periods presented.

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments and guarantees. The Company adopted this ASU starting on January 1, 2020 using the modified retrospective transition method through a cumulative-effect adjustment to retained earnings in the period of adoption. The adoption of this ASU did not have impact to the consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees, with certain exceptions. For nonpublic entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted if financial statements have not yet been issued (for public business entities) or have not yet been made available for issuance (for all other entities). The Company adopted this ASU starting on January 1, 2020. The adoption of this ASU did not have a material impact to the consolidated financial statements and related disclosures.

In August 2018, FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU No. 2018-13 modifies the disclosure requirements for fair value measurements. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and early adoption is permitted. ASU No. 2018-13 requires that certain of the amendments be applied prospectively, while other amendments should be applied retrospectively to all periods presented. ASU No. 2018-13 is effective for the Company in its fiscal year 2021. The Company adopted this ASU starting on January 1, 2020. The adoption of this ASU did not have a material impact to the consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance outlines a comprehensive model for entities to use in accounting for leases and supersedes most current lease accounting guidance, including

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

industry-specific guidance. The core principle of the new lease accounting model is that lessees are required, among other things, to recognize lease assets and lease liabilities in the consolidated balance sheets for those leases classified as operating leases under previous authoritative guidance. The guidance also introduces new disclosure requirements for leasing arrangements. In July 2018, the FASB issued ASU No. 2018-10, Leases (Topic 842), Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements. ASU No. 2018-11 provides a new transition method in which an entity can initially apply the new lease standards at the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. These standards will be effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 and early adoption is permitted. The Company will apply the new transition method prescribed by ASU No. 2018-11 at the adoption date. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions for recognizing deferred taxes for investments, performing intra period allocation, and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The guidance is effective for the Company beginning in the first quarter of fiscal year 2022, with early adoption permitted. The Company expects the new guidance will have an immaterial impact on its consolidated financial statements and intends to adopt the guidance when it becomes effective in the first quarter of fiscal year 2022.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments, and amends existing earnings-per-share, or EPS, guidance by requiring that an entity use the if-converted method when calculating diluted EPS for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We plan to adopt ASU 2020-06 effective January 1, 2022 and are currently evaluating the effect ASU 2020-06 will have on our consolidated financial statements and related disclosures.

NOTE 3 — BALANCE SHEETS COMPONENTS

Prepaid Expenses

Prepaid expenses as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Engineering, design, and testing	$14,871	$8,016
Software subscriptions	4,531	1,875
Prepayments for Arizona manufacturing equipment	80	13,895
Vehicle engineering	20	4,855
Other	2,338	969
Total prepaid expenses	$21,840	$29,610

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Current Assets

Other current assets as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Tenant allowance receivable	$12,905	$20,463
Other current assets	313	115
Total other current assets	$13,218	$20,578

Other Accrued and Long-term Liabilities

Other accrued liabilities as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Construction of Arizona plant	$43,115	$27,906
Engineering, design, and testing	42,518	11,179
Tooling	15,243	138
Professional services	9,083	1,155
Series B convertible preferred shares repurchase liability	3,000	—
Other liabilities	33,124	5,701
Total other accrued liabilities	$146,083	$46,079

Other long-term liabilities as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Deferred rent	$28,881	$26,175
Customer deposits	8,028	1,374
Capital leases	1,996	244
Total other long-term liabilities	$38,905	$27,793

Property, Plant, and Equipment, net

Property, plant, and equipment as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Land and land improvements	$1,050	$—
Machinery	28,830	13,127
Computer equipment and software	15,716	11,921
Leasehold improvements	47,187	10,441
Furniture and fixtures	4,503	1,520
Capital leases	3,908	619
Construction in progress	636,851	119,739
Total property, plant, and equipment	738,039	157,367
Less accumulated depreciation and amortization	(24,771)	(14,554)
Property, plant, and equipment – net	$713,274	$142,813

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Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities including tooling, which is with outside vendors. Costs classified as construction in progress include all costs of obtaining the asset and bringing it to the location in the condition necessary for its intended use. No depreciation is provided for construction in progress until such time as the assets are completed and are ready for use. Construction in progress consisted of the following (in thousands):

	December 31,
	2020	2019
Tooling	$203,241	$27,025
Construction of Arizona plant	171,532	59,842
Leasehold improvements	50,790	22,667
Machinery and equipment	211,288	10,205
Total construction in progress	$636,851	$119,739

Depreciation and amortization expense for the years ended December 31, 2020 and 2019, was approximately $10.2 million and $3.8 million, respectively, including capital lease depreciation expense of approximately $0.5 million and $0.2 million, respectively.

NOTE 4 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the “exit price” that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between independent market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy, which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting standard established a fair value hierarchy, which requires an entity to maximize the use of observable inputs, where available. This hierarchy prioritizes the inputs into three broad levels as follows:

●	Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.
●	Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
●	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity. The sensitivity of the fair value measurement to changes in unobservable inputs might result in a significantly higher or lower measurement.

Level 1 investments consist solely of short-term and long-term restricted cash valued at amortized cost that approximates fair value. Level 2 investments consist solely of certificate of deposits. Level 3 liabilities consist of convertible preferred share warrant liability and contingent forward contract liability, in which the fair value was measured upon issuance and is remeasured at each reporting date. The valuation methodology and underlying assumptions are discussed further in Note 6 “Contingent Forward Contracts” and Note 7 “Convertible Preferred Share Warrant Liability”.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of December 31, 2020 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Short-term investment−
Certificates of deposit	$—	$505	$—	$505
Restricted cash – short term	11,278	—	—	11,278
Restricted cash – long term	14,728	—	—	14,728
Total assets	$26,006	$505	$—	$26,511
Liabilities:
Convertible preferred share warrant liability	$—	$—	$2,960	$2,960
Total liabilities	$—	$—	$2,960	$2,960

The following table sets forth the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of December 31, 2019 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Short-term investment−
Certificate of deposit	$—	$505	$—	$505
Restricted cash – short term	19,767	—	—	19,767
Restricted cash – long term	8,200	—	—	8,200
Total assets	$27,967	$505	$—	$28,472
Liabilities:
Convertible preferred share warrant liability	$—	$—	$1,755	$1,755
Contingent forward contracts liability	—	—	30,844	30,844
Total liabilities	$—	$—	$32,599	$32,599

A reconciliation of the contingent forward contract liability measured and recorded at fair value on a recurring basis is as follows (in thousands):

Fair value-December 31, 2018	$15,791
Change in fair value	15,053
Fair value-December 31, 2019	30,844
Change in fair value of Series D contingent forward contract	8,720
Settlement of Series D contingent forward contract	(39,563)
Issuance of Series E contingent forward contract	793
Change in fair value of Series E contingent forward contract	109,662
Settlement of Series E contingent forward contract	(110,456)
Fair value-December 31, 2020	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the convertible preferred share warrant liabilities measured and recorded at fair value on a recurring basis is as follows (in thousands):

Fair value-December 31, 2018	$1,349
Change in fair value	406
Fair value-December 31, 2019	1,755
Change in fair value	1,205
Fair value-December 31, 2020	$2,960

NOTE 5 — CONVERTIBLE NOTES

In September 2018, the Company entered into a securities purchase agreement (the “Security Purchase Agreement”) of $1.3 billion with the Public Investment Fund (“PIF”) of Saudi Arabia. Among the $1.3 billion investment, $300.0 million of the Security Purchase Agreement was funded by Convertible Notes, and the remaining $1.0 billion will be funded by Series D convertible preferred shares (“Series D”). The initial investment from the investor was in the form of convertible notes (the “Convertible Notes”), representing a total investment amount of $300.0 million, as follows: (i) initial Convertible Notes issued in September 2018 of $119.0 million ($120.0 million net of $1.0 million payment to third parties on behalf of PIF) and (ii) follow-on installment Convertible Notes of $30.0 million per month from October 2018 to March 2019. Interest rates for the Convertible Notes is 8% per annum. Convertible Notes outstanding at December 31, 2018 was $209.0 million. The additional follow-on installments came in as scheduled through March 2019 for a total of additional $90.0 million of Convertible Notes. Upon approval by the Committee on Foreign Investment in the United States (CFIUS) of the Series D convertible preferred share financing in March 2019, in April 2019, the Company received the first tranche of Series D convertible preferred shares of $200.0 million, and all the principal and accrued interest of the Convertible Notes converted into Series D convertible preferred shares. Refer to Note 8 “Convertible Preferred Shares and Shareholders’ Deficit” for Series D convertible preferred share issuance details.

Along with the Convertible Notes issuance, the Company granted PIF contingent forward contracts to participate in the future Series D convertible preferred share financing. The contingent forward contracts were determined to be accounted for similar to a derivative and the initial fair value was recorded as a debt discount and contingent forward contracts liability on the Convertible Notes issuance date. The initial contingent forward contract liability fair value of $18.6 million was determined utilizing the market approach, including both the back-solve method and the guideline public company method, and was subsequently remeasured to fair value each reporting period with the changes recorded in the consolidated statements of operations. Refer to Note 6 “Contingent Forward Contracts” for detail.

Per the Security Purchase Agreement, the Company was required to pay an advisory fee to the advisor who helped the Company secure the transaction with the investor no later than September 2019. The Company incurred approximately $13.7 million in transaction costs in connection with the issuance of the Convertible Notes. In accordance with accounting for debt with conversions and other options, transaction costs were allocated pro rata based on the liability and equity components of $300.0 million and $1.0 billion, respectively. As such, $3.2 million of the transaction cost was allocated to debt issuance costs for the Convertible Notes, and $0.3 million of the transaction cost was allocated to share issuance costs for Series D convertible preferred shares in 2019.

The Company amortized the total debt issuance cost of the Convertible Notes in the amount of $21.8 million, consisting of the $18.6 debt discount and the $3.2 million allocated transaction cost over the Convertible Notes term of 18 months starting in September 2018 under the effective interest method. The effective interest rate of the Convertible Notes is 2.47% per annum. The amortization of the debt issuance costs was $3.4 million for the year ended

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019. The following table sets forth interest expense information related to the Convertible Notes for the year ended December 31, 2019 (in thousands):

Year Ended
December 31,
2019
Amortization of issuance costs allocated to Convertible Notes	$494
Amortization of debt discount from contingent forward contracts (Note 6)	2,900
Total interest expense	$3,394

After CFIUS granted approval of the investment in March 2019, the Company converted all outstanding Convertible Notes into Series D convertible preferred shares in April 2019. The conversion consists of the $263.2 million Convertible Notes net of debt issuance costs and accrued interest of $8.8 million. See below for the conversion details:

Convertible Notes issued in 2018	$210,000
Debt discount and debt issuance cost incurred	(22,763)
Amortization of debt discount and issuance cost	1,623
Convertible Notes balance as of December 31, 2018	188,860
Convertible Notes issued in 2019	90,000
Debt discount and debt issuance cost incurred	(19,051)
Amortization of debt discount and issuance cost	3,394
Convertible Notes balance as of April 2, 2019	263,202
Accrued interest of Convertible Notes	8,782
Convertible Notes converted to Series D convertible preferred shares	$271,984

The Security Purchase Agreement also required the repurchase, redemption, and cancellation of certain amounts of Series C convertible preferred shares. For the detail of the repurchase of Series C convertible preferred shares, refer to Note 8 “Convertible Preferred Shares and Shareholders’ Deficit.”

NOTE 6 — CONTINGENT FORWARD CONTRACTS

As discussed in Note 5 “Convertible Notes,” in September 2018, the Company entered into a Securities Purchase Agreement with PIF. Along with the execution of the Securities Purchase Agreement, the Company granted PIF the right to purchase the Company’s Series D convertible preferred shares in future periods. The Company determined PIF’s right to participate in future Series D convertible preferred shares financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $18.6 million as a debt discount to the Convertible Notes issued in September 2018. For the detail of the Convertible Notes and interest expense reconciliation, refer to Note 5 “Convertible Notes.”

In March 2020, the Company received $200.0 million in exchange for 31,201,245 shares of Series D convertible preferred shares as partial settlement of the Series D contingent forward contract liability and revalued the contingent forward contract liability to the then fair value of $36.4 million and reclassified $18.2 million of the contingent forward contracts liability into Series D convertible preferred shares. In June 2020, upon satisfaction of the second set of milestones (refer to Note 8 “Convertible Preferred Shares and Shareholders’ Deficit”), the Company received the remaining $200.0 million in exchange for 31,201,245 shares of Series D as final settlement of the Series D contingent forward contract liability and revalued the contingent forward contracts liability to the then fair value of $21.4 million and reclassified the liability into Series D convertible preferred shares. The Series D contingent forward contract liability incurred a total fair value loss of $8.7 million during the year ended December 31, 2020.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As discussed in Note 8 “Convertible Preferred Shares and Shareholders’ Deficit”, in September 2020, along with the execution of the Securities Purchase Agreement, the Company granted Ayar Third Investment Company (“Ayar”) the right to purchase the Company’s additional Series E convertible preferred shares upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred share financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $0.8 million into contingent forward contract liabilities.

In December 2020, Ayar waived the Company’s remaining outstanding obligations, and the Company received $400.0 million as the final issuance of Series E convertible preferred shares. Upon the final settlement, the Company revalued the Series E contingent forward contracts to the then fair value of $110.5 million and reclassified the contingent forward contract liability into Series E convertible preferred shares. The Company recorded a loss of $109.7 million related to fair value remeasurements of the Series E contingent forward contracts during the year ended December 31, 2020.

The Company’s inputs used in determining the fair value of Series D contingent forward contract liability on the issuance date were as follows:

Effective date	9/20/2018
Coupon payment dates	Semi-Annual
Maturity date	03/20/2020
Initial term	1.5 Years
Interest rate (coupon rate)	8.00%
Yield (market rate)	8.00%
Effective interest rate	2.47%

The Company’s inputs used in determining the fair value of Series D convertible preferred share contingent forward contract liability on the settlement date, were as follows:

Settlement date	3/31/2020	6/30/2020
Expected term	—	—
Contingent Series D convertible preferred shares fair value (per share)	$6.99	$7.10
Present value factor	1.0000	1.0000
Estimated probability of satisfying milestones	100%	100%

The Company’s inputs used in determining the fair value of Series E convertible preferred share contingent forward contract liability on the issuance date and settlement date, were as follows:

Effective date	9/22/2020	12/31/2020
Expected term	0.25 Years	—
Contingent Series E convertible preferred shares fair value (per share)	$7.92	$10.09
Present value factor	0.9999	1.0000
Estimated probability of satisfying milestones	95%	100%

Fair value of the Series D and Series E contingent forward contracts on the issuance date are valued by a third party valuation firm using Probability-Weighted Expected Return Method (“PWERM”) framework, and the Option Pricing Method (“OPM”) to allocate the equity value in the scenarios where the Series D and Series E convertible preferred share additional tranche issuance milestones are satisfied.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — CONVERTIBLE PREFERRED SHARE WARRANT LIABILITY

In March and September 2017, in connection with the Long-Term Debt to Trinity, the Company issued two convertible preferred share warrants (the “Warrants”) to purchase a total of 585,023 shares of Series D convertible preferred shares, with an exercise price of $5.128 per share. The Warrants are exercisable for 10 years from the date of issuance and expire in 2027 or earlier upon the consummation of an initial public offering (“IPO”). The Company determined that these Warrants met the requirements for liability classification under ASC 480, Distinguishing Liabilities from Equity, due to the Warrants holders having a put-right and the Company having an obligation to settle the Warrants by transferring cash.

The fair value of the Warrants was approximately $0.4 million and $0.2 million at the time of issuance in March and September 2017, respectively, calculated using a Monte-Carlo simulation method under the income approach. The Warrants were recorded at fair value at issuance and are subsequently remeasured to fair value each reporting period with the changes recorded in the consolidated statements of operations. As of December 31, 2020, and 2019, 585,023 shares of the Warrants were outstanding with a fair value of $10.17 and $3.00 per share, and aggregate fair value of $3.0 million and $1.8 million, respectively. The Company recorded $1.2 million and $0.4 million as loss related to fair value remeasurements of the warrants in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively.

The Company’s assumptions used in determining the fair value of convertible preferred share warrants at December 31, 2020, and 2019 are as follows:

	As of December 31,
	2020	2019
Volatility	50.0%	55.0%
Expected term (in years)	0.5 – 1.5	2.3
Risk-free rate	0.09 – 0.12%	1.59%
Expected dividend rate	0.0%	0.0%

NOTE 8 — CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

Convertible Preferred Shares

Convertible preferred shares are carried at its issuance price, net of issuance costs.

In 2014 through 2020, the Company issued Series A, Series B, Series C, and Series D and Series E convertible preferred shares (“Series A,” “Series B,” “Series C,” “Series D,” “Series E,” respectively) (collectively, the “Convertible Preferred Shares”).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September 2018, concurrent with the execution of the Security Purchase Agreement with PIF, the Company entered into a Share Repurchase Agreement (the “Repurchase Agreement”) with Blitz Technology Hong Kong Co. Limited and LeSoar Holdings, Limited (the “Sellers”) to repurchase Series C convertible preferred shares as follows:

First Company Repurchase

Concurrent with the execution of the Security Purchase Agreement with PIF, $10.0 million of the proceeds from the issuance of the Convertible Notes were utilized to repurchase from the Sellers 714,286 shares of Series C at $14.00 per share. As the carrying amount of each share of Series C was $6.41 with an aggregate carrying amount of Series C repurchased at $4.6 million, the Company recognized $5.4 million as a reduction of additional paid-in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2018, related to the excess fair value paid over carrying amount.

Second Company Repurchase

The Company agreed to repurchase 4,642,857 shares of Series C from the Sellers at a price equal to $14.00 per share, aggregating to $65.0 million on a date that is no later than 6 months from April 2019 (subject to contingencies defined within the Security Purchase Agreement with PIF) of the Series D Preferred Financing. The Repurchase Agreement substantially modified the terms of the Series C shares subject to repurchase and constitutes an extinguishment.

The Company used the put option pricing model to compute the fair value of the contingent ‘Second Company Repurchase’ feature (“contingent repurchase feature”) and applied a 95% probability of successfully achieving the contingencies. Fair value of the contingent repurchase feature was $10.03 per share.

The key inputs used in determining the fair value of the contingent repurchase feature as of the extinguishment date in September 2018, are as follows:

Effective date	9/30/2018
Current price	$3.28
Exercise price	$14.0
Initial term	0.5 Years
Volatility	55.00%
Risk free rate	2.36%
Dividend yield	0.00%

The fair value of the Series C preferred shares prior to extinguishment was $3.28 per share and was computed based on the Probability-Weighted Expected Return Method (PWERM) framework, using the Option Pricing Method (OPM) to allocate the equity value in the scenarios where CFIUS approval is received. The range of inputs for the various scenarios used in determining the fair value of the Series C convertible preferred shares using OPM as of the extinguishment date in September 2018, is as follows:

Price per share	$5.45 – 6.41
Term	1.7 – 2.4 Years
Volatility	55.00%
Risk free rate	2.71% – 2.81%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the Series C preferred shares after the extinguishment was determined as $13.31 per share and was computed as the sum of the fair value of Series C of $3.28 per share as of the extinguishment date and the fair value of the contingent repurchase feature of $10.03 per share.

As the carrying amount of each share of Series C was $6.41 in September 2018 with an aggregate carrying amount of Series C shares extinguished at $32.0 million, the Company recognized $9.4 million as a reduction of additional paid-in capital and the remaining $22.6 million as an increase to accumulated deficit under shareholders’ equity in the consolidated balance sheet as of December 31, 2018 as the Company did not have sufficient additional paid-in capital as of the extinguishment date to offset the excess of the fair value over the carrying amount.

In June 2019, the Company and the Sellers amended and restated the September 2018 Repurchase Agreement related to the Second Company Repurchase. Pursuant to the terms, the Company repurchased 3,571,429 shares of Series C at $14.00 per share and the remaining 1,071,428 shares subject to the Second Company Repurchase were extinguished and the Company was released of any and all obligation to purchase any shares in excess of the 3,571,429 subject to redemption.

As the carrying amount of each share of Series C was $13.31 in June 2019 and the total carrying amount of Series C repurchased was $47.5 million, the Company recognized $2.5 million as additional paid-in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2019, related to the excess of fair value paid over carrying amount. The carrying amount of 1,071,428 shares extinguished in June 2019 was $14.3 million and the fair value was $3.60 per share, the Company recognized $10.4 million as an increase to additional paid in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2019, related to the difference between fair value after extinguishment and carrying amount.

The fair value of the Series C preferred shares after extinguishment in June 2019 was $3.60 per share and was computed based on the PWERM framework, using the OPM to allocate the equity value in the scenarios where CFIUS approval is received and the Current Value Method or CVM to allocate the equity value in the scenario where CFIUS approval is not received.

The range of inputs for the various scenarios used in determining the fair value of the Series C convertible preferred shares using OPM as of the extinguishment date, in June 2019, was as follows:

Price per share	$6.41
Term	1.7 – 2.3 Years
Volatility	55.00%
Risk free rate	1.59% – 2.71%

Third Company Repurchase (Series C — August 2020)

In August 2020, the Company entered into a Share Repurchase Agreement with the Sellers. Pursuant to the Share Repurchase Agreement, the Company agreed to repurchase 3,652,265 shares of Series C convertible preferred shares owned by the Sellers in August 2020 at a price of $2.70 per share for total of $9.9 million. The carrying value of the repurchased Series C convertible preferred shares is $20.4 million. As such, the Company recognized $10.5 million in additional paid-in capital under shareholder’s equity in the consolidated balance sheet as of December 31, 2020 related to the difference in fair value and carrying value of the Series C shares repurchased.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fourth Company Repurchase (Series C — December 2020)

In December 2020, the Company entered into a Share Repurchase Agreement with Blitz Technology Hong Kong Co. Limited (“Blitz”).

The Company agreed to repurchase 700,000 Series C convertible preferred shares from Blitz at a price of $3.20 per share, aggregating to $2.2 million. As the carrying amount of each share of Series C was $6.41 aggregating to $4.5 million in September 2020, the Company recognized $2.2 million as additional paid-in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2020, related to the difference in fair value and carrying value of the Series C shares repurchased.

Fifth Company Repurchase (Series B — December 2020)

On December 22, 2020, the Company entered into an agreement with JAFCO Asia Technology Fund V (“JAFCO”) whereby the Company agreed to repurchase 1,333,333 Series B convertible preferred shares having a carrying value of $4.0 million, from JAFCO for a total consideration of $3.0 million. The agreement resulted in an extinguishment of the Series B convertible preferred shares and the Company recognized $1.0 million in additional paid-in capital being the difference in fair value of the consideration payable and the carrying value of the Series B convertible preferred shares. As of the date of extinguishment and as of December 31, 2020 the Series B convertible preferred shares subject to repurchase are mandatorily redeemable within 45 days of the agreement and accordingly have been reclassified to other accrued liabilities on the consolidated balance sheets.

Series D Preferred Share Issuance

In 2018, the Security Purchase Agreement with PIF granted PIF rights to purchase the Company’s Series D convertible shares at various tranches. The first tranche of $200.0 million is issuable upon the approval of the PIF’s equity investment into the Company by CFIUS (refer to Note 5 — Convertible Notes). The second and third tranches of $400.0 million each are issuable upon the Company’s satisfaction of certain milestones related to further development and enhancement in marketing, product, and administrative activities.

In April 2019, upon CFIUS’s approval of PIF’s equity investment into the Company, the Company received the first $200.0 million proceeds from PIF. In October 2019, the Company received additional $400.0 million upon achieving the first set of milestones. Together with the conversion of $272.0 million Convertible Notes and accrued interest, the Company issued 141,746,324 shares of Series D at a price of $6.15 per share, for net proceeds of approximately $872.0 million during the year ended December 31, 2019. The Company recorded $10.2 million of share issuance costs for Series D as noncurrent assets in the consolidated balance sheet as of December 31, 2018 and subsequently reclassified this amount to contra convertible preferred shares when Series D was funded in 2019. An additional $0.3 million of Series D share issuance cost was incurred in 2019 and was recorded as an issuance cost in additional paid in capital to offset the proceeds from Series D.

In March 2020, the Company received $200.0 million of the remaining $400.0 million in proceeds from PIF and issued 31,201,245 shares of Series D in exchange. In June 2020 the Company successfully satisfied certain of the second set of milestones related to further development and enhancement in marketing, product, and administrative activities, and received a waiver from PIF for the remaining milestones. The Company received the remaining $200 million proceeds in exchange for 31,201,245 shares of Series D.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

See activities related to the PIF Convertible Notes and Series D convertible preferred share funding as below (in thousands):

Conversion of Convertible Notes (Note 5)	$271,985
Series D received in April 2019	200,000
Series D received in October 2019	400,000
Series D received in March 2020	200,000
Series received in June 2020	200,000
Contingent forward contract liability reclassified to Series D	39,563
Total proceeds of Series D	$1,311,548

Series E convertible preferred share Issuance

On September 21, 2020 the Company entered into an arrangement with Ayar to issue and sell Series E convertible preferred shares pursuant to a securities purchase agreement (the “SPAE”). Along with the execution of the SPAE, the Company granted Ayar the right to purchase additional Series E convertible preferred shares upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred share financing to be freestanding, similar to a derivative in the form of contingent forward contracts, and recorded the initial valuation of $0.8 million as a contingent forward contract liability. The contingent forward contract terms were included within the SPAE, which dictated a price of $7.90 per share of Series E convertible preferred. The Company needed to satisfy two sets of milestone conditions relating to further development and enhancement in marketing, product, and administrative activities for Ayar to provide funding under the SPAE.

Immediately upon closing of the SPAE, the Company received the full first tranche of $500.0 million in funding in exchange for 63,265,327 Series E convertible preferred shares as the requirement for the first milestones were met prior to execution of the purchase agreement. Subsequently, the Company successfully satisfied certain of the second set of milestones and received a waiver from PIF for the remaining milestones; and on December 24, 2020, the investor provided $400.0 million of funding in exchange for 50,612,262 shares as the final issuance of Series E convertible preferred shares related to the second milestones. Upon final settlement, the Company re-valued the liability associated with the contingent forward contract to the then fair value of $110.5 million from a contingent liability of $0.8 million and derecognized the liability as the contract was settled in its entirety. The Company recognized the increase in fair value of $109.7 million in the consolidated statements of operations and reclassified the liability into convertible preferred shares on the Company’s consolidated balance sheets as of December 31, 2020.

As of December 31, 2020, and 2019, the Company had the following convertible preferred shares, par value of $0.0001 per share, authorized, and outstanding (in thousands, except share and per share amounts):

As of December 31, 2020
				Conversion
				Price Per
				Share to	Liquidation
	Shares	Shares	Net Carrying	Common	Per Share	Liquidation
Convertible Preferred Shares	Authorized	Outstanding	Value	Shares	Amount	Amount
Series A	12,120,000	12,120,000	$11,925	$1.00	$1.00	$12,120
Series B*	9,333,333	9,333,333	23,740	3.00	3.00	28,000
Series C	31,170,225	22,532,244	137,475	6.41	6.41	144,432
Series D	234,009,360	204,148,825	1,311,548	6.15	9.62	1,963,912
Series E	113,877,589	113,877,589	1,009,388	7.90	11.85	1,349,449
Total	400,510,507	362,011,991	$2,494,076			$3,497,913

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

*As of December 31, 2020, 1,333,333 Series B convertible preferred shares at aggregate fair value of $3.0 million were extinguished and reclassified to other accrued liabilities, with cash settlement occurring in January 2021.

As of December 31, 2019
				Conversion
				Per
				Share to	Liquidation
	Shares	Shares	Net Carrying	Common	Per Share	Liquidation
Convertible Preferred Shares	Authorized	Outstanding	Value	Shares	Amount	Amount
Series A	12,120,000	12,120,000	$11,925	$1.00	$1.00	$12,120
Series B	9,333,333	9,333,333	27,740	3.00	3.00	28,000
Series C	31,170,225	26,884,509	162,360	6.41	6.41	172,331
Series D	234,009,360	141,746,324	871,985	6.15	9.62	1,362,891
Total	286,632,918	190,084,166	$1,074,010			$1,575,342

The significant rights and preferences of the outstanding convertible preferred shares are as follows:

Dividends — Holders of Series A, Series B, and Series C are entitled to receive noncumulative dividends at an annual rate of $0.08, $0.24, $0.5128 per share, respectively. Holders of Series D and Series E are entitled to receive noncumulative dividends at the rate of 8% of the Series D and Series E Original Issue Price (as adjusted for any Share Split Change) per annum on each outstanding share of Series D and Series E. Such dividends shall be payable when and if declared by the Company’s board of directors (the “Board of Directors”). No other dividends shall be paid on any common or convertible preferred shares until such dividends on Series A, Series B, Series C, Series D and Series E have been paid or declared by the Board of Directors. As of December 31, 2020, and 2019, no dividends have been declared.

Liquidation Preference — In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a Liquidation Event), before any distribution or payment shall be made to holders of common shares, each holder of convertible preferred shares then outstanding shall be entitled to be paid, pro rata, out of the assets of the Company available for distribution to members, whether from capital, surplus, or earnings, in the sequence of Series E, Series D, Series C, Series B and Series A, an amount equal to one and one-half times (1.5x), one and one-half times (1.5x), one time (1x), one time (1x), one time (1x) of the Series D, Series C, Series B, and Series A original issue price per share (as adjusted for Share Split Changes), plus all declared and unpaid distributions thereon. If, upon the occurrence of such event, the assets and funds to be distributed among the holders of the convertible preferred shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the holders of the convertible preferred shares shall receive a pro rata distribution of assets, on a pari passu basis, according to the amounts which would be payable in respect of the Series E and Series D convertible preferred shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

Upon completion of the full distribution required above, the remaining assets of the Company available for distribution to members shall be distributed pari passu among the holders of common shares pro rata based on the number of the common shares held by each member.

Voting Rights — The holders of Series A, Series B, Series C, Series D and Series E convertible preferred shares are entitled to the number of votes equal to the number of Common shares into which such convertible preferred shares are convertible, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with our bylaws. The holders of convertible preferred shares and the holders of common shares shall vote together and not as separate classes.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Conversion — Each Series A, Series B, Series C, Series D and Series E convertible preferred share is convertible, at the option of the holder, into one fully paid nonassessable common shares. The conversion formula is adjusted for such events as dilutive issuances, share splits, or business combinations. Each share of Series A, Series B, Series C, Series D and Series E convertible preferred shares shall automatically convert into one share of common shares at the applicable conversion price upon the earlier of (1) vote or written consent of the holders of at least 66.67% of the outstanding Series A, Series B, Series C, Series D or 50% for Series E convertible preferred shares, as applicable (each calculated on an as-converted basis), voting as a class, or (2) immediately before the closing of the Company’s sale of its common shares in a firm commitment underwritten public offering on a U.S. national securities exchange or other internationally recognized securities exchange, which reflects a pre-offering market capitalization in excess of $2.5 billion and which results in gross proceeds to the Company of at least $200.0 million (before payment of underwriters’ discounts, commissions and offering expenses) (such transaction, a “Qualified IPO”).

Antidilution Adjustment — Subject to certain exceptions, if the Company issues additional common shares without consideration or for a consideration per share, less than the conversion price with respect to such series of the convertible preferred shares in effect immediately before the issuance of such additional shares, the conversion price of such series of convertible preferred shares in effect immediately before each such issuance shall automatically be adjusted. The new conversion price for such series of convertible preferred shares shall be determined by multiplying the conversion price for such series of convertible preferred shares then in effect by a fraction, the numerator of which will be the number of common shares outstanding immediately before such issuance, plus the number of shares that the aggregate consideration received by the Company for such issuance would purchase at such conversion price then in effect, and the denominator of which will be the number of common shares outstanding immediately before such issuance, plus the number of such additional common shares to be issued.

Common Shares

No dividends other than those payable solely in common shares shall be paid on any common share, unless and until (i) the dividends are paid on each outstanding share of convertible preferred share and (ii) a dividend is paid with respect to all outstanding convertible preferred shares in an amount equal to or greater than the aggregate amount of dividends, which would be payable on each convertible preferred share, if immediately prior to such payment on common shares, it had been converted into common shares.

Common Shares Reserved for Issuance

The Company’s common shares reserved for future issuances as of December 31, 2020 and 2019, are as follows:

	As of December 31,
	2020	2019
Convertible preferred shares outstanding	362,011,991	190,084,166
Share options outstanding	26,730,453	26,212,498
Convertible preferred share warrant	585,023	585,023
Shares available for future grants	3,981,178	7,336,862
Total common shares reserved	393,308,645	224,218,549

NOTE 9 — SHARES-BASED AWARDS

Share Incentive Plans and Share Option Grants to Employees and Directors

In 2009, the Company adopted the 2009 Share Plan (the “2009 Plan”). In 2014, in connection with the Series C convertible preferred share financing, the Company adopted the 2014 Share Plan (the “2014 Plan”). Both the 2009 Plan

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and the 2014 Plan provide for the granting of incentive and non-statutory share options to directors, officers, employees, and consultants. Under the 2009 Plan and the 2014 Plan, the Company may grant options to purchase up to 5,000,000 and 31,884,190 common shares, respectively, at prices not less than the fair market value (FMV) at the date of grant, with limited exceptions. These options generally expire 10 years from the date of grant and are exercisable when the options vest. Incentive share options and non-statutory options generally vest over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years.

As of December 31, 2020, nil and 3,981,178 shares were remaining under the 2009 Plan and the 2014 Plan, respectively, for future grant. As of December 31, 2019, nil and 7,336,862 shares were remaining under the 2009 Plan and the 2014 Plan, respectively, for future grant.

A summary of share option activity under the 2009 Plan and the 2014 Plan is as follows:

Outstanding Options
				Weighted-
			Weighted	Average
			Average	Remaining	Intrinsic
	Shares Available for	Number of	Exercise	Contractual	Value (in
	Grant	Options	Price	Term	thousands)

Balance – January 1, 2019	19,257,865	14,716,256	$1.06	6.37	$12,341
Options granted	(12,943,015)	12,943,015	2.19
Options exercised	—	(424,761)	1.22
Options canceled	1,022,012	(1,022,012)	1.92
Balance – December 31, 2019	7,336,862	26,212,498	$1.58	6.27	$21,236
Options granted	(9,009,210)	9,009,210	3.06
Options exercised	—	(2,837,729)	1.15
Options canceled	5,653,526	(5,653,526)	1.17
Balance – December 31, 2020	3,981,178	26,730,453	$2.21	7.79	$118,155
Options vested and exercisable December 31, 2020		26,111,472	$1.75	6.75	$75,944

Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of common shares. The aggregate intrinsic value of options exercised was approximately $8.3 million and $0.4 million in 2020 and 2019, respectively.

The total fair value of share options granted during the years ended December 31, 2020 and 2019, was approximately $14.8 million and $13.9 million, respectively, which is being recognized over the respective vesting periods. The total fair value of share options vested during the years ended December 31, 2020 and 2019, was approximately $3.9 million and $6.9 million, respectively. The unamortized share-based compensation for the years ended December 31, 2020 and 2019, was approximately $14.9 million and $6.6 million, and weighted average remaining amortization period as of December 31, 2020 and 2019 was 3.0 years and 2.7 years, respectively.

The Black-Scholes Model used to value share options incorporates the following assumptions:

Volatility — The expected share price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as the Company does not have sufficient history of trading its common shares.

Risk-Free Interest Rate — The risk-free interest rates are based on U.S. Treasury yields in effect at the grant date for notes over the expected option term.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Expected Life — The expected term of options granted to employees represents the period that the share-based awards are expected to be outstanding. The Company utilizes historical data when establishing the expected term assumptions. For options granted with an extended exercise term, refer to the below section for details.

Dividend Yield — The expected dividend yield assumption of zero is based on our current expectations about our anticipated dividend policy over the expected option term, and an estimate of expected forfeiture rates. Over the course of the Company’s history, it has not declared or paid any dividends to shareholders.

The Company estimates the fair value of the options utilizing the Black-Scholes option pricing model, which is dependent upon several variables, such as the expected option term, expected volatility of the Company’s share price over the expected term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of share options granted to employees and directors that are subject to ASC 718, Compensation — Stock Compensation, requirements. These amounts are estimates and, thus, may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants.

A summary of the assumptions the Company utilized to record compensation expense for share options granted during the years ended December 31, 2020 and 2019, is as follows:

	Year Ended December 31,
	2020	2019
Weighted average volatility	58.98%	42.77%
Expected term (in years)	5.9	5.5
Risk-free interest rate	0.75%	2.11%
Expected dividends	—	—

The Company recognizes compensation on a straight-line basis over the requisite vesting period for each award.

During the year ended December 31, 2019, the Company granted 6.7 million options to senior management with an extended post-termination exercise term. The extended option exercise period for those options is the earliest of option expiration date, the first anniversary of a qualified IPO, or closing of a change of control. The Company also used the Black-Scholes option-pricing model to value the options with extended exercise term resulting in grant date fair value of $2.7 million in 2019, which were also expensed over the requisite vesting period for each award. In accordance with ASC 718-10-20, the change of control and IPO events are considered performance conditions and are not deemed probable until they occur, therefore the Company determined the expected life of the awards was 10 years, or equal to the contractual life, for use in the Black Scholes model. No such options were granted in 2020.

Following are the assumptions used in the valuation of these options:

For the Year Ended
December 31, 2019
Volatility	47.5%
Expected terms (in years)	10
Risk-free interest rate	2.59%
Expected dividends	—

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total employee and nonemployee share-based compensation expense, including that related to the extended exercise terms for senior management and consultants for the years ended December 31, 2020 and 2019, is classified in the consolidated statements of operations as follows (in thousands):

	Year Ended December 31,
	2020	2019
Cost of revenue	$213	$443
Research and development	3,724	4,770
Selling, general and administrative	677	2,506
Total	$4,614	$7,719

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Operating Leases and Other Contractual Obligations

The Company has various non-cancelable operating leases for its office space, laboratory, and manufacturing and retail facilities. These leases expire at various times through 2030. Certain lease agreements contain renewal options, rent abatement, and escalation clauses. The Company recognizes rent expense on a straight-line basis over the lease term, commencing when the Company takes possession of the property. Certain of the Company’s office leases entitle the Company to receive a tenant allowance from the landlord. The Company records tenant allowance as a deferred rent credit, which the Company amortizes on a straight-line basis, as a reduction of rent expense, over the term of the underlying lease. In 2020 and in 2019, the Company invoked the right for additional tenant improvements of $4.7 million and $8.6 million, respectively, allowed in the original contracts or amended agreements for the corporate headquarters in Newark, California.

As of December 31, 2020, and 2019, the Company had $406.1 million and $162.0 million in commitments related to the Arizona manufacturing plant and equipment. This represents future expected payments on open purchase orders entered as of December 31, 2020, and 2019.

In September 2017, the Company entered into an over 10-year lease on an approximately 127,000 square-foot headquarters building, and the lease will expire on September 30, 2030 after the amendment being signed. The Company has committed to pay approximately $0.3 million per month for the building, with 3% annual increases.

In September 2018, the Company amended that lease to also include an approximately 300,000 square-foot additional building within the same campus location and extend the term to 12 years, and the lease will expire on September 30, 2030. Under the lease agreement, the Company has committed to pay approximately $0.6 million per month for the additional building, with 3% annual increases on the lease.

As of December 31, 2020, and 2019, the landlord provided a tenant improvement allowance for approximately $29.0 million and $24.3 million, respectively, for leasehold improvements in connection with the cost of construction of the initial alterations within the premises.

In December 2018, the Company entered into a four-year lease for approximately 500 acres of land in Arizona, on which the Company intends to construct an Arizona plant. Under the lease agreement, the Company is committed to pay $1.8 million per year during the lease term. This rent is paid in arrears. Pursuant to the terms of the lease agreement , the Company has the exclusive option to purchase the Premises (land together with any structures or improvements presently situated thereon or to be constructed thereon) at any time prior to expiration of the lease term for the purchase price to be computed in accordance with the terms and conditions as set forth in the lease agreement.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2019, the Company entered into a new lease agreement for a retail location in Beverly Hills, California. The lease commenced on September 1, 2019 and will expire on August 31, 2029. Under the lease agreement, the Company will pay base rent of $0.1 million per month. Base rent is subject to a 3% annual escalation clause during the lease term.

From January 2020 to September 2020, the Company entered into nine lease agreements for retail locations in Arizona, California, Florida, New York, and Virginia, with lease expiration dates ranging from March 2025 through December 2032. Base rent for these leases ranges from $0.1 million to $0.4 million per annum, with certain leases having 3% annual base rent escalation clauses during the lease terms.

Future minimum payments as of December 31, 2020, are approximately as follows (in thousands):

Year Ending December 31:
2021	$25,490
2022	28,837
2023	27,633
2024	28,207
2025	27,474
Thereafter	116,155
Total	$253,796

Rent expense incurred under operating leases was approximately $19.6 million and $18.3 million, for the years ended December 31, 2020 and 2019, respectively.

During the year ended 2020, the Company entered into a non-cancellable purchase commitment with a large battery cell supplier to purchase battery cells over the next three years. Battery cell costs can fluctuate from time to time based on, among other things, supply and demand, costs of raw materials, and purchase volumes. The estimated purchase commitment as of December 31, 2020 is set as follows (in thousands):

Minimum
Purchase
Commitment
Year Ending December 31:
2021	$101,200
2022	202,400
2023	202,400
Total	$506,000

Capital Lease

During the years ended December 31, 2019 and 2020, the Company acquired equipment under capital lease agreements with an initial term of 36 months.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum payments for the capital lease as of December 31, 2020, are approximately as follows (in thousands):

Year Ending December 31:
2021	$1,729
2022	1,547
2023	1,174
2024	9
Total capital lease obligations	4,459
Less amounts representing interest	(1,202)
Capital lease obligations, net of interest	$3,257

Legal Matters

From time to time, the Company may be involved in litigation relating to claims arising out of the Company’s operations in the normal course of business. Management is not currently aware of any matters that could have a material adverse effect on the financial position, results of operations, or cash flows of the Company. However, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, vendors, investors, directors, and officers with respect to certain matters, including, but not limited to, losses arising out of its breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has it been sued in connection with these indemnification arrangements. The Company has indemnification obligations with respect to surety bond primarily used as security against facility leases and utilities infrastructure in the amount of $5.0 million as of December 31, 2020, for which no liabilities are recorded on the consolidated balance sheets. No such obligation was noted at December 31, 2019.

NOTE 11 — INCOME TAXES

Income taxes have been provided in accordance with ASC 740. The components of loss before income taxes for the years ended December 31, 2020 and 2019, are as follows (in thousands):

	2020	2019
Loss subject to domestic income taxes	$(719,636)	$(277,244)
Loss subject to foreign income taxes	68	(90)
	$(719,568)	$(277,334)

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recorded an income tax provision/(benefit) of $(0.19) million and $0.03 million in connection with its domestic state and foreign subsidiaries for the years ended December 31, 2020 and 2019, respectively, as follows (in thousands):

	2020	2019
Current
Federal	$—	$—
State	5	2
Foreign	(193)	23
Total current tax expense (benefit)	$(188)	$25
Deferred
Federal	$—	$—
State	—	—
Foreign	—	—
Total deferred tax expense (benefit)	$—	$—
Total income tax expense (benefit)	$(188)	$25

The amount of income tax expense (benefit) differs from the expected benefit due to the state income taxes, foreign income taxes, and the impact of the valuation allowance.

On December 22, 2017, the US government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the US tax code, including, but not limited to, (1) reducing the US federal corporate tax rate from 35% to 21%; (2) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (3) creating a new limitation on deductible interest expense; (4) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; (5) bonus depreciation that will allow for full expensing of qualified property; (6) establishes new rules with respect to the taxation of certain international transactions, including the income of foreign subsidiaries; and (7) limitations on the deductibility of certain executive compensation.

The Tax Act subjects a US shareholder to current tax on global intangible low-taxed income (GILTI) earned by certain foreign subsidiaries. The FASB Staff Q&A Topic 740 No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. The Company has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred. The Company’s foreign income is in a net loss position and is immaterial to the provision for income taxes, thus no GILTI has been accrued for either 2019 or 2020.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31, 2020 and 2019, are as follows (in thousands):

	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$265,799	$139,899
Tax credit carryforwards	40,454	18,076
Share-based compensation expense	2,554	4,191

Depreciation	499	210
Accrued compensation and vacation	2,498	699
Interest	489	409
Tenant improvement allowance	8,777	7,757
Accruals and reserves	39,502	3,577
Other	1	—
Total deferred tax assets	360,573	174,818
Valuation allowance	(360,573)	(174,818)
Net deferred tax assets	—	—
Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2020, and 2019, the Company has no undistributed earnings from its foreign subsidiaries. Accordingly, no deferred tax liability has been established.

A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized in a particular tax jurisdiction. All available evidence, both positive and negative, is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a deferred tax asset. Judgment must be used in considering the relative impact of negative and positive evidence.

Based on the weight of the available evidence, which includes the Company’s historical operating losses, lack of taxable income, and the accumulated deficit, as of December 31, 2020 and 2019, the Company provided a full valuation allowance against its US and state deferred tax assets. The valuation allowance for deferred tax assets was $360.6 million and $174.8 million, as of December 31, 2020 and 2019, respectively. The valuation allowance on our net deferred taxes increased by $185.8 million and increased by $80.7 million during the years ended December 31, 2020 and 2019, respectively.

The Company had federal and state net operating loss carryforwards of approximately $960.7 million and $716.1 million, respectively, as of December 31, 2020, which will begin to expire at various dates beginning in 2028, if not utilized. The Company also had federal and state tax research and development tax credit carryforwards of approximately $44.8 million and $36.1 million, respectively. The federal research and development tax credit carryforwards will expire at various dates beginning in 2034, if not utilized. The state research and development tax credit carryforwards do not expire.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The reconciliation of taxes at the federal statutory rate to our provision for income taxes for the years ended December 31, 2020 and 2019 was as follows:

	Year Ended December 31,
	2020	2019
Statutory federal income tax rate	21.0%	21.0%
Share-based compensation	(0.2)	(0.2)
Mark-to-market adjustment	(3.4)	(1.1)
Nondeductible expenses	(0.1)	(0.8)
Tax credits	2.8	1.9
Change in valuation allowance	(20.1)	(20.8)
Provision for income taxes	—%	—%

The Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of net operating losses and certain credits in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use net operating losses and certain credits may be limited as prescribed under Internal Revenue Code Section 382, which provide for limitations on net operating losses carryforwards and certain built in losses following ownership changes, and Section 383, which provides for special limitations on certain excess credits, etc. (collectively, “IRC Section 382”). Utilization of the carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the IRC Section 382 and similar state provisions, resulting in a reduction in the gross deferral tax assets before considering the valuation allowance.

The Company files US, state, and foreign income tax returns with varying statutes of limitations. The federal, state, and foreign returns statute of limitations remains open for tax years from 2008 and thereafter. There are currently no income tax audits underway by US, state, or foreign tax authorities.

Uncertain Tax Positions

As of December 31, 2020, and 2019, the total amount of unrecognized tax benefits was approximately $42.9 million and $20.6 million, respectively. The Company does not anticipate a significant change in the total amount of unrecognized tax benefits within the next 12 months.

The following table summarizes the activity related to unrecognized tax benefits for the years ended December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Unrecognized benefit – beginning of period	$20,635	$11,647
Gross increases – prior-period tax positions	21	4
Gross decreases – prior-period tax positions	(2)	—
Gross increases – current-period tax positions	22,382	8,995
Gross decrease – current-period tax positions	—	(11)
Statute lapse	(142)	—
Unrecognized benefit – end of period	$42,894	$20,635

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Related to the unrecognized tax benefits above, the Company recognized interest expense and penalty expense as part of income tax expenses in the consolidated statements of operations according to the following table (in thousands):

	Year Ended December 31,
	2020	2019
Interest expense	$(45)	$16
Penalty expense	(20)	1

As of December 31, 2020, the Company has recognized a liability for interest expense and penalties of $60 thousand and $9 thousand, respectively, which is included within income tax liabilities in the consolidated balance sheet.

NOTE 12 — NET LOSS PER SHARE

Basic and diluted net loss per share are calculated as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2020	2019
Basic and diluted net loss per share
Numerator:
Net loss	$(719,380)	$(277,357)
Deemed contribution related to repurchase of Series B convertible preferred shares	1,000	—
Deemed contribution related to repurchase of Series C convertible preferred shares	12,784	7,935
Net loss attributable to common shareholders	$(705,596)	$(269,422)
Denominator:
Weighted-average shares outstanding – basic	9,389,540	7,789,421
Effect of dilutive potential common shares from share options, share awards and employee share purchase plan	—	—
Weighted-average shares outstanding – diluted	9,389,540	7,789,421
Net loss per share:
Basic	$(75.15)	$(34.59)
Diluted	$(75.15)	$(34.59)

The following table sets forth the potential common shares as of the end of each period presented that are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive:

	As of December 31,
	2020	2019
Convertible preferred shares outstanding	362,011,991	190,084,166
Share options outstanding	26,730,453	26,212,498
Convertible preferred share warrant	585,023	585,023
Total potential convertible securities to common shares	389,327,467	216,881,686

NOTE 13 — EMPLOYEE BENEFIT PLAN

The Company has a 401(k) savings plan (the “401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 100% of their eligible compensation, subject to certain limitations. The 401(k) Plan provides for a discretionary employer-matching contribution. The Company made no matching contribution to the 401(k) Plan in 2020 and 2019.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — SEGMENT REPORTING

The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

NOTE 15 — SUBSEQUENT EVENTS

In connection with the preparation of the financial statements for the year ended December 31, 2020, the Company has evaluated subsequent events through March 19, 2021, the date the financial statements were available to be issued, for both conditions existing and not existing at December 31, 2020, and concluded there were no subsequent events to recognize in the financial statements.

In January 2021, the Company’s board of directors approved the 2021 Stock Incentive Plan (the “2021 Plan”). The 2021 Plan will replace the 2009 Plan and 2014 Plan. 3,981,178 shares reserved for future issuance under 2009 Plan and 2014 Plan will be removed and added to share reserve under the 2021 Plan. If outstanding share awards issued under the 2009 Plan and 2014 Plan 1) expire or terminate for any reason prior to exercise or settlement, 2) are forfeited, canceled or otherwise returned to the Company because of the failure to meet vesting conditions, or 3) are reacquired, withheld to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a share award (collectively, the “Returning Shares”), will be added back to the 2021 Plan. The 2021 Plan provides for the grant of incentive share options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the Company’s employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory share options, restricted shares. Restricted Stock Units (RSUs), share appreciation rights, performance based awards and cash based awards to the Company’s employees, directors, and consultants and its parent and subsidiary corporations’ employees and consultants. The 2021 Plan became effective in January 2021. 32,076,334 shares were authorized to issue under the 2021 Plan.

In February 2021, the Company entered into new lease agreements for retail locations in Manhasset, New York and in Chicago, Illinois. The leases commenced in February 2021 and will expire on or before January 31, 2031. Under the lease agreements, the Company will pay base rent from $0.5 million to $0.8 million annually. Base rent is subject to a 2.5% annual escalation clause during the lease term.

In February 2021, the Company and Ayar entered into Amendment No. 1 to the original Series E Preferred Share Purchase Agreement (“Amendment No. 1”) entered into September 2020 (refer to Note 7). Under the Amendment No. 1, Ayar and the Company agreed to enter into the third closing of additional 50,612,262 Series E convertible preferred shares at $7.90 per share, aggregating to $400.0 million. Upon the signing of the Amendment No. 1, the Company received the issuance proceeds of $400.0 million from Ayar in February 2021.

Amendment No. 1 also allowed the Company to provide an opportunity to all current convertible preferred shareholders other than Ayar (“Eligible Holders”) to purchase up to 8,977,769 Series E convertible preferred shares on a pro rata basis at $7.90 per share, aggregating to $71.0 million. The Company will issue the Offer Notice to all Eligible Holders two business days following the third closing, and all Eligible Holders have 14 calendar days (the “Exercise Period”) to notice the Company on the number of Series E convertible preferred shares they intend to purchase.

Along with the execution of the Amendment No. 1, the Company also increased the authorized number of common shares and convertible preferred shares to 498,017,734 and 437,182,072 shares, respectively.

On February 22, 2021, Churchill Capital Corp IV (“CCIV”) (NYSE:CCIV), a special purpose acquisition company or SPAC, announced that it had entered into a definitive agreement for a merger that would result in the Company

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

becoming a wholly owned subsidiary of CCIV. If such merger is ultimately completed, the Company would effectively comprise all of CCIV’s material operations.

In February 2021, the Company’s board of directors granted a total of 1,035,000 RSUs under the 2021 Plan in connection with the proposed merger with CCIV. The aggregate grant date fair value of the RSUs is estimated to be between $38.8 million and $44.0 million based on the estimated fair value of our underlying common shares using preliminary valuation techniques with the most reliable information currently available. Actual fair value may differ from these estimates and such differences may be material. The RSUs are subject to a performance condition and a service condition. The performance condition will be satisfied upon the closing of the proposed merger with CCIV. The service condition for 25% of the RSUs will be satisfied 375 days after the closing of the proposed merger with CCIV and will be satisfied for the remaining RSUs in equal quarterly installments thereafter, subject to continuous employment through each vesting date.

Events Subsequent to the Original Issuance of Consolidated Financial Statements (Unaudited)

In March 2021, the Company’s board of directors granted a total of 1,066,631 RSUs under the 2021 Plan in connection with the proposed merger with CCIV. The aggregate grant date fair value of the RSUs is estimated to be between $53.6 million and $60.7 million based on the estimated fair value of our underlying common shares using preliminary valuation techniques with the most reliable information currently available. Actual fair value may differ from these estimates and such differences may be material. The RSUs are subject to a performance condition and a service condition. The performance condition will be satisfied upon the closing of the proposed merger with CCIV. The service condition for 25% of the RSUs will be satisfied 375 days after the closing of the proposed merger with CCIV and will be satisfied for the remaining RSUs in equal quarterly installments thereafter, subject to continuous employment through each vesting date.

In March 2021, the Company’s board of directors granted a total of 11,293,177 RSUs to its CEO under the 2021 Plan in connection with the proposed merger with CCIV. The CEO RSU Award will be comprised of 5,232,507 RSUs subject to performance and service conditions (the “CEO Time-Based RSUs”) and 6,060,670 RSUs subject to performance and market conditions (the “CEO Performance RSUs”). The aggregate grant date fair value of the CEO RSU Award is estimated to be $556.1 million based on the estimated fair value of our underlying common shares using preliminary valuation techniques, including a Monte Carlo simulation method for awards with market conditions, with the most reliable information currently available. Actual fair value may differ from these estimates and such differences may be material. The performance condition of the CEO Time-Based RSUs and CEO Performance RSUs will be satisfied upon the closing of the proposed merger with CCIV. The service condition for the CEO Time-Based RSUs will be satisfied in 16 equal quarterly installments beginning after the closing of the proposed merger with CCIV, subject to continuous employment through each vesting date. The market conditions for the CEO Performance RSUs will be satisfied based upon the achievement of certain market capitalization goals of the combined company during the five-year period beginning after the closing of the proposed merger with CCIV, subject to continuous employment through each vesting date.

In April 2021, the Company issued 25,306,130 Series E Preferred Shares at a purchase price of approximately $7.90 per share for an aggregate purchase price of $200.0 million. The total number of shares issued include 202,449 shares issued to the CEO.

In May 2021, the Company completed its evaluation related to the exercise of the convertible preferred share warrant liability that was settled in its entirety in February 2021. Upon final settlement, the Company converted the warrants into $12.9 million of Series D convertible preferred shares and recorded a $7.0 million loss related to fair value remeasurement of the warrants in the consolidated statements of operations.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

From March 2021 through May 2021, the Company entered into new lease agreements for retail locations in various locations. The leases commenced in April 2021 and will expire on or before March 2032. Under the lease agreements, the Company will pay base rent from $0.2 million to $1.2 million annually.

On July 22, 2021, CCIV held a special meeting of stockholders to approve the Merger Agreement. Following the Closing on July 23, 2021 CCIV has changed its name to Lucid Group, Inc. and its Class A common stock, par value $0.0001 per share (“Common Stock”), and warrants began trading on The Nasdaq Stock Market LLC under the symbols “LCID” and “LCIDW,” respectively.

Immediately prior to the Closing, all of Lucid Group’s preferred shares (the “Lucid Preferred Shares”) then issued and outstanding were converted into Lucid Group’s common shares, par value $0.0001 per share (the “Lucid Common Shares”) in accordance with the terms of Lucid Group’s Memorandum and Articles of Association, such that each converted Lucid Preferred Share was no longer outstanding and ceased to exist, and each holder thereof thereafter ceased to have any rights with respect to such securities. At the date and time that the business combination became effective, each Lucid Common Share then issued and outstanding was automatically cancelled and the holders of Lucid Common Shares received 2.644 shares of Common Stock in exchange for each Lucid Common Share they held at such time, based on the Equity Value (as defined in the Merger Agreement) of $12.3 billion. The Equity Value equals (a) $11.8 billion plus (b) (i) all cash and cash equivalents of Lucid Group and its subsidiaries less (ii) all indebtedness for borrowed money of Lucid Group and its subsidiaries, in each case as of two business days prior to the Closing. The holders of the Lucid Common Shares were issued 1,193,226,511 shares of Common Stock at the Closing.

******

ATIEVA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$557,938	$614,412
Accounts receivable, net	480	260
Other receivable	27,434	—
Short-term investments	505	505
Inventory	28,224	1,043
Prepaid expenses	41,276	21,840
Other current assets	26,587	24,496
Total current assets	682,444	662,556
Property, plant and equipment, net	887,774	713,274
Right-of-use assets	126,655	—
Other noncurrent assets	39,271	26,851
TOTAL ASSETS	$1,736,144	$1,402,681
LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$13,970	$17,333
Accrued compensation	24,187	16,197
Finance lease liabilities, current portion	2,572	—
Other current liabilities	159,049	151,753
Total current liabilities	199,778	185,283
Convertible preferred share warrant liability	—	2,960
Finance lease liabilities, net of current portion	3,963	—
Other long-term liabilities	164,547	38,905
Income tax liabilities	243	234
Total liabilities	368,531	227,382
Commitments and contingencies (Note 10)
CONVERTIBLE PREFERRED SHARES
Convertible preferred shares, $0.0001 par value; 437,182,072 and 400,510,507 shares authorized as of June 30, 2021 and December 31, 2020, respectively; 437,182,072 and 362,011,991 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively; liquidation preference of $4,399,174, and $3,497,913 as of June 30, 2021 and December 31, 2020, respectively	5,836,785	2,494,076
SHAREHOLDERS’ DEFICIT:
Common shares, par value $0.0001; 498,017,734 and 450,000,098 shares authorized as of June 30, 2021 and December 31, 2020, respectively; 13,917,981 and 10,889,451 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	26,615	38,115
Accumulated deficit	(4,495,788)	(1,356,893)
Total shareholders’ deficit	(4,469,172)	(1,318,777)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT	$1,736,144	$1,402,681

The accompanying notes are an integral part of these condensed consolidated financial statements.

ATIEVA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Unaudited

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$174	$—	$487	$8
Cost of revenue	19	(59)	104	(59)
Gross profit	155	59	383	67
Operating expenses:
Research and development	176,802	97,940	344,171	207,699
Selling, general and administrative	72,272	15,539	203,924	29,784
Total operating expenses	249,074	113,479	548,095	237,483
Loss from operations	(248,919)	(113,420)	(547,712)	(237,416)
Other income (expense), net:
Change in fair value of forward contracts	(12,382)	(3,203)	(454,546)	(8,719)
Change in fair value of convertible preferred share warrant liability	—	(57)	(6,976)	(114)
Interest expense	(30)	(1)	(35)	(10)
Other expense	(390)	(632)	(400)	(709)
Total other expense, net	(12,802)	(3,893)	(461,957)	(9,552)
Loss before provision for (benefit from) income taxes	(261,721)	(117,313)	(1,009,669)	(246,968)
Provision for (benefit from) income taxes	5	(28)	9	(100)
Net loss and comprehensive loss	(261,726)	(117,285)	(1,009,678)	(246,868)
Deemed dividend related to the issuance of Series E convertible preferred shares	—	—	(2,167,332)	—
Net loss attributable to common shareholders	$(261,726)	$(117,285)	$(3,177,010)	$(246,868)
Net loss per share attributable to common shareholders — basic and diluted	$(19.06)	$(14.10)	$(243.59)	$(30.41)
Weighted average shares used in computing net loss per share attributable to common shareholders — basic and diluted	13,728,639	8,319,168	13,042,653	8,117,746

The accompanying notes are an integral part of these condensed consolidated financial statements.

ATIEVA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS' DEFICIT

Unaudited

(In thousands, except share and per share data)

	Convertible				Additional		Total
	Preferred Shares		Common Shares		Paid-In	Accumulated	Stockholders’
Three months ended June 30, 2021	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of March 31, 2021	411,875,942	$4,454,811	13,498,196	$1	$6,198	$(4,234,062)	$(4,227,863)
Net loss	—	—	—	—	—	(261,726)	(261,726)
Issuance of Series E convertible preferred shares	25,306,130	1,361,273	—	—	15,719	—	15,719
Share-based compensation related to Series E convertible preferred shares	—	20,701	—	—	—	—	—
Exercise of share options	—	—	419,785	—	950	—	950
Share-based compensation	—	—	—	—	3,748	—	3,748
Balance as of June 30, 2021	437,182,072	$5,836,785	13,917,981	$1	$26,615	$(4,495,788)	$(4,469,172)

	Convertible				Additional		Total
	Preferred Shares		Common Shares		Paid-In	Accumulated	Stockholders’
Three months ended June 30, 2020	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of March 31, 2020	221,285,411	$1,292,190	8,186,387	$1	$17,436	$(767,096)	$(749,659)
Net loss	—	—	—	—	—	(117,285)	(117,285)
Issuance of Series D convertible preferred shares	31,201,256	200,000	—	—	—	—	—
Settlement of Series D contingent forward contract liability	—	21,383	—	—	—	—	—
Exercise of share options	—	—	214,087	—	290	—	290
Share-based compensation	—	—	—	—	1,010	—	1,010
Balance as of June 30, 2020	252,486,667	$1,513,573	8,400,474	$1	$18,736	$(884,381)	$(865,644)

	Convertible				Additional		Total
	Preferred Shares		Common Shares		Paid-In	Accumulated	Stockholders’
Six Months Ended June 30, 2021	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2020	362,011,991	$2,494,076	10,889,451	$1	$38,115	$(1,356,893)	$(1,318,777)
Net loss	—	—	—	—	—	(1,009,678)	(1,009,678)
Repurchase of Series B convertible preferred shares	(1,333,333)	—	—	—	—	—	—
Issuance of Series D convertible preferred shares upon exercise of warrants	585,022	12,936	—	—	—	—	—
Issuance of Series E convertible preferred shares	75,918,392	3,206,159	—	—	(22,396)	(2,129,217)	(2,151,613)
Share-based compensation related to Series E convertible preferred shares	—	123,614	—	—	—	—	—
Exercise of share options	—	—	3,028,530	—	5,266	—	5,266
Share-based compensation	—	—	—	—	5,630	—	5,630
Balance as of June 30, 2021	437,182,072	$5,836,785	13,917,981	$1	$26,615	$(4,495,788)	$(4,469,172)

	Convertible				Additional		Total
	Preferred Shares		Common Shares		Paid-In	Accumulated	Stockholders’
Six Months Ended June 30, 2020	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2019	190,084,166	$1,074,010	8,051,722	$1	$16,432	$(637,513)	$(621,080)
Net loss	—	—	—	—	—	(246,868)	(246,868)
Issuance of Series D convertible preferred shares	62,402,501	400,000	—	—	—	—	—
Settlement of Series D contingent forward contract liability	—	39,563	—	—	—	—	—
Exercise of share options	—	—	348,752	—	323	—	323
Share-based compensation	—	—	—	—	1,981	—	1,981
Balance as of June 30, 2020	252,486,667	$1,513,573	8,400,474	$1	$18,736	$(884,381)	$(865,644)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ATIEVA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In thousands)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(1,009,678)	$(246,868)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,738	3,292
Amortization of insurance premium	2,747	—
Non-cash operating lease cost	13,502	—
Share-based compensation	129,244	1,981
Loss on disposal of property and equipment	56	139
Change in fair value of contingent forward contracts	454,546	8,719
Change in fair value of warrants	6,976	114
Changes in operating assets and liabilities:
Accounts receivable	(220)	148
Inventory	(27,181)	(1,703)
Prepaid expenses	(11,233)	3,469
Other current assets	(2,380)	2,789
Other noncurrent assets and security deposit	(3,870)	(2,455)
Accounts payable	(11,871)	4,253
Accrued compensation	7,990	6,128
Operating lease liability	(7,742)	—
Financed insurance premium	(10,950)	—
Other current liabilities and accrued liabilities	4,522	11,752
Net cash used in operating activities	(453,804)	(208,242)
Cash flows from investing activities:
Purchases of property, equipment, and software	(206,533)	(251,090)
Proceed from sale of property, equipment, and software	19	—
Net cash used in investing activities	(206,514)	(251,090)
Cash flows from financing activities:
Payment for short-term insurance financing note	(2,747)	—
Payment for capital lease liabilities	—	(90)
Payment for finance lease liabilities	(1,364)	—
Proceeds from short-term insurance financing note	10,950	—
Repurchase of Series B convertible preferred shares	(3,000)	—
Proceeds from issuance of Series D convertible preferred shares	3,000	400,000
Proceeds from issuance of Series E convertible preferred shares	600,000	—
Proceeds from exercise of share options	5,266	323
Net cash provided by financing activities	612,105	400,233
Net decrease in cash, cash equivalents, and restricted cash	(48,213)	(59,099)
Beginning cash, cash equivalents, and restricted cash	640,418	379,651
Ending cash, cash equivalents, and restricted cash	$592,205	$320,552
Supplemental disclosure of cash flow information:
Cash paid for interest	$198	$12
Supplemental disclosure of non-cash investing and financing activity:
Property and equipment included in accounts payable and accrued expense	$(24,661)	$29,855
Settlement of Series D convertible preferred share contingent forward contract	—	(39,563)
Conversion of Series D preferred share warrant to Series D convertible preferred share	9,936	—
Issuance of Series E convertible preferred share contingent forward contracts	2,167,332	—
Settlement of Series E convertible preferred share contingent forward contract	(2,621,878)	—
Capital contribution upon issuance of Series E preferred shares	15,719	—
Property and equipment acquired through leases	(4,437)	—
Capital leases retired upon adoption of new lease accounting standard	3,257	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

ATIEVA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021

(Unaudited)

NOTE 1 — DESCRIPTION OF BUSINESS

Overview

Atieva, Inc. and its wholly owned subsidiaries (collectively, “Lucid,” the “Company,” “we,” “us” or “our”) is a technology and automotive company. The Company was founded in Silicon Valley in 2007 to develop the next generation of electric vehicle (“EV”) technologies. Today, Lucid is a vertically-integrated company which (i) designs, engineers and builds electric vehicles, EV powertrains and battery systems in-house using our own equipment and factory, (ii) plans to offer a refined customer experience at our own geographically-distributed retail and service locations and through direct-to-consumer and retail sales and (iii) boasts a strong product roadmap of future vehicle programs and technologies.

On February 22, 2021, Churchill Capital Corp IV (“CCIV”) (NYSE:CCIV), a special purpose acquisition company or SPAC, entered into a definitive agreement for a merger that would result in the Company becoming a wholly owned subsidiary of CCIV. Upon the completion of the merger on July 23, 2021 (the "Closing"), the Company changed its name to Lucid Group, Inc. ("Lucid Group") and effectively comprised all of CCIV’s material operations.

Liquidity and Going Concern

The Company devotes its efforts to business planning, research and development, recruiting of management and technical staff, acquiring operating assets, and raising capital.

From inception through June 30, 2021, the Company has incurred operating losses and negative cash flows from operating activities. For the six months ended June 30, 2021 and 2020, the Company has incurred operating losses, including net losses of $1.0 billion and $246.9 million, respectively. The Company has an accumulated deficit of $4.5 billion as of June 30, 2021.

As of the end of June 30, 2021, the Company completed the first phase of the construction of its newly built manufacturing plant in Casa Grande, Arizona (the “Arizona plant”). The Company plans to begin commercial production of its first vehicle, the Lucid Air, in the second half of 2021, along with the continued expansion of the Arizona plant and build-out of a network of retail sales and service locations. The Company has plans for continued development of additional vehicle model types for future release. The aforementioned activities will require considerable capital, above and beyond the expected cash inflows from the initial sales of the Lucid Air. As such, the future operating plan involves considerable risk if secure funding sources are not identified and confirmed.

The Company’s existing sources of liquidity include cash and cash equivalents. Historically, the Company has been able to obtain debt and equity financing as disclosed in these condensed consolidated financial statements. The Company has funded operations primarily with issuances of convertible preferred shares. Upon the completion of the merger with CCIV, the Company received approximately an incremental $2.1 billion in cash from CCIV. In addition, the Company received $2.5 billion in Private Investment in Public Entity ("PIPE") investment. As such, this business combination eliminated the substantial doubt about the Company's ability to continue as a going concern within one year after the date the Current Report on Form 8-K/A to which this document forms an exhibit is available to be filed.

Certain Significant Risks and Uncertainties

The Company’s current business activities consist of research and development efforts to design and develop a high-performance fully electric vehicle and advanced electric vehicle powertrain components, including battery pack systems; building of the Company’s production operations in Casa Grande, Arizona; and build-out of the Company’s retail stores and service centers for distribution of the vehicles to customers. The Company is subject to the risks associated with such activities, including the need to further develop its technology, its marketing, and distribution channels; further develop its supply chain and manufacturing; and hire additional management and other key personnel. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including its ability to access potential markets, and secure long-term financing.

The Company participates in a dynamic high-technology industry. Changes in any of the following areas could have a material adverse impact on the Company’s future financial position, results of operations, and/or cash flows: advances and trends in new technologies; competitive pressures; changes in the overall demand for its products and services; acceptance of the Company’s products and services; litigation or claims against the Company based on intellectual property, patent, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

In late 2019, a novel strain of coronavirus (COVID-19) began to affect the population of China and expanded into a worldwide pandemic during 2020, leading to significant business and supply chain disruption, as well as broad-based changes in supply and demand. The Company’s operations have experienced disruptions, such as temporary closure of its offices, and those of its customers and suppliers, and product research and development. The Company was able to proceed with the construction of the Arizona plant while still meeting all COVID-19 restrictions and required safety measures. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the outbreak. Nevertheless, COVID-19 presents a material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial position and results of operations.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Preparation

The accompanying unaudited interim condensed consolidated financial statements included herein have been prepared pursuant to instructions to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Under these rules and regulations, some information and footnote disclosures normally included in the financial statements prepared under accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted. These financial statements should be read together with the Company’s audited financial statements for the year ended December 31, 2020 and 2019 included in Lucid Group’s Registration Statement on Form S-1, filed with the SEC on August 2, 2021.

In management’s opinion, these unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of June 30, 2021, the results of operations for the three and six months ended June 30, 2021 and 2020, and cash flows for the six months ended June 30, 2021 and 2020. The results of operations for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other future interim or annual period.

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates, assumptions and judgments made by management include, among others, the determination of the useful lives of property and equipment, fair values of warrants, fair value of contingent forward contracts liability, fair values of common shares, accounting for income taxes, and share-based compensation expense, and estimated incremental borrowing rates for assessing operating and financing lease liabilities. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original or remaining maturity at the date of purchase of three months or less to be cash equivalents.

Restricted cash in the other current assets is comprised primarily of customer reservation payments for electric vehicles and other escrow deposit for building of the Arizona plant. Restricted cash included in other non-current assets is primarily related to letters of credit issued to the landlord for the Company’s headquarter in Newark, California and retail locations, and escrow deposit required under the escrow agreement for the lease with Pinal county, Arizona, related to the Arizona plant.

The following table provides a reconciliation of cash and restricted cash to amounts shown in the statements of cash flows (in thousands):

	June 30,	December 31,	June 30,
	2021	2020	2020
Cash	$557,938	$614,412	$293,896
Restricted cash included in other current assets	10,989	11,278	18,456
Restricted cash included in other noncurrent assets	23,278	14,728	8,200
Total cash and restricted cash	$592,205	$640,418	$320,552

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents, short-term investments, and accounts receivable. The Company places its cash primarily with domestic financial institutions that are federally insured within statutory limits, but at times its deposits may exceed federally insured limits. Further, accounts receivable primarily consists of current trade receivables from a single customer as of June 30, 2021 and December 31, 2020, and all of the Company’s revenue is from the same customer for the three and six months ended June 30, 2021 and 2020.

Other Significant Accounting Policies

As of June 30, 2021, there were no material changes in the other significant accounting policies disclosed in Note 2 of the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included in Lucid Group’s Registration Statement on Form S-1 filed with SEC on August 2, 2021.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02 (“ASC 842”), Leases, to require lessees to recognize all leases, with certain exceptions, on the balance sheet, while recognition on the statement of operations will remain similar to current lease accounting. Subsequently, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, ASU No. 2018-20, Narrow-Scope Improvements for Lessors, and ASU 2019-01, Codification Improvements, to clarify and amend the guidance in ASU No. 2016-02. ASC 842 eliminates real estate-specific provisions and modifies certain aspects of lessor accounting. This standard is effective for interim and annual periods beginning after December 15, 2018 for public business entities. Private companies are required to adopt the new leases standard for annual periods beginning after December 15, 2021 and interim periods in annual periods beginning after December 15, 2022. Early adoption is permitted for all entities. The Company adopted ASC 842 as of January 1, 2021 using the modified retrospective approach (“adoption of the new lease standard”). This approach allows entities to either apply the new lease standard to the beginning of the earliest period presented or only to the consolidated financial statements in the period of adoption without restating prior periods. The Company has elected to apply the new guidance at the date of adoption without restating prior periods. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed the Company to carry forward the historical determination of contracts as leases, lease classification and not reassess initial direct costs for historical lease arrangements. Accordingly, previously reported financial statements, including footnote disclosures, have not been recast to reflect the application of the new standard to all comparative periods presented. The finance lease classification under ASC 842 includes leases previously classified as capital leases under ASC 840.

The Company has lease agreements with lease and non-lease components and has elected not to utilize the practical expedient to account for lease and non-lease components together, rather the Company is accounting for the lease and non-lease components separately on the consolidated financial statements.

Operating lease assets are included within operating lease right-of-use (“ROU”) assets. Finance lease assets are included within property, plant and equipment, net. The corresponding operating lease liabilities and finance lease liabilities are included within other current liabilities and other long-term liabilities on the Company’s consolidated balance sheet as of June 30, 2021.

The Company has elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at the later of ASC 842 adoption date or lease commencement date. Because most of the Company’s leases do not provide an implicit rate of return, the Company used the Company’s incremental borrowing rate based on the information available at adoption date or lease commencement date in determining the present value of lease payments.

Adoption of the new lease standard on January 1, 2021 had a material impact on the Company’s interim unaudited consolidated financial statements. The most significant impacts related to the (i) recording of ROU asset of $94.2 million, and (ii) recording lease liability of $126.0 million, as of January 1, 2021 on the consolidated balance sheets. The Company also reclassified prepaid expenses of $0.2 million and deferred rent balance, including tenant improvement allowances, and other liability balances of $31.8 million relating to the Company’s existing lease arrangements as of December 31, 2020, into the ROU asset balance as of January 1, 2021. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The standard did not materially impact the Company’s consolidated statement of operations and consolidated statement of cash flows.

The cumulative effect of the changes made to the Company’s consolidated balance sheet as of January 1, 2021 for the adoption of the new lease standard was as follows (in thousands):

		Adjustments
	Balances at	from Adoption of	Balances at
	December 31,	New Lease	January 1,
	2020	Standard	2021
Assets
Prepaid expenses	$21,840	$(180)	$21,660
Property, plant and equipment, net	713,274	3,237	716,511
Operating lease right-of-use assets	—	90,932	90,932
Liabilities
Other current liabilities	151,753	8,030	159,783
Other long-term liabilities	38,905	86,152	125,057

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Topic 740, Income Taxes in order to reduce cost and complexity of its application. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. For nonpublic entities, the guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted if financial statements have not yet been issued (for public business entities) or have not yet been made available for issuance (for all other entities). The Company adopted this ASU starting on January 1, 2021. The adoption of this ASU did not have an immediate impact to the consolidated financial statements and related disclosure.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements or notes thereto.

NOTE 3 — BALANCE SHEETS COMPONENTS

OTHER CURRENT AND LONG-TERM LIABILITIES

Other current liabilities and long-term liabilities as of June 30, 2021 and December 31, 2020 were as follows (in thousands):

	June 30,	December 31,
	2021	2020
Engineering, design, and testing	$42,674	$42,518
Construction of Arizona plant	12,227	43,115
Retail leasehold improvements	15,153	6,114
Professional services	5,399	9,083
Tooling	8,770	15,243
Payroll tax liability	32,728	—
Series B convertible preferred share repurchase liability	—	3,000
Short-term insurance financing note	8,204	980
Operating lease liabilities, current portion	11,620	—
Other liabilities	22,274	31,700
Total other current liabilities	$159,049	$151,753

As of June 30, 2021, the Company accrued a non-income tax liability of $32.7 million as other liabilities primarily related to payroll tax associated with certain compensation related events. The Company also recorded a $27.4 million receivable from employees related to this non-income tax liability as other receivables on the condensed consolidated balance sheets as of June 30, 2021.

In April 2021, the Company financed an insurance premium of $11.0 million with a bank related to three commercial insurance policies. All three insurance policies have a one year term. The Company made a down payment for the insurance premium finance note of $0.9 million, and the total interest was $0.1 million, representing an annual interest of 2.65%. The Company will make 11 monthly installments of $0.9 million for principal and interest from May 2021 to March 2022. The Company recorded the total insurance premium of $11.0 million as prepaid insurance and is amortizing it on a straight-line basis over the insurance term of one year. The Company made $2.7 million of principal payments and $24.2 thousand of interest payments on the short-term insurance financing note during the three and six months ended June 30, 2021. The remaining principal balance of $8.2 million is recorded as part of the Company’s other current liabilities as of June 30, 2021.

	June 30,	December 31,
	2021	2020
Deferred rent	$—	$28,881
Customer deposits	11,908	8,028
Capital lease liabilities	—	1,996
Operating leases liabilities, net of current portion	152,639	—
Total other long-term liabilities	$164,547	$38,905

PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment as of June 30, 2021 and December 31, 2020 were as follows (in thousands):

	June 30,	December 31,
	2021	2020
Land and land improvements	$1,050	$1,050
Building and improvements	189,466	—
Machinery	35,847	28,830
Computer equipment and software	20,755	15,716
Leasehold improvements	72,521	47,187
Furniture and fixtures	7,256	4,503
Capital leases	—	3,908
Finance leases	7,674	—
Construction in progress	588,057	636,851
Total property, plant, and equipment	922,626	738,045
Less accumulated depreciation and amortization	(34,852)	(24,771)
Property, plant, and equipment – net	$887,774	$713,274

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities including tooling, which is with outside vendors. Costs classified as construction in progress include all costs of obtaining the asset and bringing it to the location in the condition necessary for its intended use. No depreciation is provided for construction in progress until such time as the assets are completed and are ready for use. Construction in progress consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Tooling	$277,512	$203,241
Construction of Arizona plant	4,701	171,532
Leasehold improvements	59,478	50,790
Machinery and equipment	246,366	211,288
Total construction in progress	$588,057	$636,851

Depreciation and amortization expense for the three months ended June 30, 2021 and 2020, was approximately $6.8 million and $1.8 million, respectively, and for the six months ended June 30, 2021 and 2020, was approximately $11.7 million and $3.3 million, respectively.

NOTE 4 — FAIR VALUE MEASUREMENTS

The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the “exit price” that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between independent market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy, which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting standard established a fair value hierarchy, which requires an entity to maximize the use of observable inputs, where available. This hierarchy prioritizes the inputs into three broad levels as follows:

●	Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

●	Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity. The sensitivity of the fair value measurement to changes in unobservable inputs might result in a significantly higher or lower measurement.

Level 1 investments consist solely of short-term and long-term restricted cash valued at amortized cost that approximates fair value. Level 2 investments consist solely of certificate of deposits. Level 3 liabilities consist of convertible preferred share warrant liability, in which the fair value was measured upon issuance and is remeasured at each reporting date. The valuation methodology and underlying assumptions are discussed further in Note 5 “Contingent Forward Contracts” and Note 6 “Convertible Preferred Share Warrant Liability”.

The following table sets forth the Company’s financial assets subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of June 30, 2021 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Short-term investment —
Certificates of deposit	$—	$505	$—	$505
Restricted cash	34,267	—	—	34,267
Total assets	$34,267	$505	$—	$34,772

The following table sets forth the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of December 31, 2020 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Short-term investment–
Certificates of deposit	$—	$505	$—	$505
Restricted cash	26,006	—	—	26,006
Total assets	$26,006	$505	$—	$26,511
Liabilities:
Convertible preferred share warrant liability	$—	$—	$2,960	$2,960
Total liabilities	$—	$—	$2,960	$2,960

A reconciliation of the contingent forward contract liability measured and recorded at fair value on a recurring basis is as follows (in thousands):

	Six Months Ended
	June 30,
	2021	2020
Fair value-beginning of period	$—	$30,844
Issuance	2,167,332	—
Change in fair value	454,546	8,719
Settlement	(2,621,878)	(39,563)
Fair value-end of period	$—	$—

A reconciliation of the convertible preferred share warrant liabilities measured and recorded at fair value on a recurring basis is as follows (in thousands):

	Six Months Ended
	June 30,
	2021	2020
Fair value-beginning of period	$2,960	$1,755
Change in fair value	6,976	114
Settlement	(9,936)	—
Fair value-end of period	$—	$1,869

NOTE 5 — CONTINGENT FORWARD CONTRACTS

In September 2018, the Company entered into a Securities Purchase Agreement with PIF. Along with the execution of the Securities Purchase Agreement, the Company granted PIF the right to purchase the Company’s Series D convertible preferred shares in future periods. The Company determined PIF’s right to participate in future Series D convertible preferred shares financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $18.6 million as a debt discount to the Convertible Notes issued in September 2018.

In March 2020, the Company received $200.0 million in exchange for 31,201,245 shares of Series D convertible preferred shares as partial settlement of the Series D contingent forward contract liability and revalued the contingent forward contract liability to the then fair value of $36.4 million and reclassified $18.2 million of the contingent forward contract liability into Series D convertible preferred shares. In June 2020, upon satisfaction of the second set of milestones (refer to Note 7 “Convertible Preferred Shares and Shareholders’ Deficit”), the Company received the remaining $200.0 million in exchange for 31,201,256 shares of Series D convertible preferred shares as final settlement of the Series D contingent forward contract liability and revalued the contingent forward contracts liability to the then fair value of $39.6 million and reclassified the liability into Series D convertible preferred shares. The Series D contingent forward contract liability incurred a total fair value loss of $3.2 million and $8.7 million during the three and six months ended June 30, 2020. Since the Series D contingent forward contract liability was fully settled in June 2020, there was no related outstanding contingent forward contract liability as of June 30, 2020.

As discussed in Note 7 “Convertible Preferred Shares and Shareholders’ Deficit”, in September 2020, along with the execution of the Securities Purchase Agreement, the Company granted Ayar Third Investment Company (“Ayar”) the right to purchase the Company’s additional Series E convertible preferred shares upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred shares financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $0.8 million into contingent forward contract liabilities.

In December 2020, Ayar waived the Company’s remaining outstanding obligations, and the Company received $400.0 million for the issuance of Series E convertible preferred shares. Upon settlement, the Company revalued the Series E contingent forward contracts to the then fair value of $110.5 million and reclassified the contingent forward contract liability into Series E convertible preferred shares. The Company recorded a loss of $109.7 million related to fair value remeasurements of the Series E contingent forward contracts during the year ended December 31, 2020.

In February 2021, the Company and Ayar entered into Amendment No. 1 to the original Series E Preferred Share Purchase Agreement (“Amendment No. 1”). Under the Amendment No. 1, Ayar and the Company agreed to enter into the third closing of additional 50,612,262 Series E convertible preferred share at $7.90 per share, aggregating to $400.0 million. Upon the signing of the Amendment No. 1, the Company received the issuance proceeds of $400.0 million from Ayar in February 2021.

Amendment No. 1 also allowed the Company to provide an opportunity to all current convertible preferred shareholders other than Ayar (“Eligible Holders”) to enter into the fourth closing to purchase up to 8,977,769 shares of Series E convertible preferred shares on a pro rata basis at $7.90 per share, aggregating to $71.0 million. In addition, the amendment allowed the Company to offer for purchase at the fourth closing at $7.90 per share, a number of Series E Preferred Shares to senior management employees, directors, consultants, advisors and/or contractors of the Company (“Additional Purchaser”) and Ayar. Refer to Note 7 “Convertible Preferred Share and Shareholders’ Deficit”.

In April 2021, the Company issued 25,306,130 Series E convertible preferred shares from the fourth closing at $7.90 per share for cash consideration of $200.0 million. The Company received $107.1 million of the total issuance proceeds in March 2021 and the remaining $92.9 million in April 2021 (refer to Note 7 “Convertible Preferred Shares and Shareholders’ Deficit”).

The Company determined the right to participate in future Series E convertible preferred share financing to be a freestanding financial instrument similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $1.4 billion and $722.4 million for the third closing and fourth closing, respectively, as contingent forward contract liabilities. Since the contingent forward contract liability related to the third closing was fully settled in the same month following the execution of the amendment, the Company recorded no related fair value remeasurements in the consolidated statements of operations.

The Company issued Offer Notices to certain of the Company’s management and members of the Board of Directors in March 2021 and April 2021. The Series E convertible preferred shares issued from the fourth closing included 1,147,577 shares to the Company’s management and 627,347 shares to members of the Board of Directors. The total issuance to the Company’s management includes 202,449 shares offered to the CEO in April 2021. The offer to employees in the fourth closing to participate in future Series E convertible preferred shares financing represent a fully vested, equity classified award. The award’s full fair value on each recipient’s grant date was recorded as share-based compensation, and the related contingent forward contract liability was derecognized. The Company revalued the contingent forward contract liability for the remaining participants and recorded $12.4 million and $454.5 million fair value remeasurement loss related to the contingent forward contract liability for the three and six months ended June 30, 2021, respectively. Final fair value of the contingent forward contract liability of $1.2 billion was reclassified into Series E convertible preferred shares upon the fourth closing in April 2021. There was no related outstanding contingent forward contract liability as of June 30, 2021.

The fair value of the Series E convertible preferred share contingent forward contract liability for the third closing was determined using Forward Payoff. The Company’s inputs used in determining the fair value on the issuance date and settlement date, were as follows:

Stock Price	$36.45
Volatility	100%
Expected term	0.01 Years
Risk-free rate	0.03%

The fair value of the Series E convertible preferred share contingent forward contract liability for the fourth closing was determined using Forward and an Option Payoff. The Company’s inputs used in determining the fair value on the issuance date were as follows:

Fair value of Series E convertible preferred share	$36.45
Volatility	100%
Expected term	0.11 Years
Risk-free rate	0.03%

The fair value of the Series E convertible preferred share contingent forward contract liability for the fourth closing on closing date was determined as the difference between the Series E convertible preferred shares fair value and the purchase price. The Company estimated the fair value of each of the Series E convertible preferred shares on the settlement date by taking the closing price of CCIV’s Class A common stock on April 1, 2021 of $23.78 multiplied by the expected exchange ratio, and adjusting down by 5% discount for lack of marketability.

NOTE 6 — CONVERTIBLE PREFERRED SHARE WARRANT LIABILITY

In March and September 2017, in connection with the Long-Term Debt to Trinity, the Company issued two convertible preferred share warrants (the “Warrants”) to purchase a total of 585,022 shares of Series D convertible preferred shares, with an exercise price of $5.128 per share. The Warrants are exercisable for 10 years from the date of issuance and expire in 2027 or earlier upon the consummation of an initial public offering (“IPO”). The Company determined that these Warrants met the requirements for liability classification under ASC 480, Distinguishing Liabilities from Equity, due to the Warrants holders having a put-right and the Company having an obligation to settle the Warrants by transferring cash.

The fair value of the Warrants was approximately $0.4 million and $0.2 million at the time of issuance in March and September 2017, respectively, calculated using a Monte-Carlo simulation method under the income approach. The Warrants were recorded at fair value at issuance and are subsequently remeasured to fair value each reporting period with the changes recorded in the consolidated statements of operations. As of December 31, 2020, 585,022 shares of the Warrants were outstanding with a fair value of $5.06 per share, and aggregate fair value of $3.0 million.

The Company’s assumptions used in determining the fair value of convertible preferred share warrants on December 31, 2020 are as follows:

December 31,
2020
Volatility	50.00%
Expected term (in years)	0.5 – 1.5
Risk-free rate	0.09 – 0.12%
Expected dividend rate	0.00%

In February 2021, all the outstanding warrants were settled in its entirety at an exercise price of $5.13 per share for an aggregate purchase price of $3.0 million. Upon final settlement, the Company converted the warrant into $12.9 million Series D convertible preferred shares, and recorded $7.0 million loss related to fair value remeasurements of the warrants in the consolidated statements of operations for the six months ended June 30, 2021. The Company recorded $0.1 million loss related to fair value remeasurements of the warrants for the three and six months ended June 30, 2020.

The fair value of the Series D preferred shares that was converted from warrant liability at settlement was estimated using the PWERM framework and considered the same three scenarios and probability for each of the three scenarios used to value our common shares: OPM scenario (20%), as-converted SPAC scenario (70%), and as-converted IPO scenario (10%). Under the OPM scenario, the fair value of Series D convertible preferred shares is a direct output of the model used for the equity valuation of the Company and reflects the present value. Under the as-converted SPAC scenario, the present value of the Series D convertible preferred shares is estimated using the pre-money equity value. Under the as-converted IPO scenario, the Company applies the market-based approach and determines the fair value based on the average revenue multiples derived from our peer group.

NOTE 7 — CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

Convertible Preferred Shares

Convertible preferred shares are carried at its issuance price, net of issuance costs.

In 2014 through June 30, 2021, the Company issued Series A, Series B, Series C, and Series D and Series E convertible preferred shares (“Series A,” “Series B,” “Series C,” “Series D,” “Series E,” respectively) (collectively, the “Convertible Preferred Shares”).

In September 2018, concurrent with the execution of the Security Purchase Agreement with PIF, the Company entered into a Share Repurchase Agreement (the “Repurchase Agreement”) with Blitz Technology Hong Kong Co. Limited and LeSoar Holdings, Limited (the “Sellers”) to repurchase Series C convertible preferred shares. From September 2018 to December 31, 2019, the Company repurchased in aggregate 4,285,715 shares of Series C convertible preferred shares with $60.0 million at a per share price of $14.00 from the first and second Company repurchase.

Third Company Repurchase (Series C — August 2020)

In August 2020, the Company entered into a Share Repurchase Agreement with the Sellers. Pursuant to the Share Repurchase Agreement, the Company agreed to repurchase 3,652,265 shares of Series C convertible preferred shares owned by the Sellers in August 2020 at a price of $2.70 per share for total of $9.9 million. The carrying value of the repurchased Series C convertible preferred shares is $20.4 million. As such, the Company recognized $10.5 million in additional paid-in capital under shareholder’s equity in the consolidated balance sheet as of December 31, 2020 related to the difference in fair value and carrying value of the Series C shares repurchased.

Fourth Company Repurchase (Series C — December 2020)

In December 2020, the Company entered into a Share Repurchase Agreement with Blitz Technology Hong Kong Co. Limited (“Blitz”).

The Company agreed to repurchase 700,000 Series C convertible preferred shares from Blitz at a price of $3.20 per share, aggregating to $2.2 million. As the carrying amount of each share of Series C was $6.41 aggregating to $4.5 million in September 2020, the Company recognized $2.2 million as additional paid-in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2020, related to the difference in fair value and carrying value of the Series C shares repurchased.

Fifth Company Repurchase (Series B — December 2020)

On December 22, 2020, the Company entered into an agreement with JAFCO Asia Technology Fund V (“JAFCO”) whereby the Company agreed to repurchase 1,333,333 Series B convertible preferred shares having a carrying value of $4.0 million, from JAFCO for a total consideration of $3.0 million. The agreement resulted in an extinguishment of the Series B convertible preferred shares and the Company recognized $1.0 million in additional paid-in capital being the difference in fair value of the consideration payable and the carrying value of the Series B convertible preferred shares. As of the date of extinguishment and as of December 31, 2020 the Series B convertible preferred shares subject to repurchase are mandatorily redeemable within 45 days of the agreement and accordingly have been reclassified to other accrued liabilities on the consolidated balance sheets.

Series D Preferred Share Issuance

In 2018, the Security Purchase Agreement with PIF granted PIF rights to purchase the Company’s Series D convertible shares at various tranches. The first tranche of $200.0 million is issuable upon the approval of the PIF’s equity investment into the Company by CFIUS (refer to Note 5 — Contingent Forward Contracts). The second and third tranches of $400.0 million each are issuable upon the Company’s satisfaction of certain milestones related to further development and enhancement in marketing, product, and administrative activities.

In April 2019, upon CFIUS’s approval of PIF’s equity investment into the Company, the Company received the first $200.0 million proceeds from PIF. In October 2019, the Company received additional $400.0 million upon achieving the first set of milestones. Together with the conversion of $272.0 million Convertible Notes and accrued interest, the Company issued 141,746,324 shares of Series D convertible preferred shares at a price of $6.15 per share, for net proceeds of approximately $872.0 million during the year ended December 31, 2019.

In March 2020, the Company received $200.0 million of the remaining $400.0 million in proceeds from PIF and issued 31,201,245 shares of Series D in exchange. In June 2020 the Company successfully satisfied certain of the second set of milestones related to further development and enhancement in marketing, product, and administrative activities, and received a waiver from PIF for the remaining milestones. The Company received the remaining $200 million proceeds in exchange for 31,201,256 shares of Series D convertible preferred shares.

See activities related to the PIF Convertible Notes and Series D convertible preferred share funding as below (in thousands):

Conversion of Convertible Notes	$271,985
Series D received in April 2019	200,000
Series D received in October 2019	400,000
Series D received in March 2020	200,000
Series D received in June 2020	200,000
Contingent forward contract liability reclassified to Series D	39,564
Conversion of preferred stock warrant to Series D in February 2021	3,000
Reclassification of preferred stock warrant liability to Series D in February 2021	9,936
Total proceeds of Series D	$1,324,485

Series E convertible preferred share Issuance

In September 2020 the Company entered into an arrangement with Ayar to issue and sell Series E convertible preferred shares pursuant to a securities purchase agreement (the “SPAE”). Along with the execution of the SPAE, the Company granted Ayar the right to purchase additional Series E convertible preferred shares upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred share financing to be freestanding, similar to a derivative in the form of contingent forward contracts, and recorded the initial valuation of $0.8 million as a contingent forward contract liability. The contingent forward contract terms were included within the SPAE, which dictated a price of $7.90 per share of Series E convertible preferred shares. The Company needed to satisfy two sets of milestone conditions relating to further development and enhancement in marketing, product, and administrative activities for Ayar to provide funding under the SPAE.

Immediately upon closing of the SPAE, the Company received the full first tranche of $500.0 million in funding in exchange for 63,265,327 Series E convertible preferred shares as the requirement for the first milestones were met prior to execution of the purchase agreement. Subsequently, the Company successfully satisfied certain of the second set of milestones and received a waiver from PIF for the remaining milestones; and on December 24, 2020, the investor provided $400.0 million of funding in exchange for 50,612,262 shares as the final issuance of Series E convertible preferred shares related to the second milestones. Upon final settlement, the Company re-valued the liability associated with the contingent forward contract to the then fair value of $110.5 million from a contingent liability of $0.8 million and derecognized the liability as the contract was settled in its entirety. The Company recognized the increase in fair value of $109.7 million in the consolidated statements of operations and reclassified the liability into convertible preferred shares on the Company’s consolidated balance sheets as of December 31, 2020.

In February 2021, the Company and Ayar entered into Amendment No. 1 to the original Series E Preferred Share Purchase Agreement (“Amendment No. 1”). Under the Amendment No. 1, Ayar and the Company agreed to enter into the third closing of additional 50,612,262 shares of Series E convertible preferred shares at $7.90 per share, aggregating to $400.0 million. Upon the signing of the Amendment No. 1, the Company received the issuance proceeds of $400.0 million from Ayar in February 2021.

Amendment No. 1 also allowed the Company to provide an opportunity to all current convertible preferred shareholders other than Ayar (“Eligible Holders”) to enter into the fourth closing to purchase up to 8,977,769 shares of Series E convertible preferred share on a pro rata basis at $7.90 per share, aggregating to $71.0 million. In addition, the amendment allowed the Company to offer for purchase at the fourth closing at $7.90 per share, a number of Series E Preferred Shares to senior management employees, directors, consultants, advisors and/or contractors of the Company (“Additional Purchasers”). The aggregate number of Series E Preferred Shares sold at the third closing and fourth closing will not exceed 75.9 million shares (“Extension Amount”). Ayar committed to purchase the entire Extension Amount to the extent not subscribed by Eligible Holders or Additional Purchasers.

In April 2021, the Company issued 25,306,130 Series E convertible preferred shares from the fourth closing at $7.90 per share for cash consideration of $200.0 million. The Company received $107.1 million of the entire cash consideration in March 2021, and the remaining $92.9 million in April 2021. The Company issued Offer Notices to certain of the Company’s management and members of the Board of Directors in March 2021 and April 2021. The Series E convertible preferred shares issued from the fourth closing included 1,147,577 shares to the Company’s management and 627,347 shares to members of the Board of Directors. The total issuance to the Company’s management includes 202,449 shares offered to the CEO in April 2021. The offer to employees to participate in a future Series E convertible preferred share financing represented a fully vested, equity classified award. The excess of the award’s fair value over the purchase price of $20.7 million and $123.6 million on each recipient’s grant date during the three months and six months ended June 30, 2021 was recorded as share-based compensation.

Along with the execution of Amendment No. 1, the Company also increased the authorized number of common shares and convertible preferred shares to 498,017,734 and 437,182,072 shares, respectively.

As of June 30, 2021 and December 31, 2020, the Company had the following convertible preferred shares, par value of $0.0001 per share, authorized, and outstanding (in thousands, except share and per share amounts):

As of June 30, 2021
				Conversion
				Per Share to	Liquidation
	Shares	Shares	Net Carrying	Common	Per Share	Liquidation
Convertible Preferred Shares	Authorized	Outstanding	Value	Shares	Amount	Amount
Series A	12,120,000	12,120,000	$11,925	$1.00	$1.00	$12,120
Series B	8,000,000	8,000,000	23,740	3.00	3.00	24,000
Series C	22,532,244	22,532,244	137,475	6.41	6.41	144,432
Series D	204,733,847	204,733,847	1,324,485	6.15	9.62	1,969,540
Series E	189,795,981	189,795,981	4,339,160	7.90	11.85	2,249,082
Total	437,182,072	437,182,072	$5,836,785			$4,399,174

As of December 31, 2020
				Conversion
				Per Share to	Liquidation
	Shares	Shares	Net Carrying	Common	Per Share	Liquidation
Convertible Preferred Shares	Authorized	Outstanding	Value	Shares	Amount	Amount
Series A	12,120,000	12,120,000	$11,925	$1.00	$1.00	$12,120
Series B*	9,333,333	9,333,333	23,740	3.00	3.00	28,000
Series C	31,170,225	22,532,244	137,475	6.41	6.41	144,432
Series D	234,009,360	204,148,825	1,311,548	6.15	9.62	1,963,912
Series E	113,877,589	113,877,589	1,009,388	7.90	11.85	1,349,449
Total	400,510,507	362,011,991	$2,494,076			$3,497,913

*	As of December 31, 2020, 1,333,333 Series B convertible preferred shares at aggregate fair value of $3.0 million were extinguished and reclassified to other accrued liabilities, with cash settlement occurring in January 2021.

The significant rights and preferences of the outstanding convertible preferred shares are as follows:

Dividends — Holders of Series A, Series B, and Series C are entitled to receive noncumulative dividends at an annual rate of $0.08, $0.24, $0.5128 per share, respectively. Holders of Series D and Series E are entitled to receive noncumulative dividends at the rate of 8% of the Series D and Series E Original Issue Price (as adjusted for any Share Split Change) per annum on each outstanding share of Series D and Series E. Such dividends shall be payable when and if declared by the Company’s board of directors (the “Board of Directors”). No other dividends shall be paid on any common or convertible preferred shares until such dividends on Series A, Series B, Series C, Series D and Series E have been paid or declared by the Board of Directors. As of June 30, 2021 and December 31, 2020, no dividends have been declared.

Liquidation Preference — In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a Liquidation Event), before any distribution or payment shall be made to holders of common shares, each holder of convertible preferred shares then outstanding shall be entitled to be paid, pro rata, out of the assets of the Company available for distribution to members, whether from capital, surplus, or earnings, in the sequence of Series E, Series D, Series C, Series B and Series A, an amount equal to one and one-half times (1.5x), one and one-half times (1.5x), one time (1x), one time (1x), one time (1x) of the Series E, Series D, Series C, Series B, and Series A original issue price per share (as adjusted for Share Split Changes), plus all declared and unpaid distributions thereon. If, upon the occurrence of such event, the assets and funds to be distributed among the holders of the convertible preferred shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the holders of the convertible preferred shares shall receive a pro rata distribution of assets, on a pari passu basis, according to the amounts which would be payable in respect of the Series E and Series D convertible preferred shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

Upon completion of the full distribution required above, the remaining assets of the Company available for distribution to members shall be distributed pari passu among the holders of common shares pro rata based on the number of the common shares held by each member.

Voting Rights — The holders of Series A, Series B, Series C, Series D and Series E convertible preferred shares are entitled to the number of votes equal to the number of Common shares into which such convertible preferred shares are convertible, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with our bylaws. The holders of convertible preferred shares and the holders of common shares shall vote together and not as separate classes.

Conversion — Each Series A, Series B, Series C, Series D and Series E convertible preferred shares is convertible, at the option of the holder, into one fully paid nonassessable common shares. The conversion formula is adjusted for such events as dilutive issuances, share splits, or business combinations. Each share of Series A, Series B, Series C, Series D and Series E convertible preferred shares shall automatically convert into one share of common shares at the applicable conversion price upon the earlier of (1) vote or written consent of the holders of at least 66.67% of the outstanding Series A, Series B, Series C, Series D or 50% for Series E convertible preferred shares, as applicable (each calculated on an as-converted basis), voting as a class, or (2) immediately before the closing of the Company’s sale of its common shares in a firm commitment underwritten public offering on a U.S. national securities exchange or other internationally recognized securities exchange, which reflects a pre-offering market capitalization in excess of $2.5 billion and which results in gross proceeds to the Company of at least $200.0 million (before payment of underwriters’ discounts, commissions and offering expenses) (such transaction, a “Qualified IPO”).

Antidilution Adjustment — Subject to certain exceptions, if the Company issues additional common shares without consideration or for a consideration per share, less than the conversion price with respect to such series of the convertible preferred shares in effect immediately before the issuance of such additional shares, the conversion price of such series of convertible preferred shares in effect immediately before each such issuance shall automatically be adjusted. The new conversion price for such series of convertible preferred shares shall be determined by multiplying the conversion price for such series of convertible preferred shares then in effect by a fraction, the numerator of which will be the number of common shares outstanding immediately before such issuance, plus the number of shares that the aggregate consideration received by the Company for such issuance would purchase at such conversion price then in effect, and the denominator of which will be the number of common shares outstanding immediately before such issuance, plus the number of such additional common shares to be issued.

Common Shares

No dividends other than those payable solely in common shares shall be paid on any common share, unless and until (i) the dividends are paid on each outstanding share of convertible preferred share and (ii) a dividend is paid with respect to all outstanding convertible preferred shares in an amount equal to or greater than the aggregate amount of dividends, which would be payable on each convertible preferred share, if immediately prior to such payment on common shares, it had been converted into common shares.

Common Share Reserved for Issuance

The Company’s common shares reserved for future issuances as of June 30, 2021 and December 31, 2020, are as follows:

	June 30,	December 31,
	2021	2020
Convertible preferred shares outstanding	437,182,072	362,011,991
Share options outstanding	26,099,336	26,730,453
Restricted stock unit outstanding	15,763,598	—
Convertible preferred share warrant	—	585,022
Shares available for future grants	4,469,725	3,981,178
Total common shares reserved	483,514,731	393,308,644

NOTE 8 — SHARES-BASED AWARDS

Share Incentive Plans and Share Option Grants to Employees and Directors

In 2009, the Company adopted the 2009 Share Plan (the “2009 Plan”). In 2014, in connection with the Series C convertible preferred share financing, the Company adopted the 2014 Share Plan (the “2014 Plan”). Both the 2009 Plan and the 2014 Plan provide for the granting of incentive and non-statutory share options to directors, officers, employees, and consultants. Under the 2009 Plan and the 2014 Plan, the Company may grant options to purchase up to 5,000,000 and 31,884,190 common shares, respectively, at prices not less than the fair market value (FMV) at the date of grant, with limited exceptions. These options generally expire 10 years from the date of grant and are exercisable when the options vest. Incentive share options and non-statutory options generally vest over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years.

In January 2021, the Company’s Board of Directors approved the 2021 Stock Incentive Plan (the “2021 Plan”). The 2021 Plan replaced the 2009 Plan and 2014 Plan. 3,981,178 shares reserved for future issuance under 2009 Plan and 2014 Plan were removed and added to share reserve under the 2021 Plan. If outstanding share awards issued under the 2009 Plan and 2014 Plan 1) expire or terminate for any reason prior to exercise or settlement, 2) are forfeited, canceled or otherwise returned to the Company because of the failure to meet vesting conditions, or 3) are reacquired, withheld to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a share award (collectively, the “Returning Shares”), will be added back to the 2021 Plan. The 2021 Plan provides for the grant of incentive share options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the Company’s employees and any parent and subsidiary corporations’ employees, and for the grant of non-statutory share options, restricted shares, Restricted Stock Units (RSU), share appreciation rights, performance based awards and cash based awards to the Company’s employees, directors, and consultants and its parent and subsidiary corporations’ employees and consultants. The 2021 Plan became effective in January 2021. 16,616,225 shares were authorized to issue under the 2021 Plan. In January 2021, the Company also increased the number of shares reserved for issuance under the 2014 Share Plan by 2,033,333 shares which was transferred to the 2021 Plan.

As of June 30, 2021, 4,469,725 shares were remaining under the 2021 Plan. No shares were remaining under the 2009 Plan and 2014 Plan for future grant. As of December 31, 2020, nil and 3,981,178 shares were remaining under the 2009 Plan and the 2014 Plan, respectively, for future grant.

A summary of share option activity under the 2009 Plan, the 2014 Plan, and the 2021 Plan is as follows:

	Outstanding Options
			Weighted-
		Weighted	Average	Intrinsic
		Average	Remaining	Value
	Number of	Exercise	Contractual	(in
	Options	Price	Term	thousands)
Balance – December 31, 2020	26,730,453	$2.21	7.8	$118,155
Options granted	3,177,756	7.51
Options exercised	(3,028,530)	1.74
Options canceled	(780,343)	3.13
Balance – June 30, 2021	26,099,336	$1.80	8.5	$2,491,171
Options vested and exercisable June 30, 2021	14,842,155	$1.88	6.6	$883,724

Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of common shares. The aggregate intrinsic value of options exercised was approximately $102.5 million for the six months ended June 30, 2021,and $0.7 million for the six months ended June 30, 2020.

The total fair value of share options granted during the six months ended June 30, 2021 and 2020, was approximately $23.9 million and $10.1 million, respectively, which is being recognized over the respective vesting periods. The total fair value of share options vested during the six months ended June 30, 2021 and 2020, was approximately $3.1 million and $1.8 million, respectively. The unamortized share-based compensation for the six months ended June 30, 2021 was approximately $817.2 million, and weighted average remaining amortization period as of June 30, 2021 was 3.9 years.

The Black-Scholes Model used to value share options incorporates the following assumptions:

Volatility — The expected share price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as the Company does not have sufficient history of trading its common shares.

Risk-Free Interest Rate — The risk-free interest rates are based on U.S. Treasury yields in effect at the grant date for notes over the expected option term.

Expected Life — The expected term of options granted to employees represents the period that the share-based awards are expected to be outstanding. The Company utilizes historical data when establishing the expected term assumptions. For options granted with an extended exercise term, refer to the below section for details.

Dividend Yield — The expected dividend yield assumption of zero is based on our current expectations about our anticipated dividend policy over the expected option term, and an estimate of expected forfeiture rates. Over the course of the Company’s history, it has not declared or paid any dividends to shareholders.

The Company estimates the fair value of the options utilizing the Black-Scholes option pricing model, which is dependent upon several variables, such as the expected option term, expected volatility of the Company’s share price over the expected term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of share options granted to employees and directors that are subject to ASC 718, Compensation — Stock Compensation, requirements. These amounts are estimates and, thus, may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants.

A summary of the assumptions the Company utilized to record compensation expense for share options granted during the three and six months ended June 30, 2021 and 2020, is as follows:

	Six Months Ended
	June 30,
	2021	2020
Weighted average volatility	41.9%	42.7%
Expected term (in years)	5.9	6.0
Risk-free interest rate	0.6%	1.1%
Expected dividends	—	—

A summary of RSU award activity under the 2021 Plan is as follow:

	Restricted Stock Units
				Weighted-
		Performance-		Average
	Time-Based	Based	Total	Grant-Date
	Shares	Shares	Shares	Fair Value
Nonvested balance as of December 31, 2020	—	—	—	$—
Granted	9,729,078	6,060,670	15,789,748	50.71
Cancelled/Forfeited	(26,150)	—	(26,150)	56.06
Nonvested balance as of June 30, 2021	9,702,928	6,060,670	15,763,598	$50.70

Time-based RSUs vest based on a performance condition and a service condition. The performance condition will be satisfied upon the Closing of the merger with CCIV, and service condition will be met generally over 4.0 years. The Company granted 5,232,507 shares of the time-based RSUs to the CEO. Subject to the CEO’s continued employment on each vesting date, the CEO’s time-based RSUs will vest in sixteen equal quarterly installments beginning on the first Vesting date that is at least two months following the Closing.

The service condition for 25% of the Company’s non-CEO RSUs will be satisfied 375 days after the Closing. The remaining RSUs will be satisfied in equal quarterly installments thereafter, subject to continuous employment. The fair value of these award is estimated on the date of grant based on the market price of the CCIV’s stock times the actual exchange ratio on the Closing, discounted for lack of marketability.

All performance-based RSUs are granted to the CEO. The CEO performance RSUs will vest subject to the performance and market conditions. The performance condition will be satisfied upon the Closing of the merger. The market conditions will be satisfied and vest in five tranches based on the achievement of market capitalization goals applicable to each tranche over any six-month period subject to the CEO’s continued employment through the applicable vesting date. Any CEO performance RSUs that have not vested within five years after the Closing of the merger will be forfeited. The fair value of these award is estimated on the grant date using Monte Carlo simulation model, and used the following assumptions for the six months ended June 30, 2021:

Six Months Ended
June 30, 2021
Weighted average volatility	60.0%
Expected term (in years)	5.0
Risk-free interest rate	0.9%
Expected dividends	—

The Company recognizes compensation expense on a graded vesting schedule over the requisite vesting period for the time-based award. Stock-based compensation expense is recognized when the relevant performance condition is considered probable of achievement for the performance-based award. For the six months ended June 30, 2021, no compensation expense was recognized as the different vesting conditions were not met, and the performance condition cannot be deemed probable until the Closing occurs.

Total employee and nonemployee share-based compensation expense, including that related to the extended exercise terms for senior management and consultants for the three and six months ended June 30, 2021 and 2020, is classified in the consolidated statements of operations as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Research and development	$13,539	$552	$26,703	$1,393
Selling, general and administrative	10,910	458	102,541	588
Total	$24,449	$1,010	$129,244	$1,981

Total share-based compensation expense for the three and six months periods includes the $20.7 million and $123.6 million share-based compensation expense, respectively, related to the Series E convertible preferred shares issuance in March 2021 and April 2021. Refer to Note 5 “Contingent Forward Contracts” and Note 7 “Convertible Preferred Shares and Shareholders Deficit” for further detail.

NOTE 9 — LEASES

The Company has entered into various non-cancellable operating and finance lease agreements for certain of the Company’s offices, manufacturing and warehouse facilities, retail and service locations, equipment, vehicles, and solar energy systems, worldwide. The Company has determined if an arrangement is a lease, or contains a lease, at inception and record the leases in the Company’s financial statements upon later of ASC 820 adoption date of January 1, 2021, or lease commencement, which is the date when the underlying asset is made available for use by the lessor.

Lease expense for operating lease payments is recognized on a straight-line basis over the lease term. Certain operating leases provide for annual increases to lease payments based on an index or rate. The Company estimates the annual increase in lease payments based on the index or rate at the lease commencement date, for both the Company’s historical leases and for new leases commencing after January 1, 2021. Differences between the estimated lease payment and actual payment are expensed as incurred.

Lease expense for finance lease payments is recognized as amortization expense of the finance lease ROU asset and interest expense on the finance lease liability over the lease term.

The balances for the operating and finance leases where the Company is the lessee are presented as follows within the Company’s consolidated balance sheet (in thousands):

As of
June 30,
2021
Operating leases:
Operating lease right-of-use assets	$126,655
Other current liabilities	$11,620
Other long-term liabilities	152,639
Total operating lease liabilities	$164,259
Finance leases:
Property, plant and equipment, net	6,442
Total finance lease assets	$6,442
Finance lease liabilities, current portion	$2,572
Finance lease liabilities, net of current portion	3,963
Total finance lease liabilities	$6,535

The components of lease expense are as follows within the Company’s consolidated statement of operations (in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2021	June 30, 2021
Operating lease expense:
Operating lease expense(1)	$7,219	$13,522
Variable lease expense	579	1,159
Finance lease expense:
Amortization of leased assets	$637	$1,232
Interest on lease liabilities	104	213
Total finance lease expense	$741	$1,445
Total lease expense	$8,539	$16,126
(1)	Includes short-term leases, which are immaterial.

Other information related to leases where the Company is the lessee is as follows:

As of
June 30,
2021
Weighted-average remaining lease term (in years):
Operating leases	8.2
Finance leases	2.5
Weighted-average discount rate:
Operating leases	11.03%
Finance leases	6.65%

Supplemental cash flow information related to leases where the Company is the lessee is as follows (in thousands):

Six Months Ended
June 30, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,742
Operating cash flows from finance leases (interest payments)	213
Financing cash flows from finance leases	1,364
Leased assets obtained in exchange for new operating lease liabilities	43,780
Leased assets obtained in exchange for new finance lease liabilities	4,437

As of June 30, 2021, the maturities of the Company’s operating and finance lease liabilities (excluding short-term leases) are as follows (in thousands):

	Operating	Finance
	Leases	Leases
Six months ending June 30, 2021	$14,825	$1,496
2022	31,431	2,810
2023	30,577	2,457
2024	30,822	318
2025	29,778	—
Thereafter	121,109	—
Total minimum lease payments	258,542	7,081
Less: Interest	(94,283)	(546)
Present value of lease obligations	164,259	6,535
Less: Current portion	11,620	2,572
Long-term portion of lease obligations	$152,639	$3,963

As previously reported in the Company’s audited financial statements for the year ended December 31, 2020 and under legacy lease accounting (ASC 840), future minimum lease payments under non-cancellable leases as of December 31, 2020 are as follows (in thousands):

	Operating	Finance
	Leases	Leases
2021	$25,490	$1,729
2022	28,837	1,547
2023	27,633	1,174
2024	28,207	9
2025	27,474	—
Thereafter	116,155	—
Total minimum lease payments	$253,796	4,459
Less: Interest		(1,202)
Present value of lease obligations		3,257
Less: Current portion		(1,261)
Long-term portion of lease obligations		1,996

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Contractual Obligations

As of June 30, 2021, and December 31, 2020, the Company had $79.2 million and $406.1 million in commitments related to the Arizona manufacturing plant and equipment. This represents future expected payments on open purchase orders entered as of June 30, 2021, and December 31, 2020.

The Company entered into non-cancellable purchase commitment to purchase battery cells over the next 3 years with various vendors. Battery cell costs can fluctuate from time to time based on, among other things, supply and demand, costs of raw materials, and purchase volumes. The estimated purchase commitment as of June 30, 2021 is set as follows (in thousands):

Minimum
Purchase
Years ended December 31,	Commitment
2021 (remainder of the year)	$104,370
2022	202,400
2023	202,400
Total	$509,170

In recognition of the CEO’s efforts on the contemplated merger, the board of directors approved a $2 million transaction bonus payable to the CEO, subject to: (1) the Closing of the merger, (ii) the CEO’s continued employment through the closing date and (iii) the CEO’s not giving notice of his intent to resign on or before the closing date. The transaction bonus was paid to the CEO on the first regularly scheduled payroll date after the Closing.

Legal Matters

From time to time, the Company may be involved in litigation relating to claims arising out of the Company’s operations in the normal course of business. Management is not currently aware of any matters that could have a material adverse effect on the financial position, results of operations, or cash flows of the Company. However, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities. There is no material pending or threatened litigation against the Company that remains outstanding as of June 30, 2021.

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, vendors, investors, directors, and officers with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has it been sued in connection with these indemnification arrangements. The Company has indemnification obligations with respect to letters of credit and surety bond primarily used as security against facility leases and utilities infrastructure in the amount of $24.6 million and $15.5 million as of June 30, 2021 and December 31, 2020, respectively, for which no liabilities are recorded on the consolidated balance sheets.

NOTE 11 — INCOME TAXES

The Company’s provision from income taxes for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that arise during the period. Each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated annual effective tax rate changes, the Company makes a cumulative adjustment in such period.

The Company’s quarterly tax provision, and estimate of its annual effective tax rate, is subject to variation due to several factors, including variability in pre-tax income (or loss), the mix of jurisdictions to which such income relates, changes in how the Company does business, and tax law developments. The Company’s estimated effective tax rate for the year differs from the U.S. statutory rate of 21% because the entity is in a year-to-date and forecasted loss position; therefore, any taxes reported are due to foreign income taxes and state minimum taxes.

The Company recorded an income tax provision (benefit) of $0.0 million for the three and six months ended June 30, 2021 , as compared to $(0.0) million and $(0.1) million for the same periods in the prior year. This resulted in an effective tax rate of (0.0)% for the three and six months ended June 30, 2021, and the same periods prior year. The change is primarily due to foreign income taxes, state income taxes, and a decrease in pre-tax income.

As of June 30, 2021, and December 31, 2020, the Company had unrecognized tax benefits of $65.4 million and $42.9 million, of which $2.6 million, if recognized for both periods, would favorably impact the Company’s effective tax rate. The Company does not anticipate a material change in its unrecognized tax benefits in the next 12 months.

On June 29, 2020, the California governor signed into law the 2020 Budget Act, which temporarily suspends the utilization of net operating losses and limits the utilization of the research credit to $5.0 million annually for 2020, 2021 and 2022. The Company is continuing to assess the 2020 Budget Act, but currently does not expect any material impact to the condensed consolidated financial statements.

NOTE 12 — NET LOSS PER SHARE

Basic and diluted net loss per share are calculated as follows (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss	$(261,726)	$(117,285)	$(1,009,678)	$(246,868)
Deemed dividend related to the issuance of Series E convertible preferred shares	—	—	(2,167,332)	—
Net loss attributable to common shareholders	$(261,726)	$(117,285)	$(3,177,010)	$(246,868)

Weighted-average shares outstanding — basic and diluted	13,728,639	8,319,168	13,042,653	8,117,746

Net loss per share:
Basic and diluted	$(19.06)	$(14.10)	$(243.59)	$(30.41)

The following table sets forth the potential shares of common share as of the end of each period presented that are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive:

	As of June 30,
	2021	2020
Convertible preferred shares outstanding	437,182,072	252,486,667
Share options outstanding	26,099,336	22,729,435
Restricted share unit outstanding	15,763,598	—
Convertible preferred share warrant	—	585,022
Total	479,045,006	275,801,124

NOTE 13 — EMPLOYEE BENEFIT PLAN

The Company has a 401(k) savings plan (the “401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 100% of their eligible compensation, subject to certain limitations. The 401(k) Plan provides for a discretionary employer-matching contribution. The Company made no matching contribution to the 401(k) Plan for the six months ended June 30, 2021 and 2020.

NOTE 14 — SUBSEQUENT EVENTS

In connection with the preparation of the financial statements for the three and six months ended June 30, 2021, the Company has evaluated subsequent events for both conditions existing and not existing on June 30, 2021, and concluded there were no subsequent events to recognize in the financial statements.

On July 22, 2021, CCIV held a special meeting of stockholders to approve the Merger Agreement. Following the Closing on July 23, 2021 CCIV has changed its name to Lucid Group, Inc. and its Class A common stock, par value $0.0001 per share (“Common Stock”), and warrants began trading on The Nasdaq Stock Market LLC under the symbols “LCID” and “LCIDW,” respectively.

Immediately prior to the Closing, all of Lucid’s preferred shares (the “Lucid Preferred Shares”) then issued and outstanding were converted into Lucid’s common shares, par value $0.0001 per share (the “Lucid Common Shares”) in accordance with the terms of Lucid Group’s Memorandum and Articles of Association, such that each converted Lucid Preferred Share was no longer outstanding and ceased to exist, and each holder thereof thereafter ceased to have any rights with respect to such securities. At the date and time that the business combination became effective, each Lucid Common Share then issued and outstanding was automatically cancelled and the holders of Lucid Common Shares received 2.644 shares of Common Stock in exchange for each Lucid Common Share they held at such time, based on the Equity Value (as defined in the Merger Agreement) of $12.3 billion. The Equity Value equals (a) $11.8 billion plus (b) (i) all cash and cash equivalents of Lucid and its subsidiaries less (ii) all indebtedness for borrowed money of Lucid and its subsidiaries, in each case as of two business days prior to the Closing. The holders of the Lucid Common Shares were issued 1,193,226,511 shares of Common Stock at the Closing.

Subsequent to June 30, 2021, the Company entered into new retail lease agreements for various locations. The leases commenced in and after July 2021 and will expire on or before June 2031. Under the lease agreements, the Company will pay base rent from $0.1 million to $0.5 million annually.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Churchill Capital Corp IV

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Churchill Capital Corp IV (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 30, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from April 30, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As disclosed in Note 2, the accompanying financial statements as of December 31, 2020 and for the period from April 30, 2020 (inception) through December 31, 2020, have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2020 to 2021.

Houston, TX

March 15, 2021, except for the effects of the restatement disclosed in Note 2 and the subsequent events discussed in Note 12 (Legal Proceedings), as to which the date is May 14, 2021.

CHURCHILL CAPITAL CORP IV

BALANCE SHEET

DECEMBER 31, 2020 (As Restated)

ASSETS
Current Assets
Cash	$3,592,857
Prepaid expenses	937,786
Total Current Assets	4,530,643
Cash and marketable securities held in Trust Account	2,070,086,006
TOTAL ASSETS	$2,074,616,649
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities - accrued expenses	$1,446,951
Current income taxes payable	81,422
Warrant liability	142,200,500
Deferred underwriting payable	72,450,000
Total Liabilities	216,178,873
Commitments
Class A common stock subject to possible redemption 185,343,777 shares at redemption value	1,853,437,770
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 21,656,223 issued and outstanding (excluding 185,343,777 shares subject to possible redemption)	2,166
Class B common stock, $0.0001 par value; 100,000,000 shares authorized; 51,750,000 shares issued and outstanding	5,175
Additional paid-in capital	68,460,540
Accumulated deficit	(63,467,875)
Total Stockholders’ Equity	5,000,006
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,074,616,649

The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP IV

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM APRIL 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

Formation and operating costs	$2,976,423
Loss from operations	(2,976,423)
Other income (expense):
Interest earned on marketable securities held in Trust Account	531,361
Loss on warrant liabilities	(58,778,500)
Transaction costs attributable to the Initial Public Offering	(2,167,536)
Unrealized gain on marketable securities held in Trust Account	4,645
Other expense, net	(60,410,030)
Loss before provision for income taxes	(63,386,453)
Provision for income taxes	(81,422)
Net loss	$(63,467,875)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	188,268,610
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	62,139,948
Basic and diluted net loss per share, Non-redeemable common stock	$(1.02)

The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP IV

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM APRIL 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – April 30, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	51,750,000	5,175	19,825	—	25,000
Sale of 207,000,000 Units, net of underwriting discounts and offering expenses	207,000,000	20,700	—	—	1,921,859,951	—	1,921,880,651
Class A common stock subject to possible redemption	(185,343,777)	(18,534)	—	—	(1,853,419,236)	—	(1,853,437,770)
Net loss	—	—	—	—	—	(63,467,875)	(63,467,875)
Balance – December 31, 2020	21,656,223	$2,166	51,750,000	$5,175	$68,460,540	$(63,467,875)	$5,000,006

The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP IV

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

Cash Flows from Operating Activities:
Net loss	$(63,467,875)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(531,361)
Unrealized gain on marketable securities held in Trust Account	(4,645)
Loss on warrant liabilities	58,778,500
Transaction costs attributable to Initial Public Offering	2,167,536
Changes in operating assets and liabilities:
Prepaid expenses	(937,786)
Accrued expenses	1,446,951
Income taxes payable	81,422
Net cash used in operating activities	(2,467,258)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(2,070,000,000)
Cash withdrawn from Trust Account to pay taxes	450,000
Net cash used in investing activities	(2,069,550,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	2,033,596,400
Proceeds from sale of Private Placement Warrants	42,850,000
Proceeds from promissory note – related party	550,000
Repayment of promissory note – related party	(550,000)
Payment of offering costs	(861,285)
Net cash provided by financing activities	2,075,610,115
Net Change in Cash	3,592,857
Cash – Beginning of period	—
Cash – End of period	$3,592,857
Non-Cash investing and financing activities:
Initial classification of Class A common stock subject to possible redemption	$1,914,737,110
Change in value of Class A common stock subject to possible redemption	$(61,299,340)
Deferred underwriting fee payable	$72,450,000

The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Churchill Capital Corp IV (formerly known as Annetta Acquisition Corp) (the “Company”) was incorporated in Delaware on April 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company has one subsidiary, Air Merger Sub, Inc., a direct, wholly owned subsidiary of the Company incorporated in Delaware on February 19, 2021 (“Merger Sub”) (see Note 12).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from April 30, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Atieva”) (see Note 12). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on July 29, 2020. On August 3, 2020, the Company consummated the Initial Public Offering of 207,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 27,000,000 Units, at $10.00 per Unit, generating gross proceeds of $2,070,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 42,850,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Churchill Sponsor IV LLC, (the “Sponsor”), generating gross proceeds of $42,850,000 which is described in Note 5.

Transaction costs amounted to $109,714,885, consisting of $36,403,600 of underwriting fees, $72,450,000 of deferred underwriting fees and $861,285 of other offering costs.

Following the closing of the Initial Public Offering on August 3, 2020, an amount of $2,070,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund working capital requirements, subject to an annual limit of  $1,000,000 and/or to pay its tax obligations.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest, net of amounts withdrawn for working capital requirements, subject to an annual limit of $1,000,000 and/or to pay its taxes (“permitted withdrawals”)). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees will agree to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by August 3, 2022 (or November 3, 2022 if the Company has an executed letter of intent, agreement in principle or definitive agreement for a Business Combination by August 3, 2022) (the “Combination Window”), the Company will (i) cease all operations except for the purpose of winding

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.

The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its shareholders prior to the Initial Public Offering and such amount of proceeds from the Initial Public

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Offering that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2020, the Company had $3,592,857 in its operating bank accounts, $2,070,086,006 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of $3,218,168. As of December 31, 2020, approximately $86,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company's tax obligations. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. On February 22, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $1,500,000 (see Note 12).

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement.

In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. See Notes 3, 8, 9, 10 and 11.

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust, operating expenses, or cash.

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The table below summarizes the effects of the restatement on the financial statements for all periods being restated:

	As
	Previously	As
	Reported	Adjustments	Restated

Balance sheet as of August 3, 2020 (audited)
Total Liabilities	$72,450,000	$83,422,000	$155,872,000
Class A Common Stock Subject to Possible Redemption	1,998,159,110	(83,422,000)	1,914,737,110
Class A Common Stock	718	835	1,553
Additional Paid-in Capital	4,995,112	2,166,701	7,161,813
Accumulated Deficit	(1,000)	(2,167,536)	(2,168,536)
Shareholders’ Equity	5,000,005	—	5,000,005

Number of shares subject to redemption	199,815,911	(8,342,200)	191,473,711

Balance sheet as of September 30, 2020 (unaudited)
Total Liabilities	$72,483,333	$135,402,500	$207,885,833
Class A Common Stock Subject to Possible Redemption	1,998,003,495	(135,402,500)	1,862,600,995
Class A Common Stock	721	1,354	2,075
Additional Paid-in Capital	5,150,724	54,146,682	59,297,406
Accumulated Deficit	(156,614)	(54,148,036)	(54,304,650)
Shareholders’ Equity	5,000,006	—	5,000,006

Number of shares subject to redemption	199,787,373	(13,539,371)	186,248,002

Balance sheet as of December 31, 2020 (audited)
Total Liabilities	$73,978,373	$142,200,500	$216,178,873
Class A Common Stock Subject to Possible Redemption	1,995,638,270	(142,200,500)	1,853,437,770
Class A Common Stock	744	1,422	2,166
Additional Paid-in Capital	7,515,926	60,944,614	68,460,540
Accumulated Deficit	(2,521,839)	(60,946,036)	(63,467,875)
Shareholders’ Equity	5,000,006	—	5,000,006

Number of shares subject to redemption	199,563,827	(14,220,050)	185,343,777

Statement of Operations for the three Month Ended September 30, 2020 (unaudited)
Net loss	$(155,614)	$(54,148,036)	$(54,303,650)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	199,815,911	(8,342,200)	191,473,711
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.00	0.00	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	53,784,534	5,259,213	59,043,747
Basic and diluted net loss per share, Non-redeemable common stock	0.00	(0.92)	(0.92)

Statement of Operations for the period from April 30, 2020 (inception) to September 30, 2020 (unaudited)
Net loss	$(156,614)	$(54,148,036)	$(54,304,650)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	199,815,911	(8,342,200)	191,473,711
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.00	0.00	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	51,169,291	3,693,493	54,862,784
Basic and diluted net loss per share, Non-redeemable common stock	0.00	(0.99)	(0.99)

Statement of Operations for the period from April 30, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(2,521,839)	$(60,946,036)	$(63,467,875)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	199,798,408	(11,529,798)	188,268,610
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.00	0.00	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	54,384,479	7,755,470	62,139,949
Basic and diluted net loss per share, Non-redeemable common stock	(0.05)	(0.97)	(1.02)

Statement of Cash Flows for the period from April 30, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(2,521,839)	$(60,946,036)	$(63,467,875)
Loss on warrant liabilities	—	58,778,500	58,778,500
Transaction costs attributable to Initial Public Offering	—	2,167,536	2,167,536
Initial classification of Class A common stock subject to possible redemption	1,998,159,110	(83,422,000)	1,914,737,110
Change in value of Class A common stock subject to possible redemption	(2,520,840)	(58,778,500)	(61,299,340)

Statement of Cash Flows for the period from April 30, 2020 (inception) to September 30, 2020 (unaudited)
Net loss	$(156,614)	$(54,148,036)	$(54,304,650)
Loss on warrant liabilities	—	51,980,500	51,980,500
Transaction costs attributable to Initial Public Offering	—	2,167,536	2,167,536
Initial classification of Class A common stock subject to possible redemption	1,998,159,110	(83,422,000)	1,914,737,110
Change in value of Class A common stock subject to possible redemption	(155,615)	(51,980,500)	(52,136,115)

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of mutual funds. The Company did not have any cash equivalents as of December 31, 2020.

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. Through December 31, 2020, the Company withdrew $450,000 of interest earned on the Trust Account for working capital purposes.

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Public Warrants and Private Placement Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation and a modified Black Scholes model, respectively. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 84,250,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account by the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on the non-redeemable shares’ proportionate interest.

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the
Period from
April 30, 2020
(inception)
through
December 31,
2020
Class A Common Stock Subject to Possible Redemption
Numerator: Earnings allocable to Class A common stock subject to possible redemption
Interest income	$475,781
Unrealized gain on investments held in Trust Account	4,159
Less: Company’s portion available to be withdrawn to pay taxes	(193,315)
Less: Company’s portion available to be withdrawn for working capital purposes	(286,625)
Net income allocable to Class A common stock subject to possible redemption	$—
Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	188,268,610
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00
Non-Redeemable Common Stock
Numerator: Net loss minus net earnings
Net loss	$(63,467,875)
Less: Net income allocable to Class A common stock subject to possible redemption	—
Non-redeemable net loss	$(63,467,875)
Denominator: Weighted average non-redeemable Class B common stock
Basic and diluted weighted average shares outstanding, Non-redeemable Class B common stock	62,139,949
Basic and diluted net loss per share, Non-redeemable Class B common stock	$(1.02)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 207,000,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 27,000,000 Units, at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). The Units sold in the Initial Public Offering comprise an aggregate of 207,000,000 shares of Class A common stock and 41,400,000 Public Warrants.

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 42,850,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $42,850,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On May 22, 2020, the Sponsor purchased 21,562,500 shares of the Company’s Class B common stock for an aggregate price of $25,000 (the “Founder Shares”). On July 14, 2020, the Company effected a stock dividend of one-third of a share of Class B common stock for each outstanding share of Class B common stock, on July 27, 2020, the Company effected a stock dividend of 0.50 to 1 share of Class B common stock for each outstanding share of Class B common stock and on July 30, 2020, the Company effected a stock dividend of 0.20 to 1 share of Class B common stock for each outstanding share of Class B common stock, resulting in 51,750,000 shares of Class B common stock being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividends. The Founder Shares included an aggregate of up to 6,750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 6,750,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lock-up.

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on July 30, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $50,000 per month for office space, administrative and support services. For the period from April 30, 2020 (inception) through December 31, 2020, the Company incurred and paid $250,000 in fees for these services.

Advisory Fee

The Company may engage M. Klein and Company, LLC, an affiliate of the Sponsor, or another affiliate of the Sponsor, as its lead financial advisor in connection with a Business Combination and may pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.

Promissory Note — Related Party

On May 13, 2020, the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. The borrowings outstanding under the note in the amount of $550,000 were repaid upon the consummation of the Initial Public Offering on August 3, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on July 29, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $72,450,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement. The underwriters waived the upfront underwriting discount on 19,982,000 Units, resulting in a reduction of the upfront underwriting discount of $3,996,400. In addition, the underwriters reimbursed the Company an aggregate of $1,000,000 for costs incurred in connection with the Initial Public Offering.

Legal Fees

As of December 31, 2020, the Company incurred legal fees of $2,152,960. These fees will only become due and payable upon the consummation of an initial Business Combination (see Note 12).

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — On July 30, 2020, the Company amended its Amended and Restated Certificate of Incorporation such that the Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 21,656,223 shares of Class A common stock issued or outstanding, excluding 185,343,777 shares of Class A common stock subject to possible redemption

Class B Common Stock — On July 30, 2020, the Company amended its Amended and Restated Certificate of Incorporation such that the Company is authorized to issue 100,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 51,750,000 shares of Class B common stock issued and outstanding

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination in consideration for such seller’s interest in the Business Combination target, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination.

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 9. WARRANT LIABILITY

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and
●	if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account,

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. INCOME TAX

The Company’s net deferred tax asset is as follows:

December 31,
2020
Deferred tax asset
Startup/organizational expenses	$596,809
Unrealized gain on marketable securities	(2,900)
Total deferred tax asset	593,909
Valuation Allowance	(593,909)
Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

As of December 31,
2020
Federal
Current	$81,422
Deferred	(593,909)

State and Local
Current	—
Deferred	—

Change in valuation allowance	593,909

Income tax provision	$81,422

As of December 31, 2020, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from April 30, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $593,909.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

December 31, 2020

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Loss on warrant liability	(19.5)%
Transaction costs incurred in connection with IPO	(0.7)%
Valuation allowance	(0.9)%
Income tax provision	(0.1)%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2020 remain open and subject to examination. The Company considers New York to be a significant state tax jurisdiction.

NOTE 11. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$2,070,086,006

Liabilities:
Warrant Liability – Public Warrants	1	$62,928,000
Warrant Liability – Private Placement Warrants	3	$79,272,500

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are measured at fair value at inception and on a recurring basis, with changes in fair value recorded in the statement of operations.

At issuance, the Warrant Liability for Public Warrants and Private Placement Warrants were valued as of July 30, 2020 using a Monte Carlo simulation and a modified Black Scholes model, respectively, which are considered to be a Level 3 fair value measurements. Subsequent to the Public Warrants detachment from the Units, the Public Warrants are valued based on quoted market price, under ticker CCIV.WS, which is a Level 1 fair value.

The Monte Carlo simulation’s primary unobservable input utilized in determining the fair value of the Warrants is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination was 80% which was estimated based on the observed success rates of business combinations for special purpose acquisition companies. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target.

As of issuance and December 31, 2020, the estimated fair value of Warrant Liability — Private Placement Warrants were determined using a Black-Scholes valuation and based on the following significant inputs:

	At	As of December 31,
	issuance	2020
Exercise price	$11.50	$11.50
Stock price	$9.80	$10.01
Volatility	19.8%	30%
Probability of completing a Business Combination	80.0%	80%
Term	5.33	5.33
Risk-free rate	0.34%	0.50%
Dividend yield	0.0%	0.0%

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of April 30, 2020 (inception)	$—	$—	$—
Initial measurement on July 30, 2020	42,850,000	40,572,000	83,422,000
Change in valuation inputs or other assumptions	36,422,500	22,356,000	58,778,500
Fair value as of December 31, 2020	$79,272,500	$62,928,000	$142,200,500

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below and in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Merger Agreement

On February 22, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Merger Sub and Atieva, relating to a proposed business combination transaction between the Company and Atieva.

Pursuant to the Merger Agreement, Merger Sub will merge with and into Atieva with Atieva being the surviving entity in the merger (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

The aggregate consideration to be paid to the shareholders of Atieva will be equal to (a) $11,750,000,000 plus (b) (i) all cash and cash equivalents of Atieva and its subsidiaries less (ii) all indebtedness for borrowed money of Atieva and its subsidiaries, in each case as of two business days prior to the closing date (the “Equity Value”) and will be paid entirely in shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) in an amount equal to $10.00 per share (the “Merger Consideration”).

At the effective time of the Merger:

(i)	each share of capital stock of Atieva (the “Atieva Shares”) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Merger Consideration. All share incentive plan or similar equity-based compensation plans maintained for employees of Atieva will be assumed by the Company and all outstanding options to purchase Atieva Shares (each, a “Atieva Option”) and each restricted stock unit award (“RSU”) with respect to Atieva Shares (each, a “Atieva RSU”) will be assumed by the Company as described below. For purposes of the following paragraph, the “Exchange Ratio” means the Equity Value per share divided by $10.00.
(ii)	each Atieva Option will become an option to purchase shares of Class A Common Stock (each, an “Assumed Option”), on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to the Atieva Option immediately prior to the effective time of the Merger, except that (i) the number of shares of Class A Common Stock subject to such Assumed Option shall equal the product of (x) the number of Atieva Shares that were subject to the option immediately prior to the effective time of the Merger, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price shall equal the quotient of (1) the exercise price per Atieva Share at which such option was exercisable immediately prior to the effective time of the Merger, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent.
(iii)	each Atieva RSU, will be assumed by the Company and become an RSU with respect to shares of Class A Common Stock (each, an “Assumed RSU”) on the same terms and conditions (including applicable vesting provisions) as applied to each Atieva RSU immediately prior to the effective time of the Merger, except that the number of shares of Class A Common Stock subject to such Assumed RSU Award will be equal the product of (x) the number of Atieva Shares that were subject to such RSU immediately prior to the effective time of the Merger, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share.

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.

Subscription Agreement

In connection with the execution of the Merger Agreement, the Company entered into certain common stock subscription agreements (the “Subscription Agreements”) with certain investment funds (the “PIPE Investors”) pursuant to which, the Company has agreed to issue and sell to the PIPE Investors $2.5 billion of Class A common stock (the “PIPE Shares”) in reliance on an exemption from registration under Section 4(a)(2) under the Securities Act at a purchase price of $15 per share (the “PIPE Investment”). Pursuant to the Subscription Agreements, the PIPE Investors have agreed to not transfer any PIPE Shares until the later of (i) the effectiveness of the registration statement to be filed following the closing of the Transactions to register the PIPE Shares and (ii) September 1, 2021. The closing of the PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the PIPE Investment. The Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto.

The Subscription Agreements provide that the Company is required to file with the SEC, within 30 days after the consummation of the Transactions, a shelf registration statement covering the resale of the PIPE Shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th day (or 150th day if the SEC notifies the Company that it will “review” such registration statement) following the closing of the PIPE Investment and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Consulting Agreements

On February 20, 2021, the Company entered into a transactional support agreement with a service provider, pursuant to which the service provider agreed to render certain financial advisory and capital markets advisory services for a potential Business Combination. The Company agreed to pay the service provider a fee of (i) $6,000,000 is payable upon the consummation of a Business Combination (ii) $500,000 is payable upon consummation of the financing (iii) out-of-pocket expenses not to exceed $125,000 without prior approval.

Promissory Note

On February 22, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $1,500,000 (the “Note”). The Note is non-interest bearing and payable on the earlier of (i) the date of which the Company consummates a Business Combination or (ii) the date that the winding up of the Company. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $1,500,000 of the Note may be converted into warrants at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants. The Company borrowed an aggregate of $1,500,000 on February 22, 2021.

Legal Proceedings

On March 3, 2021, Richard Hofman, a purported stockholder of the Company, filed a complaint, individually and on behalf of other of the Company stockholders, in the Superior Court of the State of California against the Company, Lucid, and other unnamed defendants. The complaint alleged claims for fraud, negligent misrepresentation, and false advertising

CHURCHILL CAPITAL CORP IV

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

and unfair business practices in connection with allegedly false and misleading statements and omissions in the Company's public filings, concerning the proposed merger between the Company and Lucid. The complaint sought injunctive relief, as well as compensatory and punitive damages. On March 8, 2021, plaintiff filed an ex parte application for a temporary restraining order and preliminary injunction, which the Company opposed and the court denied on March 10, 2021. Plaintiff filed an amended complaint on March 22, 2021, solely in a personal capacity and not on behalf of any other Company stockholders. The amended complaint alleges claims for fraud against defendants Lucid and Peter Rawlinson, and negligent misrepresentation against the Company, Lucid, and Mr. Rawlinson. The amended complaint seeks compensatory and punitive damages. Plaintiff filed an amended complaint on March 22, 2021, solely in a personal capacity and not on behalf of any other Churchill stockholders. The amended complaint alleges claims for fraud against defendants Lucid and Peter Rawlinson, and negligent misrepresentation against Churchill, Lucid, and Mr. Rawlinson. The amended complaint seeks compensatory and punitive damages.

On April 18, 2021, Randy Phillips, a purported stockholder of the Company, filed a complaint, individually and on behalf of other Company stockholders, in the United States District Court for the Northern District of Alabama against the Company, Atieva, Inc. (doing business as Lucid), Michael Klein, Jay Taragin, and Peter Rawlinson. The complaint alleges claims for violations of the federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act in connection with allegedly false and misleading statements and omissions concerning Lucid's business plans and prospects, as well as the proposed merger between the Company and Lucid. The complaint seeks compensatory and punitive damages.

LUCID GROUP, INC.

(successor to Churchill Capital Corp IV)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash	$1,000,159	$3,592,857
Prepaid expenses	675,344	937,786
Total Current Assets	1,675,503	4,530,643

Marketable securities held in Trust Account	2,070,290,785	2,070,086,006
TOTAL ASSETS	$2,071,966,288	$2,074,616,649

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$827,213	$1,446,951
Income taxes payable	23,578	81,422
Convertible promissory note – related party, net of discount	1,200,000	—
Total Current Liabilities	2,050,791	1,528,373

Derivative liabilities	1,599,645,794	142,200,500
Deferred underwriting fee payable	72,450,000	72,450,000
Total Liabilities	1,674,146,585	216,178,873

Commitments and contingencies

Class A common stock subject to possible redemption, 207,000,000 and 185,343,777 shares at redemption value as of June 30, 2021 and December 31, 2020, respectively	2,070,000,000	1,853,437,770

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 0 and 21,656,223 shares issued and outstanding (excluding 207,000,000 and 185,343,777 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	—	2,166
Class B common stock, $0.0001 par value; 100,000,000 shares authorized; 51,750,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	5,175	5,175
Additional paid-in capital	—	68,460,540
Accumulated deficit	(1,672,185,472)	(63,467,875)
Total Stockholders’ Equity	(1,672,180,297)	5,000,006
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,071,966,288	$2,074,616,649

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LUCID GROUP, INC.

(successor to Churchill Capital Corp IV)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

			For the Period
			from April 30,
	Three		2020
	Months	Six Months	(Inception)
	Ended	Ended	through
	June 30,	June 30,	June 30,
	2021	2021	2020
Operating costs	$562,194	$3,652,018	$1,000
Loss from operations	(562,194)	(3,652,018)	(1,000)

Other income (expense):
Change in fair value of derivative liabilities	(587,379,256)	(1,399,753,658)	—
Interest expense - excess fair value of conversion liability	—	(56,191,636)	—
Interest expense - amortization of debt discount	(900,000)	(1,200,000)	—
Interest earned on marketable securities held in Trust Account	27,453	204,779	—
Unrealized loss on marketable securities held in Trust Account	(3,956)	—	—
Other expense net	(588,255,759)	(1,456,940,515)	—

Loss before provision for income taxes	(588,817,953)	(1,460,592,533)	(1,000)
Provision for income taxes	(1,962)	(25,540)	—
Net loss	$(588,819,915)	$(1,460,618,073)	$(1,000)

Basic and diluted weighted average shares outstanding, Class A common stock subject to redemption	207,000,000	201,682,674	—

Basic and diluted net income per share, Class A common stock subject to redemption	$0.00	$0.00	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	51,750,000	58,496,884	45,000,000

Basic and diluted net loss per share, Non-redeemable common stock	$(11.38)	$(24.97)	$(0.00)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LUCID GROUP, INC.

(successor to Churchill Capital Corp IV)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE AND SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – January 1, 2021	21,656,223	$2,166	51,750,000	$5,175	$68,460,540	$(63,467,875)	$5,000,006

Change in value of common stock subject to redemption	(21,656,223)	(2,166)	—	—	(68,460,540)	(148,099,524)	(216,562,230)

Net loss	—	—	—	—	—	(871,798,158)	(871,798,158)

Balance – March 31, 2021	—	—	51,750,000	5,175	—	(1,083,365,557)	(1,083,360,382)

Change in value of common stock subject to redemption	—	—	—	—	—	—	—

Net loss	—	—	—	—	—	(588,819,915)	(588,819,915)

Balance – June 30, 2021	—	$—	51,750,000	$5,175	$—	$(1,672,185,472)	$(1,672,180,297)

FOR THE PERIOD FROM APRIL 30, 2020 (INCEPTION) THROUGH JUNE 30, 2020 (unaudited)

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance — April 30, 2020 (Inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor			51,750,000	5,175	19,825	—	25,000

Net loss	—	—	—	—	—	(1,000)	(1,000)

Balance – June 30, 2020	—	$—	51,750,000	$5,175	$19,825	$(1,000)	$24,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LUCID GROUP, INC.

(successor to Churchill Capital Corp IV)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

		For the Period
		from April 30,
	Six Months	2020 (Inception)
	Ended	through
	June 30,	June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(1,460,618,073)	$(1,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liabilities	1,399,753,658	—
Interest expense - excess fair value of conversion liability	56,191,636	—
Amortization of debt discount	1,200,000	—
Interest earned on marketable securities held in Trust Account	(204,779)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	262,442	—
Accounts payable and accrued expenses	(619,738)	1,000
Income taxes payable	(57,844)	—
Net cash used in operating activities	(4,092,698)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from promissory note – related party	1,500,000	300,000
Payment of convertible promissory note – related party	—	(152,900)
Net cash provided by used in financing activities	1,500,000	172,100

Net Change in Cash	(2,592,698)	172,100
Cash – Beginning of period	3,592,857	—
Cash – Ending of period	$1,000,159	$172,100

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$58,000
Change in value of Class A common stock subject to possible redemption	$216,562,230	$—
Initial classification of conversion option liability	$57,691,636	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LUCID GROUP, INC.

(successor to Churchill Capital Corp IV)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Churchill Capital Corp IV (formerly known as Annetta Acquisition Corp) (the “Company”) was incorporated in Delaware on April 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company has one subsidiary, Air Merger Sub, Inc., a direct, wholly-owned subsidiary of the Company incorporated in Delaware on February 19, 2021 (“Merger Sub”) (see Note 6).

As of June 30, 2021, the Company had not commenced any operations. All activity for the period from April 30, 2020 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Lucid”) (see Note 6). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on July 29, 2020. On August 3, 2020, the Company consummated the Initial Public Offering of 207,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 27,000,000 Units, at $10.00 per Unit, generating gross proceeds of $2,070,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 42,850,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Churchill Sponsor IV LLC, (the “Sponsor”), generating gross proceeds of $42,850,000 which is described in Note 4.

Transaction costs amounted to $109,714,885, consisting of $36,403,600 of underwriting fees, $72,450,000 of deferred underwriting fees and $861,285 of other offering costs.

Following the closing of the Initial Public Offering on August 3, 2020, an amount of $2,070,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund working capital requirements, subject to an annual limit of  $1,000,000 and/or to pay its tax obligations.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest, net of amounts withdrawn for working capital requirements, subject to an annual limit of $1,000,000 and/or to pay its taxes (“permitted withdrawals”)). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees will agree to vote their Founder Shares (as defined in Note 6) and any Public Shares acquired during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, public stockholders may elect to redeem their Public Shares irrespective of whether they vote for or against the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and the Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by August 3, 2022 (or November 3, 2022 if the Company has an executed letter of intent, agreement in principle or definitive agreement for a Business Combination by August 3, 2022) (the “Combination Window”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Public Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.

The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the funds on deposit in the Trust Account remaining available for distribution will be less than the Initial Public Offering price per Unit of $10.00 in the Initial Public Offering.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds on deposit in the Trust Account to below (i) $10.00 per Public Share or (ii) the amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its shareholders prior to the Initial Public Offering and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of June 30, 2021, approximately $290,785 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company's tax obligations and for permitted withdrawals. Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company's officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company's working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company believes it will have sufficient cash to meet its needs for a reasonable period of time, which is considered to be one year from the issuance date of the condensed consolidated financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, as filed with the SEC on May 14, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At June 30, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. From inception to June 30, 2021, the Company withdrew $450,000 of interest earned on the Trust Account for working capital purposes, of which no amounts were withdrawn during the three and six months ended June 30, 2021.

Convertible Debt

The Company accounts for conversion options embedded in convertible notes in accordance with ASC 815. ASC 815 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments.

The Company reviews the terms of convertible debt issued to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value. The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense.

Derivative Liabilities

The Company accounts for debt and equity issuances as either equity-classified or liability-classified instruments based on an assessment of the instruments specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common stock and whether the holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the instruments and as of each subsequent quarterly period end date while the instruments are outstanding.

For issued or modified instruments that meet all of the criteria for equity classification, the instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified instruments that do not meet all the criteria for equity classification, the instruments are required to be recorded as a derivative liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the instruments are recognized as a non-cash gain or loss on the condensed consolidated statements of operations.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the issuer’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021 and December 31, 2020, the Company had a deferred tax asset of approximately $1,342,000 and $594,000 respectively, which had a full valuation allowance recorded against it.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and six months ended June 30, 2021, the Company recorded $1,962 of income tax expense. The Company’s effective tax rate for the three and six months ended June 30, 2021 was approximately 0%, which differs from the expected income tax rate primarily due to the permanent differences associated with the change in the fair value of the derivative liabilities and start-up costs (discussed above) which are not currently deductible.

Net income (Loss) per Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 84,250,000 shares of common stock in the calculation of diluted loss per share, since the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations include a presentation of income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per share (in dollars, except per share amounts):

			For the Period
			From April 30,
			2020
	Three Months	Six Months	(inception)
	Ended	Ended	through
	June 30,	June 30,	June 30,
	2021	2021	2020
Class A common stock subject to possible redemption
Numerator: Earnings allocable to Class A common stock subject to possible redemption
Interest income	$27,453	$204,779	$—
Unrealized gain on investments held in Trust Account	(3,956)	—	—
Less: Company’s portion available to be withdrawn to pay taxes	(23,497)	(129,310)	—
Less: Company’s portion available to be withdrawn for working capital purposes	—	(75,469)	—
Net income allocable to Class A common stock subject to possible redemption	$—	$—	$—
Denominator: Weighted Average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	207,000,000	201,682,674	—
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.00	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(588,819,915)	$(1,460,618,073)	$(1,000)
Less: Income allocable to Class A common stock subject to possible redemption	—	—	—
Non-Redeemable Net Loss	$(588,819,915)	$(1,460,618,073)	$(1,000)
Denominator: Weighted Average Non-redeemable Common stock
Basic and diluted weighted average shares outstanding, Non-redeemable Common stock	51,750,000	58,496,884	45,000,000
Basic and diluted net loss per share, Non-redeemable Common stock	$(11.38)	$(24.97)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, except for the Company’s derivative instruments (see Note 9).

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 207,000,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 27,000,000 Units, at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). The Units sold in the Initial Public Offering comprise an aggregate of 207,000,000 shares of Class A common stock and 41,400,000 Public Warrants.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 42,850,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $42,850,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 22, 2020, the Sponsor purchased 21,562,500 shares of the Company’s Class B common stock for an aggregate price of $25,000 (the “Founder Shares” or, individually, a “Founder Share”). On July 14, 2020, the Company effected a stock dividend of one-third of one Founder Shares for each outstanding Founder Share, on July 27, 2020, the Company effected a stock dividend of 0.50 to 1 Founder Share for each outstanding Founder Share and on July 30, 2020, the Company effected a stock dividend of 0.20 to 1 Founder Shares for each outstanding Founder Share, resulting in 51,750,000 Founder Shares being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividends. The Founder Shares included an aggregate of up to 6,750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 6,750,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lock-up.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on July 30, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $50,000 per month for office space, administrative and support services. For the three and six months ended June 30, 2021, the Company incurred and paid $150,000 and $300,0000 in fees for these services, respectively.

On May 28, 2021, the Company and the Sponsor amended the agreement relating to administrative and support services to provide that the Company will not be required to pay the $50,000 per month fee under the agreement from and after July 1, 2021.

Advisory Fee

The Company may engage M. Klein and Company, LLC, an affiliate of the Sponsor, or another affiliate of the Sponsor, as its lead financial advisor in connection with a Business Combination and may pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.

Promissory Note — Related Party

On May 13, 2020, the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. The borrowings outstanding under the note in the amount of $550,000 were repaid upon the consummation of the Initial Public Offering on August 3, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

On February 22, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $1,500,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and payable on the earlier of the date on which the Company consummates a Business Combination or the date that the winding up of the Company is effective. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $1,500,000 of the Convertible Promissory Note may be converted into warrants at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021, the outstanding balance under the Convertible Promissory Note amounted to an aggregate of $1,500,000.

The Company assessed the provisions of the Convertible Promissory Note under ASC 470-20. The derivative component of the obligation is initially valued and classified as a derivative liability. The excess of the fair value of the derivative liability over the principal in the amount of $56,191,636 was recorded as interest expense in the accompanying condensed statements of operations. The conversion option was valued using the Black-Scholes option pricing formula, which is considered to be a Level 3 fair value measurement and based on the following assumptions (see Note 9):

			February 22,
			2021
	June 30,	March 31,	(Initial
	2021	2021	Measurement)
Underlying warrant value	$21.26	$12.45	$39.46
Exercise price	$1.00	$1.00	$1.00
Holding period	0.06	0.23	0.34
Risk-free rate	0.04%	0.03%	0.03%
Volatility	125%	125%	125%
Dividend yield	0.0%	0.0%	0.0%

The following table presents the change in the fair value of conversion option liability:

Fair value as of January 1, 2021	$—
Initial measurement on February 22, 2021	57,691,636
Change in fair value	(40,517,598)
Fair value as of March 31, 2021	17,174,038
Change in fair value	13,220,756
Fair value as of June 30, 2021	$30,394,794

The debt discount is being amortized to interest expense as a non-cash charge over the term of the Convertible Promissory Note, which is assumed to be July 2021, the Company's expected Business Combination date. During the three and six months ended June 30, 2021, the Company recorded $900,000 and $1,200,000 of interest expense related to the amortization of the debt discount, respectively. The remaining balance of the debt discount at June 30, 2021 amounted to $300,000.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Lucid Merger Agreement

On February 22, 2021, we entered into a Merger Agreement with Merger Sub and Lucid (the “Merger Agreement”), relating to a proposed business combination transaction between us and Lucid.

Pursuant to the Merger Agreement, Merger Sub will merge with and into Lucid with Lucid being the surviving entity in the merger.

The aggregate consideration to be paid to the shareholders of Lucid will be equal to (a) $11,750,000,000 plus (b) (i) all cash and cash equivalents of Lucid and its subsidiaries less (ii) all indebtedness for borrowed money of Lucid and its subsidiaries, in each case as of two business days prior to the closing date. The consideration to the shareholders of Lucid will be paid entirely in shares of Class A common stock, par value $0.0001 per share, of the Company in an amount equal to $10.00 per share.

In connection with the execution of the Merger Agreement and in order to raise additional proceeds to fund the transactions contemplated therein, the Company entered into the PIPE Subscription Agreements with certain investment funds (“PIPE Investors”). Pursuant to the terms of the PIPE Subscription Agreements, the Company has agreed to issue and sell to the PIPE Investors and the PIPE Investors have agreed to buy 166,666,667 shares of Churchill's Class A common stock at a purchase price of $15.00 per share for an aggregate commitment of $2,500,000,005 (the “PIPE Investment”). The closing of the PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the PIPE Investment. The PIPE Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto.

On February 22, 2021, the Company entered into a Voting and Support Agreement with certain of the PIPE Investors owning 204,148,825 shares of Lucid Series D preferred stock and 113,877,589 shares of Lucid Series E preferred stock as of the date of such agreement. Pursuant to the Voting and Support Agreement, such PIPE Investors agreed to vote all of such shares in favor of the adoption and approval of the Merger Agreement and related matters, agreements and transactions as specified in the Voting and Support

Agreement, and in opposition to any Acquisition Transaction (as defined in the Merger Agreement) and any and all other proposals that could reasonably be expected to delay, impair, prevent, interfere with, postpone or impede the consummation of the transactions contemplated by the Merger Agreement as specified in the Voting and Support Agreement. The Voting and Support Agreement will automatically terminate upon the earliest of (i) the effective time, (ii) the date of termination of the Merger Agreement in accordance with its terms prior to the effective time of the transactions, (iii) the mutual written consent of the Company and the applicable PIPE Investors and (iv) the time of any modification, amendment or waiver of the Merger Agreement or any other transaction agreement without certain PIPE Investors' consent.

On February 20, 2021, the Company entered into a transactional support agreement with a service provider, pursuant to which the service provider agreed to render certain financial advisory and capital markets advisory services for a potential Business Combination. The Company agreed to pay the service provider a fee of (i) $6,000,000, which is payable upon the consummation of a Business Combination, (ii) $500,000, which is payable upon consummation of the financing and (iii) out-of-pocket expenses not to exceed $125,000 without prior approval. The fee will not be payable in the event the Company does not consummate a Business Combination.

Registration Rights

Pursuant to a registration rights agreement entered into on July 29, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $72,450,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement. The underwriters waived the upfront underwriting discount on 19,982,000 Units, resulting in a reduction of the upfront underwriting discount of $3,996,400. In addition, the underwriters reimbursed the Company an aggregate of $1,000,000 for costs incurred in connection with the Initial Public Offering.

Legal Fees

As of June 30, 2021, the Company incurred legal fees of $6,487,154. These fees were paid on July 23, 2021 at consummation of Business Combination.

Due Diligence Fees

As of June 30, 2021, the company incurred due diligence fees of $1,499,780. These fees were paid on July 23, 2021 at consummation of Business Combination.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of June 30, 2021, there were no shares of Class A common stock issued and outstanding, excluding 207,000,000 shares of Class A common stock subject to possible redemption. As of December 31, 2020, there were 21,656,223 shares of Class A common stock issued and outstanding, excluding 185,343,777 shares of Class A common stock subject to possible redemption.

The Company determined the common stock subject to redemption to be equal to the redemption value of approximately $10.00 per share of common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001.

Upon considering the impact of the PIPE Investment and associated PIPE Subscription Agreements, it was concluded that the redemption value should include all the Public Shares resulting in the common stock subject to possible redemption being equal to $2,070,000,000. This resulted in a measurement adjustment to the initial carrying value of the common stock subject to redemption with the offset recorded to additional paid-in capital and accumulated deficit.

Class B Common Stock — The Company is authorized to issue 100,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 51,750,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination in consideration for such seller’s interest in the Business Combination target, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination.

NOTE 8. WARRANT LIABILITY

The Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Public Warrant holder; and
•

if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Public Warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of the Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Public Warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		June 30,	December 31,
Description	Level	2021	2020
Assets:
Marketable securities held in Trust Account	1	$2,070,290,785	$2,070,086,006
Liabilities:
Warrant liability – Public Warrants	1	658,260,000	62,928,000
Warrant liability – Private Placement Warrants	3	910,991,000	79,272,500
Conversion option liability	3	30,394,794	—

The derivative instruments were accounted for as liabilities in accordance with ASC 815-40 and are measured at fair value at inception and on a recurring basis, with changes in fair value recorded in the condensed consolidated statements of operations.

The Private Placement Warrants were valued using a modified Black Scholes model, which is considered to be a Level 3 fair value measurement. Subsequent to the Public Warrants detachment from the Units, the Public Warrants are valued based on quoted market price, under ticker CCIV.WS, which is a Level 1 fair value.

As of June 30, 2021, March 31, 2021 and December 31, 2020, the estimated fair value of the Private Placement Warrants was determined using a Black-Scholes valuation and based on the following significant inputs:

	June 30,	March 31,	December 31,
	2021	2021	2020
Exercise price	$11.50	$11.50	$11.50
Stock price	$28.82	$23.18	$10.01
Volatility	76.52%	40%	30%
Probability of completing a Business Combination	95%	90%	80%
Term	5.06	5.23	5.33
Risk-free rate	0.88%	0.97%	0.50%
Dividend yield	0.0%	0.0%	0.0%

The following table presents the changes in the fair value of the Level 3 warrant liabilities:

Private
Placement
Warrants
January 1, 2021	$79,272,500
Change in fair value	454,210,000
Fair value as of March 31, 2021	533,482,500
Change in fair value	377,508,500
Fair value as of June 30, 2021	910,991,000

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

NOTE 10. SUBSEQUENT EVENTS

The Company’s management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On July 23, 2021, the Company and Lucid consummated the closing of the transactions contemplated by the Merger Agreements (see Note 6).

Part II

Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with Class A common stock and warrants being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.

Amount paid or to be paid
SEC registration fee	$3,541,025.46
Printing and engraving expenses	$75,000.00
Legal fees and expenses	$150,000.00
Accounting fees and expenses	$90,000.00
Total	$3,856,025.46

Item 14.  Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s current certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s current certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers, and certain other officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers, and certain other officers, in the future.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s current certificate of incorporation, the Company’s current bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the indemnification agreements.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company maintains and expect to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 15.  Recent Sales of Unregistered Securities.

Private Placements in Connection with the Churchill IPO

On May 22, 2020, the Sponsor purchased an aggregate of 21,562,500 shares of Churchill’s Class B common stock for an aggregate purchase price of $25,000. On July 14, 2020, Churchill effected a stock dividend of one-third of a share for each outstanding share of Churchill’s Class B common stock, on July 27, 2020, Churchill effected a stock dividend of 0.50 to 1 share of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, and on July 30, 2020, Churchill effected a stock dividend of approximately 0.20 to 1 share of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, resulting in 51,750,000 shares of Churchill’s Class B common stock. The founder shares included an aggregate of up to 6,750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of Churchill’s issued and outstanding shares after the Churchill IPO. As a result of the underwriters’ election to fully exercise their over-allotment option, 6,750,000 founder shares ceased to be subject to forfeiture. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Sponsor is an accredited investor for purposes of Rule 501 of Regulation D. In addition, in connection with the Merger, 51,750,000 shares of Churchill’s Class B common stock were converted on a one-to-one basis into shares of Class A common stock.

17,250,000 of the Sponsor’s shares of Class A common stock issued upon conversion of Churchill’s Class B common stock and 14,283,333 Private Placement Warrants (including shares of Class A common stock issued upon exercise of such Private Placement Warrants) unvested as of the Closing and will revest, in three equal tranches, at such time as, during the five (5) year period starting on the Closing Date, the closing price of Class A common stock exceeds $20.00, $25.00 and $30.00, respectively, per share for any forty (40) trading days in a sixty (60) consecutive day period. Such founder shares and Private Placement Warrants that do not re-vest on or before the fifth anniversary of the Merger will be forfeited and cancelled.

The Sponsor also purchased an aggregate of 42,850,000 Private Placement Warrants for a purchase price of $1.00 per warrant in a private placement pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act that occurred simultaneously with the closing of the Churchill IPO. Each Private Placement Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of  $11.50 per share, subject to adjustment.

No underwriting discounts or commissions were paid with respect to such sales.

PIPE Investment

In February 2021, Churchill entered into the Subscription Agreements pursuant to which certain investors agreed to subscribe for 166,666,667 shares of Class A common stock at a purchase price of $15.00 per share for an aggregate commitment of $2,500,000,005. Ayar, Lucid’s majority shareholder, agreed to purchase 13,333,333 of such shares. At the Closing, the Company consummated such PIPE Investment and issued 166,666,667 shares of its Class A common stock for aggregate gross proceeds of $2,500,000,005.

BofA Securities, Inc. and Citigroup Global Markets Inc., as placement agents for the PIPE Investment, received customary fees in connection with such Closing equal to approximately $12.6 million and $12.6 million, respectively.

The sales of the shares of Class A common stock as part of the PIPE Investment were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder) as transactions by an issuer not involving any public offering.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated as of February 22, 2021, by and among Churchill Capital Corp IV, Air Merger Sub, Inc., and Atieva, Inc. (incorporated by reference to Exhibit 2.1 to Churchill Capital Corp IV’s Current Report on Form 8-K filed February 22, 2021)

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K filed July 26, 2021 (the “Super 8-K”))
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Super 8-K)
4.1	Specimen Class A Common Stock Certificate of Lucid Group, Inc. (incorporated by reference to Exhibit 4.1 to the Super 8-K)
4.2	Specimen Warrant Certificate (included in Exhibit 4.3)
4.3

Warrant Agreement, dated July 29, 2020, between Continental Stock Transfer & Trust Company and Churchill Capital Corp IV (incorporated by reference to Exhibit 4.1 to Churchill Capital Corp IV’s Current Report on Form 8-K filed August 3, 2020)

5.1	Opinion of Davis Polk & Wardwell LLP
10.1

Investor Rights Agreement, dated as of February 22, 2021, by and among Churchill Capital Corp IV, Ayar Third Investment Company, Churchill Sponsor IV LLC and the other parties named therein (incorporated by reference to Exhibit 10.1 to Churchill Capital Corp IV’s Current Report on Form 8-K filed February 22, 2021)

10.2	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to Churchill Capital Corp IV’s Current Report on Form 8-K filed February 22, 2021)
10.3

Private Placement Warrant Purchase Agreement, dated as of July 29, 2020, between Churchill Capital Corp IV and the Sponsor (incorporated by reference to Exhibit 10.4 to Churchill Capital Corp IV’s Current Report on Form 8-K filed February 22, 2021)

10.4

Amended and Restated Sponsor Agreement, dated as of February 22, 2021, by and among Churchill Capital Corp IV, Churchill Sponsor IV LLC, and Michael Klein, Lee Jay Taragin, Glenn R. August, William J. Bynum, Bonnie Jonas, Mark Klein, Malcom S. McDermid and Karen G. Mills (incorporated by reference to Exhibit 10.3 to Churchill Capital Corp IV’s Current Report on Form 8-K filed February 22, 2021)

10.5

Promissory Note, dated as of February 22, 2021, by and between Churchill Capital Corp IV and Churchill Sponsor IV LLC (incorporated by reference to Exhibit 10.4 to Churchill Capital Corp IV’s Current Report on Form 8-K filed February 22, 2021)

Exhibit Number	Description
10.6˄

Lucid Group, Inc. 2021 Stock Incentive Plan (including the Lucid Group, Inc. 2021 Employee Stock Purchase Plan, attached thereto) (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4, as amended (File No. 333-254543), filed June 11, 2021 (“Amendment No. 2 to the Registration Statement”)

10.7˄	Form of Option Agreement under the Lucid Group, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 2 to the Registration Statement)
10.8˄	Form of RSU Agreement under the Lucid Group, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Registration Statement)
10.9˄	Atieva, Inc. 2009 Share Plan (incorporated by reference to Exhibit 10.8 to Amendment No. 2 to the Registration Statement)
10.10˄	Form of Amended and Restated Notice of Share Option Grant under the Atieva, Inc. 2009 Share Plan (incorporated by reference to Exhibit 10.9 to Amendment No. 2 to the Registration Statement)
10.11˄	Atieva, Inc. 2014 Share Plan, as amended January 11, 2021 (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to the Registration Statement)
10.12˄	Form of Amended and Restated Notice of Share Option Grant under the Atieva, Inc. 2014 Share Plan (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to the Registration Statement)
10.13˄	Atieva, Inc. 2021 Stock Incentive Plan, as amended February 22, 2021 (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to the Registration Statement)
10.14˄	Form of Stock Option Agreement under the Atieva, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the Registration Statement)
10.15˄	Form of RSU Agreement under the Atieva, Inc. 2021 Stock Incentive Plan (for Rule 144 affiliates) (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Registration Statement)
10.16˄	Form of RSU Agreement under the Atieva, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registration Statement)
10.17˄	Atieva USA, Inc. Severance Benefit Plan (incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Registration Statement)
10.18˄	Offer letter with Michael Smuts, dated as of January 2, 2020 (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to the Registration Statement)
10.19

Lease and Option to Purchase between Pinal County, as landlord, and Atieva USA, Inc., as tenant, dated December 20, 2018 (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to the Registration Statement)

10.20	Lease by and between CADC Partners, LLC and Atieva USA, Inc., dated January 17, 2020 (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to the Registration Statement)
10.21˄	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.22 to Amendment No. 2 to the Registration Statement)
10.22˄	Transaction Bonus Letter Agreement, dated March 29, 2021 (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to the Registration Statement)
10.23˄	Notice of Restricted Stock Unit Grant, dated March 27, 2021 (incorporated by reference to Exhibit 10.24 to Amendment No. 2 to the Registration Statement)
10.24˄	Offer of Employment to Sherry House, dated April 1, 2021 (incorporated by reference to Exhibit 10.25 to Amendment No. 2 to the Registration Statement)
10.25˄	Lucid Group, Inc. 2021 Performance Bonus Plan (incorporated by reference to Exhibit 10.25 to the Super 8-K)
10.26˄	Lucid Group, Inc. 2021 Executive Severance Benefit Plan and Summary Plan Description (incorporated by reference to Exhibit 10.26 to the Super 8-K)
10.27˄	Form of Participation Agreement under the Lucid Group, Inc. 2021 Executive Severance Benefit Plan (incorporated by reference to Exhibit 10.27 to the Super 8-K)
14.1	Code of Business Conduct and Ethics of Lucid Group, Inc. (incorporated by reference to Exhibit 14.1 to the Super 8-K)
16.1*	Letter from Marcum LLP to the Securities and Exchange Commission, dated July 30, 2021
21.1	List of Subsidiaries of Lucid Group, Inc. (incorporated by reference to Exhibit 21.1 to the Super 8-K)

Exhibit Number	Description
23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
23.3	Consent of Marcum LLP
24.1*	Power of Attorney
101

The following materials from this registration statement, formatted in Inline Extensible Business Reporting Language (iXBRL): (i) Churchill’s Audited Financial Statements; (ii) Churchill’s Unaudited Condensed Consolidated Financial Statements; (iii) Lucid’s Audited Consolidated Financial Statements; and (iv) Lucid’s Unaudited Condensed Consolidated Financial Statements

*	Previously filed
˄	Indicates management contract or compensatory plan

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	if the registrant is relying on Rule 430B
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(ii)	If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on the 19 of August, 2021.

Lucid Group, Inc.

By:	/s/ Peter Rawlinson
Name: Peter Rawlinson
Title: Chief Executive Officer, Chief Technology Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Peter Rawlinson	Chief Executive Officer, Chief Technology Officer and Director (principal executive officer)	August 19, 2021
Peter Rawlinson

	*	Chief Financial Officer (principal financial and accounting officer)	August 19, 2021
Sherry House

	/s/ Turqi Alnowaiser	Director	August 19, 2021
Turqi Alnowaiser

	*	Director	August 19, 2021
Glenn R. August

	*	Director	August 19, 2021
Nancy Gioia

	*	Director	August 19, 2021
Frank Lindenberg

	*	Chairperson of the Board of Directors	August 19, 2021
Andrew Liveris

	*	Director	August 19, 2021
Nichelle Maynard-Elliott

	*	Director	August 19, 2021
Tony Posawatz

	*	Director	August 19, 2021
Janet Wong

*By:	/s/ Peter Rawlinson
Peter Rawlinson As Attorney-in-Fact